                                                FILED PURSUANT TO RULE 424(b)(4)
                                                      REGISTRATION NO. 333-52655


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 27, 1998)

                                  $125,000,000
                                     [LOGO]

                                  AMTRAN, INC.
                          9 5/8% SENIOR NOTES DUE 2005
                            ------------------------
                  Interest payable on June 15 and December 15
                            ------------------------

AMTRAN, INC. MAY REDEEM ANY OF THE NOTES BEGINNING ON JUNE 15, 2003. THE INITIAL REDEMPTION PRICE IS 104.813% OF THEIR PRINCIPAL AMOUNT PLUS ACCRUED INTEREST. IN ADDITION, BEFORE JUNE 15, 2001, AMTRAN, INC. MAY REDEEM UP TO 35% OF THE NOTES AT A REDEMPTION PRICE OF 109.625% OF THEIR PRINCIPAL AMOUNT PLUS ACCRUED INTEREST USING PROCEEDS FROM SALES OF COMMON STOCK.

                            ------------------------

THE NOTES WILL BE UNCONDITIONALLY GUARANTEED BY AMERICAN TRANS AIR, INC., AMBASSADAIR TRAVEL CLUB, INC., ATA VACATIONS, INC., AMBER TRAVEL, INC.,
 AMERICAN TRANS AIR TRAINING CORPORATION, AMERICAN TRANS AIR EXECUJET, INC. AND AMBER AIR FREIGHT CORPORATION. THE NOTES AND THE GUARANTEES
   WILL RANK EQUALLY WITH THE OTHER UNSECURED SENIOR INDEBTEDNESS OF
     AMTRAN, INC. AND THE GUARANTORS. THE NOTES AND THE GUARANTEES
       WILL BE JUNIOR TO THE SECURED  INDEBTEDNESS OF AMTRAN, INC.
            AND THE GUARANTORS TO THE EXTENT OF THE SECURITY.

       FOR A MORE DETAILED DESCRIPTION OF THE NOTES, SEE 'DESCRIPTION OF
                         NOTES' BEGINNING ON PAGE S-74.

                            ------------------------

     INVESTING IN THE NOTES INVOLVES RISKS. SEE 'SUPPLEMENTAL RISK FACTORS'
         BEGINNING ON PAGE S-9 OF THIS PROSPECTUS SUPPLEMENT AND 'RISK
                 FACTORS' ON PAGE 5 OF THE ATTACHED PROSPECTUS.

                            ------------------------

                    PRICE 100% AND ACCRUED INTEREST, IF ANY
                            ------------------------

                                                              UNDERWRITING
                                            PRICE TO         DISCOUNTS AND       PROCEEDS TO
                                             PUBLIC           COMMISSIONS          COMPANY
                                         ---------------     --------------      ------------
Per Note...............................      100.00%             2.60%              97.40%
Total..................................   $125,000,000         $3,250,000        $121,750,000

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the notes to purchasers on December 11, 1998.
                            ------------------------

MORGAN STANLEY DEAN WITTER
              SALOMON SMITH BARNEY
                             CIBC OPPENHEIMER
                                           FIRST CHICAGO CAPITAL MARKETS, INC.

December 8, 1998

                 TABLE OF CONTENTS

                                                  PAGE
                                                 ------
                 PROSPECTUS SUPPLEMENT
Summary.......................................      S-3
Summary Consolidated Financial and Operating
  Data........................................      S-7
Supplemental Risk Factors.....................      S-9
Capitalization................................     S-11
Use of Proceeds...............................     S-12
Selected Consolidated Financial Data..........     S-13
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..................................     S-16
Business......................................     S-59
Management....................................     S-72
Certain Related Party Transactions............     S-73
Description of Notes..........................     S-74
Underwriters..................................    S-102
Legal Matters.................................    S-102
Experts.......................................    S-103

                      PROSPECTUS
Disclosures Regarding Forward-Looking
  Statements..................................        2
Available Information.........................        2
Incorporation of Certain Documents by
  Reference...................................        3
The Company...................................        3
The Guarantors................................        4
Ratio of Earnings to Fixed Charges............        4
Risk Factors..................................        5
Use of Proceeds...............................       14
Description of Debt Securities................       14
Description of Preferred Stock................       21
Description of Common Stock...................       22
Selling Shareholders..........................       25
Certain Related Party Transactions............       27
Plan of Distribution..........................       28
Legal Matters.................................       28
Experts.......................................       29

                 FINANCIAL STATEMENTS
Index to Consolidated Financial Statements....      F-1

     You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of the notes.

                                    SUMMARY

     You should read the following summary together with the more detailed information regarding the Company and the notes being sold in this offering and our financial statements and notes thereto appearing elsewhere in this prospectus supplement. In this prospectus supplement, references to the 'Company' mean Amtran, Inc. and its subsidiaries, references to 'Amtran' mean Amtran, Inc. and references to 'ATA' mean American Trans Air, Inc.

                                  THE COMPANY

     The Company owns ATA, the eleventh largest passenger airline in the United States (based on 1997 revenues) and a leading provider of airline services in selected market segments. The Company is also the largest commercial charter airline in the United States and the largest charter provider of passenger airline services to the U.S. military, in each case based on revenues. For the nine months ended September 30, 1998, the revenues of the Company consisted of 54% scheduled service, 25% commercial charter service and 14% military charter service, with the balance derived from related travel services.

SCHEDULED SERVICE

     The Company provides scheduled service through ATA to selected destinations primarily from its gateways at Chicago-Midway and Indianapolis and also provides transpacific services between the western United States and Hawaii. In the second and third quarters of 1998, the Company added scheduled service between Chicago-Midway and Dallas, Denver, New York-LaGuardia and San Juan. The Company focuses on routes where it believes it can be a leading provider of non-stop service and targets leisure and value-oriented business travelers. In the first quarter of 1998, the Company was the leading carrier on over 73% of its non-stop scheduled service routes and one of the top two carriers on over 96% of its non-stop scheduled service routes (based on the most recently available Department of Transportation ('DOT') statistics).

     The Company believes that it has significant competitive advantages in each of its primary markets:

           Chicago-Midway, the Company's largest and fastest growing gateway, represented approximately 51% of the Company's total scheduled service capacity in the first nine months of 1998. The Company is the number one carrier in terms of market share in 13 out of its 14 non-stop routes from Chicago-Midway. The Company's market position is enhanced by Chicago-Midway's proximity to downtown Chicago and the fact that for a substantial population within the metropolitan region Chicago-Midway is the most convenient airport, as well as continuing air traffic constraints at Chicago-O'Hare.

           Hawaii represented approximately 23% of the Company's total scheduled service capacity in the first nine months of 1998. The Company believes it is the lowest cost provider of scheduled service between the western United States and Hawaii, which is critical in this price sensitive, predominantly leisure-oriented market. Furthermore, approximately 80% of the Company's capacity in the Hawaiian market is contracted to the nation's largest independent Hawaiian tour operator, which assumes capacity, yield and fuel risk.

           Indianapolis represented approximately 16% of the Company's total scheduled service capacity in the first nine months of 1998. The Company is the number one provider in terms of market share in 7 of its 8 non-stop routes from Indianapolis. In Indianapolis, the Company operates Ambassadair Travel Club, Inc. ('Ambassadair'), the nation's largest travel club with approximately 35,000 individual or family memberships, providing the Company with a local marketing advantage similar to a frequent flier program.

COMMERCIAL CHARTER SERVICE

     The Company is the largest commercial charter airline in the United States and provides services throughout the world, primarily to U.S., South American and European tour operators. The Company seeks to maximize the profitability of these operations by leveraging its leading market position, diverse aircraft fleet and worldwide operating capability. Management believes its commercial charter services are a predictable source of revenues and operating profits in part because its commercial charter contracts require tour operators to assume capacity, yield and fuel price risk, and also because of the Company's ability to re-deploy assets into favorable markets.

MILITARY/GOVERNMENT CHARTER SERVICE

     The Company has provided passenger airline services to the U.S. military since 1983 and is currently the largest charter provider of these services. Management believes that because these operations are generally less seasonal than leisure travel, they have tended to have a stabilizing impact on the Company's operating margins. The U.S. government awards one year contracts for its military charter business and pre-negotiates contract prices for each type of aircraft that a carrier makes available.

STRATEGY

     The Company intends to enhance its position as a leading provider of passenger airline services to selected markets where it can capitalize on its competitive strengths. The key components of this strategy are:

          Participate in Markets Where it Can be a Leader. In scheduled service, the Company concentrates on routes where it can be the number one or number two carrier by offering superior non-stop schedules, value-oriented service and certain airport and aircraft advantages. The Company is the leading provider of commercial and military charter services in large part because of its variety of aircraft types, superior operational performance and its worldwide service capability.

          Maintain Low Cost Position. For the first nine months of 1998, the Company's operating cost per available seat mile ('ASM') of 5.99[c] was the lowest among large U.S. passenger airlines. The Company believes that its low cost structure provides a significant competitive advantage, allowing it to operate profitably while pricing competitively in the scheduled service and commercial and military charter markets.

          Target Growth Opportunities. The Company intends to expand its operations selectively in areas where it believes it can achieve attractive financial returns.

           Charter Expansion. The Company is acquiring five long-range Lockheed L-1011-500 aircraft primarily for commercial and military charter service, whose low cost and high seating capacity will enable the Company to compete for business that it cannot now accommodate (e.g., non-stop service to South American, European and Asian destinations).

           Scheduled Service Expansion at Chicago-Midway. The Company plans to increase frequencies and add three additional destinations from its Chicago-Midway gateway over the next 18 months, and to support this expansion by adding 2 Boeing 757-200 aircraft to its fleet.

           Selected Acquisitions. The Company continually evaluates possible acquisitions of related businesses or interests therein to enhance its competitive position in its market segments. Among other things, it is negotiating the acquisition of the 50% interest that it does not currently own in its air cargo operation.

                                  RISK FACTORS

     See 'Supplemental Risk Factors' below and 'Risk Factors' in the accompanying prospectus for a discussion of certain factors relating to the Company, its business and the Notes.

                                  THE OFFERING

Securities Offered........................  $125,000,000 aggregate principal amount of 9 5/8% Senior Notes due
                                              December 15, 2005, issued by the Company.

Maturity..................................  December 15, 2005

Interest..................................  Interest on the Notes is payable semiannually in cash on June 15 and
                                              December 15, commencing on June 15, 1999.

Optional Redemption.......................  The Company may redeem any of the Notes at any time on or after June
                                              15, 2003, initially at 104.813% of their principal amount, plus accrued interest, declining to 100% of their principal amount, plus accrued and unpaid interest at maturity.
                                            In addition, at any time prior to June 15, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Notes with the proceeds of sales of common stock by the Company at a redemption price of 109.625% of their principal amount plus accrued interest; provided that at least $81.25 million aggregate principal amount of Notes remains outstanding after each such redemption.

Change of Control.........................  Upon a change of control the Company will be required to make an offer to purchase the Notes. The purchase price will equal 101% of the principal amount of the Notes on the date of purchase plus accrued interest. The Company may not have sufficient funds available at the time of any change in control to make any required debt repayment (including repurchases of the Notes).

Ranking...................................  The Notes will rank equally with all unsecured, unsubordinated indebtedness of the Company, will be effectively subordinated to all secured indebtedness to the extent of such security and will be senior to any subordinated indebtedness of the Company. At
                                              September 30, 1998, assuming this offering had been completed at that time, the Company and the Guarantors on a consolidated basis would have had outstanding approximately $305.7 million of indebtedness, approximately $74.9 million of which would have been secured.

Guarantees................................  All payments with respect to the Notes (including principal and interest) are fully, unconditionally and irrevocably guaranteed on a senior basis, jointly and severally, by the subsidiaries of the
                                              Company listed on the front cover of this Prospectus Supplement as guarantors (collectively, the 'Guarantors'). Such guarantees (the
                                              'Guarantees') will rank equally with all unsecured senior
                                              indebtedness of the Guarantors, will be effectively subordinated to all secured indebtedness of the Guarantors to the extent of such security and will be senior in right of payment to any subordinated indebtedness of the Guarantors. At September 30, 1998, on a pro
                                              forma basis after giving effect to the Offering and the application of the net proceeds, the

                                              Guarantors (on a consolidated basis excluding indebtedness owed to the Company and indebtedness of Amtran, Inc.), would have had approximately $305.7 million of indebtedness outstanding (other than the Guarantees), $74.9 million of which would have been secured indebtedness.

Certain Covenants.........................  The terms of the Notes restrict the Company's ability and the ability of certain of its subsidiaries (as described in 'Description of
                                              Notes') to:
                                                incur additional indebtedness
                                                pay dividends or other types of payments affecting restricted subsidiaries
                                                issue or sell stock of restricted subsidiaries
                                                issue guarantees by restricted subsidiaries
                                                enter into transactions with shareholders or affiliates
                                                create liens
                                                engage in sale-leaseback transactions
                                                sell assets
                                                effect a consolidation or merger
                                            However, these limitations will be subject to a number of important qualifications and exceptions.

                                USE OF PROCEEDS

     The net proceeds of the offering (the 'Offering') of the 9 5/8% Senior Notes due 2005 (the 'Notes') are estimated to be approximately $121 million. The net proceeds from the Offering will be used by the Company to finance the acquisition of additional Lockheed L-1011-500 aircraft, engines and spare parts from a third party. The balance of the net proceeds will be used, together with bank borrowings and available cash, for the purchase of Boeing 727-200ADV aircraft, engines, engine hushkits and spare parts currently leased to the Company. See 'Use of Proceeds.'

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following summary consolidated financial data are derived from the consolidated financial statements of the Company for the periods presented. The consolidated financial statements for each of the five years ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors. The consolidated financial data for the nine month periods ended September 30, 1997 and 1998 are unaudited but include all adjustments, consisting only of normal recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of the financial position and results of operations for these periods. The results for the nine months ended September 30, 1998 are not necessarily indicative of the results to be expected for the full year. The consolidated financial data should be read in conjunction with the consolidated financial statements of the Company and notes thereto and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' included elsewhere in this Prospectus Supplement.

                                                                                                               NINE MONTHS
                                                                                                                  ENDED
                                                                 YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                                  ------------------------------------------------------   -------------------
                                                    1993         1994       1995       1996       1997       1997       1998
                                                  --------     --------   --------   --------   --------   --------   --------
                                                                                                               (UNAUDITED)
                                                          (DOLLARS IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
     Operating revenues:
          Scheduled service.....................  $138,089     $240,675   $361,967   $386,488   $371,762   $271,282   $384,456
          Commercial charter service............   213,666      204,045    229,545    226,372    228,062    184,912    178,468
          Military charter service..............    78,366       91,845     77,546     84,197    131,115    104,016     99,295
          Ground package........................    17,189       20,248     20,421     22,302     22,317     16,347     17,629
          Other.................................    20,599       23,709     25,530     31,492     29,937     20,705     30,335
                                                  --------     --------   --------   --------   --------   --------   --------
               Total operating revenues.........   467,909      580,522    715,009    750,851    783,193    597,262    710,183
                                                  --------     --------   --------   --------   --------   --------   --------
     Depreciation and amortization..............    37,418       46,178     55,827     61,661     62,468     45,994     58,293
     Operating income (loss)(1).................     6,620        8,415     17,936    (36,056)    13,484     14,076     70,950
     Interest expense...........................     3,872        3,656      4,163      4,465      9,454      5,835      9,671
     Income (loss) before income taxes..........     3,866        5,879     14,653    (39,581)     6,027      9,412     64,768
     Net income (loss)..........................     3,035        3,486      8,524    (26,674)     1,572      4,220     38,627
     Net income (loss) per share-diluted(2).....      0.28         0.30       0.74      (2.31)      0.13       0.36       2.99
BALANCE SHEET DATA (AT END OF PERIOD):
     Cash.......................................  $ 45,024     $ 61,752   $ 92,741   $ 73,382   $104,196   $ 82,208   $110,807
     Non-cash working capital (deficiency)(3)...   (48,601)     (68,166)   (80,639)   (65,573)  (100,731)   (80,204)  (115,171)
     Property and equipment, net................   172,244      223,104    240,768    224,540    267,681    267,096    323,880
     Total assets...............................   269,830      346,288    413,137    369,601    450,857    422,816    520,411
     Total debt.................................    79,332      118,106    138,247    149,371    191,804    178,842    180,739
     Shareholders' equity(4)....................    69,941       72,753     81,185     54,744     56,990     59,409     97,955
OTHER FINANCIAL DATA:
     EBITDAR(5).................................  $ 89,584     $103,868   $130,381   $ 91,972   $132,390   $102,999   $171,981
     EBITDA(5)..................................    45,156       55,713     74,643     26,545     77,949     61,241    132,732
     Net cash provided by operating
       activities...............................    33,896       75,297     87,078     32,171     99,936     70,732    131,870
     Net cash used in investing activities......   (37,440)     (80,400)   (44,032)   (63,161)   (76,055)   (60,652)  (115,640)
     Net cash provided by (used in) financing
       activities...............................    12,849       21,831    (12,057)    11,631      6,933     (1,254)    (9,619)
     Ratio of earnings to fixed
       charges(6)...............................      1.24         1.32       1.60         --       1.19       1.45       3.70
     Deficiency of earnings available to cover
       fixed carges(6)..........................        --           --         --   $ 40,931         --         --         --
SELECTED OPERATING DATA FOR PASSENGER
  SERVICE(7):
     ASMs (millions)(8).........................   8,232.5     10,443.1   12,521.4   13,295.5   12,647.7    9,731.1   10,676.9
     Revenue passenger miles (millions)(9)......   5,593.5      7,158.8    8,907.7    9,172.4    8,986.0    7,055.9    7,663.1
     Passenger load factor(10)..................      67.9%        68.6%      71.1%      69.0%      71.0%      72.5%      71.8%
     Revenue per ASM(8).........................      5.68[c]      5.56[c]    5.71[c]    5.65[c]    6.19[c]    6.14[c]    6.65[c]
     Operating expense per ASM(8)(11)...........      5.60[c]      5.48[c]    5.56[c]    5.92[c]    6.09[c]    5.99[c]    5.99[c]
     Block hours flown(12)......................    76,542      103,657    126,295    138,114    139,426    104,683    122,219
     Total aircraft.............................        31           41         46         45         45         45         46

                                                        (footnotes on next page)

 (1) In the third quarter of 1996, the Company recorded a $4.7 million loss on the disposal of leased assets associated with both Boeing 757-200 aircraft transactions. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

 (2) In 1997, the Company adopted Financial Accounting Standards Board Statement 128, 'Earnings Per Share,' which establishes new standards for the calculation and disclosure of earnings per share. All earnings per share amounts disclosed in this Summary have been restated to conform to the new standards under Statement 128.

 (3) Non-cash working capital consists of total current assets (excluding cash) less total current liabilities (excluding current maturities of long term debt).

 (4) No dividends were paid in any of the periods presented.

 (5) EBITDAR represents net income plus interest expense (net of capitalized interest), income tax expense, depreciation, amortization and aircraft rentals. EBITDA represents net income plus interest expense (net of capitalized interest), income tax expense, depreciation and amortization. EBITDAR and EBITDA are presented because each is a widely accepted financial indicator of a company's ability to incur and service debt. However, EBITDAR and EBITDA should not be considered in isolation, as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

 (6) The 'ratio of earnings to fixed charges' represents earnings divided by fixed charges, as defined in the following paragraph. The 'deficiency' represents the amount of fixed charges in excess of earnings.

     For purposes of these computations, earnings consist of income (loss) before income taxes, plus fixed charges, adjusted to exclude the amount of any interest capitalized during the period. Fixed charges include the total of: (i) interest, whether expensed or capitalized; (ii) amortization of debt expense relating to any indebtedness, whether expensed or capitalized; and (iii) such portion of rental expense as can be demonstrated to be representative of the interest factor.

 (7) The operating data (exclusive of the number of aircraft), include the operations of Chicago Express, Inc. ('Chicago Express') with which the Company has a code share arrangement under which Chicago Express operates 19-seat Jetstream 31 propeller aircraft on behalf of the Company out of Chicago-Midway (the 'Chicago Express Arrangement'). See 'Business -- The Company's Airline Operations.'

 (8) 'Available seat miles' or 'ASMs' represent the number of seats available for sale to passengers multiplied by the number of miles those seats are flown.

 (9) 'Revenue passenger miles' or 'RPMs' represent the number of seats occupied by revenue passengers multiplied by the number of miles those seats are flown.

(10) 'Passenger load factor' represents revenue passenger miles divided by available seat miles.

(11) 'Operating expense per ASM' for any period represents the amount determined by dividing total operating expense for such period by the total ASMs for such period.

(12) 'Block hours flown' for any aircraft represents the elapsed time computed from the moment the aircraft first moves under its own power from the boarding ramp at one airport to the time it comes to rest at the boarding ramp of the next point of landing.

                           SUPPLEMENTAL RISK FACTORS

     The following risk factors supplement the 'Risk Factors' which begin on page 5 of the attached prospectus. You should carefully consider the risks described below and those contained in the attached prospectus before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

     If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected.

     This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement.

SUBSTANTIAL LEVERAGE

     At September 30, 1998, on a consolidated basis, the Company had approximately $180.7 million of outstanding debt, approximately $74.9 million of which was secured. Total shareholders' equity of the Company on a consolidated basis as of September 30, 1998 was approximately $98.0 million. In addition, the Company has substantial obligations under operating leases for aircraft. These debt and lease obligations represent significant financial leverage, even in the highly leveraged airline industry.

     The degree to which the Company is leveraged could, among other things:

      Impair its ability to obtain additional financing for working capital, capital expenditures, acquisitions or other purposes;

      Make it more vulnerable than some of its competitors in a prolonged economic downturn;

      Restrict its ability to exploit new business opportunities and limit its flexibility to respond to changing business conditions.

      Affect its competitive position since it may be more highly leveraged than some of its competitors.

NEED TO FINANCE ONGOING CAPITAL EXPENDITURES AND DEBT SERVICE

     The Company requires significant levels of continuing capital investment for aircraft, engine, and airframe maintenance to maintain its competitive position and expand its operations. The Company also generally expects to refinance its long term debt at or prior to its maturity. The Company currently expects that capital expenditures for scheduled maintenance for 1999 will total approximately $98.1 million. The Company also expects to incur capital expenditures in 1999 of approximately $120.1 million for acquisitions of additional aircraft and renovations of the Chicago-Midway terminal and hangar and the Indianapolis maintenance and operations center. If the Company is unable to obtain sufficient financing for capital expenditures and to refinance maturing debt, its operations and ability to pay debt service may be adversely affected.

RESTRICTIONS UNDER FINANCING AGREEMENTS AND OPERATING LEASES

     The agreements relating to the Company's outstanding indebtedness and certain of its aircraft operating leases impose significant operating and financial restrictions on the Company. For example, the existing bank credit facility is collateralized by liens on certain Company-owned Lockheed L-1011 aircraft and engines and requires the Company to maintain compliance with certain financial ratios. In addition, the credit facility and the indenture relating to the 10 1/2% senior notes due 2004 prohibit or restrict in many respects the Company's ability to incur additional indebtedness, create material liens on its assets, sell assets or engage in mergers or consolidations, redeem or repurchase outstanding debt, make certain investments, pay cash dividends or engage in other significant transactions. The Indenture for the Notes will contain similar restrictions. The Company's indentures generally do not limit the ability of the Company to enter into aircraft leases accounted for as operating leases.

     The Company's ability to comply with any of these restrictions and with loan repayment provisions will depend upon its future performance, which will be subject to prevailing economic conditions and other factors, including factors beyond the Company's control. A failure to comply with any of these obligations could result in an event of default under one or more of such agreements and operating leases, which could permit acceleration of the debt under the Company's principal financing agreements and termination of the Company's aircraft operating leases, some of which contain cross-default or cross-acceleration provisions.

PAYMENT UPON A CHANGE OF CONTROL

     Upon a change of control (as defined) of the Company, each holder of the Notes may require the Company to repurchase all or a portion of their Notes at 101% of the principal amount of the Notes, together with accrued and unpaid interest to the date of repurchase. In such circumstances, the Company may not have the financial resources to repay the Notes, its credit facilities and any other indebtedness that would become payable upon the occurrence of such change of control. The 'Repurchase of Notes upon a Change of Control' covenant requiring the Company to repurchase the Notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase. See 'Description of Notes -- Repurchase of Notes upon a Change of Control.'

                                 CAPITALIZATION

     The following table sets forth (i) the unaudited actual consolidated cash and capitalization of the Company at September 30, 1998 and (ii) such cash and capitalization as adjusted for the Offering. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources' and 'Use of Proceeds.'

     This table should be read in conjunction with the Consolidated Financial Statements and related notes thereto.

                                                                                  AT SEPTEMBER 30, 1998
                                                                                 -----------------------
                                                                                  ACTUAL     AS ADJUSTED
                                                                                 --------    -----------
                                                                                       (UNAUDITED)
                                                                                 (DOLLARS IN THOUSANDS)
Cash(1).......................................................................   $110,807     $ 231,807
                                                                                 --------    -----------
                                                                                 --------    -----------
Short-term debt (consisting of current maturities of long-term debt)..........   $  6,477     $   6,477
                                                                                 --------    -----------
Long-term debt
     Secured note due October 1999............................................     25,048        25,048
     Secured bank debt, due 2001(1)...........................................     25,000        25,000
     Secured bank debt, due 2002..............................................      3,900         3,900
     Tax-exempt mortgage bonds, due 2020......................................      6,000         6,000
     Tax-exempt mortgage bonds, due 2000......................................     10,000        10,000
     10 1/2% Senior Notes due 2004............................................    100,000       100,000
     9 5/8% Senior Notes due 2005.............................................      --          125,000
     Unsecured debt...........................................................      4,314         4,314
                                                                                 --------    -----------
          Total long-term debt................................................    174,262       299,262
                                                                                 --------    -----------
               Total debt.....................................................    180,739       305,739
                                                                                 --------    -----------
               Total shareholders' equity.....................................   $ 97,955     $  97,955
                                                                                 --------    -----------
                    Total capitalization......................................   $278,694     $ 403,694
                                                                                 --------    -----------
                                                                                 --------    -----------

------------

(1) At September 30, 1998, the Company had borrowed $25.0 million under its existing $50 million bank credit facility, the proceeds of which were held in cash, and $8.0 million was available to Company to be borrowed under the credit facility after deduction of $17.0 million for outstanding letters of credit. On October 1, 1998, $25.0 million was repaid under the credit facility representing all outstanding borrowings thereunder. Following the Offering, the Company plans to enter into a new four year bank revolving credit facility of at least $75 million.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the Notes are estimated to be approximately $121 million after deducting underwriting discounts and commissions and estimated offering expenses.

     The Company plans to use the net proceeds from the Offering for the purchase of Lockheed L-1011-500 aircraft, engines and spare parts, and, together with bank borrowings and available cash, for the purchase of Boeing 727-200ADV aircraft, engines, engine hushkits and spare parts. Pending these uses, the Company will invest the net proceeds of the offering in short-term marketable securities.

     The Company has recently acquired one long-range Lockheed L-1011-500 aircraft and has an agreement to acquire four additional such aircraft along with associated engines and spare parts over the next twelve months for an aggregate purchase price of approximately $80 million for the four additional aircraft. In addition, the Company expects to acquire up to ten Boeing 727-200ADV aircraft and associated engines, spare parts and engine hushkits which are currently leased to the Company for an aggregate purchase price of approximately $75 million. As stated above, these expenditures will be financed principally from the proceeds of the Offering, with the balance paid for out of bank borrowings and available cash. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital
Resources -- Aircraft and Fleet Transactions.'

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data are derived from the consolidated financial statements of the Company for the respective periods presented. The consolidated financial statements for each of the five years ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors. The consolidated financial data for the nine month periods ended September 30, 1997 and 1998 are unaudited but include all adjustments, consisting only of normal recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of the financial position and results of operations for these periods. The results for the nine months ended September 30, 1998 are not necessarily indicative of the results to be expected for the full year. The consolidated financial data should be read in conjunction with the consolidated financial statements of the Company and notes thereto and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' included elsewhere in this Prospectus Supplement.

                                                                                                              NINE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                                  ---------------------------------------------------------  -------------------
                                                    1993        1994        1995        1996        1997       1997       1998
                                                  --------   ----------  ----------  ----------  ----------  --------   --------
                                                                                                                 (UNAUDITED)
                                                           (DOLLARS IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Operating revenues:
     Scheduled service..........................  $138,089   $  240,675  $  361,967  $  386,488  $  371,762  $271,282   $384,456
     Commercial charter service.................   213,666      204,045     229,545     226,372     228,062   184,912    178,468
     Military charter service...................    78,366       91,845      77,546      84,197     131,115   104,016     99,295
     Ground package.............................    17,189       20,248      20,421      22,302      22,317    16,347     17,629
     Other......................................    20,599       23,709      25,530      31,492      29,937    20,705     30,335
                                                  --------   ----------  ----------  ----------  ----------  --------   --------
          Total operating revenues..............   467,909      580,522     715,009     750,851     783,193   597,262    710,183
                                                  --------   ----------  ----------  ----------  ----------  --------   --------
  Operating expenses:
     Salaries, wages and benefits...............    96,104      113,789     141,072     163,990     172,499   127,981    155,795
     Fuel and oil...............................    85,418      106,057     129,636     161,226     153,701   118,890    107,639
     Handling, landing and navigation fees......    48,918       60,872      74,400      70,122      69,383    54,368     57,503
     Passenger service..........................    20,918       29,804      34,831      32,745      32,812    25,751     26,871
     Aircraft rentals...........................    44,428       48,155      55,738      65,427      54,441    41,758     39,249
     Aircraft maintenance, materials and
       repairs..................................    32,838       46,092      55,423      55,175      51,465    40,083     41,641
     Depreciation and amortization..............    37,418       46,178      55,827      61,661      62,468    45,994     58,293
     Other......................................    95,247      121,160     150,146     176,561     172,940   128,361    152,242
                                                  --------   ----------  ----------  ----------  ----------  --------   --------
          Total operating expenses..............   461,289      572,107     697,073     786,907     769,709   583,186    639,233
                                                  --------   ----------  ----------  ----------  ----------  --------   --------
  Operating income (loss)(1)....................     6,620        8,415      17,936     (36,056)     13,484    14,076     70,950
                                                  --------   ----------  ----------  ----------  ----------  --------   --------
  Other income (expense):
     Interest income............................       292          191         410         617       1,584       810      3,324
     Interest (expense).........................    (3,872)      (3,656)     (4,163)     (4,465)     (9,454)   (5,835)    (9,671)
     Other......................................       826          929         470         323         413       361        165
                                                  --------   ----------  ----------  ----------  ----------  --------   --------
  Other income (expense), net...................    (2,754)      (2,536)     (3,283)     (3,525)     (7,457)   (4,664)    (6,182)
                                                  --------   ----------  ----------  ----------  ----------  --------   --------
  Income (loss) before income taxes.............     3,866        5,879      14,653     (39,581)      6,027     9,412     64,768
                                                  --------   ----------  ----------  ----------  ----------  --------   --------
  Income taxes (credits)........................       831        2,393       6,129     (12,907)      4,455     5,192     26,141
                                                  --------   ----------  ----------  ----------  ----------  --------   --------
  Net income (loss).............................  $  3,035   $    3,486  $    8,524  $  (26,674) $    1,572  $  4,220   $ 38,627
                                                  --------   ----------  ----------  ----------  ----------  --------   --------
                                                  --------   ----------  ----------  ----------  ----------  --------   --------
  Net income (loss) per share-basic(2)..........  $   0.28   $     0.30  $     0.74  $    (2.31) $     0.14  $   0.36   $   3.31
                                                  --------   ----------  ----------  ----------  ----------  --------   --------
                                                  --------   ----------  ----------  ----------  ----------  --------   --------
  Net income (loss) per share-diluted(2)........  $   0.28   $     0.30  $     0.74  $    (2.31) $     0.13  $   0.36   $   2.99
                                                  --------   ----------  ----------  ----------  ----------  --------   --------
                                                  --------   ----------  ----------  ----------  ----------  --------   --------

                                                  (table continued on next page)

(table continued from previous page)

                                                                                                              NINE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                                  ---------------------------------------------------------  -------------------
                                                    1993        1994        1995        1996        1997       1997       1998
                                                  --------   ----------  ----------  ----------  ----------  --------   --------
                                                                                                                 (UNAUDITED)
                                                           (DOLLARS IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)
BALANCE SHEET DATA (AT END OF PERIOD):
     Cash.......................................  $ 45,024   $   61,752  $   92,741  $   73,382  $  104,196  $ 82,208   $110,807
     Non-cash working capital (deficiency)(3)...   (48,601)     (68,166)    (80,639)    (65,573)   (100,731)  (80,204)  (115,171)
     Property and equipment, net................   172,244      223,104     240,768     224,540     267,681   267,096    323,880
     Total assets...............................   269,830      346,288     413,137     369,601     450,857   422,816    520,411
     Short-term debt (including current
       maturities)..............................    18,242        8,447       3,606      30,271       8,975     4,186      6,477
     Long-term debt.............................    61,090      109,659     134,641     119,100     182,829   174,656    174,262
     Total debt.................................    79,332      118,106     138,247     149,371     191,804   178,842    180,739
     Shareholders' equity(4)....................    69,941       72,753      81,185      54,744      56,990    59,409     97,955
OTHER FINANCIAL DATA:
     EBITDAR(5).................................  $ 89,584   $  103,868  $  130,381  $   91,972  $  132,390  $102,999    171,981
     EBITDA(5)..................................    45,156       55,713      74,643      26,545      77,949    61,241    132,732
     Net cash provided by operating
       activities...............................    33,896       75,297      87,078      32,171      99,936    70,732    131,870
     Net cash used in investing
       activities...............................   (37,440)     (80,400)    (44,032)    (63,161)    (76,055)  (60,652)  (115,640)
     Net cash provided by (used in) financing
       activities...............................    12,849       21,831     (12,057)     11,631       6,933    (1,254)    (9,619)
     Ratio of earnings to fixed
       charges(6)...............................      1.24         1.32        1.60          --        1.19      1.45       3.70
     Deficiency of earnings available to cover
       fixed charges(6).........................  $     --           --          --  $   40,931          --        --         --
     Pro forma interest expense(7)..............                                                     21,485               18,694
     Pro forma ratio of earnings to fixed
       charges(6)(8)............................                                                         --                 2.54
     Pro forma deficiency of earnings available
       to cover fixed charges(6)(8).............                                                     13,055                   --
SELECTED OPERATING DATA FOR PASSENGER
  SERVICE(9):
     ASMs (millions)(10)........................   8,232.5     10,443.1    12,521.4    13,295.5    12,647.7   9,731.1   10,676.9
     Revenue passenger miles (millions)(11).....   5,593.5      7,158.8     8,907.7     9,172.4     8,986.0   7,055.9    7,663.1
     Passenger load factor(12)..................      67.9%        68.6%       71.1%       69.0%       71.0%     72.5%      71.8%
     Revenue per ASM(10)........................      5.68[c]      5.56[c]     5.71[c]     5.65[c]     6.19[c]   6.14[c]    6.65[c]
     Operating expense per ASM(10)(13)..........      5.60[c]      5.48[c]     5.56[c]     5.92[c]     6.09[c]   5.99[c]    5.99[c]
     Block hours flown(14)......................    76,542      103,657     126,295     138,114     139,426   104,683    122,219
     Total aircraft.............................        31           41          46          45          45        45         46

------------
 (1) In the third quarter of 1996, the Company recorded a $4.7 million loss on the disposal of leased assets associated with both Boeing 757-200 aircraft transactions.

 (2) In 1997, the Company adopted Financial Accounting Standards Board Statement 128, 'Earnings Per Share,' which establishes new standards for the calculation and disclosure of earnings per share. All earnings per share amounts disclosed in this summary have been restated to conform to the new standards under Statement 128.

 (3) Non-cash working capital consists of total current assets (excluding cash) less total current liabilities (excluding current maturities of long-term debt).

 (4) No dividends were paid in any of the periods presented.

 (5) EBITDAR represents net income plus interest expense (net of capitalized interest), income tax expense, depreciation, amortization and aircraft rentals. EBITDA represents net income plus interest expense (net of capitalized interest), income tax expense, depreciation and amortization. EBITDAR and EBITDA are presented because each is a widely accepted financial indicator of a company's ability to incur and service debt. However, EBITDAR and EBITDA should not be

                                        (footnotes continued on next page)

(footnotes continued from previous page)

     considered in isolation, as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

 (6) The 'ratio of earnings to fixed charges' represents earnings divided by fixed charges, as defined in the following paragraph. The 'deficiency' represents the amount of fixed charges in excess of earnings.

     For purposes of these computations, earnings consist of income (loss) before income taxes, plus fixed charges, adjusted to exclude the amount of any interest capitalized during the period. Fixed charges include the total of: (i) interest, whether expensed or capitalized; (ii) amortization of debt expense relating to any indebtedness, whether expensed or capitalized; and (iii) such portion of rental expense as can be demonstrated to be representative of the interest factor.

 (7) The 'pro forma interest expense' assumes that $125 million aggregate principal amount of Notes bearing interest at 9 5/8% per annum were issued at the beginning of each period presented.

 (8) The 'pro forma ratio of earnings to fixed charges' and 'pro forma deficiency of earnings available to cover fixed charges' reflect adjustments to interest expense, aircraft rentals, depreciation expense, amortization of debt issuance costs and the interest portion of rental expense, which assume the offering had been completed at the beginning of each period presented, based on the assumptions stated in footnote (7).

 (9) The operating data (exclusive of the number of aircraft), include the operations of Chicago Express, Inc. ('Chicago Express') with which the Company has a code share arrangement under which Chicago Express operates 19-seat Jetstream 31 propeller aircraft on behalf of the out of Chicago-Midway, Company (the 'Chicago Express Arrangement'). See 'Business -- The Company's Airline Operations.'

(10) 'Available seat miles' or 'ASMs' represent the number of seats available for sale to passengers multiplied by the number of miles those seats are flown.

(11) 'Revenue passenger miles' or 'RPMs' represent the number of seats occupied by revenue passengers multiplied by the number of miles those seats are flown.

(12) 'Passenger load factor' represents revenue passenger miles divided by available seat miles.

(13) 'Operating expense per ASM' for any period represents the amount determined by dividing total operating expense for such period by the total ASMs for such period.

(14) 'Block hours flown' for any aircraft represents the elapsed time computed from the moment the aircraft first moves under its own power from the boarding ramp at one airport to the time it comes to rest at the boarding ramp of the next point of landing.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company is a leading provider of targeted scheduled airline services and charter airline services to leisure and other value-oriented travelers. Amtran, through its principal subsidiary, ATA, has been operating for 25 years and is the eleventh largest U.S. airline in terms of 1997 revenues and revenue passenger miles ('RPMs'). ATA provides scheduled service through nonstop and connecting flights from the gateway cities of Chicago-Midway, Indianapolis and Milwaukee to popular vacation destinations such as Hawaii, Las Vegas, Florida, California, Mexico and the Caribbean, as well as to Denver, Dallas-Ft. Worth and New York City's La Guardia and John F. Kennedy airports. ATA also provides charter service throughout the world to independent tour operators, specialty charter customers and the U.S. military.

RESULTS OF OPERATIONS

     In the third quarter of 1998, the Company generated record operating earnings and net income as compared to any third quarter in the Company's 25-year history. In combination with particularly strong first and second quarter 1998 operating earnings and net income, the Company also generated record operating earnings and net income in the first nine months of 1998, as compared to any nine-month period in the Company's history. These results were primarily due to the effects of high operating revenues, modest growth in unit operating expenses and higher utilization of aircraft.

     The Company generated a consolidated 10.0% and 8.3% improvement, respectively, in revenue per available seat mile ('RASM') during the third quarter of 1998 and the nine months ended September 30, 1998, as compared to the same periods of 1997. Scheduled service RASM increased by 12.2% and 11.3%, respectively, in the third quarter of 1998 and the nine months ended September 30, 1998, as compared to the same periods of the prior year. The Company increased its total capacity in this business unit by 17.8% between the third quarters of 1998 and 1997, and by 27.5% between the nine months ended September 30, 1998 and 1997. Commercial charter RASM increased by 6.0% between the third quarter of 1998 and the third quarter of 1997, and by 5.3% between the nine month periods ended September 30, 1998 and 1997. Military/government RASM increased by 6.8% in the third quarter of 1998 and 5.7% in the nine months ended September 30, 1998, as compared to the same periods of 1997.

     The Company at the same time increased its operating cost per available seat mile ('CASM') by 2.3% between the third quarter of 1998 and the third quarter of 1997, while CASM was unchanged between the nine-month periods ended September 30, 1998 and 1997. In both sets of comparative periods, salaries, wages and benefits cost per ASM increased while fuel and oil cost per ASM declined; other year-over-year changes in cost per ASM between periods were less significant.

     In the third quarter of 1998, and for the nine months ended September 30, 1998, the Company also increased average aircraft utilization as compared to the same periods of 1997, as measured by average daily block hours flown per aircraft in service, including spares. The Boeing 727-200 fleet flew an average of 7.6% more block hours per day in the third quarter of 1998 as compared to the third quarter of 1997, and 17.5% more block hours per day in the nine months ended September 30, 1998, as compared to the same period of the prior year. The Boeing 757-200 fleet flew an average of 1.0% more block hours per day in the third quarter of 1998, as compared to the third quarter of 1997, and 10.8% more block hours per day in the nine months ended September 30, 1998, as compared to the same period of the prior year. The Lockheed L-1011 fleet flew an average of 1.4% fewer block hours per day in the third quarter of 1998, as compared to the third quarter of 1997, and 5.9% more block hours per day in the nine months ended September 30, 1998, as compared to the same period of the prior year.

     For the quarter ended September 30, 1998, the Company earned $22.9 million in operating income, as compared to an operating income of $5.3 million in the comparable quarter of 1997; and the Company earned $71.0 million in operating income in the nine months ended September 30, 1998, as compared to an operating income of $14.1 million in the nine months ended September 30, 1997.

     For the quarter ended September 30, 1998, the Company earned $12.4 million in net income, as compared to net income of $1.7 million in the comparable quarter of 1997; and the Company earned $38.6 million in net income in the nine months ended September 30, 1998, as compared to net income of $4.2 million earned in the nine months ended September 30, 1997.

     The Company's third quarter 1998 operating revenues increased 15.0% to $242.4 million, as compared to $210.8 million in the same period of 1997. RASM increased 10.0% to 6.37 cents in the third quarter of 1998, as compared to 5.79 cents in the same period of the prior year. Available seat miles ('ASMs') increased 4.5% to 3.806 billion from 3.641 billion, RPMs increased 4.9% to 2.769 billion from 2.640 billion, and passenger load factor increased 0.3 points to 72.8% as compared to 72.5%. Yield in the third quarter of 1998 increased 9.7% to
8.75 cents per RPM, as compared to 7.98 cents per RPM in 1997. Total passengers boarded increased 14.7% to 1,557,292 in the third quarter of 1998, as compared to 1,357,267 in the third quarter of 1997, while total departures increased 17.5% to 16,133 from 13,733 between the same comparable periods, and block hours increased 8.5% to 42,325 in the 1998 third quarter, as compared to 39,011 in the 1997 third quarter.

     The Company's operating revenues for the nine months ended September 30, 1998, increased 18.9% to $710.2 million, as compared to $597.3 million in the same period of 1997. RASM increased 8.3% to 6.65 cents in the nine months ended September 30, 1998, as compared to 6.14 cents in the same period of the prior year. ASMs increased 9.7% to 10.677 billion from 9.731 billion, RPMs increased 8.6% to 7.663 billion from 7.056 billion, and passenger load factor decreased
0.7 points to 71.8% as compared to 72.5%. Yield in the nine months ended September 30, 1998 increased 9.6% to 9.27 cents per RPM, as compared to 8.46 cents per RPM in 1997. Total passengers boarded increased 15.2% to 4,732,693 in the nine months ended September 30, 1998, as compared to 4,108,093 in the same period of 1997, while total departures increased 30.5% to 46,887 from 35,943 between the same comparable periods, and block hours increased 16.8% to 122,219 in the nine months ended September 30, 1998, as compared to 104,683 in the nine months ended September 30, 1997.

     Operating expenses increased 6.8% to $219.5 million in the third quarter of 1998, as compared to $205.5 million in the third quarter of 1997, and operating expenses increased 9.6% to $639.2 million in the nine months ended September 30, 1998, as compared to $583.2 million in the same period of 1997. Operating expense per ASM increased 2.3% to 5.77 cents in the third quarter of 1998, as compared to 5.64 cents in the third quarter of 1997, while operating expense per ASM remained unchanged at 5.99 cents in the nine-month periods ended September 30, 1998 and 1997.

Results of Operations in Cents Per ASM

     The following table sets forth, for the periods indicated, operating revenues and expenses expressed as cents per ASM. The Company's operations under the Chicago Express Arrangement are included in the Company's results of operations.

                                                                                                    NINE MONTHS
                                                                                                       ENDED
                                                                 YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                                                --------------------------        ----------------
                                                                1995      1996       1997         1997        1998
                                                                ----      -----      -----        ----        ----
Operating revenues.........................................     5.71[c]    5.65[c]    6.19[c]     6.14[c]     6.65[c]
Operating expenses:
     Salaries, wages and benefits..........................     1.13       1.23       1.36        1.32        1.46
     Fuel and oil..........................................     1.03       1.21       1.22        1.22        1.01
     Handling, landing and navigation fees.................     0.59       0.53       0.55        0.56        0.54
     Depreciation and amortization.........................     0.45       0.47       0.49        0.47        0.55
     Aircraft rentals......................................     0.44       0.49       0.43        0.43        0.37
     Aircraft maintenance, materials and repairs...........     0.44       0.42       0.41        0.41        0.39
     Crew and other employee travel........................     0.25       0.27       0.29        0.29        0.29
     Passenger service.....................................     0.28       0.25       0.26        0.26        0.25
     Commissions...........................................     0.20       0.20       0.21        0.20        0.20
     Ground package cost...................................     0.13       0.14       0.15        0.14        0.14
     Other selling expenses................................     0.12       0.13       0.12        0.11        0.15
     Advertising...........................................     0.07       0.08       0.10        0.10        0.12
     Facility and other rents..............................     0.06       0.07       0.07        0.07        0.07
     Disposal of assets....................................       --       0.03         --          --          --
     Other operating expenses..............................     0.37       0.40       0.43        0.41        0.45
                                                                ----      -----      -----        ----        ----
          Total operating expenses.........................     5.56       5.92       6.09        5.99        5.99
                                                                ----      -----      -----        ----        ----
Operating income (loss)....................................     0.15[c]   (0.27)[c]   0.10[c]     0.15[c]     0.66[c]
                                                                ----      -----      -----        ----        ----
                                                                ----      -----      -----        ----        ----
ASMs (in millions).........................................   12,521     13,296     12,648       9,731      10,677

Nine Months Ended September 30, 1998, Versus Nine Months Ended September 30,
1997

  CONSOLIDATED FLIGHT OPERATIONS AND FINANCIAL DATA

     The following table sets forth, for the periods indicated, certain key operating and financial data for the consolidated flight operations of the Company. Data shown for 'Jet' operations include the consolidated operations of Lockheed L-1011, Boeing 727-200 and Boeing 757-200 aircraft in all of the Company's business units. Data shown for 'J31' operations include operations under the Chicago Express Arrangement.

                                                                        NINE MONTHS ENDED SEPTEMBER 30,
                                                              ----------------------------------------------------
                                                                 1997          1998       INC (DEC)    % INC (DEC)
                                                              ----------    ----------    ---------    -----------
Departures Jet.............................................       29,840        34,749        4,909        16.45%
Departures J31(a)..........................................        6,103        12,138        6,035        98.89
                                                              ----------    ----------    ---------    -----------
     Total Departures(b)...................................       35,943        46,887       10,944        30.45
                                                              ----------    ----------    ---------    -----------
Block Hours Jet............................................       98,226       110,372       12,146        12.37
Block Hours J31............................................        6,457        11,847        5,390        83.48
                                                              ----------    ----------    ---------    -----------
     Total Block Hours(c)..................................      104,683       122,219       17,536        16.75
                                                              ----------    ----------    ---------    -----------
RPMs Jet (000s)............................................    7,043,685     7,640,306      596,621         8.47
RPMs J31 (000s)............................................       12,231        22,808       10,577        86.48
                                                              ----------    ----------    ---------    -----------
     Total RPMs (000s)(d)..................................    7,055,916     7,663,114      607,198         8.61
                                                              ----------    ----------    ---------    -----------
ASMs Jet (000s)............................................    9,710,839    10,638,219      927,380         9.55
ASMs J31 (000s)............................................       20,220        38,710       18,490        91.44
                                                              ----------    ----------    ---------    -----------
     Total ASMs (000s)(e)..................................    9,731,059    10,676,929      945,870         9.72
                                                              ----------    ----------    ---------    -----------
Load Factor Jet............................................        72.53         71.82        (0.71)       (0.98)
Load Factor J31............................................        60.49         58.92        (1.57)       (2.60)
                                                              ----------    ----------    ---------    -----------
     Total Load Factor(f)..................................        72.51         71.77        (0.74)       (1.02)
                                                              ----------    ----------    ---------    -----------
Passengers Enplaned Jet....................................    4,043,535     4,602,544      559,009        13.82
Passengers Enplaned J31....................................       64,558       130,149       65,591       101.60
                                                              ----------    ----------    ---------    -----------
     Total Passengers Enplaned(g)..........................    4,108,093     4,732,693      624,600        15.20
                                                              ----------    ----------    ---------    -----------
Revenue (000s).............................................     $597,262      $710,183     $112,921        18.91
RASM in cents(h)...........................................         6.14[c]       6.65[c]      0.51[c]      8.31
CASM in cents(i)...........................................         5.99          5.99           --           --
Yield in cents(j)..........................................         8.46          9.27         0.81         9.57

------------
(a) Effective April 1, 1997, the Company began ATA Connection service between Chicago-Midway and the cities of Indianapolis, Milwaukee, Des Moines, Dayton and Grand Rapids under an agreement with Chicago Express. Services were expanded to include Lansing, Michigan and Madison, Wisconsin in October 1997. Services are provided using Jetstream 31 ('J31') propeller aircraft.

(b) A departure is a single takeoff and landing operated by a single aircraft between an origin city and a destination city.

(c) Block hours for any aircraft represent the elapsed time computed from the moment the aircraft first moves under its own power from the origin city boarding ramp to the moment it comes to rest at the destination city boarding ramp.

(d) Revenue passenger miles (RPMs) represent the number of seats occupied by revenue passengers multiplied by the number of miles those seats are flown. RPMs are an industry measure of the total seat capacity actually sold by the Company.

(e) Available seat miles (ASMs) represent the number of seats available for sale to revenue passengers multiplied by the number of miles those seats are flown. ASMs are an industry measure of the total seat capacity offered for sale by the Company, whether sold or not.

(f) Passenger load factor is the percentage derived by dividing RPMs by ASMs. Passenger load factor is relevant to the evaluation of scheduled service because incremental passengers normally provide incremental revenue and profitability when seats are sold individually. In the case of commercial charter and military/government charter, load factor is less relevant because an entire aircraft is sold by the Company instead of individual seats. Since both costs and revenues are largely fixed for these types of charter flights, changes in load factor have less impact on business unit profitability. Consolidated load factors and scheduled service load factors for the Company are shown in the appropriate tables for industry comparability, but load factors for individual charter businesses are omitted from applicable tables.

(g) Passengers enplaned are the number of revenue passengers who occupied seats on the Company's flights. This measure is also referred to as 'passengers boarded.'

                                              (footnotes continued on next page)

(footnotes continued from previous page)

(h) Revenue per ASM (expressed in cents) is total operating revenue divided by total ASMs. This measure is also referred to as 'RASM.' RASM measures the Company's unit revenue using total available seat capacity. In the case of scheduled service, RASM is a measure of the combined impact of load factor and yield (see (j) below for the definition of yield).

(i) Cost per ASM (expressed in cents) is total operating expense divided by total ASMs. This measure is also referred to as 'CASM.' CASM measures the Company's unit cost using total available seat capacity.

(j) Revenue per RPM (expressed in cents) is total operating revenue divided by total RPMs. This measure is also referred to as 'yield.' Yield is relevant to the evaluation of scheduled service because yield is a measure of the average price paid by customers purchasing individual seats. Yield is less relevant to the commercial charter and military/government charter businesses because the entire aircraft is sold at one time for one price. Consolidated yields and scheduled service yields are shown in the appropriate tables for industry comparability, but yields for individual charter businesses are omitted from applicable tables.

     OPERATING REVENUES

     Total operating revenues for the nine months ended September 30, 1998, increased 18.9% to $710.2 million from $597.3 million in the nine months ended September 30, 1997. This increase was due to a $113.2 million increase in scheduled service revenues, a $9.6 million increase in other revenues and a $1.3 million increase in ground package revenues, partially offset by a $6.5 million decrease in commercial charter revenues, and a $4.7 million decrease in military/government charter revenues.

     Scheduled Service Revenues. The following table sets forth, for the periods indicated, certain key operating and financial data for the scheduled service operations of the Company. Data shown for 'Jet' operations include the combined operations of Lockheed L-1011, Boeing 727-200 and Boeing 757-200 aircraft in scheduled service. Data shown for 'J31' operations include operations under the Chicago Express Arrangement.

                                                                         NINE MONTHS ENDED SEPTEMBER 30,
                                                                --------------------------------------------------
                                                                  1997         1998       INC (DEC)    % INC (DEC)
                                                                ---------    ---------    ---------    -----------
Departures Jet...............................................      17,035       23,026        5,991        35.17%
Departures J31(a)............................................       6,103       12,138        6,035        98.89
                                                                ---------    ---------    ---------    -----------
     Total Departures(b).....................................      23,138       35,164       12,026        51.98
                                                                ---------    ---------    ---------    -----------
Block Hours Jet..............................................      52,443       68,392       15,949        30.41
Block Hours J31..............................................       6,457       11,847        5,390        83.48
                                                                ---------    ---------    ---------    -----------
     Total Block Hours(c)....................................      58,900       80,239       21,339        36.23
                                                                ---------    ---------    ---------    -----------
RPMs Jet (000s)..............................................   3,375,501    4,359,466      983,965        29.15
RPMs J31 (000s)..............................................      12,231       22,808       10,577        86.48
                                                                ---------    ---------    ---------    -----------
     Total RPMs (000s)(d)....................................   3,387,732    4,382,274      994,542        29.36
                                                                ---------    ---------    ---------    -----------
ASMs Jet (000s)..............................................   4,535,656    5,767,773    1,232,117        27.17
ASMs J31 (000s)..............................................      20,220       38,710       18,490        91.44
                                                                ---------    ---------    ---------    -----------
     Total ASMs (000s)(e)....................................   4,555,876    5,806,483    1,250,607        27.45
                                                                ---------    ---------    ---------    -----------
Load Factor Jet..............................................       74.42        75.58         1.16         1.56
Load Factor J31..............................................       60.49        58.92        (1.57)       (2.60)
                                                                ---------    ---------    ---------    -----------
     Total Load Factor(f)....................................       74.36        75.47         1.11         1.49
                                                                ---------    ---------    ---------    -----------
Passengers Enplaned Jet......................................   2,276,910    3,055,545      778,635        34.20
Passengers Enplaned J31......................................      64,558      130,149       65,591       101.60
                                                                ---------    ---------    ---------    -----------
     Total Passengers Enplaned(g)............................   2,341,468    3,185,694      844,226        36.06
                                                                ---------    ---------    ---------    -----------
Revenues (000s)..............................................   $ 271,282    $ 384,456    $ 113,174        41.72
RASM in cents(h).............................................        5.95[c]      6.62[c]      0.67[c]     11.26
Yield in cents(j)............................................        8.01         8.77         0.76         9.49
Revenues per segment(k)......................................   $  115.86    $  120.68    $    4.82         4.16

------------
See footnotes (a) through (j) on pages S-19 and S-20.

(k) Revenue per segment flown is determined by dividing total scheduled service revenues by the number of passengers boarded. Revenue per segment is a broad measure of the average price obtained for all flight segments flown by passengers in the Company's scheduled service route network.

     Scheduled service revenues in the nine months ended September 30, 1998, increased 41.7% to $384.5 million from $271.3 million in the nine months ended September 30, 1997. Scheduled service revenues comprised 54.1% of consolidated revenues in the nine months ended September 30, 1998, as compared to 45.4% of consolidated revenues in the same period of 1997. Scheduled service RPMs increased 29.3% to 4.382 billion from 3.388 billion, while ASMs increased 27.4% to 5.806 billion from 4.556 billion, resulting in an increase of 1.1 points in passenger load factor to 75.5% in the nine months ended September 30, 1998, from 74.4% in the same period of 1997. Scheduled service yield in the nine months ended September 30, 1998, increased 9.5% to 8.77 cents from 8.01 cents in the nine months ended September 30, 1997, while RASM increased 11.3% to 6.62 cents from 5.95 cents between the same periods.

     Scheduled service departures in the nine months ended September 30, 1998, increased 52.0% to 35,164 from 23,138 in the nine months ended September 30, 1997; block hours increased 36.2% to 80,239 in the nine months ended September 30, 1998, from 58,900 in the nine months ended September 30, 1997; and passengers boarded increased 36.1% between periods to 3,185,694, as compared to 2,341,468. Period-to-period percentage changes in departures, block hours and passengers boarded were significantly impacted by the operation of ATA Connection Jetstream 31 commuter flights in the nine months ended September 30, 1998, which operated only during the six months ended September 30, 1997. Such operations in all periods generate comparatively less impact to ASMs and RPMs due to the small seat capacity and short stage length of ATA Connection propeller aircraft as compared to the Company's jet aircraft. The Company currently has a code share agreement with Chicago Express under which Chicago Express operates 19-seat Jetstream 31 propeller aircraft between Chicago-Midway and the cities of Indianapolis, Milwaukee, Des Moines, Dayton, Grand Rapids, Lansing and Madison.

     The Company's third quarter 1998 scheduled service at Chicago-Midway (excluding New York services and direct service to San Juan, discussed separately below) accounted for approximately 46.0% of scheduled service ASMs and 68.3% of scheduled service departures, as compared to 37.3% and 59.5%, respectively, in the third quarter of 1997. On May 1, 1998, the Company began three daily nonstop flights to Dallas-Ft. Worth and two daily nonstop flights to Denver, none of which services were provided during the third quarter of 1997. In addition to these new services, the Company added frequencies in the third quarter of 1998 to most existing jet markets, including Ft. Lauderdale, Ft. Myers, Las Vegas, Los Angeles, Orlando, Phoenix, St. Petersburg and San Francisco. Flight frequencies to Sarasota declined between periods. ATA Connection Jetstream 31 flights in the third quarters of 1998 and 1997 served Chicago-Midway from the cities of Dayton, Des Moines, Grand Rapids, Indianapolis, and Milwaukee; frequencies were approximately the same in all of these markets in the 1998 third quarter as compared to the same period of 1997. In addition, the Company operated ATA Connection Jetstream 31 service between Chicago-Midway and the cities of Lansing and Madison in the third quarter of 1998, while such service was not operated in the same period of 1997. During the nine months ended September 30, 1998, scheduled service at Chicago-Midway (excluding New York services and direct service to San Juan, discussed separately below) accounted for approximately 46.2% of scheduled service ASMs and 66.8% of scheduled service departures, as compared to 40.8% and 58.3%, respectively, in the nine months ended September 30, 1997.

     The Company anticipates that its Chicago-Midway operation will represent a focus of growing significance for its scheduled service business in 1999 and beyond. In addition to the new markets and expanded service to many existing markets described above, the Company began three daily nonstop flights to New York's La Guardia airport on July 7, 1998 using slots newly awarded to the Company by the Department of Transportation ('DOT'). The Company operated 57 daily jet and commuter departures from Chicago-Midway and served 21 destinations on a nonstop basis in the summer of 1998, as compared to 15 nonstop destinations served in the summer of 1997. This capacity expansion is expected to require the addition of five hundred new employees in the Chicago area by the end of 1998. By the end of the third quarter of 1998, the Company also substantially completed a $1.5 million renovation of the existing terminal facilities at Chicago-Midway to enhance their attractiveness and convenience for the Company's customers. The Company also presently expects to occupy 12 jet gates and 6 commuter aircraft gates at the new Chicago-Midway terminal which is presently scheduled for completion in 2002, as compared to the six jet gates currently occupied in the existing terminal.

     The Company's growing commitment to Chicago-Midway is consistent with its strategy for enhancing revenues and profitability in scheduled service by focusing primarily on low-cost, nonstop flights from airports where it has market or aircraft advantages in addition to its low cost. The Company believes that its high performance Boeing 757-200 and Boeing 727-200ADV aircraft presently give it a competitive advantage at Chicago-Midway because, unlike many aircraft flown by its competitors, these aircraft can fly larger passenger capacities substantially longer distances while operating from the airport's short runways. The Company also expects its growing concentration of connecting flights at Chicago-Midway to provide both revenue premiums and operating cost efficiencies, as compared to the Company's other gateway cities.

     The Company's Hawaii service accounted for 27.6% of scheduled service ASMs and 7.0% of scheduled service departures in the third quarter of 1998, as compared to 29.6% and 8.0%, respectively, in the third quarter of 1997. The Company provided nonstop services in both quarters from Los Angeles, Phoenix and San Francisco to both Honolulu and Maui, with connecting service between Honolulu and Maui. In addition, in the third quarter of 1998, seasonal nonstop service was operated from San Diego to Honolulu, which was not operated in the third quarter of 1997. The Company provides these services through a marketing alliance with Pleasant Hawaiian Holidays, the largest independent tour operator serving leisure travelers to Hawaii from the United States. The Company uses primarily wide-body Lockheed L-1011 aircraft, supplemented with some narrow-body flights using Boeing 757-200 aircraft. Pleasant Hawaiian Holidays purchases a majority of the available seats on these flights and markets them to their leisure customers, often in conjunction with ground arrangements. The Company distributes the remaining seats on these flights through normal scheduled service distribution channels. The Company believes it has superior operating efficiencies in west coast-Hawaii markets due to the relatively low ownership cost of the Lockheed L-1011 fleet and because of the high daily hours of utilization obtained for both aircraft and crews. During the nine months ended September 30, 1998, Hawaii services accounted for approximately 23.1% of scheduled service ASMs and 5.8% of scheduled service departures, as compared to 26.9% and 7.9%, respectively, in the nine months ended September 30, 1997.

     The Company's Indianapolis service accounted for 13.1% of scheduled service ASMs and 10.8% of scheduled service departures in the third quarter of 1998, as compared to 18.8% and 15.8%, respectively, in the same period of 1997. In the third quarter of 1998, the Company operated nonstop to Cancun, Ft. Lauderdale, Ft. Myers, Las Vegas, Los Angeles, Orlando, St. Petersburg, San Francisco and Sarasota. Frequencies were reduced between years in Cancun, Las Vegas, Los Angeles and San Francisco in order to redeploy narrow-body aircraft into more profitable markets such as Chicago-Midway to New York and San Juan. The Company has served Indianapolis for 25 years through the Ambassadair Travel Club and in scheduled service since 1986. The ATA Connection commuter service between Indianapolis and Chicago-Midway offers Indianapolis-originating customers a large selection of additional jet connections west to Denver, Phoenix and Hawaii, east to New York, and south to Dallas-Ft. Worth and San Juan which are more economically served from Indianapolis through this connection than by direct flights. During the nine months ended September 30, 1998, scheduled service at Indianapolis accounted for approximately 16.4% of scheduled service ASMs and 13.1% of scheduled service departures, as compared to 20.2% and 18.9%, respectively, in the nine months ended September 30, 1997.

     The Company's San Juan, Puerto Rico service accounted for 6.1% of scheduled service ASMs and 4.4% of scheduled service departures in the third quarter of 1998, as compared to 4.6% and 4.1%, respectively, in the third quarter of 1997. The Company provided nonstop service from San Juan to Orlando and St. Petersburg in both quarters, although frequencies to Orlando were significantly increased in the third quarter of 1998 as compared to the third quarter of 1997. The Company also began serving San Juan on a nonstop basis from Chicago-Midway on May 26, 1998, while such nonstop service was not operated in the third quarter of 1997. During the nine months ended September 30, 1998, scheduled service at San Juan accounted for approximately 5.4% of scheduled service ASMs and 4.4% of scheduled service departures, as compared to 3.5% and 3.3%, respectively, in the nine months ended September 30, 1997.

     The Company's New York service accounted for 5.1% of scheduled service ASMs and 6.7% of scheduled service departures in the third quarter of 1998, as compared to 5.0% and 6.9%, respectively, in the third quarter of 1997. The Company began nonstop service to New York's John F. Kennedy International Airport from Chicago-Midway, Indianapolis and St. Petersburg in June 1997; services from Indianapolis were discontinued in the fall of 1997, and services from St. Petersburg were discontinued in May 1998. In April 1998, the Company was awarded landing slots at New York's La Guardia Airport, with which it began the operation of three daily nonstops to Chicago-Midway on July 7, 1998. During the nine months ended September 30, 1998, scheduled service at New York accounted for approximately 4.6% of scheduled service ASMs and 5.6% of scheduled service departures, as compared to 2.7% and 3.8%, respectively, in the nine months ended September 30, 1997.

     The Company's Milwaukee service accounted for 2.0% of scheduled service ASMs and 1.8% of scheduled service departures in the third quarter of 1998, as compared to 1.9% and 1.9%, respectively, in the third quarter of 1997. The Company provided nonstop service to Orlando in both quarters although frequencies were increased slightly in the third quarter of 1998 as compared to the same period of 1997. The Company believes that in the Orlando market, it is the only direct low-cost choice from Milwaukee. During the nine months ended September 30, 1998, scheduled service at Milwaukee accounted for approximately 3.5% of scheduled service ASMs and 3.0% of scheduled service departures, as compared to 4.2% and 4.4%, respectively, in the nine months ended September 30, 1997.

     The Company continues to evaluate the profitability of its scheduled service markets and expects to adjust its service from time to time. The Company believes that scheduled service yields and load factors in the first three quarters of 1998 have benefited from strong customer demand for air transportation in the United States during a period of constrained industry growth in seat capacity relative to this demand. The ability of the Company to increase its year-over-year scheduled service seat capacity by 17.8% in the third quarter of 1998, and 27.5% in the nine months ended September 30, 1998, and to operate with a higher load factor in both comparative periods, further underscores the fundamental strength of current demand in its domestic scheduled service.

     Commercial Charter Revenues. The Company's commercial charter revenues are derived principally from independent tour operators and specialty charter customers. The Company's commercial charter product provides full-service air transportation to hundreds of customer-designated destinations throughout the world. Commercial charter revenue growth in the first nine months of 1998 was constrained by the reassignment of several narrow-body aircraft to scheduled service expansion and by subservice contracts with other airlines, which the Company believes have been more profitable for these aircraft than the commercial charter applications they replaced. The Company, however, continues to believe that tour operator and specialty charter are businesses where the Company's experience and size provide meaningful competitive advantage and are businesses to which the Company remains committed. Commercial charter revenues accounted for 25.9% of consolidated revenues in the third quarter of 1998, as compared to 30.4% in the third quarter of 1997, and for 25.1% of consolidated revenues in the nine months ended September 30, 1998, as compared to 31.0% in the same period of 1997.

     The Company is addressing its seat capacity limitations in the commercial (and military/government) charter business units through the acquisition of long-range Lockheed L-1011 series 500 aircraft. In July 1998, the Company committed to the purchase of five such aircraft from Royal Jordanian Airlines, for delivery between the third quarter of 1998 and the second quarter of 1999. Although Lockheed L-1011 series 500 maintenance procedures and cockpit design are similar to the Company's existing fleet of Lockheed L-1011 series 50 and series 100 aircraft, they differ operationally in that their ten-to-eleven-hour range permits them to operate nonstop to parts of Asia, South America and Central and Eastern Europe using an all-coach seating configuration preferred by the U.S. military and most of the Company's commercial charter customers. The Company expects to place these aircraft into service in commercial and military/government charter operations between December 1998 and December 1999, which would provide a substantial increase in available seat capacity for these charter business units, in addition to opening new long-range market opportunities to the Company which it cannot serve with its existing fleet.

     The following table sets forth, for the periods indicated, certain key operating and financial data for the commercial charter operations of the Company.

                                                                          NINE MONTHS ENDED SEPTEMBER 30,
                                                                 --------------------------------------------------
                                                                   1997         1998       INC (DEC)    % INC (DEC)
                                                                 ---------    ---------    ---------    -----------
Departures(b).................................................       8,712        7,573       (1,139)      (13.07)%
Block Hours(c)................................................      30,268       26,577       (3,691)      (12.19)
RPMs (000s)(d)................................................   2,803,584    2,478,914     (324,670)      (11.58)
ASMs (000s)(e)................................................   3,390,689    3,110,695     (279,994)       (8.26)
Passengers Enplaned(g)........................................   1,535,560    1,309,403     (226,157)      (14.73)
Revenue (000s)................................................    $184,912     $178,468      $(6,444)       (3.48)
RASM in cents(h)..............................................        5.45[c]      5.74[c]      0.29[c]      5.32

------------
See footnotes (b) through (h) on pages S-19 and S-20.

     Commercial charter revenues decreased 3.5% to $178.5 million in the nine months ended September 30, 1998, as compared to $184.9 million in the nine months ended September 30, 1997. Commercial charter RPMs decreased 11.6% to
2.479 billion in the nine months ended September 30, 1998 from 2.804 billion in the same period of 1997, while ASMs decreased 8.3% to 3.111 billion from 3.391 billion. Commercial charter RASM increased 5.3% to 5.74 cents from 5.45 cents between the same periods. Commercial charter passengers boarded decreased 14.7% to 1,309,403 in the nine months ended September 30, 1998, as compared to 1,535,560 in the same period of 1997; departures decreased 13.1% to 7,573, as compared to 8,712; and block hours decreased 12.2% to 26,577, as compared to 30,268 between the same periods.

     The Company operates in two principal components of the commercial charter business, known as 'track charter' and 'specialty charter.' The larger track charter business component is generally comprised of low frequency but repetitive domestic and international flights between city pairs, which support high passenger load factors and are marketed through tour operators, providing value-priced and convenient nonstop service to vacation destinations for the leisure traveler. Since track charter resembles scheduled service in terms of its repetitive flying patterns between fixed city pairs, it allows the Company to achieve reasonable levels of crew and aircraft utilization (although less than for scheduled service), and provides the Company with meaningful protection from some fuel price increases through the use of fuel escalation reimbursement clauses in tour operator contracts. Track charter accounted for approximately $55.9 million in revenues in the third quarter of 1998, as compared to $54.8 million in the same period of 1997, and comprised approximately $150.0 million in revenues in the nine months ended September 30, 1998, as compared to $155.9 million in the same period of 1997.

     Specialty charter is a product which is designed to meet the unique requirements of the customer and is a business characterized by lower frequency of operation and by greater variation in city pairs served than the track charter business. Specialty charter includes such diverse contracts as flying university alumni to football games, transporting political candidates on campaign trips and moving NASA space shuttle ground crews to alternate landing sites. The Company also operates an increasing number of trips in all-first-class configuration for certain corporate and high-end leisure clients. Although lower utilization of crews and aircraft and infrequent service to specialty destinations often result in higher average operating costs, the Company has determined that the revenue premium earned by meeting special customer requirements more than compensates for these increased costs. In addition, specialty charter programs sometimes permit the Company to increase overall aircraft utilization by providing filler traffic during periods of low demand from other programs such as track charter. The Company believes that it is competitively advantaged to attract this type of business due to the size and geographic dispersion of its fleet, which reduces costly ferry time for aircraft and crews and thus permits more competitive pricing. The diversity of the Company's three fleet types also permits the Company to meet a customer's particular needs by choosing the aircraft type which provides the most economical solution for those requirements. Specialty charter accounted for approximately $3.9 million in revenues in the third quarter of 1998, as compared to $7.7 million in the same period of 1997, and comprised approximately $20.3 million in revenues in the nine months ended September 30, 1998, as compared to $22.4 million in the same period of 1997.

     The Company believes that although price is the principal competitive criterion for its commercial charter programs, product quality, reputation for reliability and delivery of services which are customized to specific needs have become increasingly important to the buyer of this product. Accordingly, as the Company continues to emphasize the growth and profitability of this business unit, it will seek to maintain its low-cost pricing advantage, while differentiating itself from competitors through the delivery of customized services and the maintenance of consistent and dependable operations. In this manner, the Company believes that it will produce significant value for its tour operator partners by delivering an attractively priced product which meets or exceeds their customers' expectations.

     Military/Government Charter Revenues. The following table sets forth, for the periods indicated, certain key operating and financial data for the military/government flight operations of the Company.

                                                                           NINE MONTHS ENDED SEPTEMBER 30,
                                                                  -------------------------------------------------
                                                                    1997         1998       INC (DEC)    %INC (DEC)
                                                                  ---------    ---------    ---------    ----------
Departures(b)..................................................       3,917        3,600         (317)      (8.09)%
Block Hours(c).................................................      15,071       13,475       (1,596)     (10.59)
RPMs (000s)(d).................................................     848,575      691,580     (156,995)     (18.50)
ASMs (000s)(e).................................................   1,750,832    1,580,959     (169,873)      (9.70)
Passengers Enplaned(g).........................................     218,945      168,301      (50,644)     (23.13)
Revenue (000s).................................................    $104,016      $99,295      $(4,721)      (4.54)
RASM in cents(h)...............................................        5.94[c]      6.28[c]      0.34[c]     5.72

------------
See footnotes (b) through (h) on pages S-19 and S-20.

     Military/government charter revenues decreased 4.5% to $99.3 million in the nine months ended September 30, 1998, as compared to $104.0 million in the nine months ended September 30, 1997. In the nine months ended September 30, 1998, the Company's U.S. military revenues represented 14.0% of consolidated revenues, as compared to 17.4% in the nine months ended September 30, 1997. U.S. military RPMs decreased 18.5% to 691.6 million in the nine months ended September 30, 1998, from 848.6 million in the same period of 1997, while ASMs decreased 9.7% to 1.581 billion from 1.751 billion. Military RASM increased 5.7% to 6.28 cents from 5.94 cents between the same time periods. U.S. military passengers boarded decreased 23.1% to 168,301 in the nine months ended September 30, 1998, as compared to 218,945 in the same period of 1997; departures decreased 8.1% to 3,600, as compared to 3,917; and block hours decreased 10.6% to 13,475, as compared to 15,071 between the same periods.

     The Company participates in two related military/government charter programs known as 'fixed award' and 'short-term expansion.' Pursuant to the U.S. military's fixed award system, each participating airline is awarded certain 'mobilization value points' based upon the number and type of aircraft made available by that airline for military flying. In order to increase the number of points awarded, the Company has entered into a contractor teaming arrangement with four other cargo airlines. Under this arrangement, the team has a greater likelihood of receiving fixed award business and, to the extent that the award includes passenger transport, the opportunity for the Company to operate this flying is enhanced since the Company represents all of the passenger transport capacity of the team. As part of its participation in this teaming arrangement, the Company pays a commission to the team, which passes that revenue on to all team members based upon their mobilization points. All airlines participating in the fixed award business contract annually with the U.S. military from October 1 to the following September 30. For each contract year, reimbursement rates are determined for aircraft types and mission categories based upon operating cost data submitted by the participating airlines. These contracts are generally not subject to renegotiation once they become effective.

     Short-term expansion business is awarded by the U.S. military first on a pro rata basis to those carriers who have been provided fixed-award business and then to any other carrier with aircraft availability. Expansion flying is generally offered to airlines on very short notice.

     The Company committed up to four Boeing 757-200 aircraft to the military/government charter business in the first nine months of 1998 and 1997, although approximately 9.7% fewer ASMs were provided to this business unit in the nine months ended September 30, 1998, as compared to the same period of 1997, due to the reassignment of some aircraft hours to scheduled service and substitute service. As a result of more accurately documenting the actual costs associated with military flying, the Company was able to obtain approval for some rate increases for the U.S. military contract year ending September 30, 1998, which resulted in higher RASM in the quarter and nine months ended September 30, 1998, as compared to the same periods of the prior year.

     Because military flying is generally less seasonal than leisure travel programs, the Company believes that the military/government charter business tends to have a stabilizing impact on seasonal earnings fluctuations. The Company is also contractually protected from changes in fuel prices. The Company further believes that its fleet of aircraft has a competitive advantage in serving the transportation needs of the U.S. military. Although foreign bases have reduced troop size, the Company believes that the U.S. military still desires to maintain its service frequency to those bases and therefore often has a preference for smaller-capacity, long-range aircraft such as the Company's Boeing 757-200. Furthermore, in 1993, the Company became the first North American carrier to receive Federal Aviation Administration ('FAA') certification to operate Boeing 757-200 aircraft with 180-minute Extended Twin Engine Operation ('ETOPS'), permitting these aircraft to operate missions over water to airports up to three hours from the nearest alternate airport. The Company believes that this certification, which applies to all of the Company's Boeing 757-200 fleet, provides a competitive advantage in receiving awards of certain military flying.

     The overall amount of military flying that the Company performs in any one year is dependent upon several factors, including (i) the percentage of mobilization value points represented by the Company's team as compared to total mobilization value points of all providers of military service; (ii) the percentage of passenger capacity of the Company with respect to its own team;
(iii) the amount of fixed award and expansion flying required by the U.S. military in each contract year; and (iv) the availability of the Company's aircraft to accept and fly expansion awards. In 1997, there was an unusual amount of both fixed award and expansion business available to the Company as compared to prior years.

     Ground Package Revenues. The Company earns ground package revenues through the sale of hotel, car rental and cruise accommodations in conjunction with the Company's air transportation product. The Company markets these ground packages to its Ambassadair club members and through its ATA Vacations subsidiary to the general public. In the third quarter of 1998, ground package revenues increased 15.1% to $6.1 million, as compared to $5.3 million in the third quarter of 1997, and in the nine months ended September 30, 1998, ground package revenues increased 8.0% to $17.6 million, as compared to $16.3 million in the same period of 1997.

     The Company's Ambassadair Travel Club offers hundreds of tour-guide-accompanied vacation packages to its approximately 35,000 individual and family members annually. In the third quarter of 1998, total packages sold increased 21.8% as compared to the third quarter of 1997, and were unchanged between the nine month periods ended September 30, 1998 and 1997. The average revenue earned for each ground package sold increased 18.7% and 22.7%, respectively, between the same sets of comparative periods.

     ATA Vacations offers numerous ground package combinations to the general public for use on the Company's scheduled service flights throughout the United States. These packages are marketed through travel agents, as well as directly by the Company. In the third quarter and the nine months ended September 30, 1998, total packages sold decreased 23.3% and 10.5%, respectively, as compared to the same periods of 1997, while the average revenue earned for each ground package sold increased 3.7% between the third quarters of 1998 and 1997, and decreased 4.2% between the nine month periods ended September 30, 1998 and 1997.

     The number of ground packages sold and the average revenue earned by the Company for a ground package sale are a function of the mix of vacation destinations served, the quality and types of ground accommodations offered and general competitive conditions with other air carriers offering similar products in the Company's markets, all of which factors can change from period to period.

     Other Revenues. Other revenues are comprised of the consolidated revenues of affiliated companies, together with miscellaneous categories of revenue associated with the scheduled and charter operations of the Company. Other revenues increased 6.3% to $8.4 million in the third quarter of 1998, as compared to $7.9 million in the third quarter of 1997, and by 46.4% to $30.3 million in the nine months ended September 30, 1998, as compared to $20.7 million in the same period of 1997.

     In the third quarter of 1998, as compared to the third quarter of 1997, the Company recorded $0.8 million more in cancellation and administrative fees and $0.4 million more in cargo and other affiliate company revenues, partially offset by $0.2 million less revenue from the sales of surplus and obsolete aircraft parts, and $0.7 million less revenue from providing substitute service to other airlines. In the nine months ended September 30, 1998, as compared to the same period of 1997, the Company earned $5.4 million more in substitute service revenues, $2.4 million more in cancellation and administrative fees, and $1.6 million more in cargo and other affiliate company revenues, partially offset by $0.5 million less revenue from the sale of surplus and obsolete aircraft parts.

     A substitute service agreement typically provides for the Company to operate aircraft with its crews on routes designated by the customer airline to carry the passengers of that airline for a limited period of time. The Company has seen increased demand for this type of service in 1998 due to delays in new aircraft deliveries being experienced by various airlines. The Company also increased its administrative fee for change-of-reservation on non-refundable scheduled service tickets from $50 to $60 per change effective August 1998, and the volume of such fees earned also increased between years in proportion to the increase in scheduled service passengers boarded.

  OPERATING EXPENSES

     Salaries, Wages and Benefits. Salaries, wages and benefits include the cost of salaries and wages paid to the Company's employees, together with the Company's cost of employee benefits and payroll-related local, state and federal taxes. Salaries, wages and benefits expense in the third quarter of 1998 increased 22.5% to $53.4 million from $43.6 million in the third quarter of 1997, and increased 21.7% to $155.8 million in the nine months ended September 30, 1998, as compared to $128.0 million in the same period of 1997.

     The Company increased its average equivalent employees by 20.0% and 17.9%, respectively, between the three and nine month periods ended September 30, 1998 and 1997 in order to appropriately staff the growth in available seats offered between periods. Categories of employees where this growth was most significant included cockpit and cabin crews, reservations agents, airport passenger and ramp service agents, and aircraft maintenance personnel, all of which are influenced directly by flight activity. Some employment growth in the first nine months of 1998 was also needed to correct for certain employee shortages in the first nine months of 1997, particularly in the areas of cockpit crews, reservations agents and airframe and power plant mechanics. Between the third quarter of 1998 and the third quarter of 1997, jet departures increased by 12.4%, jet block hours increased by 6.5% and jet passengers boarded increased by 13.9%. Between the nine months ended September 30, 1998 and 1997, jet departures increased by 16.5%, jet block hours increased by 12.4% and jet passengers boarded increased by 13.8%.

     The average rate of pay earned by the Company's employees (including all categories of salaries, wages and benefits, except for variable compensation) decreased 0.3% between the third quarters of 1998 and 1997, and increased by 0.3% between the nine month periods ended September 30, 1998 and 1997. While most employees received wage rate increases between years, new employees are generally hired at lower average starting rates of pay than those rates in effect for more senior employees. The increase in new employees between periods largely offset the wage rate increases applicable to more senior employees.

     In the three and nine months ended September 30, 1998, the Company recorded $1.3 million and $6.5 million, respectively, in variable compensation as a result of the significant improvement in earnings as compared to the same periods of 1997, when no such compensation was incurred. In the second quarter of 1997, however, a one-time charge of $2.0 million was recorded for variable compensation expense associated with the resignation of the Company's former President and Chief Executive Officer.

     Salaries, wages and benefits cost per ASM increased 17.5% in the third quarter of 1998 to 1.41 cents, as compared to 1.20 cents in the third quarter of 1997, and the cost per ASM increased 10.6% in the nine months ended September 30, 1998, to 1.46 cents, as compared to 1.32 cents in the same period of 1997. This unit-cost increase was attributable to the faster rate of growth in average equivalent employees between years and to the variable compensation earned in 1998, which was not earned in 1997.

     Fuel and Oil. Fuel and oil expense decreased 14.8% to $35.6 million in the third quarter of 1998, as compared to $41.8 million in the third quarter of 1997, and decreased 9.5% to $107.6 million in the nine months ended September 30, 1998, as compared to $118.9 million in the same period of 1997. These decreases occurred despite the Company consuming 6.8% and 10.1%, respectively, more gallons of jet fuel for flying operations in the third quarter and nine months ended September 30, 1998, as compared to the same periods of 1997, which resulted in an increase in fuel expense of approximately $2.8 million and $12.1 million, respectively, between comparable periods. Jet fuel consumption increased due to the increased number of block hours of jet flying operations between periods. The Company flew 38,003 jet block hours in the third quarter of 1998, as compared to 35,683 jet block hours in the same period of 1997, an increase of 6.5% between quarters, and flew 110,372 jet block hours in the nine months ended September 30, 1998, as compared to 98,226 jet block hours in the same period of 1997, an increase of 12.4% between periods.

     During the third quarter and nine months ended September 30, 1998, the Company's average cost per gallon of jet fuel consumed decreased by 19.0% and 19.3%, respectively, as compared to the same periods of 1997, resulting in a decrease in fuel and oil expense of approximately $8.4 million and $25.8 million, respectively, between comparable periods. This reduction in fuel price was experienced generally in the airline industry in the first nine months of 1998 as a result of significant reductions in average crude oil and distillate product prices as compared to the same period of 1997.

     During the first quarter of 1998, the Company entered into two fuel price hedge contracts under which the Company sought to reduce the risk of fuel price increases during February and March. The Company hedged approximately 27.3% of first quarter 1998 gallon consumption under a swap agreement which established a specific swap price for February and March, and hedged an additional 27.3% of first quarter 1998 gallon consumption under a fuel cap agreement which guaranteed a maximum price per gallon for February and March. In the first quarter of 1998 the Company recorded $1.1 million in fuel and oil expense under the swap agreement, and recorded $0.3 million for the premiums paid under the fuel cap agreement.

     During the second quarter of 1998, the Company entered into a fuel price hedge agreement, providing a fuel price minimum and maximum guarantee for approximately 39.8% of second quarter 1998 gallon consumption. The Company recorded $0.7 million in fuel and oil expense under the agreement in the second quarter of 1998.

     The Company did not enter into any fuel price hedge agreements during the third quarter of 1998, although such hedge agreements have been entered into for a portion of expected fuel consumption in the fourth quarter of 1998 and the first quarter of 1999.

     Also during the nine months ended September 30, 1998, the Company incurred approximately $0.5 million in higher fuel and oil expense than was incurred in the nine months ended September 30, 1997 to operate the ATA Connection Jetstream 31 aircraft pursuant to its agreement with Chicago Express.

     Fuel and oil expense decreased 19.1% to 0.93 cents per ASM in the third quarter of 1998, as compared to 1.15 cents per ASM in the third quarter of 1997, and decreased 17.2% to 1.01 cents per ASM in the nine months ended September 30, 1998, as compared to 1.22 cents per ASM in same period of 1997. This unit cost reduction was substantially due to the period-to-period decrease in the average price of fuel consumed.

     Handling, Landing and Navigation Fees. Handling and landing fees include the costs incurred by the Company at airports to land and service its aircraft and to handle passenger check-in, security and baggage where the Company elects to use third-party contract services in lieu of its own employees. Where the Company uses its own employees to perform ground handling functions, the resulting cost appears within salaries, wages and benefits. Air navigation fees are incurred when the Company's aircraft fly over certain foreign airspace.

     Handling, landing and navigation fees increased by 11.6% to $22.2 million in the third quarter of 1998, as compared to $19.9 million in the third quarter of 1997, and increased 5.7% to $57.5 million in the nine months ended September 30, 1998, as compared to $54.4 million in the same period of 1997. During the three and nine month periods ended September 30, 1998, the average cost per system jet departure for third-party aircraft handling decreased 2.3% and 5.7%, respectively, as compared to the same periods of 1997. The total number of system-wide jet departures between the third quarters of 1998 and 1997 increased by 12.4% to 11,875 from 10,567, resulting in approximately $2.1 million in volume-related handling and landing expense increases between periods, and the total number of system-wide jet departures between the nine month periods ended September 30, 1998 and 1997 increased by 16.5% to 34,749 from 29,840, resulting in approximately $7.0 million in volume-related handling and landing expense increases between years.

     These volume-related increases were partially offset, however, by decreases of approximately $0.2 million and $2.5 million, respectively, in price-and-mix-related handling and landing expenses for the three and nine month periods ending September 30, 1998, as compared to the same periods of 1997, attributable primarily to a change in jet departure mix. Because each airport served by the Company has a different schedule of fees, including variable prices for different aircraft types, average handling and landing fee costs are a function of the mix of airports served and the fleet composition of departing aircraft. On average, handling and landing fee costs for Lockheed L-1011 wide-body aircraft are higher than for narrow-body aircraft, and average costs at foreign airports are higher than at U.S. domestic airports. As a result of the shift of revenue production towards scheduled service operations in the three and nine month periods ended September 30, 1998, as compared to the same periods of 1997, the Company's jet departures in the 1998 periods included proportionately more domestic and narrow-body operations than in the 1997 periods. In the three and nine months ended September 30, 1998, approximately 80.5% and 80.8%, respectively, of the Company's jet departures were operated with narrow-body aircraft, as compared to 78.0% and 77.7%, respectively in the same periods of 1997; and 82.5% and 82.6%, respectively, of the Company's jet departures in the three and nine months ended September 30, 1998 were from domestic locations, as compared to 74.7% and 75.6%, respectively, in the same periods of 1997.

     The cost per ASM for handling, landing and navigation fees increased 5.5% to 0.58 cents in the third quarter of 1998, from 0.55 cents in the third quarter of 1997, and decreased 3.6% to 0.54 cents in the nine months ended September 30, 1998, as compared to 0.56 cents in the same period of 1997.

     Depreciation and Amortization. Depreciation reflects the periodic expensing of the recorded cost of owned airframes and engines, leasehold improvements and rotable parts for all fleet types, together with other property and equipment owned by the Company. Amortization is primarily the periodic expensing of capitalized airframe and engine overhauls for all fleet types on a units-of-production basis using aircraft flight hours and cycles (landings) as the units of measure. Depreciation and amortization expense increased 12.0% to $18.6 million in the third quarter of 1998, as compared to $16.6 million in the third quarter of 1997, and increased 26.7% to $58.3 million in the nine months ended September 30, 1998, as compared to $46.0 million in the same period of 1997.

     Depreciation expense attributable to owned airframes, leasehold improvements and engines increased $1.1 million and $2.1 million, respectively, in the three and nine months ended September 30, 1998, as compared to the same periods of 1997. The Company purchased one Boeing 757-200 and one Boeing 727-200 aircraft in late 1997 which had been previously financed through operating leases, thereby increasing depreciation expense on airframes and engines between those periods. (The Company recorded a reduction in aircraft rental expense between periods for the termination of operating leases for these aircraft, which is further described below under 'Aircraft Rentals.') The Company also incurred increased debt issue costs between years relating to debt facility and senior unsecured notes issued in July 1997; recorded additional inventory obsolescence expense for certain aircraft parts held for sale which were sold during the first quarter of 1998; and increased its investment in rotable parts and computer hardware and software, among other items of property and equipment. These changes resulted in an increase in depreciation expense of $0.8 million in the third quarter of 1998, as compared to the same period of 1997, and by $1.7 million in the nine months ended September 30, 1998, as compared to the nine months ended September 30, 1997.

     Amortization of capitalized engine and airframe overhauls increased $2.0 million and $8.3 million, respectively, in the three and nine months ended September 30, 1998, as compared to the same periods of 1997, after including the offsetting amortization associated with manufacturers' credits. Changes to the cost of overhaul amortization were partly due to the increase in total block hours and cycles flown between comparable periods for the Boeing 727-200 and Lockheed L-1011 fleets, since such expense varies with that activity, and partly due to the completion of more engine and airframe overhauls between periods for these fleet types. Rolls-Royce-powered Boeing 757-200 aircraft, six of which were delivered new from the manufacturer between late 1995 and mid- 1998, are not presently generating any engine or airframe overhaul expense, since the initial post-delivery overhauls for these aircraft are not yet due under the Company's maintenance programs.

     Boeing 727-200 block hours increased 7.6% and 17.5%, respectively, and cycles increased 13.4% and 21.3%, respectively, in the three and nine months ended September 30, 1998, as compared to the same periods of 1997. Engine and airframe amortization for the Company's fleet of Boeing 727-200 aircraft increased by approximately $2.6 million and $6.6 million, respectively, between the same comparable periods, partly due to increases in flight activity as noted above, and partly due to the completion of new overhauls for Pratt & Whitney JT8D engines that power the Boeing 727-200 fleet, as well as additional airframe overhauls. The number of such overhauls in service has increased as some Boeing 727-200 aircraft added to the Company's fleet in 1995 and 1996 have now undergone their first overhauls under the Company's maintenance program.

     In the third quarter of 1998 engine and airframe amortization expense for the Company's Lockheed L-1011 fleet was approximately $0.4 million lower than in the third quarter of 1997, due primarily to the realization of manufacturer' credits applied to overhaul costs in that period. In the nine months ended September 30, 1998, such engine and airframe amortization was approximately $1.4 million higher than in the same period of 1997. This increase was primarily due to increases in total engine and airframe overhauls in service between those periods, and was also partly due to slightly more flight activity for this fleet type. Lockheed L-1011 block hours increased 0.6%, and cycles increased 0.4% in the nine months ended September 30, 1998, as compared to the same period of 1997.

     The cost of engine overhauls that become worthless due to early engine failures and which cannot be economically repaired is charged to depreciation and amortization expense in the period the engine fails. Depreciation and amortization expense attributable to these write-offs decreased $0.9 million in the third quarter of 1998 as compared to the third quarter of 1997, and increased $1.2 million in the nine months ended September 30, 1998 as compared to the same period of 1997. When these early engine failures can be economically repaired, the related repairs are charged to aircraft maintenance, materials and repairs expense.

     Effective July 1, 1998, the Company extended the estimated useful life of the 13 owned Lockheed L-1011 series 50 and series 100 aircraft to a common retirement date of December 2004, and also reduced the estimated salvage value of the related airframes, engines and rotables. The effect of this change in estimate was to reduce depreciation expense in the three and nine months ended September 30, 1998 by $972,000.

     Depreciation and amortization expense per ASM increased 8.9% to 0.49 cents in the third quarter of 1998, as compared to 0.45 cents in the third quarter of 1997, and increased 17.0% to 0.55 cents in the nine months ended September 30, 1998, as compared to 0.47 cents in the same period of 1997. These increases were primarily due to the increased amount of overhaul cost incurred to maintain the Company's Boeing 727-200 and Lockheed L-1011 airframes and engines. Airframes and engines which originally enter the Company's fleet from time to time often do not require such overhauls until several years later. Therefore, units added to the Company's fleet over the last several years are currently scheduled for or are undergoing overhaul. Such overhaul expense incurred and to be incurred is incremental in comparison to prior periods. Although the Company's fleet of new Boeing 757-200 aircraft has not yet begun this initial overhaul cycle, the Company anticipates that it will do so beginning in late 1998 and 1999, at which time increased overhaul amortization expense per ASM will be incurred for this fleet type as well.

     Aircraft Maintenance, Materials and Repairs. This expense includes the cost of expendable aircraft spare parts, repairs to repairable and rotable aircraft components, contract labor for heavy check and line maintenance activities, and other non-capitalized direct costs related to fleet maintenance, including spare engine leases, parts loan and exchange fees, and related shipping costs. Aircraft maintenance, materials and repairs expense decreased 5.3% to $14.4 million in the third quarter of 1998, as compared to $15.2 million in the third quarter of 1997, while it increased 3.7% to $41.6 million in the nine months ended September 30, 1998, from $40.1 million in the same period of 1997.

     The Company performed a total of 9 airframe checks on its fleet during the third quarter of 1998, as compared to 12 such checks performed in the third quarter of 1997, a decrease of 25.0% between quarters; while for the nine months ended September 30, 1998, the Company performed 45 airframe checks, as compared to 36 for the same period in 1997, a 25.0% increase between periods. The cost of materials consumed and components repaired in association with such checks and other maintenance activity increased by $0.8 million between the third quarters of 1998 and 1997, while for the nine months ended September 30, 1998, these expenses increased $2.4 million as compared to the same period of 1997.

     Contract labor for the three and nine months ended September 30, 1998 decreased $1.2 million and $0.2 million, respectively, as compared to the same time periods in 1997. These reductions were due to one airframe check being performed at a third-party vendor location in the third quarter of 1998, as compared to 7 in the same period of 1997, and 15 airframe checks being performed at third-party vendor locations in the nine months ended September 30, 1998, as compared to 14 in the same period of 1997. Contract labor is incurred when heavy maintenance checks on the Company's airframes are performed by outside vendors using their own personnel under maintenance programs approved and supervised by the Company.

     Many of the Company's aircraft under operating leases have certain return conditions applicable to the maintenance status of airframes and engines as of the termination of the lease. The Company accrues estimated return condition costs as a component of maintenance, materials and repairs expense. The accrual is based upon the actual condition of the aircraft as each lease termination date approaches, and the Company's ability to estimate the expected cost of conforming to these conditions. Return condition expenses accrued in the third quarter of 1998 were $0.2 million lower than in the third quarter of 1997, while for the nine months ended September 30, 1998, return condition expenses were $0.7 million lower than in the same period of 1997, primarily due to the negotiation of purchase options on some leased aircraft during the first quarter of 1998, eliminating return condition obligations existing prior to those negotiations.

     The cost per ASM of aircraft maintenance, materials and repairs decreased 9.5% to 0.38 cents in the third quarter of 1998, as compared to 0.42 cents in the third quarter of 1997, while the cost per ASM decreased 4.9% to 0.39 cents in the nine months ended September 30, 1998, as compared to 0.41 cents for the same period of 1997.

     Aircraft Rentals. Aircraft rentals expense for the third quarter of 1998 decreased 0.7% to $13.4 million from $13.5 million in the third quarter of 1997, and decreased 6.2% to $39.2 million in the nine months ended September 30, 1998, as compared to $41.8 million in the same period of 1997.

     The Company returned one leased Boeing 757-200 to the lessor in the fourth quarter of 1997, which reduced aircraft rentals expense by $1.0 million and $3.0 million, respectively, in the three and nine month periods ended September 30, 1998, as compared to the same periods of 1997. In September 1997, the Company purchased one Boeing 757-200, and in December 1997 purchased one Boeing 727-200, both of which had been previously leased; such purchases reduced aircraft rentals expense by $0.9 million and $3.7 million, respectively, in the three and nine month periods ended September 30, 1998, as compared to the same periods of 1997. The Company took delivery of one new Boeing 757-200 from the manufacturer in December 1997, and a second new Boeing 757-200 in July 1998, which deliveries increased aircraft rentals expense by $1.5 million and $3.5 million, respectively, in the three and nine month periods ended September 30, 1998, as compared to the same periods of 1997. The Company also completed the sale and leaseback of a previously owned Boeing 727-200 in September 1997, which increased aircraft rentals expense by $0.2 million and $0.7 million, respectively, in the three and nine month periods ended September 30, 1998, as compared to the same periods of 1997.

     Aircraft rentals cost per ASM for the third quarter of 1998 was 0.35 cents, a decrease of 5.4% from 0.37 cents per ASM in the same period of 1997, and was
0.37 cents in the nine months ended September 30, 1998, a decrease of 14.0% as compared to 0.43 cents in the same period of 1997. The cancellation of operating leases and purchase of the Boeing 757-200 and Boeing 727-200 aircraft during 1997 was a primary cause for this unit cost reduction, although a related unit cost increase was incurred for depreciation and amortization as a result of that purchase.

     Crew and Other Employee Travel. Crew and other employee travel is primarily the cost of air transportation, hotels and per diem reimbursements to cockpit and cabin crew members incurred to position crews away from their bases to operate Company flights throughout the world. The cost of air transportation is generally more significant for the commercial and military/government charter business units since these flights often operate between cities in which Company crews are not normally based and may involve extensive international positioning of crews. Hotel and per diem expenses are incurred for scheduled, commercial and military/government charter services, although higher per diem and hotel rates generally apply to international assignments.

     The cost of crew and other employee travel increased 8.7% to $11.3 million in the third quarter of 1998, as compared to $10.4 million in the third quarter of 1997, and increased 12.6% to $31.2 million in the nine months ended
September 30, 1998, as compared to $27.7 million in the same period of 1997. During the three and nine months ended September 30, 1998, the Company's average full-time-equivalent cockpit and cabin crew employment was 10.0% and 13.8% higher, respectively, than in the same periods of 1997, while jet block hours flown increased by 6.5% and 12.4%, respectively, between the same periods. Although the Company experienced some limited crew shortages in the first quarter of 1998 associated with higher aircraft utilization, such shortages had been substantially eliminated by the second quarter of 1998, thereby reducing the related travel costs of moving some crews away from their bases. Shortages of both cockpit and cabin crews were more significant in the first two quarters of 1997, following the crew furlough which occurred in the fourth quarter of 1996, when crews were more frequently moved out of base to operate the Company's worldwide schedule.

     The average cost of hotel rooms per full-time-equivalent crew member increased 9.7% and 6.9%, respectively, in the three and nine month periods ended September 30, 1998, as compared to the same periods of 1997. Such hotel costs increased due to both higher room rates paid in 1998, and due to aircraft flow changes associated with the Company's 1998 summer schedule which resulted in more crews terminating their daily flying away from their home bases than in the prior year.

     The average cost of crew positioning per full-time-equivalent crew member decreased 6.7% and 9.3%, respectively, in the three and nine month periods ended September 30, 1998, as compared to the same periods of 1997. Crew positioning costs declined primarily due to the shift of revenue production from commercial charter and military/government charter to scheduled service. Crews positioning out of base for scheduled service can often position at no cost on Company flights, whereas positioning to remote international locations for charter service is usually done on other carriers at a substantial cost.

     The average cost of crew per diem per full-time-equivalent crew member decreased 3.2% in the third quarter of 1998 as compared to the third quarter of 1997, and increased 0.7% in the nine months ended September 30, 1998 ad compared to the same period of 1997. The shift from charter to scheduled service, and the change in scheduled service aircraft flows, had approximate equal and offsetting effects on per diem between years.

     The cost per ASM for crew and other employee travel was unchanged at 0.29 cents in the nine month periods ended September 30, 1998 and 1997, and increased by 3.4% to 0.30 cents in the third quarter of 1998, as compared to 0.29 cents in the same period of 1997.

     Passenger Service. Passenger service expense includes the onboard costs of meal and non-alcoholic beverage catering, the cost of alcoholic beverages and in-flight movie headsets sold, and the cost of onboard entertainment programs, together with certain costs incurred for mishandled baggage and passengers inconvenienced due to flight delays or cancellations. For the third quarters of 1998 and 1997, catering represented 81.6% and 83.5%, respectively, of total passenger service expense, and for the nine month periods ended September 30, 1998 and 1997, catering represented 83.6% and 82.8%, respectively, of total passenger service expense.

     The total cost of passenger service increased 2.0% to $10.2 million in the third quarter of 1998, as compared to $10.0 million in the third quarter of 1997, and increased 4.3% to $26.9 million in the nine months ended September 30, 1998, as compared to $25.8 million in the same period of 1997. The Company experienced a decrease of approximately 10.2% and 7.0%, respectively, in the average unit cost of catering each passenger in the three and nine month periods ended September 30, 1998, as compared to the same periods of 1997, primarily because in the 1998 periods there were relatively more scheduled service passengers in the Company's business mix, who are provided a less expensive catering product than the Company's longer-stage-length commercial and military/government charter passengers. This resulted in a price-and-business-mix reduction of $0.9 million and $1.9 million, respectively, of catering expense in the three and nine months ended September 30, 1998, as compared to the same periods of 1997. Total jet passengers boarded, however, increased 13.9% and 13.8%, respectively, between the same comparative periods, resulting in approximately $0.9 million and $2.7 million, respectively, in higher volume-related catering expenses between the same sets of comparative periods.

     The cost of handling passengers inconvenienced by flight delays and cancellations increased by $0.3 million between the third quarters of 1998 and 1997 due to a 17.9% increase in the number of delayed flights per jet departure in the 1998 third quarter as compared to the prior year. In the nine months ended September 30, 1998 and 1997, such costs were approximately unchanged.

     The cost per ASM of passenger service was unchanged at 0.27 cents in the third quarters of 1998 and 1997, and decreased 3.8% to 0.25 cents in the nine months ended September 30, 1998, as compared to 0.26 cents in the same period of 1997.

     Commissions. The Company incurs commissions expense in association with the sale by travel agents of single seats on scheduled service. In addition, the Company incurs commissions to secure some commercial and military/government charter business. Commissions expense decreased 1.4% to $6.9 million in the third quarter of 1998, as compared to $7.0 million in the third quarter of 1997, and increased 9.7% to $21.5 million in the nine months ended September 30, 1998, as compared to $19.6 million in the same period of 1997.

     Scheduled service commissions expense increased by $0.1 million and $2.0 million, respectively, between the three and nine month periods ended September 30, 1998 and 1997. These increases were lower than the related increases of 32.3% and 41.7%, respectively, in scheduled service revenues for the same periods, partially because of an industry-wide reduction in the standard travel agency commission rate from 10% to 8% which became effective in October 1997, and partially due to relatively more non-commissionable bulk seat scheduled service sales being made in the three and nine month periods ended September 30, 1998, as compared to the same periods of 1997. Neither commercial charter nor military/government charter commissions expense changed significantly between the three and nine month periods ended September 30, 1998 and 1997.

     The cost per ASM of commissions expense was unchanged at 0.20 cents for the nine month periods ended September 30, 1998 and 1997, and decreased 5.3% to 0.18 cents in the third quarter of 1998, as compared to 0.19 cents in the third quarter of 1997.

     Other Selling Expenses. Other selling expenses are comprised of (i) booking fees paid to computer reservation systems ('CRS') to reserve single-seat sales for scheduled service; (ii) credit card discount expenses incurred when selling single seats and ground packages to customers using credit cards for payment;
(iii) costs of providing toll-free telephone service, primarily to single-seat and vacation package customers who contact the Company directly to book reservations; and (iv) miscellaneous other selling expenses primarily associated with single-seat sales. Other selling expenses increased 29.3% to $5.3 million in the third quarter of 1998, as compared to $4.1 million in the third quarter of 1997, and increased 51.4% to $16.5 million in the nine months ended
September 30, 1998, as compared to $10.9 million in the same period of 1997. Scheduled service ASMs increased 17.8% and 27.5%, respectively, in the three and nine months ended September 30, 1998, as compared to the same periods of 1997.

     CRS fees increased $0.5 million and $2.4 million, respectively, in the three and nine month periods ended September 30, 1998, as compared to the same periods of 1997, due to both a 28.4% and 43.2% increase, respectively, in total CRS bookings made for the expanded scheduled service business unit between comparative periods, and due to a 4.7% and 8.1% increase, respectively, in the average cost of each CRS booking. Bookings for the Company's scheduled service seats are often confirmed several weeks or more in advance of the customer's actual date of travel, and such booking expenses are therefore frequently recognized one or more accounting periods in advance of the recognition of the related revenues.

     Toll-free telephone costs increased $0.7 million between the nine month periods ended September 30, 1998 and 1997, primarily due to higher toll-free usage related to higher scheduled service reservations activity. Toll-free costs were not significantly different between the third quarter of 1998 and 1997. Credit card discount expense increased $0.7 million and $2.4 million, respectively, in the three and nine month periods ended September 30, 1998 and 1997, as compared to the same periods of 1997, due to higher 1998 earned revenues in scheduled service which were sold using credit cards as payment.

     Other selling cost per ASM increased 27.3% to 0.14 cents in the third quarter of 1998, as compared to 0.11 cents in the same quarter of the previous year, and increased 36.4% to 0.15 cents in the nine months ended September 30, 1998, as compared to 0.11 cents in the same period of 1997, primarily due to the significant growth in scheduled service ASMs between years where such selling expenses are incurred.

     Ground Package Cost. Ground package cost is incurred by the Company to reimburse hotels, car rental companies, cruise lines and similar vendors who provide ground and cruise accommodations to Ambassadair and ATA Vacations customers. Ground package cost increased 13.3% to $5.1 million in the third quarter of 1998, as compared to $4.5 million in the third quarter of 1997, and increased 7.1% to $15.0 million in the nine months ended September 30, 1998, as compared to $14.0 million in the same period of 1997. The number of Ambassadair ground packages sold in the nine-month period ended September 30, 1998, increased 21.8%, as compared to the same period of 1997, while the number of Ambassadair ground packages sold was unchanged in the third quarters of 1998 and 1997. The average cost of Ambassadair ground packages sold increased by 17.0% and 29.8%, respectively, between the three and nine month periods ended September 30, 1998, as compared to the same periods of 1997. The number of ATA Vacations ground packages sold in the three and nine-month periods ended September 30, 1998 decreased 23.3% and 10.5%, respectively, as compared to the same periods of 1997, while the average cost of ATA Vacations ground packages sold increased by 4.6% and decreased by 7.6%, respectively.

     The cost per ASM of ground packages increased 8.3% to 0.13 cents in the third quarter of 1998, as compared to 0.12 cents in the third quarter of 1997, and remained unchanged at 0.14 cents in the nine months ended September 30, 1998 and 1997.

     Advertising. Advertising expense increased 37.5% to $4.4 million in the third quarter of 1998, as compared to $3.2 million in the comparable period of 1997, and increased 36.7% to $13.4 million in the nine months ended September 30, 1998, as compared to $9.8 million in the same period of 1997. The Company incurs advertising costs primarily to support single-seat scheduled service sales and the sale of air-and-ground packages. Advertising support for these lines of businesses was increased in the three and nine month periods ended September 30, 1998, consistent with the Company's overall strategy to enhance scheduled service RASM through increases in load factor and yield.

     The 36.7% increase in total advertising expense in the nine months ended September 30, 1998, was smaller than the 41.7% increase in scheduled service revenues in the same period of 1998, since the majority of the Company's growth in the first nine months of 1998 was from increased frequencies at existing gateway cities such as Chicago-Midway, thus providing advertising efficiencies in the 1998 period, as compared to the prior year. Such market-related efficiency was not achieved in the third quarter of 1998, however, during which advertising costs increased 37.5%, and scheduled service revenues grew by 32.3%, as compared to the prior year. This lower efficiency was due to temporarily higher advertising support required in the second and third quarters of 1998 for the introduction of the Company's new services to Dallas-Ft. Worth, Denver, San Juan, and New York's La Guardia airport, as well as to launch the Company's fall promotions in September 1998.

     The cost per ASM of advertising increased 33.3% to 0.12 cents in the third quarter of 1998, as compared to 0.09 cents in the third quarter of 1997, and increased by 20.0% to 0.12 cents in the nine months ended September 30, 1998, as compared to 0.10 cents in the same period of 1997.

     Facility and Other Rentals. Facility and other rentals includes the cost of all ground facilities that are leased by the Company such as airport space, regional sales offices and general offices. The cost of facility and other rentals increased 9.1% to $2.4 million in the third quarter of 1998, as compared to $2.2 million in the third quarter of 1997, and increased 6.1% to $7.0 million in the nine months ended September 30, 1998, as compared to $6.6 million in the same period of 1997. The rate of growth in facilities costs between periods was comparable to the 4.5% and 9.7% rates of ASM growth, respectively, in the three and nine-month periods ended September 30, 1998 and 1997, due to the addition of new facilities for services to Denver, Dallas-Ft. Worth and New York's LaGuardia airport between periods.

     The cost per ASM for facility and other rentals was unchanged at 0.06 cents in the third quarters of 1998 and 1997, and was unchanged at 0.07 cents in the nine-month periods ended September 30, 1998 and 1997.

     Other Operating Expenses. Other operating expenses increased 19.9% to $16.3 million in the third quarter of 1998, as compared to $13.6 million in the third quarter of 1997, and increased 19.8% to $47.7 million in the nine months ended September 30, 1998, as compared to $39.8 million in the same period of 1997. Other operating expenses which experienced significant changes between the third quarters and nine months ended September 30, 1998 and 1997 included: (i) $0.7 million and $2.9 million, respectively, of additional costs for the Chicago Express Jetstream 31 code share agreement, which agreement was not in effect in the 1997 first quarter, and because such code share was expanded to include Lansing and Madison in the first three quarters of 1998, which were not served in 1997; (ii) $0.1 million and $2.0 million, respectively, in higher costs associated with the short-term leasing of substitute aircraft, and the reprotection of some of the Company's passengers on other airlines, due to higher-than-normal delayed and irregular flight operations primarily in the second quarter of 1998; and (iii) $0.8 million and $0.3 million, respectively, in higher general, hull and liability insurance costs.

     Other operating cost per ASM increased 16.2% to 0.43 cents in the third quarter of 1998, as compared to 0.37 cents in the third quarter of 1997, and increased 9.8% to 0.45 cents in the nine months ended September 30, 1998, as compared to 0.41 cents in the same period of 1997.

     Interest Income and Expense. Interest expense in the third quarter and nine months ended September 30, 1998, increased to $3.2 million and $9.7 million, respectively, as compared to $2.5 million and $5.8 million in the same periods of 1997. The increase in interest expense between periods was primarily due to changes in the Company's capital structure resulting from the two financings completed on July 24, 1997, at which time the Company (i) sold $100.0 million principal amount of 10.5% unsecured seven-year notes, and (ii) entered into a new $50.0 million secured revolving credit facility, thereby replacing the former secured revolving credit facility of $122.0 million as of June 30, 1997.

     The capital structure of the Company, prior to completing these new financings, provided for borrowings under the former credit facility to be constantly adjusted to meet the expected cash flow requirements of the Company, thereby minimizing the level of borrowings on which interest would be paid. Under the new capital structure of the Company, the borrowings under the 10.5% notes remain fixed at $100.0 million. During the third quarter and nine months ended September 30, 1998, the Company's weighted average borrowings were approximately $151.3 million and $152.3 million, respectively, as compared to $119.0 million and $99.0 million in the comparable periods of 1997.

     The weighted average effective interest rates applicable to the Company's borrowings in the third quarter and nine months ended September 30, 1998, were 8.47% and 8.47%, respectively, as compared to 8.45% and 7.86% in the comparable periods of 1997. The increase in the weighted average effective interest rates between years was primarily due to the 10.5% interest rate applicable to the $100.0 million in unsecured notes issued on July 24, 1997, which was higher than the average interest rate which was applicable to borrowings under the former credit facility.

     In order to reduce the interest expense impact of the $100.0 million of 10.5% unsecured notes, the Company invested excess cash balances in short-term government securities and commercial paper and thereby earned $1.1 million and $3.3 million, respectively, in interest income in the three and nine months ended September 30, 1998, as compared to $0.6 million and $0.8 million earned in the same periods of 1997.

  INCOME TAX EXPENSE

     In the nine months ended September 30, 1998, income tax expense of $26.1 million was recorded, as compared to $5.2 million in the same period of 1997. The effective tax rates applicable to the three and nine months ended September 30, 1998, were 40.4%, and 40.4%, respectively, as compared to 51.1% and 55.2% in the same periods of 1997.

     Income tax expense in both sets of comparative periods was significantly affected by the permanent non-deductibility for federal income tax purposes of a percentage of amounts paid for crew per diem (45% in 1998 and 50% in 1997). The effect of this permanent difference on the effective income tax rate for financial accounting purposes becomes more pronounced in cases where before-tax income approaches zero, which was a significant reason for the higher effective tax rate in the quarter and nine months ended September 30, 1997.

     Income tax expense for the second quarter of 1997 was also significantly affected by the one-time $2.0 million charge to salaries, wages and benefits for the prepaid executive compensation package provided to the Company's former President and Chief Executive Officer. Of the total compensation paid to this former executive of the Company in 1997, approximately $1.7 million was non-deductible against the Company's federal income taxes.

Year Ended December 31, 1997, Versus Year Ended December 31, 1996

  CONSOLIDATED FLIGHT OPERATIONS AND FINANCIAL DATA

     The following table sets forth, for the periods indicated, certain key operating and financial data for the consolidated flight operations of the Company. Data shown for 'Jet' operations include the consolidated operations of Lockheed L-1011, Boeing 727-200 and Boeing 757-200 aircraft in all of the Company's business units. Data shown for 'J31' operations include operations under the Chicago Express Arrangement.

                                                                       TWELVE MONTHS ENDED DECEMBER 31,
                                                             ----------------------------------------------------
                                                                1996          1997       INC (DEC)    % INC (DEC)
                                                             ----------    ----------    ---------    -----------
Departures Jet............................................       46,416        39,517       (6,899)      (14.86)%
Departures J31(a).........................................           --        10,091       10,091          N/M
                                                             ----------    ----------    ---------    -----------
     Total Departures(b)..................................       46,416        49,608        3,192         6.88
                                                             ----------    ----------    ---------    -----------
Block Hours Jet...........................................      138,114       129,216       (8,898)       (6.44)
Block Hours J31...........................................           --        10,210       10,210          N/M
                                                             ----------    ----------    ---------    -----------
     Total Block Hours(c).................................      138,114       139,426        1,312         0.95
                                                             ----------    ----------    ---------    -----------
RPMs Jet (000s)...........................................    9,172,438     8,967,900     (204,538)       (2.23)
RPMs J31 (000s)...........................................           --        18,055       18,055          N/M
                                                             ----------    ----------    ---------    -----------
     Total RPMs (000s)(d).................................    9,172,438     8,985,955     (186,483)       (2.03)
                                                             ----------    ----------    ---------    -----------
ASMs Jet (000s)...........................................   13,295,505    12,615,230     (680,275)       (5.12)
ASMs J31 (000s)...........................................           --        32,453       32,453          N/M
                                                             ----------    ----------    ---------    -----------
     Total ASMs (000s)(e).................................   13,295,505    12,647,683     (647,822)       (4.87)
                                                             ----------    ----------    ---------    -----------
Load Factor Jet...........................................        68.99         71.09         2.10         3.04
Load Factor J31...........................................           --         55.63          N/M          N/M
                                                             ----------    ----------    ---------    -----------
     Total Load Factor(f).................................        68.99         71.05         2.06         2.99
                                                             ----------    ----------    ---------    -----------
Passengers Enplaned Jet...................................    5,680,496     5,210,578     (469,918)       (8.27)
Passengers Enplaned J31...................................           --        96,812       96,812          N/M
                                                             ----------    ----------    ---------    -----------
     Total Passengers Enplaned(g).........................    5,680,496     5,307,390     (373,106)       (6.57)
                                                             ----------    ----------    ---------    -----------

                                                  (table continued on next page)

(table continued from previous page)

                                                                       TWELVE MONTHS ENDED DECEMBER 31,
                                                             ----------------------------------------------------
                                                                1996          1997       INC (DEC)    % INC (DEC)
                                                             ----------    ----------    ---------    -----------
Revenue (000s)............................................     $750,851      $783,193      $32,342         4.31%
RASM in cents(h)..........................................         5.65[c]       6.19[c]      0.54[c]      9.56[c]
CASM in cents(i)..........................................         5.92          6.09         0.17         2.87
Yield in cents(j).........................................         8.19          8.72         0.53         6.47

------------
N/M -- Not Meaningful

See footnotes (a) through (j) on pages S-19 and S-20.

  OPERATING REVENUES

     Total operating revenues for 1997 increased 4.3% to $783.2 million from $750.9 million in 1996. This increase was due to a $1.6 million increase in commercial charter revenues and a $47.0 million increase in military charter revenues, partially offset by a $14.7 million decrease in scheduled service revenues and a $1.6 million decrease in other revenues.

     Scheduled Service Revenues. The following table sets forth, for the periods indicated, certain key operating and financial data for the scheduled service operations of the Company. Data shown for 'Jet' operations include the combined operations of Lockheed L-1011, Boeing 727-200 and Boeing 757-200 aircraft in scheduled service. Data shown for 'J31' operations include operations under the Chicago Express Arrangement.

                                                                        TWELVE MONTHS ENDED DECEMBER 31,
                                                              ----------------------------------------------------
                                                                1996          1997       INC (DEC)     % INC (DEC)
                                                              ---------    ----------    ----------    -----------
Departures Jet.............................................      31,467        23,800        (7,667)      (24.37)%
Departures J31(a)..........................................          --        10,091        10,091          N/M
                                                              ---------    ----------    ----------    -----------
     Total Departures(b)...................................      31,467        33,891         2,424         7.70
                                                              ---------    ----------    ----------    -----------
Block Hours Jet............................................      85,836        72,883       (12,953)      (15.09)
Block Hours J31............................................          --        10,210        10,210          N/M
                                                              ---------    ----------    ----------    -----------
     Total Block Hours(c)..................................      85,836        83,093        (2,743)       (3.20)
                                                              ---------    ----------    ----------    -----------
RPMs Jet (000s)............................................   4,918,045     4,523,245      (394,800)       (8.03)
RPMs J31 (000s)............................................          --        18,055        18,055          N/M
                                                              ---------    ----------    ----------    -----------
     Total RPMs (000s)(d)..................................   4,918,045     4,541,300      (376,745)       (7.66)
                                                              ---------    ----------    ----------    -----------
ASMs Jet (000s)............................................   7,304,897     6,209,825    (1,095,072)      (14.99)
ASMs J31 (000s)............................................          --        32,453        32,453          N/M
                                                              ---------    ----------    ----------    -----------
     Total ASMs (000s)(e)..................................   7,304,897     6,242,278    (1,062,619)      (14.55)
                                                              ---------    ----------    ----------    -----------
Load Factor Jet............................................       67.33         72.84          5.51         8.18
Load Factor J31............................................          --         55.63           N/M          N/M
                                                              ---------    ----------    ----------    -----------
     Total Load Factor(f)..................................       67.33         72.75          5.42         8.05
                                                              ---------    ----------    ----------    -----------
Passengers Enplaned Jet....................................   3,551,141     3,087,706      (463,435)      (13.05)
Passengers Enplaned J31....................................          --        96,812        96,812          N/M
                                                              ---------    ----------    ----------    -----------
     Total Passengers Enplaned(g)..........................   3,551,141     3,184,518      (366,623)      (10.32)
                                                              ---------    ----------    ----------    -----------
Revenues (000s)............................................    $386,488      $371,762      $(14,726)       (3.81)
RASM in cents(h)...........................................        5.29[c]       5.96[c]       0.67[c]     12.67
Yield in cents(j)..........................................        7.86          8.19          0.33         4.20
Revenues per segment(k)....................................    $ 108.83      $ 116.74      $   7.91         7.27

------------
N/M -- Not Meaningful

See footnotes (a) through (k) on pages S-19 and S-20.

     Scheduled service revenues in 1997 decreased 3.8% to $371.8 million from $386.5 million in 1996. Scheduled service revenues comprised 47.5% of consolidated revenues in 1997, as compared to 51.5%
of consolidated revenues in 1996. Scheduled service RPMs decreased 7.7% to 4.541 billion from 4.918 billion, while ASMs decreased 14.6% to 6.242 billion from
7.305 billion, resulting in an increase of 5.5 points in passenger load factor to 72.8% in 1997, from 67.3% in 1996. Scheduled service yield in 1997 increased 4.2% to 8.19 cents from 7.86 cents in 1996, while RASM increased 12.7% to 5.96 cents from 5.29 cents between the same periods. Scheduled service departures in 1997 increased 7.7% to 33,891 from 31,467 in 1996; block hours decreased 3.2% to 83,093 in 1997, from 85,836 in 1996; and passengers boarded decreased 10.3% between periods to 3,184,518, as compared to 3,551,141.

     The Company added scheduled service capacity during the second and third quarters of 1996 which primarily included expanded direct and connecting frequencies through the Company's four major gateway cities of Chicago-Midway, Indianapolis, Milwaukee and Boston to west coast and Florida markets already being served. New seasonal scheduled service was also introduced in the second and third quarters of 1996 from New York to Shannon and Dublin, Ireland, and Belfast, Northern Ireland, and from the midwest to Seattle. New year-round service also commenced to San Diego, California, in the second quarter of 1996.

     The introduction of this new capacity coincided closely, however, with the May 11, 1996 ValuJet accident in Florida, and the resulting persistent negative media attention directed toward airline safety, and especially toward low-fare airlines. On May 12, the Company experienced a cabin decompression incident on one of its own flights which, although it resulted in no serious injury to crew or passengers, it nevertheless attracted additional negative media attention, occurring as it did one day after the ValuJet tragedy. As a consequence, during the second and third quarters of 1996, the Company estimates that it lost significant scheduled service revenues from both canceled reservations and reservations which were never received.

     An analysis by the Company in 1996 of the profitability of its scheduled service and commercial and military charter service business units disclosed that a number of scheduled service markets then being served by the Company had become unprofitable at that point in time.

     As a result of this analysis, in August 1996, the Company announced a significant restructuring of scheduled service operations. The Company eliminated its Boston and intra-Florida scheduled service operations and also exited, or reduced in frequency, certain markets served from Chicago-Midway, Indianapolis and Milwaukee. In conjunction with this restructuring, the Company completed a 15% reduction in its employee and contract work forces by the end of 1996.

     In addition, the Company re-evaluated the relative economic performance of its three aircraft fleet types in the context of the restructured markets to be served by the Company and optimized the type and number of aircraft through a fleet restructuring which was completed by the end of 1996. The Company reduced the number of Boeing 757-200 aircraft from 11 units at the end of 1995 to seven units at the end of 1996. The remaining seven Boeing 757-200 aircraft are all powered by Rolls-Royce engines. The Company committed the seven Boeing 757-200s to mission-specific uses in the U.S. military and scheduled service business units.

     On April 3, 1996 the Company implemented a code share agreement with Chicago Express to provide incremental connecting traffic between Indianapolis, Milwaukee and other smaller midwestern cities into the Company's Chicago-Midway connections with certain Florida and west-coast destinations. This code share agreement, as amended effective April 1, 1997, is the Chicago Express Arrangement. Under the Chicago Express Arrangement, as amended, Chicago Express operates 19-seat Jetstream 31 propeller aircraft between Chicago-Midway and the cities of Indianapolis, Milwaukee, Des Moines, Dayton, Grand Rapids, Lansing, and Madison on behalf of the Company.

     After the 1996 Restructuring, the Company's 1997 core jet scheduled service included flights between Chicago-Midway and five Florida cities, Las Vegas, Phoenix, Los Angeles and San Francisco; Indianapolis to four Florida cities, Las Vegas and Cancun; Milwaukee to three Florida cities; Hawaii service from San Francisco, Los Angeles and Phoenix; and service between Orlando and San Juan and Nassau.

     As a result of the 1996 Restructuring, scheduled service profitability was substantially improved in 1997 as compared to 1996. Profitability was enhanced through a combination of significantly higher load factors and yields between periods, even though total revenues in scheduled service declined between years. The Company believes that profitability was enhanced in this business unit through the selective elimination of flights which had previously produced below-average load factors and yield, and that the elimination of intra-Florida flying in particular was a prominent factor in this improvement. Profitability was further enhanced in certain scheduled service markets through the reassignment of aircraft fleet types to provide better balance within markets between revenues, costs, and aircraft operational capabilities.

     Scheduled service profitability improvement in 1997 was accomplished in spite of what would normally have been a demand-dampening effect from the re-introduction of the U.S. departure and 10% federal excise taxes on tickets on March 7, 1997, which had expired on January 1, 1997. In August 1997, federal legislation was enacted which indefinitely extends these taxes until 2007. The U.S. departure tax for international destinations was increased from $6 to $12 per passenger, and a new U.S. arrivals tax of $12 per passenger was added for passengers arriving into the United States from international cities. Effective October 1, 1997, the new tax law also changed the method of computation of the federal excise tax from a standard 10% of ticket sale value, to a declining percentage of ticket sale value (ranging from 9.0% to 7.5%), plus an increasing inflation-indexed charge per passenger segment flown (ranging from $1 to $3). The Company does not currently believe that the change in federal excise tax computation has placed it at either a significant pricing advantage or disadvantage as compared to the previous computation method. The Company does believe that certain of its low-fare competitors may be disadvantaged by the new computation method due to their lower average segment fares and higher average intermediate stops as compared to the Company in similar markets.

     The Company began new service in June 1997, between New York's John F. Kennedy International Airport and Chicago-Midway, Indianapolis and St. Petersburg, and also added several frequencies between the midwest and the west coast for the summer season. New York service to Chicago-Midway and St. Petersburg was retained for the 1997-98 winter season.

     Commercial Charter Revenues. The following table sets forth, for the periods indicated, certain key operating and financial data for the commercial charter flying operations of the Company.

                                                                          TWELVE MONTHS ENDED DECEMBER 31,
                                                                 --------------------------------------------------
                                                                   1996         1997       INC (DEC)    % INC (DEC)
                                                                 ---------    ---------    ---------    -----------
Departures(b).................................................      10,920       10,589         (331)      (3.03)%
Block Hours(c)................................................      38,154       36,836       (1,318)      (3.45)
RPMs (000s)(d)................................................   3,470,450    3,373,840      (96,610)      (2.78)
ASMs (000s)(e)................................................   4,363,220    4,169,102     (194,118)      (4.45)
Passengers Enplaned(g)........................................   1,854,262    1,840,056      (14,206)      (0.77)
Revenue (000s)................................................    $226,372     $228,062       $1,690        0.75
RASM in cents(h)..............................................        5.19[c]      5.47[c]      0.28[c]     5.39

------------
See footnotes (b) through (h) on pages S-19 and S-20.

     Commercial charter revenues derived from independent tour operators and specialty charter customers increased 0.8% to $228.1 million in 1997, as compared to $226.4 million in 1996. Commercial charter RPMs decreased 2.8% to
3.374 billion in 1997 from 3.470 billion in 1996, while ASMs decreased 4.4% to
4.169 billion from 4.363 billion. Commercial charter RASM increased 5.4% to 5.47 cents from 5.19 cents between the same periods. Passengers boarded decreased 0.8% to 1,840,056 in 1997, as compared to 1,854,262 in 1996; departures decreased 3.0% to 10,589 in 1997, as compared to 10,920 in 1996; and block hours decreased 3.5% to 36,836 in 1997, as compared to 38,154 in 1996.

     Military/Government Charter Revenues. The following table sets forth, for the periods indicated, certain key operating and financial data for the military flight business of the Company.

                                                                          TWELVE MONTHS ENDED DECEMBER 31,
                                                                 --------------------------------------------------
                                                                   1996         1997       INC (DEC)    % INC (DEC)
                                                                 ---------    ---------    ---------    -----------
Departures(b).................................................       3,414        4,860       1,446       42.36%
Block Hours(c)................................................      12,294       18,704       6,410        52.14
RPMs (000s)(d)................................................     665,494    1,044,317     378,823        56.92
ASMs (000s)(e)................................................   1,442,113    2,165,169     723,056        50.14
Passengers Enplaned(g)........................................     185,575      265,862      80,287        43.26
Revenue (000s)................................................     $84,197     $131,115     $46,918        55.72
RASM in cents(h)..............................................        5.84[c]      6.06[c]     0.22[c]      3.77

------------
See footnotes (b) through (h) on pages S-19 and S-20.

     Revenues derived from the U.S. military increased 55.7% to $131.1 million in 1997, as compared to $84.2 million in 1996. In 1997, the Company's U.S. military revenues represented 16.8% of consolidated revenues, as compared to 11.2% in 1996. U.S. military RPMs increased 56.9% to 1.044 billion in 1997, from
665.5 million in 1996, while ASMs increased 50.1% to 2.165 billion from 1.442 billion. Military RASM increased 3.8% to 6.06 cents from 5.84 cents between the same time periods. U.S. military passengers boarded increased 43.3% to 265,862 in 1997, as compared to 185,575 in 1996; departures increased 42.4% to 4,860 in 1997, as compared to 3,414 in 1996; and block hours increased 52.1% to 18,704 in 1997 as compared to 12,294 in 1996.

     The U.S. military business grew at a faster year-over-year rate than any other business unit of the Company during 1997. As a result of the restructuring of scheduled service and the reconfiguration of the Company's fleet in 1996, the Company committed four of its seven remaining Boeing 757-200 aircraft to the U.S. military for the contract year ending September 30, 1997. As a result of an analysis undertaken during 1996, the Company was also successful in more accurately documenting the actual costs associated with military flying and was therefore able to obtain rate increases for the contract year ending September 30, 1997. The Company has obtained additional rate increases for the contract year ending September 30, 1998.

     Ground Package Revenues. In 1997 and 1996, ground package revenues were unchanged at $22.3 million.

     In 1997, total Ambassadair packages sold increased 9.4% over 1996, and the average revenue earned for each ground package sold increased 8.2% between periods.

     During 1997, the number of ATA Vacations ground packages sold increased 0.5% as compared to 1996. Lack of growth in the number of ground packages sold between periods was mainly due to the reduction of the Company's scheduled service operations between years. During 1997, the average revenue earned for each ground package sold decreased 15.8% as compared to 1996.

     Other Revenues. Other revenues decreased 5.1% to $29.9 million in 1997, as compared to $31.5 million in 1996, primarily due to a reduction in revenues earned between periods by providing substitute service to other airlines, partially offset by increases in other miscellaneous revenue categories. A substitute service agreement typically provides for the Company to operate aircraft with its crews on routes designated by the customer airline to carry the passengers of that airline for a limited period of time.

  OPERATING EXPENSES

     Salaries, Wages and Benefits. Salaries, wages and benefits expense in 1997 increased 5.2% to $172.5 million from $164.0 million in 1996.

     Approximately $3.2 million of the increase between periods was attributable to changes made in the third quarter of 1996 in senior executive positions and associated senior executive compensation plans. Special compensation totaling $3.0 million was prepaid to the Company's former President and Chief Executive Officer during the fourth quarter of 1996 and the first quarter of 1997, which was being amortized to expense over the anticipated two-year term of his employment ending August 1998. Due to his resignation in late May 1997, a one-time charge to expense for the unamortized $2.0 million prepaid balance was made in the second quarter of 1997 to salaries, wages and benefits, whereas no such charge to expense was incurred in the prior year.

     The cost of salaries and wages earned by cockpit crew members and related flight operations support staff in 1997 was approximately $5.8 million higher than in 1996. These cost increases were incurred even though jet block hours flown by cockpit crew members declined by 6.4% between periods. This increase in the unit cost of cockpit crews was attributable to the following significant factors: (i) the implementation of the cockpit crew collective bargaining agreement in August 1996, under which a 7.5% rate increase became effective;
(ii) crew utilization for U.S. military flying was significantly lower than for scheduled service and tour operator flying, and U.S. military block hours increased as a percentage of total block hours to 14.5% in 1997, as compared to 8.9% in 1996; (iii) cockpit crew shortages during the first three quarters of 1997 resulted in the need to increase premium pay to cockpit crew members in order to adequately staff the spring and summer flying schedule; and (iv) cockpit crew productivity was reduced by the fleet restructuring completed during 1996, which increased the percentage of jet block hours flown by three-crew-member aircraft (Lockheed L-1011 and Boeing 727-200) to 78.9% in 1997, as compared to 70.6% in 1996.

     The salaries, wages and benefits cost for other employee groups declined by $0.8 million in 1997 as compared to 1996. These costs declined partially as a result of the decline in equivalent full-time employment between periods. Total equivalent full-time employment declined by 7.7% between years, although equivalent full-time employment in the fourth quarter of 1997 was 10.0% higher that in the fourth quarter of 1996. The increase in employment in late 1997 was primarily due to the addition of cockpit and cabin crews and reservations agents to adequately staff expected growth in flying capacity in 1998 compared to the fourth quarter of 1996 when the Company had just completed significant staff reductions.

     In addition to those planned staff reductions completed during the fourth quarter of 1996, the change in salaries, wages and benefits expense for other employee groups was significantly affected by reduced employment in Maintenance and Engineering, which accounted for a $1.4 million reduction in expense between 1997 and 1996. Employment of Maintenance and Engineering staff, such as airframe and powerplant mechanics and engineers, was constrained in 1997 by broad shortages in related labor markets attributable to very strong current demand for these skills within the airline industry. The Company compensated for some of these shortages in 1997 by acquiring these skills through third-party contract labor vendors. The cost of maintenance contract labor (which is a component of Aircraft Maintenance, Materials and Repairs) increased by $2.3 million in 1997 as compared to 1996.

     Salaries, wages and benefits cost per ASM increased 10.6% in 1997 to 1.36 cents, as compared to 1.23 cents in 1996.

     Fuel and Oil. Fuel and oil expense for 1997 decreased 4.7% to $153.7 million from $161.2 million in 1996. During 1997, as compared to 1996, the Company consumed 3.1% fewer gallons of jet fuel for flying operations, which resulted in a reduction in fuel expense of approximately $5.4 million between periods. The reduction in jet fuel consumed was due to the reduced number of block hours of jet flying operations between years. The Company flew 129,216 jet block hours in 1997, as compared to 138,114 jet block hours in 1996, a decrease of 6.4% between periods. During 1997, the Company's average cost per gallon of fuel consumed decreased by 1.8% as compared to 1996, which resulted in a decrease in fuel and oil expense of approximately $2.9 million between years. Also during the last three quarters of 1997, the Company incurred approximately $1.0 million in fuel and oil expense to operate the Jetstream 31 aircraft under its agreement with Chicago Express, which was not in effect in the last three quarters of 1996.

     Fuel and oil expense increased 0.8% to 1.22 cents per ASM in 1997, as compared to 1.21 cents per ASM in 1996. The increase in the cost per ASM of fuel and oil expense between periods was partly due to the change in mix of jet block hours flown from the more-fuel-efficient twin-engine Boeing 757-200 aircraft to the less-fuel-efficient three-engine Boeing 727-200 and Lockheed L-1011 aircraft. In 1997, 21.1% of total jet block hours were flown by the Boeing 757-200 fleet, as compared to 29.4% in 1996.

The increase in cost per ASM caused by the shift in fleet mix of jet block hours flown was substantially offset by the 1.8% reduction in the average cost of jet fuel between periods.

     Handling, Landing and Navigation Fees. Handling, landing and navigation fees decreased by 1.0% to $69.4 million in 1997, as compared to $70.1 million in 1996. During 1997, the average cost per system jet departure for third-party aircraft handling increased 6.9% as compared to 1996, and the average cost of landing fees per system jet departure increased 5.2% between the same periods. Due to the restructuring of scheduled service in the fourth quarter of 1996, the absolute number of system-wide jet departures between 1997 and 1996 declined by 14.9% to 39,517 from 46,416, which resulted in approximately $7.4 million in volume-related handling and landing expense reductions between periods. This volume-related decline was partially offset, however, by an approximately $4.8 million price-related handling and landing expense increase between periods attributable primarily to a change in jet departure mix. Because each airport served by the Company has a different schedule of fees, including variable prices for different aircraft types, average handling and landing fee costs are a function of the mix of airports served and the fleet composition of departing aircraft. On average, handling and landing fee costs for Lockheed L-1011 wide-body aircraft are higher than for narrow-body aircraft, and average costs at foreign airports are higher than at many U.S. domestic airports. As a result of the reduction in the Company's narrow-body Boeing 757-200 fleet and the shift of revenue production towards charter operations, the Company's jet departures in 1997 included proportionately more international and wide-body operations than in 1996. In 1997, 21.1% of the Company's jet departures were operated with wide-body aircraft, as compared to 19.4% in 1996, and 22.4% of the Company's 1997 jet departures were from international locations, as compared to 18.9% in the prior year.

     The cost per ASM for handling, landing and navigation fees increased 3.8% to 0.55 cents in 1997, from 0.53 cents in 1996.

     Depreciation and Amortization. Depreciation and amortization expense increased 1.3% to $62.5 million in 1997, as compared to $61.7 million in 1996.

     Depreciation expense attributable to owned airframes and engines decreased $0.4 million in 1997 as compared to 1996. The Company reduced its year-over-year investment in engines and airframe improvements due to the reconfiguration of the Boeing 757-200 fleet in the fourth quarter of 1996. As a result of the net reduction of four Boeing 757-200 aircraft at the end of 1996, as compared to the end of 1995, and the complete elimination of Pratt & Whitney-powered Boeing 757-200s from the fleet, some airframe and leasehold improvements were disposed of, and all spare Pratt & Whitney engines and rotable parts were reclassified as Assets Held for Sale in the accompanying balance sheet. None of these assets therefore gave rise to depreciation expense in 1997. The Company did increase its investment in computer equipment and furniture and fixtures between years; placed the west bay of the renovated Midway Hangar No. 2 into service in mid-1996; and incurred increased debt issue costs between years relating to debt facility and senior unsecured notes issued, as well as aircraft lease negotiations completed primarily in the fourth quarter of 1996. These changes, together with increased costs pertaining to remaining rotable components and the provision for obsolescence of aircraft parts inventories, resulted in an increase in depreciation expense of $0.8 million in 1997 as compared to 1996.

     Amortization of capitalized engine and airframe overhauls increased $0.4 million in 1997 as compared to 1996 after including the offsetting amortization associated with manufacturers' credits. Changes to the cost of overhaul amortization were partly due to the reduction of total block hours and cycles flown between comparable periods. This expense was also favorably impacted by the late-1996 reconfiguration of the Boeing 757-200 fleet and, in particular, the disposal of all Pratt & Whitney-powered Boeing 757-200 aircraft. All unamortized net book values of engine and airframe overhauls pertaining to the Pratt & Whitney-powered aircraft were charged to the cost of the disposal of these assets in the third quarter of 1996. The Company's seven remaining Rolls-Royce-powered Boeing 757-200 aircraft, four of which were delivered new from the manufacturer in late 1995 and late 1996, are not presently generating any engine and airframe overhaul expense since the initial post-delivery overhauls for the Rolls-Royce-powered Boeing 757-200s are not yet due under the Company's maintenance programs. The net reduction in engine and airframe amortization expense in 1997 pertaining to changes in the Company's Boeing 757-200 fleet was approximately $3.5 million as compared to 1996. Engine and airframe amortization for the Company's fleet of Boeing 727-200 aircraft increased by approximately

$2.6 million in 1997 as compared to 1996 due to the on-going expansion of this fleet type and due to the completion of new overhauls for Pratt & Whitney JT8D engines that power the Boeing 727-200 fleet. The increase between years in engine and airframe amortization expense for the Company's Lockheed L-1011 fleet was approximately $0.8 million, which was primarily due to the addition of airframe overhauls to the fleet.

     Depreciation and amortization expense per ASM increased 6.5% to 0.49 cents in 1997, as compared to 0.46 cents in the prior year.

     Aircraft Rentals. Aircraft rentals expense for 1997 decreased 16.8% to $54.4 million in 1997 from $65.4 million in 1996. This decrease was primarily attributable to the reconfiguration of the Company's Boeing 757-200 fleet in the fourth quarter of 1996, as a result of which the number of Boeing 757-200 aircraft operated by the Company was reduced by four units. The reduction in the size of the Boeing 757-200 fleet was an integral component of the Company's 1996 restructuring of scheduled service, based upon profitability analysis which disclosed that, for some uses of the Boeing 757-200 in the Company's markets, it was more profitable to substitute other aircraft with lower ownership costs. Aircraft rentals expense declined by $14.4 million between 1997 and 1996 as a result of the Boeing 757-200 fleet restructuring.

     Four additional Boeing 727-200 aircraft were acquired and financed by sale/leasebacks at various times during the first three quarters of 1996, while one Boeing 727-200 aircraft previously on an operating lease was purchased during the second quarter of 1996, and was subsequently sold and leased back in September 1997. The net increase in leased Boeing 727-200 aircraft between years, together with the incorporation of hushkits into new sale/leasebacks of several Boeing 727-200 aircraft between periods, added approximately $3.2 million in aircraft rentals expense between 1997 and 1996.

     Aircraft rentals expense for 1997 was 0.43 cents per ASM, a decrease of 12.2% from 0.49 cents per ASM in 1996. The period-to-period decrease in the size of the Boeing 757-200 fleet was a significant factor in this change since the rental cost of ASMs produced by this fleet type was significantly higher than for the Company's other aircraft.

     Aircraft Maintenance, Materials and Repairs. Aircraft maintenance, materials and repairs expense decreased 6.7% to $51.5 million in 1997, as compared to $55.2 million in 1996. The cost per ASM decreased by 2.4% to 0.41 cents in 1997, as compared to 0.42 cents in the prior year.

     Repair costs were $4.2 million lower in 1997 as compared to the prior year. This was due to a reduction in both the total number of repairs performed and the average unit cost of repairs between periods. Negotiations were completed in early 1997 with several repair vendors which resulted in reduced unit charges for some repair activity. Additionally, the Company established a maintenance disposition board in late 1996 which carefully reviews significant repair decisions in light of anticipated fleet requirements and the available quantity of serviceable components in stock.

     The cost of expendable parts consumed increased $1.9 million in 1997, as compared to 1996. The increase in the cost of expendable parts consumed was closely related to the Company's heavy maintenance check programs for its fleet, which resulted in several more heavy airframe checks being completed in 1997 than in the previous year.

     The cost of maintenance contract labor increased by $2.3 million in 1997, as compared to 1996. As explained above under 'Salaries, Wages and Benefits,' the Company increased its utilization of maintenance contract labor in 1997 to compensate for some shortages of airframe and powerplant mechanics and engineers.

     The cost of parts loans and exchanges was $1.3 million lower in 1997, as compared to 1996 due to improved internal procedures to limit the need for such loans and exchanges.

     Return condition expenses accrued in 1997 were $1.8 million lower than in 1996, primarily due to the negotiation of new terms and conditions for several aircraft leases during 1997, which eliminated return condition obligations which had existed prior to those negotiations.

     Crew and Other Employee Travel. The cost of crew and other employee travel increased 1.9% to $36.6 million in 1997, as compared to $35.9 million in 1996. During 1997, the Company's average full-time-equivalent cockpit and cabin crew employment was 8.6% lower as compared to the prior year, even though jet block hours decreased by only 6.4% between periods. Although the Company did experience some crew shortages in the first quarter of 1996 associated with severe winter weather, shortages of both cockpit and cabin crews were more chronic in the first nine months of 1997, and per-crew-member travel costs were consequently higher since crews spent greater amounts of time away from their bases to operate the Company's schedule. In addition, average crew travel costs for the U.S. military and specialty charter businesses are much higher than for track charter and scheduled service since these flights more often operate away from crew bases.

     The cost per ASM for crew and other employee travel increased 7.4% to 0.29 cents in 1997, as compared to 0.27 cents in 1996.

     Passenger Service. For 1997 and 1996, catering represented 83.0% and 80.4%, respectively, of total passenger service expense.

     The cost of passenger service increased 0.3% in 1997 to $32.8 million, as compared to $32.7 million in 1996. This change between periods was primarily due to an increase of approximately 8.4% in the average cost to cater each passenger, offset by a decrease of 8.3% in jet passengers boarded to 5,210,578 in 1997, as compared to 5,680,496 in 1996. Catering unit cost increased due to a change in the mix of passengers boarded from fewer scheduled service toward more charter and military passengers; the latter passengers, particularly military, are the most expensive passengers to cater in the Company's business mix. Military and charter passengers accounted for 40.4% of passengers boarded in 1997, as compared to 35.9% of passengers boarded in 1996.

     The cost per ASM of passenger service increased 4.0% to 0.26 cents in 1997, as compared to 0.25 cents in 1996.

     Commissions. Commissions expense decreased 2.2% to $26.1 million in 1997, as compared to $26.7 million in 1996. Scheduled service commissions expense declined by $2.2 million between periods, primarily as a result of the decline in total scheduled service revenues earned, and also as a result of an industry-wide reduction in the standard travel agency commission rate from 10% to 8% during October 1997. Military and commercial charter commissions expense increased by $1.9 million and $0.1 million, respectively, due to the increased level of commissionable revenues earned in those business units in 1997, as compared to 1996.

     The cost per ASM of commissions expense increased by 5.0% to 0.21 cents in 1997, as compared to 0.20 cents in 1996.

     Ground Package Cost. Ground package cost increased 5.5% to $19.2 million in 1997, as compared to $18.2 million in 1996. The increase in cost between periods was primarily due to a 9.4% increase in the number of Ambassadair ground packages sold. There was no material change in the average cost of ground packages sold between years.

     Ground package cost per ASM increased by 7.1% to 0.15 cents in 1997, as compared to 0.14 cents in 1996.

     Other Selling Expenses. Other selling expenses decreased 11.9% to $15.5 million in 1997, as compared to $17.6 million in 1996.

     CRS fees decreased $1.3 million in 1997, as compared to 1996 due to both a 7.7% decrease in total CRS bookings made for the smaller scheduled service business unit between periods, and due to a 14.4% reduction in the average cost of each CRS booking made between years. Toll-free telephone costs decreased $0.7 million between periods due to less usage and lower rates.

     Other selling cost per ASM decreased 7.7% to 0.12 cents in 1997, as compared to 0.13 cents in the previous year.

     Advertising. Advertising expense increased 23.3% to $12.7 million in 1997, as compared to $10.3 million in 1996. The Company incurs advertising costs primarily to support single-seat scheduled service sales and the sale of air-and-ground packages. Advertising support for these lines of business was increased in 1997 consistent with the Company's overall strategy to enhance RASM in these businesses through increases in load factor and yield. Additionally, advertising was comparatively low in the third quarter of 1996 due to the restructuring of numerous scheduled service markets which was initiated in the latter part of that quarter.

     The cost per ASM of advertising increased 25.0% to 0.10 cents in 1997, as compared to 0.08 cents in 1996. This increase in cost per ASM resulted from higher absolute advertising dollars being spent in a period of declining ASMs, but was nevertheless an integral part of the Company's strategy in 1997 to enhance profitability in the scheduled service business.

     Facility and Other Rentals. The cost of facility and other rentals decreased 10.4% to $8.6 million in 1997, as compared to $9.6 million in 1996. There were some changes in specific facilities utilized by the Company between periods, such as the addition of hangar space at Chicago-Midway and the elimination of airport facilities at Boston. The Company also reduced total facility expense between years through the sublease of excess facilities to third parties.

     The cost per ASM for facility and other rentals was unchanged between periods at 0.07 cents.

     Other Operating Expenses. Other operating expenses increased 0.9% to $54.3 million in 1997, as compared to $53.8 million in 1996. Other operating expenses which experienced significant increases between years included (i) the cost of the Chicago Express Agreement; and (ii) the cost of property and sales taxes. Other operating expenses which experienced significant decreases between periods included (i) the cost of insurance; (ii) the cost of data and voice communications; and (iii) the cost of professional consulting fees. Several other categories of other operating expenses were lower in 1997 than in 1996, primarily due to the smaller size of the airline between periods.

     Other operating cost per ASM increased 4.9% to 0.43 cents in 1997, as compared to 0.41 cents in 1996.

     Interest Income and Expense. Interest expense in 1997 increased 111.1% to $9.5 million, as compared to $4.5 million in 1996. The increase in interest expense between periods was primarily due to the change in the Company's capital structure from (i) the offering of the 10 1/2% Notes, and (ii) the implementation of the Credit Facility.

     The capital structure of the Company, prior to completing these new financings, provided for borrowings under the former credit facility to be constantly adjusted to meet the expected cash flow requirements of the Company, thereby minimizing the level of borrowings on which interest would be paid. Under the new capital structure of the Company, the borrowings under the 10 1/2% Notes remain fixed at $100.0 million without regard to actual cash requirements at any point in time. During 1997, the weighted average borrowings were approximately $117.2 million, as compared to $86.1 million in 1996.

     The weighted average effective interest rate applicable to the Company's borrowings in 1997 was 8.06%, as compared to 5.18% in 1996. The increase in the weighted average effective interest rates between years was primarily due to the 10.5% interest rate applicable to the 10.5% unsecured notes, which was higher than the average interest rates applicable to borrowings under the former credit facility.

     In order to minimize the interest expense impact of the 10.5% unsecured notes, the Company invested excess cash balances in short-term government securities and commercial paper and thereby earned $1.6 million in interest income in 1997, an increase of 166.7% over interest income of $0.6 million earned in 1996.

  INCOME TAX EXPENSE

     In 1997, the Company recorded $4.5 million in income tax expense applicable to the income before income taxes for that year, while in 1996 income tax credits of $12.9 million were recognized pertaining to the loss before income taxes for that year of $39.6 million. The effective tax rate applicable to 1997 was 73.9%, while the effective tax rate applicable to 1996 was 32.6%.

     Income tax expense and credits in both periods were significantly affected by the non-deductibility for federal income tax purposes of 50% of amounts paid for crew per diem. The effect of this permanent difference on the effective income tax rate for financial accounting purposes becomes more pronounced in cases where before-tax income or loss approaches zero, which was a significant cause for the unusually high effective tax rate in 1997.

     Income tax expense and the effective tax rate for 1997 were also significantly affected by the one-time $2.0 million charge to salaries, wages and benefits in the second quarter of 1997 for the prepaid executive compensation package provided to the Company's former President and Chief Executive Officer. Of the total compensation paid to this former executive of the Company in 1997, approximately $1.7 million was permanently non-deductible against the Company's federal income taxes, and thus constituted an additional significant permanent difference between income for federal income tax purposes and financial accounting income in 1997 which did not exist in 1996.

Year Ended December 31, 1996, Versus Year Ended December 31, 1995

CONSOLIDATED FLIGHT OPERATIONS AND FINANCIAL DATA

     The following table sets forth, for the periods indicated, certain key operating and financial data for the consolidated flight operations of the Company, which includes the consolidated operations of Lockheed L-1011, Boeing 727-200 and Boeing 757-200 aircraft in all of the Company's business units.

                                                                         TWELVE MONTHS ENDED DECEMBER 31,
                                                               ----------------------------------------------------
                                                                  1995          1996       INC (DEC)    % INC (DEC)
                                                               ----------    ----------    ---------    -----------
Departures(b)...............................................       42,815        46,416       3,601         8.41%
Block Hours(c)..............................................      126,295       138,114      11,819         9.36
RPMs (000s)(d)..............................................    8,907,698     9,172,438     264,740         2.97
ASMs (000s)(e)..............................................   12,521,405    13,295,505     774,100         6.18
Load Factor(f)..............................................        71.14         68.99       (2.15)       (3.02)
Passengers Enplaned(g)......................................    5,368,171     5,680,496     312,325         5.82
Revenue (000s)..............................................     $715,009      $750,851     $35,842         5.01
RASM in cents(h)............................................         5.71[c]       5.65[c]    (0.06)[c]    (1.05)
CASM in cents(i)............................................         5.56          5.92        0.36         6.47
Yield in cents(j)...........................................         8.03          8.19        0.16         1.99

------------
See footnotes (b) through (j) on pages S-19 and S-20.

  OPERATING REVENUES

     Total operating revenues in 1996 increased 5.0% to $750.9 million from $715.0 million in 1995. This increase was due to a $24.5 million increase in scheduled service revenues, a $6.7 million increase in military charter revenues, a $1.9 million increase in ground package revenues and a $6.0 million increase in other revenues, partially offset by a $3.1 million decrease in commercial charter revenues.

     Scheduled Service Revenues. The following table sets forth, for the periods indicated, certain key operating and financial data for the scheduled service flight operations of the Company, which includes the consolidated operations of Lockheed L-1011, Boeing 727-200 and Boeing 757-200 aircraft in scheduled service.

                                                                          TWELVE MONTHS ENDED DECEMBER 31,
                                                                 --------------------------------------------------
                                                                   1995         1996       INC (DEC)    % INC (DEC)
                                                                 ---------    ---------    ---------    -----------
Departures(b).................................................      27,573       31,467       3,894        14.12%
Block Hours(c)................................................      73,816       85,836      12,020         16.28
RPMs (000s)(d)................................................   4,673,210    4,918,045     244,835          5.24
ASMs (000s)(e)................................................   6,604,087    7,304,897     700,810         10.61
Load Factor(f)................................................       70.76        67.33       (3.43)        (4.85)
Passengers Enplaned(g)........................................   3,304,369    3,551,141     246,772          7.47
Revenue (000s)................................................    $361,967     $386,488     $24,521          6.77
RASM in cents(h)..............................................        5.48[c]      5.29[c]    (0.19)[c]     (3.47)
Yield in cents(j).............................................        7.75         7.86        0.11          1.42
Revenue per segment(k)........................................     $109.54      $108.83      $(0.71)        (0.65)

------------
See footnotes (b) through (k) on pages S-19 and S-20.

     Scheduled service revenues in 1996 increased 6.8% to $386.5 million from $362.0 million in 1995. Scheduled service revenues comprised 51.5% of total operating revenues in 1996, as compared to 50.6% of operating revenues in 1995. Scheduled service RPMs increased 5.2% to 4.918 billion from 4.673 billion, while ASMs increased 10.6% to 7.305 billion from 6.604 billion, resulting in a reduction in passenger load factor to 67.3% in 1996 from 70.8% in 1995. Yield on scheduled service in 1996 increased 1.4% to 7.86 cents per RPM from 7.75 cents per RPM in 1995. Scheduled service departures in 1996 increased 14.1% to 31,467 from 27,573 in 1995, while passengers boarded increased 7.5% over such period to 3,551,141, as compared to 3,304,369.

     Commercial Charter Revenues. Total commercial charter revenues increased 1.1% to $310.6 million in 1996, as compared to $307.1 million in 1995. Commercial charter revenue growth, prior to scheduled service restructuring in late 1996, was constrained by the dedication of a significant portion of the Company's fleet to scheduled service expansion, including the utilization of two Lockheed L-1011 aircraft for scheduled services to Ireland and Northern Ireland between May and September 1996.

     The analysis of profitability by business unit which was performed by the Company for the six quarters ended June 30, 1996, disclosed that commercial charter components had produced consistent profits over the period studied. The Company's Lockheed L-1011 fleet performed well in a commercial charter environment based upon relatively low frequency of operation and high passenger load factors, and the Boeing 727-200 worked well with certain tour operators. The Company began to implement strategies to improve the financial performance of commercial charter operations in the third and fourth quarters of 1996, and commercial charter flying operations are expected to play a role of growing significance in the Company's business operations.

     The following table sets forth, for the periods indicated, certain key operating and financial data for the commercial charter flying operations of the Company.

                                                                          TWELVE MONTHS ENDED DECEMBER 31,
                                                                 --------------------------------------------------
                                                                   1995         1996       INC (DEC)    % INC (DEC)
                                                                 ---------    ---------    ---------    -----------
Departures(b).................................................      11,324       10,920        (404)       (3.57)%
Block Hours(c)................................................      39,451       38,154      (1,297)       (3.29)
RPMs (000s)(d)................................................   3,550,527    3,470,450     (80,077)       (2.26)
ASMs (000s)(e)................................................   4,450,261    4,363,220     (87,041)       (1.96)
Passengers Enplaned(g)........................................   1,839,386    1,854,262      14,876         0.81
Revenue (000s)................................................    $229,500     $226,372     $(3,128)       (1.36)
RASM in cents(h)..............................................        5.16[c]      5.19[c]     0.03[c]      0.58

------------
See footnotes (b) through (h) on pages S-19 and S-20.

     Commercial charter revenues derived from independent tour operators and specialty charter decreased 1.4% to $226.4 million in 1996, as compared to $229.5 million in 1995. Commercial charter revenues comprised 30.2% of consolidated revenues in 1996, as compared to 32.1% of consolidated revenues in 1995. Commercial charter ASMs decreased 2.0% to 4.363 billion from 4.450 billion, and the RASM on tour operator revenues in 1996 increased 0.6% to 5.19 cents, as compared to 5.16 cents in 1995. Commercial charter passengers boarded increased 0.8% to 1,854,262 in 1996, as compared to 1,839,386 in 1995, and departures decreased 3.6% to 10,920 in 1996, as compared to 11,324 in 1995.

     Military/Government Charter Revenues. The following table sets forth, for the periods indicated, certain key operating and financial data for the military flight business of the Company.

                                                                          TWELVE MONTHS ENDED DECEMBER 31,
                                                                 --------------------------------------------------
                                                                   1995         1996       INC (DEC)    % INC (DEC)
                                                                 ---------    ---------    ---------    -----------
Departures(b).................................................       3,713        3,414        (299)       (8.05)%
Block Hours(c)................................................      12,377       12,294         (83)       (0.67)
RPMs (000s)(d)................................................     639,040      665,494      26,454         4.14
ASMs (000s)(e)................................................   1,382,482    1,442,113      59,631         4.31
Passengers Enplaned(g)........................................     198,711      185,575     (13,136)       (6.61)
Revenue (000s)................................................     $77,500      $84,197      $6,697         8.64
RASM in cents(h)..............................................        5.61[c]      5.84[c]     0.23[c]      4.10

------------
See footnotes (b) through (h) on pages S-19 and S-20.

     Charter revenues derived from the U.S. military increased 8.7% to $84.2 million in 1996, as compared to $77.5 million in 1995. Military charter revenues comprised 11.2% of consolidated revenues in 1996, as compared to 10.8% of consolidated revenues in 1995. U.S. military ASMs increased 4.3% to 1.442 billion from 1.382 billion. The RASM on U.S. military revenues in 1996 increased 4.1% to 5.84 cents as compared to 5.61 cents in 1995. U.S. military passengers boarded decreased 6.6% to 185,575 in 1996, as compared to 198,711 in 1995, and departures decreased 8.1% to 3,414 in 1996, as compared to 3,713 in 1995.

     Ground Package Revenues. Ground package revenues increased 9.3% to $22.3 million in 1996, as compared to $20.4 million in 1995.

     In 1996, total Ambassadair packages sold increased 2.4% as compared to 1995, and the average price of each ground package sold by Ambassadair increased 18.0% as compared to the prior year.

     During 1996, the number of ATA Vacations ground packages sold increased 21.8% as compared to 1995, but the average price of each ground package sold decreased 16.9% as compared to the prior year.

     The average price paid to the Company for a ground package sale is a function of the mix of vacation destinations served, the quality and types of ground accommodations offered, and general competitive conditions with other air carriers offering similar products in the Company's markets. Some ATA Vacations markets experienced price reductions in 1996 due to intense price competition.

     Other Revenues. Other revenues increased 23.5% to $31.5 million in 1996, as compared to $25.5 million in 1995. Approximately $3.8 million of the revenue increase between years was attributable to an increase in the number of block hours of substitute service provided by the Company to other airlines. The remaining increase in other revenues between periods was primarily due to revenue growth in several of the Company's affiliated businesses.

  OPERATING EXPENSES

     Salaries, Wages and Benefits. Salaries, wages and benefits expense for 1996 increased 16.2% to $164.0 million from $141.1 million in 1995. Approximately $15.9 million of the increase in 1996 was attributable to the addition of cockpit and cabin crews, reservations agents, base station staff and maintenance staff to support the Company's growth in capacity between periods, and approximately $3.6 million of the increase was attributable to the related growth in employee benefits costs. Average Company full-time-equivalent employees increased by 11.7% in 1996 as compared to the prior year, although the reduction-in-force implemented in late 1996 resulted in approximately 6.1% fewer full-time-equivalent employees in the fourth quarter of 1996, as compared to the fourth quarter of 1995. The Company substantially completed this reduction in force in the fourth quarter of 1996, and recorded $183,000 in related severance costs in 1996.

     Salaries, wages and benefits expense in 1996 was 1.23 cents per ASM, an increase of 8.8% from a cost of 1.13 cents per ASM in 1995. The cost per ASM increased partially as a result of a 3.4% increase in the average rate of pay for the Company's employees as compared to the prior year. In addition, the Company has increased employment in several maintenance and base station locations in lieu of continuing the use of third-party contractors, as it believes it can provide more reliable operations and better customer service at a lower total cost by using its own employees in these selected locations. The Company has experienced related savings in the expense lines of handling, landing and navigation fees, and in aircraft maintenance, materials and repairs, as further described in those following sections.

     In December 1994, the Company implemented a four-year collective bargaining agreement with its flight attendants, which was the first of the Company's labor groups to elect union representation. An additional four-year collective bargaining agreement was ratified by the Company's cockpit crews on September 23, 1996. The pay-related terms of the new cockpit crew agreement were implemented retroactively to August 6, 1996, including, among other things, a rate increase of approximately 7.5% to cockpit crew pay scales for the first year of the new contract.

     Fuel and Oil. Fuel and oil expense for 1996 increased 24.4% to $161.2 million from $129.6 million in 1995, due to an increase in fuel consumed to operate the Company's expanded block hours of flying, an increase in the average price paid per gallon of fuel consumed and the imposition of a 4.3-cent-per-gallon excise tax on jet fuel consumed for domestic use effective October 1, 1995.

     During 1996, the Company consumed 7.4% more gallons of jet fuel for flying operations and flew 9.4% more block hours than in 1995, which accounted for approximately $9.1 million in additional fuel and oil expense between years (excluding price and tax changes). The growth in gallons of fuel consumed was lower than the growth in block hours flown between years due to a change in the mix of block hours flown by fleet type. Of greatest significance was the 4.1% reduction of total block hours flown by the Lockheed L-1011 fleet between periods, since the fuel burn per block hour for this wide-body aircraft is approximately twice as high as the burn rates for the Company's other fleet types.

     During 1996, the Company's average price paid per gallon of fuel consumed (excluding the excise tax described in the following paragraph) increased by 12.8%, as compared to 1995. Fuel price increases paid by the Company reflected generally tighter supply conditions for aviation fuel, which persisted throughout most of 1996 as compared to the prior year. The Company estimates that the year-over-year increase in average price paid for jet fuel resulted in approximately $16.1 million in additional fuel and oil expense between periods.

     On October 1, 1995, the Company became subject to a 4.3-cent-per-gallon excise tax on jet fuel consumed for domestic use by commercial air carriers. The effect of this tax in the first three quarters of 1996, as compared to the first three quarters of 1995, was to increase the Company's cost of jet fuel by approximately $6.4 million.

     Fuel and oil expense for 1996 was 1.21 cents per ASM, an increase of 17.5%, as compared to 1.03 cents per ASM in 1995. The increase in the cost per ASM of fuel and oil expense was primarily a result of higher prices and the new excise tax, partially offset by the expanded use of the more-fuel- efficient twin-engine Boeing 757-200 aircraft in the Company's fleet. During 1996, the Company's Boeing 757-200 aircraft accounted for 29.4% of total block hours flown, as compared to 27.8% of total block hours flown in 1995.

     Handling, Landing and Navigation Fees. Handling, landing and navigation fees decreased by 5.8% to $70.1 million in 1996, as compared to $74.4 million in 1995. During 1996, the average cost per system departure for third-party aircraft handling declined 15.0% as compared to the prior year, and the average cost of landing fees per system departure decreased 12.2% between the same periods.

     Because each airport served by the Company has a different schedule of fees, including variable prices for different aircraft types, average handling and landing fee costs are a function of the mix of airports served as well as the fleet composition of departing aircraft. On average, these costs for narrow-body aircraft are less than for wide-body aircraft, and the average costs at domestic U.S. airports are less than the average costs at most foreign airports. In 1996, 80.6% of the Company's departures were operated with narrow-body aircraft, as compared to 77.6% in 1995, and 81.1% of the Company's departures were from U.S. domestic locations, as compared to 79.6% in 1995.

     Handling costs also vary from period to period according to decisions made by the Company to use third-party handling services at some airports in lieu of using the Company's own employees. During 1996, the Company implemented a policy of 'self-handling' at four domestic U.S. airports with significant operations, which had been substantially handled using third-party contractors in the prior year. This change resulted in lower absolute third-party handling costs for these locations and contributed to lower system average contract handling costs per departure for 1996, as compared to 1995. The Company incurred higher salaries, wages and benefits expense as a result of this policy change, as noted in 'Salaries, Wages and Benefits.'

     The cost per ASM for handling, landing and navigation fees decreased 10.2% to 0.53 cents in 1996 from 0.59 cents in 1995.

     Depreciation and Amortization. Depreciation and amortization expense for 1996 increased 10.6% to $61.7 million from $55.8 million in 1995.

     Depreciation expense attributable to owned airframes and engines, and other property and equipment owned by the Company, increased $2.9 million in 1996 as compared to the prior year. The Company increased its year-over-year ownership of engines and rotable aircraft components to support the expanding fleet, and increased its investment in computer equipment and furniture and fixtures. The Company also placed the west bay of the renovated Midway Hangar No. 2 into service in mid-1996 and incurred increased debt issue costs between years related to debt facility and aircraft lease negotiations completed in 1996.

     Amortization of capitalized engine and airframe overhauls increased $1.9 million in 1996 as compared to the prior year, after including the offsetting amortization of approximately $1.0 million in associated manufacturers' credits. The increasing cost of overhaul amortization reflects the increase in the number of aircraft added to the Company's fleet and the increase in cycles and block hours flown between years.

     The cost of engine overhauls that become worthless due to early engine failures, and which cannot be economically repaired, is charged to depreciation and amortization expense in the period the engine fails. Depreciation and amortization expense attributable to these write-offs increased $1.1 million between years.

     Depreciation and amortization cost per ASM increased 2.2% to 0.46 cents in 1996, as compared to 0.45 cents in 1995.

     Aircraft Rentals. Aircraft rentals expense for 1996 increased 17.4% to $65.4 million from $55.7 million in 1995. This increase was attributable to continued growth in the size of the Company's leased aircraft fleet, although the Company significantly reduced the size of its Boeing 757-200 fleet in the fourth quarter of 1996, as is more fully described in 'Disposal of Assets.'

     The addition of three leased Boeing 757-200 aircraft in the first three quarters of 1996 resulted in approximately $10.6 million of increased aircraft rentals for that time period, as compared to the prior year. The subsequent reduction of this fleet type by a net four units (after including two new deliveries from the manufacturer in December 1996) resulted in a year-over-year fourth quarter reduction of aircraft rent expense of approximately $3.6 million. The reduction in the size of the Boeing 757-200 fleet was an integral component of the Company's restructuring of scheduled service, based upon profitability analysis which disclosed that for some uses of the Boeing 757-200 in the Company's markets prior to restructuring, it was more profitable to substitute other aircraft with lower ownership costs.

     Several additional Boeing 727-200 and Lockheed L-1011 aircraft leased in 1996 contributed $2.8 million and $0.5 million, respectively, in incremental aircraft rentals between years. Aircraft rentals expense was reduced by $0.6 million for the first four months of 1996, as compared to the prior year, due to the purchase of four Pratt & Whitney spare engines in May 1995, which had been previously leased. Due to the elimination of all Pratt & Whitney- powered Boeing 757-200 aircraft from the Company's fleet, the Company reclassified these owned spare engines as 'Assets Held for Sale' in the accompanying balance sheet.

     Aircraft rentals expense for 1996 was 0.49 cents per ASM, an increase of 11.4% from 0.44 cents per ASM in 1995. The period-over-period increase in the size of the Boeing 757-200 fleet was a significant factor in this change, since the rental cost of ASMs produced by this fleet type is significantly higher than for the Company's other aircraft.

     Aircraft Maintenance, Materials and Repairs. Aircraft maintenance, materials and repairs expense decreased 0.4% to $55.2 million in 1996, as compared to $55.4 million in 1995. The cost per ASM decreased by 4.5% to 0.42 cents in 1996, as compared to 0.44 cents in the prior year.

     Although the cost of repairs for repairable and rotable components increased $1.4 million between periods, the cost of expendable parts consumed decreased $2.1 million, and the cost of parts loans and exchanges decreased $0.6 million. Aircraft maintenance, materials and repairs cost was also reduced by $0.8 million in 1996, as compared to 1995, due to a planned reduction in the use of third-party maintenance staff in favor of using more Company maintenance employees for both base and line maintenance activities. The Company incurred higher salaries, wages and benefits expense as a result of this policy change, as noted in a preceding section.

     The cost of the Company's maintenance, materials and repairs remained essentially unchanged in 1996, as contrasted with the 6.2% increase in ASMs between years, and the 9.4% increase in block hours. This favorable comparison is partly due to the significant expansion of the Company's fleet during 1996. When used aircraft are initially brought into the Company's fleet, the cost of maintenance, materials and repairs required to bridge that aircraft into the Company's maintenance program are capitalized. Such expenditures normally extend the available flying hours for that aircraft before routine heavy maintenance, materials and repairs expenses begin to be incurred, although those aircraft begin producing both ASMs and block hours immediately upon acquisition. The more favorable comparison to block hours between years is also indicative of the faster growth in the Company's twin-engine Boeing 757-200 fleet, which is composed of newer and more technologically advanced aircraft which require relatively less routine maintenance than the Company's older three-engine Lockheed L-1011 and Boeing 727-200 fleets. The Boeing 757-200 fleet accounted for 29.4% of block hours in 1996, as compared to 27.8% in 1995.

     Return condition expenses accrued in 1996 were $1.1 million more than in 1995. This increase was primarily due to changes in the mix of aircraft leases and associated return conditions which became effective during 1996, offset by both the extensive restructuring of the Boeing 757-200 fleet and the sale/leaseback of six hushkitted Boeing 727-200 aircraft during 1996 under new lease terms and conditions.

     Crew and Other Employee Travel. The cost of crew and other employee travel increased 14.0% to $35.9 million in 1996, as compared to $31.5 million in 1995. During 1996, the Company increased its average full-time-equivalent crew employment by 4.1% as compared to the prior year, even though departures increased by 8.4% and block hours increased by 9.4% between periods. In the first quarter of 1996, the Company experienced crew shortages, which were exacerbated by severe winter weather, causing significant flight delays, diversions and cancellations. The Company's crew complement in the third quarter of 1996 was again insufficient to effectively operate the flying schedule and resulted in more crew time being spent away from base during that quarter.

     The cost per ASM for crew and other employee travel increased 8.0% to 0.27 cents in 1996, as compared to 0.25 cents in the prior year. This increase in unit cost was approximately equivalent to a 9.0% average increase in the cost per crew member of hotel, positioning and per diem expenses between years.

     Passenger Service. For 1996 and 1995, catering represented 80.3% and 84.9%, respectively, of total passenger service expense. The cost of passenger service decreased 6.0% in 1996 to $32.7 million, as compared to $34.8 million in 1995. Although total passengers boarded increased by 5.8% to 5,680,496 in 1996, as compared to 5,368,171 in 1995, the average cost to cater each passenger declined 19.1% between years due to a planned reduction in catering service levels in select charter and scheduled service markets beginning in the second quarter of 1995. This cost reduction was partially offset by a 6.6% decrease in military passengers boarded between years, which are the most expensive passengers to cater in the Company's business mix.

     The cost of servicing passengers who were inconvenienced by flight delays and cancellations increased by $1.4 million between years. Approximately $0.7 million of this increase was incurred in association with the severe winter weather and consequent flight schedule disruptions which occurred in the first quarter of 1996.

     The cost per ASM of passenger service decreased 10.7% to 0.25 cents in 1996, as compared to 0.28 cents in the prior year. The lower cost per ASM was primarily due to the lower cost of catering per passenger boarded, partially offset by the higher cost per ASM of servicing inconvenienced passengers.

     Commissions. Commissions expense increased 7.7% to $26.7 million in 1996, as compared to $24.8 million in 1995. The primary reason for the increase between years was the corresponding increase in scheduled service revenues earned, approximately two-thirds of which was generated through travel agencies which received a commission on such sales. The cost per ASM of commissions expense was unchanged at 0.20 cents for both 1996 and 1995.

     Ground Package Cost. Ground package cost increased 14.5% to $18.2 million in 1996, as compared to $15.9 million in 1995. This increase in cost was primarily due to the increase in the number of ground packages sold between periods. In 1996, Ambassadair sold 2.4% more ground packages, and ATA Vacations sold 21.8% more ground packages, than in 1995. The average cost of each ground package sold by Ambassadair increased 19.9% between years, while the average cost of each ground package sold by ATA Vacations decreased by 11.2% between periods.

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     Ground package cost per ASM increased by 7.7% to 0.14 cents in 1996, as compared to 0.13 cents in 1995, reflecting the comparatively faster growth in ground package sales produced by Ambassadair and ATA Vacations as compared to the overall ASM growth of the Company between years.

     Other Selling Expenses. Other selling expenses increased 18.1% to $17.6 million in 1996, as compared to $14.9 million in 1995. Approximately $1.1 million and $0.2 million, respectively, of this increase was attributable to more credit card discounts and CRS fees incurred to support the growth in scheduled service between years. Another $1.2 million of the increase was due to higher usage of toll-free telephone service between periods, some of which was associated with the accommodation of passengers onto other carriers' flights due to the Company's reduction of scheduled service in the third and fourth quarters of 1996. Other selling cost per ASM increased 8.3% to 0.13 cents in 1996, as compared to 0.12 cents in 1995.

     Advertising. Advertising expense increased 15.7% to $10.3 million in 1996, as compared to $8.9 million in 1995. Advertising support for single-seat scheduled service and ground package sales increased consistent with the growth in associated revenues and the need to meet competitive actions in the Company's markets. The cost per ASM of advertising increased 14.3% to 0.08 cents in 1996, as compared to 0.07 cents in 1995.

     Facilities and Other Rentals. The cost of facilities and other rentals increased 29.7% to $9.6 million in 1996, as compared to $7.4 million in 1995. The increase in expense noted for 1996 was partly attributable to higher facility costs resulting from the Company becoming a signatory carrier at Orlando International Airport, together with a year-over-year increase in facility costs for Boston operations prior to the elimination of scheduled service at Boston in the fourth quarter of 1996. The increased facility costs at Orlando International Airport have associated savings in lower handling and landing fees for the Company's flights at that airport.

     Also in 1996, the Company incurred higher facility rental expense in association with the late 1995 sale/leaseback of the Indianapolis hangar to the City of Indianapolis, for the Chicago-Midway Hangar No. 2 and for the new Chicago reservations facility, which was first occupied in September 1995.

     The cost per ASM for facility and other rents increased 16.7% to 0.07 cents in 1996, as compared to 0.06 cents in 1995.

     Disposal of Assets. During the third quarter of 1996, the Company committed to a plan to dispose of up to seven Boeing 757-200 aircraft. A letter of intent was signed with a major lessor on July 29, which included the cancellation of operating leases on five aircraft and the return of those aircraft to the lessor before the end of 1996. Negotiations also commenced with a major lessor during the third quarter for the cancellation of operating leases on two additional aircraft in 1996.

     During the third quarter, the Company recorded an estimated loss on disposal of the initial five aircraft according to the terms and conditions negotiated and agreed in the letter of intent.These aircraft transactions were all completed during the fourth quarter of 1996, at which time the estimated loss on disposal was reduced by $0.2 million to an actual loss of $4.5 million.

     The source of the loss on the termination of these aircraft leases was primarily from the write-off of the unused net book value of the associated airframe and engine overhauls. For several aircraft, the Company was required to meet additional maintenance return conditions associated with airframes and engines, the cost of which was charged to the loss on disposal. These costs were partially offset by cash proceeds received from the lessor and by the application of associated deferred aircraft rent credits and manufacturers' credits.

     In addition to these costs, the Company also owned four spare Pratt & Whitney engines, together with consumable, repairable and rotable components specific to the Pratt & Whitney-powered Boeing 757-200s. The net book value of these engines and parts approximated $14.1 million as of December 31, 1996, and were reclassified as Assets Held For Sale in the accompanying balance sheet.

     Other Expenses. Other operating expenses increased 15.6% to $54.0 million in 1996, as compared to $46.7 million in 1995. Significant components of the year-over-year variance included increases in substitute service and passenger reprotection costs, professional fees, data communications costs, insurance costs and consulting fees in connection with the detailed route profitability study.

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     Other operating cost per ASM increased 10.8% to 0.40 cents in 1996, as compared to 0.37 cents in 1995.

  INCOME TAX EXPENSE

     In 1996, the Company recorded $12.9 million in tax credits applicable to the loss before income taxes for that year, while income tax expense of $6.1 million was recognized pertaining to income before income taxes for 1995. The effective tax rate applicable to tax credits in 1996 was 32.6%, and the effective tax rate for income earned in 1995 was 41.8%. The Company's effective income tax rates were unfavorably influenced by the permanent non-deductibility from taxable income of 50% of crew per diem expenses incurred in both years. The impact of this permanent difference on effective tax rates becomes more pronounced as taxable income or loss approach zero.

LIQUIDITY AND CAPITAL RESOURCES

     Cash Flows. The Company has historically financed its working capital and capital expenditure requirements from cash flow from operations and long-term borrowings from banks and other lenders. As described further below, in the third quarter of 1997 the Company completed two separate financings designed to lengthen the maturity of its long-term debt and diversify its credit sources, including the issuance of unsecured notes and a revolving credit facility that had an extended maturity, lower interest rate and less restrictive covenants than the former credit facility.

     In the nine months ended September 30, 1998 and 1997, net cash provided by operating activities was $131.9 million and $70.7 million, respectively. The increase in cash provided by operating activities between periods was attributable to such factors as increased earnings and related deferred income taxes, higher depreciation and amortization, higher accrued expenses and other factors.

     Net cash used in investing activities was $115.6 million and $60.7 million, respectively, for the nine month periods ended September 30, 1998 and 1997. Such amounts primarily included capital expenditures totaling $115.6 million and $63.5 million, respectively, for engine and airframe overhauls, airframe improvements, hushkit installations, the purchase of rotable parts, and for purchase deposits made on Boeing 757-200 and Lockheed L-1011-500 aircraft scheduled to be delivered by the end of 1999.

     Net cash used in financing activities was $9.6 million and $1.2 million, respectively, for the nine months ended September 30, 1998 and 1997. Financing activities in the 1998 period included $4.8 million to repay a short-term note issued in connection with the purchase of a Boeing 727-200 aircraft in December 1997, plus $6.4 million in long-term debt reductions, partially offset by $1.6 million in proceeds from the issuance of common stock in association with the exercise of stock options by employees.

     For 1995, 1996 and 1997, net cash provided by operating activities was $87.1 million, $32.2 million and $99.9 million, respectively. The increase in cash provided by operating activities between 1996 and 1997 was attributable to such factors as increased earnings, growth in scheduled service air traffic, liability associated with advanced ticket sales, the liquidation of certain assets held for sale, and other factors. The decrease in cash provided by operating activities between 1995 and 1996 was due primarily to the lower profitability between years, coupled with the reduction in air traffic liability associated with the 1996 restructuring of scheduled service.

     Net cash used in investing activities was $44.0 million, $63.2 million and $76.1 million, respectively, for 1995, 1996 and 1997. Such amounts included cash capital expenditures totaling $57.8 million in 1995, $69.9 million in 1996, and $84.2 million in 1997 for engine overhauls, airframe improvements and the purchase of rotable parts. Cash capital expenditures were supplemented with other capital expenditures, financed directly with debt, totaling $31.7 million in 1995, $0.0 million in 1996 and $35.4 million in 1997. The $35.4 million in new debt issued in 1997 was to directly finance the purchase of one Boeing 757-200 aircraft and one Boeing 727-200 aircraft, both of which had previously been subject to leases accounted for as operating leases.

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

     Net cash provided by (used in) financing activities was ($12.1) million, $11.6 million and $6.9 million, respectively, in 1995, 1996 and 1997. Debt proceeds in the 1997 period included $100.0 million in proceeds from the issuance of the 10 1/2% Notes and $34.0 million in proceeds from borrowing against the Credit Facility. Debt proceeds in the 1996 period primarily included the addition of $15.0 million in revolving credit facility availability for financing the installation of hushkits on Boeing 727-200 aircraft. Payments on long-term debt in the 1997 period primarily included the full repayment of the former credit facility of $122.0 million.

     Aircraft and Fleet Transactions. In November 1994, the Company signed a purchase agreement for six new Boeing 757-200s which, as subsequently amended, now provides for nine total aircraft to be delivered between late 1995 and late 1999. In conjunction with the Boeing purchase agreement, the Company entered into a separate agreement with Rolls-Royce Commercial Aero Engines Limited for 19 RB211-535E4 engines to power the nine Boeing 757-200 aircraft and to provide one spare engine. Under the Rolls-Royce agreement, which became effective January 1, 1995, Rolls-Royce has provided the Company various spare parts credits and engine overhaul cost guarantees. If the Company does not take late 1998 delivery of the final two engines covered by this agreement, a prorated amount of the credits that have been used are required to be refunded to Rolls-Royce. The aggregate purchase price under these two agreements is approximately $50.0 million per aircraft, subject to escalation. The Company accepted delivery of the first six aircraft under these agreements in September and December 1995, November and December 1996, November 1997 and July 1998, all of which were financed under leases accounted for as operating leases. The final three deliveries under this agreement are scheduled for December 1998, September 1999 and October 1999. Advanced payments totaling approximately $19.2 million ($6.4 million per aircraft) are required prior to delivery of the three remaining aircraft, with the remaining purchase price payable at delivery. As of September 30, 1998 and 1997 the Company had recorded fixed asset additions for $12.7 million and $10.6 million, respectively, in advanced payments applicable to aircraft scheduled for future delivery. The Company intends to finance the remaining three deliveries under this agreement through sale/leaseback transactions accounted for as operating leases.

     In July 1998 the Company committed to the purchase of five Lockheed L-1011 series 500 aircraft, three spare engines, and certain associated spare parts. These aircraft are powered by Rolls-Royce RB211-524B4-02 engines. The Company purchased the first aircraft under this purchase agreement in the third quarter of 1998, and expects to purchase the additional four aircraft during the first half of 1999. Upon delivery of each aircraft, the Company intends to complete certain modifications and improvements to the airframes and interiors in order to qualify them to operate in a standard coach seating configuration of 307 seats. Such modifications are expected to require approximately 90 days from date of delivery of the unmodified aircraft from the seller. The modified aircraft are expected to be placed into revenue service between December 1998 and December 1999, operating primarily in the commercial and military/government charter business segments. The Company expects that the total cost of the five modified aircraft, together with spare engines and spare parts, will be approximately $100.0 million. The Company expects to finance this purchase through the issuance of the Notes.

     The Company purchased an additional Rolls-Royce-powered Boeing 757-200 aircraft from an aircraft lessor in September 1997, financing this purchase through a payment of cash and the issuance of a $30.7 million note which, as amended, matures on October 15, 1999. The note requires monthly payments of $400,000 in principal and interest from October 15, 1997, through September, 1999, with the balance due at maturity.

     In the fourth quarter of 1997, the Company purchased a Boeing 727-200 aircraft which had been previously financed by the Company through a lease accounted for as an operating lease, financing this purchase through the issuance of a short-term note and a payment of cash. This note was repaid in the first quarter of 1998. The Company issued a long-term note (secured by this aircraft) in September 1998 for $6.0 million, which requires repayment of $1.0 million in October 1998 and $100,000 per month in principal and interest from November 1998 through October 2002, with the balance due in November 2002.

     In the second and third quarters of 1998, the Company purchased and improved one Lockheed L-1011-100 aircraft, which was placed into service in late July 1998.

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     Issuance of Unsecured Notes. On July 24, 1997, the Company completed two separate financings designed to lengthen the maturity of the Company's long-term debt and diversify its credit sources. On that date, the Company (i) sold $100.0 million principal amount of unsecured seven-year notes in a private offering under Rule 144A, and (ii) entered into a new secured revolving credit facility. The Company subsequently completed an exchange offer to holders of the unsecured seven-year notes in January 1998, under which offer those notes issued in the original private offering could be tendered in exchange for fully registered notes of equal value.

     The unsecured senior notes mature on August 1, 2004. Each note bears interest at the annual rate of 10.5%, payable on February 1 and August 1 of each year beginning February 1, 1998. The notes rank pari passu with all unsecured, unsubordinated indebtedness of the Company existing now or created in the future, are effectively subordinated to the Company's obligations under secured indebtedness to the extent of such security, and will be senior to any subordinated indebtedness of the Company created in the future. All payments of interest and principal are unconditionally guaranteed on an unsecured, unsubordinated basis, jointly and severally, by each of the active subsidiaries of the Company. The Company may redeem the notes, in whole or in part, at any time on or after August 1, 2002, initially at 105.25% of their principal amount plus accrued interest, declining ratably to 100.0% of their principal amount plus accrued interest at maturity. At any time prior to August 1, 2000, the Company may redeem up to 35.0% of the original aggregate principal amount of the notes with the proceeds of sales of common stock, at a redemption price of 110.5% of their principal amount (plus accrued interest), provided that at least $65.0 million in aggregate principal amount of the notes remains outstanding after such redemption. The notes are subject to covenants for the benefit of the note holders, including, among other things, limitations on: (i) the incurrence of additional indebtedness; (ii) the making of certain restricted payments;
(iii) the creation of consensual restrictions on the payment of dividends and other payments by certain subsidiaries; (iv) the issuance and sale of capital stock by certain subsidiaries; (v) the issuance of guarantees by certain subsidiaries; (vi) certain transactions with shareholders and affiliates; (vii) the creation of liens on certain assets or properties; (viii) certain types of sale/leaseback transactions; and (ix) certain sales, transfers or other dispositions of assets.

     The net proceeds of the unsecured notes were approximately $96.9 million, after application of costs and fees of issuance. The Company used a portion of the net proceeds to repay in full the Company's prior bank facility and will use the balance of the proceeds for general corporate purposes, which may include the purchase of additional aircraft and/or the refinancing of existing leased aircraft, among other things.

     Credit Facilities. Concurrently with the issuance of the unsecured notes, on July 24, 1997, the Company entered into a new $50.0 million revolving credit facility that includes up to $25.0 million for stand-by letters of credit. ATA is the borrower under the new credit facility, which is guaranteed by Amtran and each of Amtran's other active subsidiaries. The principal amount of the new facility matures on April 1, 2001, and borrowings are secured by certain Lockheed L-1011 aircraft and engines. The loan-to-value ratio for collateral securing the new facility may not exceed 75% at any time. Borrowings under the new facility bear interest, at the option of ATA, at either (i) LIBOR plus 1.50% to 2.50% (depending upon certain financial ratios); or (ii) the agent bank's prime rate plus 0.0% to 0.5% (depending upon certain financial ratios). The facility contains various covenants including, among other things: (i) limitations on incurrence of debt and liens on assets; (ii) limitations on capital expenditures; (iii) restrictions on payment of dividends and other distributions to stockholders; (iv) limitations on mergers and the sale of assets; (v) restrictions on the prepayment or redemption of certain indebtedness, including the 10.5% notes; and (vi) maintenance of certain financial ratios such as minimum tangible net worth, cash-flow-to-interest expense and aircraft rentals and total adjusted liabilities to tangible net worth.

     As of September 30, 1998 and 1997, the Company had borrowed $25.0 million against its existing credit facility, all of which was repaid on October 1, 1998 and 1997.

     The Company also maintains a $5.0 million revolving credit facility for its short-term borrowing needs and for securing the issuance of letters of credit. Borrowings against this credit facility bear interest at the lender's prime rate plus 0.25% per annum. There were no borrowings against this facility as of September 30, 1998 and 1997; however, the Company did have outstanding letters of credit secured by this facility aggregating $4.1 million and $3.5 million, respectively. No amounts had been drawn against letters of credit at September 30, 1998 or 1997.

     On October 30, 1998, the Company signed a commitment letter for a revolving bank credit facility of up to $125 million that would replace the existing $50 million facility and mature on October 1, 2002. If the offering of the Notes is completed, the Company plans to enter into a new four-year revolving bank credit facility of at least $75 million, subject to negotiation and execution of definitive documentation.

     Assets Held For Sale. At September 30, 1998 the Company had classified $7.2 million in net book value of two spare Pratt & Whitney engines as Assets Held for Sale in the accompanying balance sheet. In July 1997, the Company sold two similar spare Pratt & Whitney engines and, during the first quarter of 1998, also sold related Pratt & Whitney parts and materials, neither of which sale resulted in a material gain or loss. The net book value of the two remaining spare engines approximates fair market value, and the Company continues to market these engines.

     Stock Repurchase Program. In February 1994, the Board of Directors approved the repurchase of up to 250,000 shares of the Company's common stock. Between 1994 and 1996, the Company repurchased 185,000 shares of common stock under this program. No shares were repurchased during 1997 or the first quarter of 1998. In the second quarter of 1998, the Company repurchased 8,506 shares for the purpose of allowing individuals with restricted stock to pay required taxes.

     Aircraft Purchase Commitments and Options. The Company has signed purchase agreements to acquire 15 Boeing 727-200ADV aircraft at agreed prices. Thirteen of these aircraft are currently leased by the Company. The other two aircraft, currently on lease to another airline, may be purchased in 1999, depending upon the exercise of lease extension options available to the current lessee. The Company currently intends to install engine hushkits on these Boeing 727-200 aircraft in order to meet federal stage three noise regulations for its fleet by December 31, 1999.

YEAR 2000

     Until recently many computer programs were written to store only two digits of year-related date information in order to make the storage and manipulation of such data more efficient. Programs which use two digit date fields, however, may not be able to distinguish between such years as 1900 and 2000. In some circumstances this date limitation could result in system failures or miscalculations, potentially causing disruptions of business processes or system operations. The date field limitation is frequently referred to as the 'Year 2000 Problem.'

     State of Readiness. In the fourth quarter of 1997 the Company initiated a Year 2000 Project to address this issue. During the first quarter of 1998 the Company inventoried its internal computer systems, facilities infrastructure, aircraft components and other hardware, and completed a year 2000 risk assessment for these items.

     During the course of its inventory, the Company identified approximately 693 separate computer infrastructure components which are used to support various aspects of its world-wide operations. Such components include software packages (both purchased and internally developed), operating systems for computers, computer hardware and peripheral devices, local and wide-area communications networks, aircraft computers and components, and a variety of other items of technology infrastructure including those associated with the operation of properties and facilities. The Company then classified each of these components using an internal scale from 1 to 5 to designate the seriousness and immediacy of impact to the Company, should the component fail due to lack of compliance with year 2000 standards, with category 5 being the highest risk.

     The Company's year 2000 project involves the completion of five specific phases of work. The first, or awareness phase (now 100% complete) includes the creation of a year 2000 project team, development of written standards and processes for the year 2000 project, communications to Company employees about the year 2000 problem and the Company's approach to addressing it, creation of year 2000 compliance standards for newly acquired technology components, and written standards and procedures for year 2000 project status reporting.

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     The second phase is inventory and assessment (now 100% complete), which includes such activities as creating an inventory of all technology infrastructure components used by the Company, developing standards for assessing and ranking year 2000 risk for such components, completing risk assessments for all components, providing year 2000 certification standards for such components, development of a critical vendor database, development of renovation standards and guidelines, development of testing standards and guidelines, creation of testing environments, developing an inventory of tools needed to complete assessment, conversion and testing of components, development of year 2000 resource budgets, and completion of high-level contingency plans.

     The third phase is renovation (now 54% complete), which includes the conversion, replacement or elimination of selected hardware platforms and devices, operating systems, databases, purchased software, utilities, and internal and external interfaces. Renovation requires the completion and documentation of software and hardware changes, development of replacement systems, and decommissioning systems to be eliminated. Renovation also includes the completion and documentation of unit testing, and the creation of a final test plan for system, integration and stress testing of all changes. Contingency plans will also be updated and completed, based upon completion of renovation efforts and unit test results.

     The fourth phase is validation (now 7% complete), which includes user acceptance testing of all new or renovated components. Such testing is expected to validate year 2000 operational readiness of the individual components, up to but not including testing of the integration of those components with other components sharing common interfaces or other interdependencies.

     The fifth phase is implementation (now 4% complete), which includes integration testing of individual components as to interfaces and interdependencies with other components or elements of the Company's technology infrastructure.

     With respect to the 693 computer infrastructure components, the Company has prepared approximately 105 individual project plans with tasks and milestones which define the work to be done to complete the five phases of year 2000 readiness. A total of 4 plans are now complete. A total of 65 plans are currently in progress and are substantially on schedule for future completion. The remaining 36 plans have not yet commenced, but the Company expects to complete them prior to the end of 1999. Of the total hours of work included in the Company's 105 project plans, approximately 28% of such work is now complete.

     The Company is dependent upon a large number of third party vendors and suppliers who provide essential goods and services to the Company throughout the world. In order to insure that essential goods and services are supplied to the Company without interruptions caused by the year 2000 problem, the Company has undertaken a 'vendor year 2000 readiness' project.

     Some third party vendor relationships are very significant to the Company. The loss of access to some goods and services provided by some vendors, such as tour operator and airline reservation systems, could have severe consequences on the Company's business operations

     Under the Company's vendor readiness plan, significant Company vendors have been grouped according to the expected safety, operations or financial impacts from a loss of access to essential goods or services due to the vendor failing to become year 2000 compliant, and the expected time and effort which would be required to replace the non-compliant vendor with a compliant vendor. Under this classification system, the Company has identified 751 'tier 3' vendors whose lack of year 2000 compliance and the resulting loss of essential goods and services, could create immediate and severe safety, operations or financial impact to the Company, with replacement of such vendors taking considerable time and effort. The Company has further classified 565 vendors as 'tier 2' vendors, which could pose significant safety, operations or financial impacts to the Company should they be non-year-2000 compliant, but which impacts would not be immediate, and for which only moderate time and effort would be required to locate compliant replacement vendors. All remaining significant vendors have been classified as 'tier 1' vendors (totaling over 2,000), none of which would pose a significant safety, operations or financial impact in the event of non-compliance with year 2000 standards, and all of which could easily be replaced with alternative vendors.

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     In addition to the third-party dependencies enumerated above, the Company is also highly dependent upon the operation of airports and air traffic control systems in the United States and in foreign countries. Each year the Company flies to over 400 individual airports world-wide which are typically operated by governmental or quasi-governmental agencies. Other governmental agencies use computers to provide essential services at airports, such as customs and immigration screening and weather reporting.

     As a member of the Air Transport Association Year 2000 Committee, the Company is participating with other member airlines to test and validate the year 2000 readiness of the air transportation infrastructure such as airports and air traffic control systems. As yet, no comprehensive inventory and risk assessment of domestic and international airports has been completed, and therefore the Company cannot determine to what degree, if any, domestic and international airports are at risk of failing to meet year 2000 readiness standards.

     Under the direction of the Air Transport Association Year 2000 Committee a separate evaluation of aviation-related federal agencies is also in progress. This evaluation includes the year 2000 readiness of the Federal Aviation Administration, particularly with respect to the operation of the domestic air traffic control system; the Department of Transportation; the Immigration and Naturalization Service; and the National Weather Service. Based upon representations made by such federal agencies, they expect to be able to provide uninterrupted services to the air transportation industry, including the Company, during the year 2000. Efforts of the Air Transport Association Year 2000 Committee are directed toward completing an independent verification of readiness of these agencies, which is still incomplete at this time.

     Estimated Costs of Achieving Year 2000 Readiness. Based upon all data currently available to the Company, it presently estimates that the total cost of meeting year 2000 standards, including computer and facilities infrastructure, vendor readiness, aircraft and airports, will be approximately $6.1 million. Such estimated cost includes approximately $2.5 million in capital expenditures to acquire new software and hardware to replace non-compliant computer devices, as well as approximately $3.6 million in labor and related expenses to perform all year 2000 project work to insure the readiness of remaining computer devices for operation after 1999. Approximately $1.8 million of this estimated cost has been incurred as of September 30, 1998 (of which $0.9 million was expense and $0.9 million was capital), with the remaining $4.3 million to be incurred by the end of 1999. It is possible that the Company will determine that additional costs beyond those estimated above will be required to complete all year 2000 activities as testing and implementation proceeds through the end of 1999.

     Year 2000 Risks and Contingency Plans. The Company believes that its computer infrastructure project plans and vendor readiness plan, together with its participation on the Air Transport Association Year 2000 Committee, if successfully completed will mitigate all significant risks of business and operational disruption arising from non-compliant computer components. Successful completion of this plan is dependent, however, upon the availability to the Company of a wide range of technical skills from both internal and external sources, and is also dependent upon the availability of purchased software and hardware components. The Company cannot be assured that such resources and components can be acquired in the quantities needed, or by the times needed, to successfully complete the year 2000 project plan, in which case it is possible that the Company could suffer serious disruptions to business processes and operations as a consequence of system failures attributable to the year 2000 problem. In addition, the Company cannot be assured that domestic and foreign air transportation infrastructure, such as airports and air traffic control systems, will be fully compliant with year 2000 requirements by the end of 1999.

     The Company has developed a number of high-level contingency plans addressing how it would respond to specific year 2000 issues arising from non-compliant computer infrastructure components, vendors and federal agencies. Such contingency plans will be broadened and formalized as more advanced phases of the Company's year 2000 project are completed, and risks in individual areas are more thoroughly understood and alternative approaches to existing systems and components are identified. Contingency plans include such strategies as securing alternative vendors and adding staff to implement manual workarounds, where feasible.

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                                    BUSINESS

     The Company owns ATA, the eleventh largest passenger airline in the United States (based on 1997 revenues) and a leading provider of airline services in selected market segments. The Company is also the largest commercial charter airline in the United States and the largest charter provider of passenger airline services to the U.S. military, in each case based on revenues. For the nine months ended September 30, 1998, the revenues of the Company consisted of 54% scheduled service, 25% commercial charter service and 14% military charter service, with the balance derived from related travel services.

SCHEDULED SERVICE

     The Company provides scheduled service through ATA to selected destinations primarily from its gateways at Chicago-Midway, Indianapolis and also provides transpacific services between the western United States and Hawaii. In the second and third quarters of 1998, the Company added scheduled service between Chicago-Midway and Dallas, Denver, New York-LaGuardia and San Juan. The Company focuses on routes where it believes it can be a leading provider of non-stop service and targets leisure and value-oriented business travelers. In the first quarter of 1998, the Company was the leading carrier on over 73% of its non-stop scheduled service routes and one of the top two carriers on over 96% of its non-stop scheduled service routes (based on the most recently available DOT statistics).

     The Company believes that it has significant competitive advantages in each of its primary markets:

      Chicago-Midway, the Company's largest and fastest growing gateway, represented approximately 51% of the Company's total scheduled service capacity in the nine months ended September 30, 1998. The Company is the number one carrier in terms of market share in 13 out of its 14 non-stop routes from Chicago-Midway. The Company believes its service at this gateway would be difficult to replicate because of limited available airport capacity and airport restrictions which require higher performance aircraft on the majority of the Company's routes. The Company's market position is also enhanced by Chicago-Midway's proximity to downtown Chicago and the fact that for a substantial population within the metropolitan region Chicago-Midway is the most convenient airport, as well as the continuing air traffic constraints at Chicago-O'Hare. The Company began service at Chicago-Midway in December 1992.

      Hawaii represented approximately 23% of the Company's total scheduled service capacity in the nine months ended September 30, 1998. The Company believes it is the lowest cost provider of scheduled service between the western United States and Hawaii, which is critical in this price sensitive, predominantly leisure-oriented market. Furthermore, approximately 80% of the Company's capacity in the Hawaiian market is contracted to the nation's largest independent Hawaiian tour operator, which assumes capacity, yield and fuel risk. The Company has served the Hawaiian market since 1974 through its commercial charter operations and since 1987 through its scheduled service operations.

      Indianapolis represented approximately 16% of the Company's total scheduled service capacity in the nine months ended September 30, 1998. The Company began scheduled service from Indianapolis in 1986 and believes that it benefits from being perceived as the hometown airline. The Company is the number one provider in terms of market share in 7 of its 8 non-stop routes from Indianapolis. In Indianapolis, the Company operates Ambassadair, the nation's largest travel club with approximately 35,000 individual or family memberships, providing the Company with a local marketing advantage similar to a frequent flier program.

COMMERCIAL CHARTER SERVICE

     The Company is the largest commercial charter airline in the United States and provides services throughout the world, primarily to U.S., South American and European tour operators. The Company seeks to maximize the profitability of these operations by leveraging its leading market position, diverse aircraft fleet and worldwide operating capability. Management believes its commercial charter services are a predictable source of revenues and operating profits in part because its commercial charter contracts require tour operators to assume capacity, yield and fuel price risk, and also because of the

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Company's ability to re-deploy assets into favorable markets. The Company's commercial charter services are marketed and distributed through a network of domestic and international sales offices with an emphasis primarily on tour operators.

MILITARY/GOVERNMENT CHARTER SERVICE

     The Company has provided passenger airline services to the U.S. military since 1983 and is currently the largest charter provider of these services. Management believes that because these operations are generally less seasonal than leisure travel, they have tended to have a stabilizing impact on the Company's operating margins. The U.S. government awards one year contracts for its military charter business and pre-negotiates contract prices for each type of aircraft that a carrier makes available. The Company believes that its fleet of aircraft, particularly its Boeing 757-200ERs, is well suited to the needs of the military for long-range service.

STRATEGY

     The Company intends to enhance its position as a leading provider of passenger airline services to selected markets where it can capitalize on its competitive strengths. The key components of this strategy are:

          Participate in Markets Where it Can Be a Leader. The Company focuses on markets where it can be a leading provider of airline services. In scheduled service, the Company concentrates on routes where it can be the number one or number two carrier. The Company achieves this result principally through superior non-stop schedules, value-oriented service, focused marketing efforts and certain airport and aircraft advantages. The Company is the leading provider of commercial and military charter services in large part because of its variety of aircraft types, superior operational performance and its worldwide service capability combined with a proven history of reliable service and long standing relationships with its customers.

          Maintain Low Cost Position. For 1997, the Company's operating cost per ASM of 6.09[c] was the lowest among large U.S. passenger airlines. The Company believes that its low cost structure provides a significant competitive advantage, allowing it to operate profitably while pricing competitively in the scheduled service and commercial and military charter markets. The Company believes its low cost position is primarily derived from its simplified product, route structure, low aircraft ownership costs and low overhead costs.

          Target Growth Opportunities. The Company intends to expand its operations selectively in areas where it believes it can achieve attractive financial returns.

           Charter Expansion. The Company is acquiring five long-range Lockheed L-1011-500 aircraft primarily for commercial and military charter service, whose low cost and high seating capacity will enable the Company to compete for business that it cannot now accommodate (e.g., non-stop service to South American, European and Asian destinations).

           Scheduled Service Expansion at Chicago-Midway. The Company plans to increase frequencies and add three additional destinations from its Chicago-Midway gateway over the next 18 months and to support this expansion by adding 2 Boeing 757-200 aircraft to its fleet.

           Selected Acquisitions. The Company continually evaluates possible acquisitions of related businesses or interests therein to enhance its competitive position in its market segments. Among other things, it is negotiating the acquisition of the 50% interest that it does not currently own in its air cargo operation.

INDUSTRY OVERVIEW

  SCHEDULED AIRLINE SERVICE

     In the United States, the scheduled airline business is dominated by major scheduled airlines, many of which have developed numerous hub-and-spoke route systems where long-haul traffic is served via connections in one or more central hub airports. As a result of this structure, many smaller cities or

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airports are not served by direct or non-stop flights to leisure destinations and many secondary leisure destinations do not receive direct or non-stop service from more than a few major U.S. cities. Unlike most of the major scheduled airlines, the Company, as well as certain other airlines, has focused on low frequency non-stop or direct service from its principal gateways to leisure destinations where there is little or no competing direct or non-stop service. The Company intends to continue to pursue this strategy, and has expanded non-stop service from Chicago-Midway to Denver, Dallas/Fort Worth, New York-LaGuardia and San Juan.

  COMMERCIAL CHARTER AND MILITARY AIRLINE SERVICE

     In the United States, the passenger charter airline business involves both the major scheduled airlines, as well as a number of U.S. and non-U.S. charter airlines. Historically, charter airlines have supplemented the service provided by scheduled airlines by providing specialized service at times of peak demand. U.S. charter airlines have also provided service to the military both in times of peak demand, such as the Persian Gulf War, and on a longer-term basis to supplement the U.S. military's own aircraft fleet. Based on DOT statistics, total charter flights by all U.S. airlines represented less than 2.5% of all ASMs flown within the United States during the twelve months ended December 31, 1997.

     In general, charter airlines have a lower cost than scheduled airlines. Unlike most scheduled airlines, charter airlines do not invest heavily in advertising and marketing, maintain a sizeable and complex reservations system or maintain extensive airport support facilities in a large number of locations. In addition, charter airlines generally operate with lower overall employment costs and higher average load factors than scheduled airlines.

THE COMPANY'S AIRLINE OPERATIONS

  SERVICES OFFERED

     The Company generally provides its airline services to its customers in the form of charter and scheduled service. The following table provides a summary of the Company's major revenue sources for the periods indicated:

                                                                                          NINE MONTHS
                                                                                             ENDED
                                                 YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                      ----------------------------------------------    ----------------
                                       1993      1994      1995      1996      1997      1997      1998
                                      ------    ------    ------    ------    ------    ------    ------
                                                            (DOLLARS IN MILLIONS)
Scheduled service..................   $138.0    $240.7    $362.0    $386.5    $371.8    $271.3    $384.5
                                      ------    ------    ------    ------    ------    ------    ------

Commercial charter service.........    213.7     204.0     229.5     226.4     228.1     184.9     178.5
Military charter service...........     78.4      91.8      77.5      84.2     131.1     104.0      99.3
                                      ------    ------    ------    ------    ------    ------    ------
     Total charter.................    292.1     295.8     307.0     310.6     359.2     288.9     277.8
                                      ------    ------    ------    ------    ------    ------    ------

Other..............................     37.8      44.0      46.0      53.8      52.2      37.1      47.9
                                      ------    ------    ------    ------    ------    ------    ------
     Total.........................   $467.9    $580.5    $715.0    $750.9    $783.2    $597.3    $710.2
                                      ------    ------    ------    ------    ------    ------    ------
                                      ------    ------    ------    ------    ------    ------    ------

     SCHEDULED SERVICE SALES

     The Company provides scheduled airline services on selected routes where it believes that it can be one of the top three largest carriers, focusing primarily on low cost non-stop or direct flights. In 1997, the Company's revenues from scheduled service were $371.8 million, and during that period, the Company was the largest carrier on over 70% of its non-stop scheduled service routes and one of the top two carriers on over 90% of its non-stop scheduled service routes. The Company currently provides scheduled service primarily from its gateway cities of Chicago-Midway, Indianapolis and Milwaukee to popular vacation destinations such as Hawaii, Las Vegas, Florida, California, Mexico and the Caribbean, as well as to New York's John F. Kennedy Airport, Denver, Dallas/Ft. Worth, New York-LaGuardia and San Juan, from Chicago-Midway. The DOT awarded the Company five slots at New York-LaGuardia, which when combined with an additional slot, has allowed the Company to fly three daily non-stops between Chicago-Midway and New York-LaGuardia.

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     In October 1997, the Company expanded its Chicago Express Arrangement, by adding the cities of Lansing and Madison to the flights it had already operated out of Chicago-Midway on behalf of the Company to Indianapolis and Milwaukee since October 1996 and to Des Moines, Dayton and Grand Rapids since April 1997. Under the Chicago Express Arrangement, Chicago Express provides the aircraft and crews, insurance and maintenance for such aircraft, and the Company provides all other services, including marketing of seats, reservation services and fuel and handling for flights. The Company receives all passenger and cargo related revenues and pays Chicago Express a fixed fee on a per flight basis. The seats purchased under the Chicago Express Arrangement are listed on major CRS systems as ATA seats, even though the flights are operated by a separate airline. Chicago Express uses 19-seat Jetstream 31 propeller aircraft, which the Company determined were a more economic alternative to satisfying the demand in these markets than the use of the Company's own larger jet aircraft.

     Included in the Company's scheduled service sales for jet operations are bulk sales agreements with tour operators. Under these arrangements, which are very similar to charter sales, the tour operator may take up to 85% of an aircraft as a bulk-seat purchase. The portion which the Company retains is sold through its own scheduled service distribution network. The advantage for the tour operators is that their product is available for sale in the CRSs and through other scheduled service distribution channels. Under bulk sales arrangements, the Company is obligated to provide transportation to the tour operators' customers even in the event of non-payment to the Company by the tour operator. To minimize its exposure under these arrangements, the Company requires bonding or a security deposit for a significant portion of the contract price. Bulk seat sales amounted to $67.3 million and $59.0 million in 1996 and 1997, respectively, which represented 9.0% and 7.5%, respectively, of the Company's consolidated revenues for such periods.

     COMMERCIAL CHARTER SALES

     Commercial charter sales represented 30.2% of the Company's consolidated revenues for 1996 and 29.1% for 1997. The Company's principal customers for commercial charter sales are tour operators, sponsors of incentive travel packages and specialty charter customers.

     Tour Operator Programs. These leisure market programs are generally contracted for repetitive, round-trip patterns, operating over varying periods of time. In such an arrangement, the tour operator pays a fixed price for use of the aircraft (which includes the services of the cockpit crew and flight attendants, together with check-in, baggage handling, maintenance services, catering and all necessary aircraft handling services) and assumes responsibility and risk for the actual sale of the available aircraft seats. Because the Company has a contract with its customers for each flight or series of flights, it can, subject to competitive constraints, structure the terms of each contract to reflect the costs of providing the specific service, together with an acceptable return.

     In connection with its sales to tour operators, the Company seeks to minimize its exposure to unexpected changes in operating costs. Under its contracts with tour operators, the Company is able to pass through most increases in fuel costs from a contracted price. Under these contracts, if the fuel increase causes the tour operator's fuel cost to rise in excess of 10%, the tour operator has the option of canceling the contract. The Company is exposed to increases in fuel costs that occur within 14 days of flight time, and to increases affecting any contracts that do not include fuel cost escalation provisions. See 'Risk Factors -- Aircraft Fuel.'

     The Company believes that although price is the principal competitive criterion for its tour operator program, product quality, reputation for reliability and delivery of services which are customized to the specific needs of its customers have become increasingly important to the buyer of this product. Accordingly, as the Company continues to emphasize the growth and profitability of this business unit, it will seek to maintain its low-cost pricing advantage, while differentiating itself from competitors through the delivery of customized services and the maintenance of consistent and dependable operations. In this manner, the Company believes that it will produce significant value for its tour operator partners by delivering an attractively priced product which exceeds the leisure traveler's expectations.

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     Although the Company serves tour operators on a worldwide basis, its primary customers are U.S.-based and European-based tour operators. European tour operators accounted for 2.3%, 2.4%, 4.6% and 3.2%, respectively of consolidated revenues for 1994, 1995, 1996 and 1997. In addition, contracts with most European tour operators establish prices payable to the Company in U.S. dollars, thereby reducing the Company's recorded foreign currency risk. The Company's five largest tour operator customers represented approximately 22% and 16%, respectively, of the Company's consolidated revenues for 1996 and 1997, and the ten largest tour operator customers represented approximately 30% and 21% of the Company's consolidated revenues for the same periods.

     Incentive Travel Programs. Many corporations offer travel to leisure destinations or special events as incentive awards for employees. The Company has historically provided air travel for many corporate incentive programs. Incentive travel customers range from national incentive marketing companies to large corporations that handle their incentive travel programs on an in-house basis. For 1997, Incentive Travel Programs represented less than 1% of total operating revenues.

     The Company believes that its flexibility, fleet diversity and attention to detail have helped to establish it as one of the leaders in providing the air portion of incentive travel airline charter services. Generally, incentive travel operations are a demanding and highly customized part of the charter airline business. Incentive travel operations can vary from a single round-trip flight to an extensive overseas pattern involving thousands of employees and their families.

     Specialty Charters. The Company operates a significant number of specialty charter flights. These programs are normally contracted on a single round-trip basis and vary extensively in nature, from flying university alumni to a football game, to transporting political candidates on campaign trips, to moving the NASA space shuttle ground crew to an alternate landing site. These flights, some of which are arranged on very short notice based on aircraft availability, allow the Company to increase aircraft utilization during off-peak periods. For 1997, Specialty Charters represented approximately 4% of total operating revenues.

     The Company believes it is able to attract customers for specialty charter due to its fleet size and diversity of aircraft. The size and geographic dispersion of the Company's fleet reduces nonproductive ferry time for aircraft and crews, resulting in more competitive pricing. The diversity of aircraft types in its fleet also allows the Company to better match a customer's particular needs with the type of aircraft best suited to satisfy those requirements.

     MILITARY/GOVERNMENT SALES

     In 1996 and 1997 sales to the U.S. military and other governmental agencies were approximately 11.2% and 16.8%, respectively, of the Company's consolidated revenues. Traditionally, the Company's focus has been on short-term 'contract expansion' business which is routinely awarded by the U.S. Government based on price and availability of appropriate aircraft. The U.S. Government awards one year contracts for its military charter business, and pre-negotiates contract prices for each type of aircraft a carrier makes available. Such contracts are awarded based upon the participating airlines' average costs. The short-term expansion business is awarded pro rata to those carriers with aircraft availability who have been awarded the most fixed-award business, and then to any additional carrier that has aircraft available. The Company's contractor teaming arrangement with four other cargo airlines significantly increases the likelihood that the team will receive both fixed-award and contract expansion business, and increases the Company's opportunity to provide the passenger portion of such services because the Company represents all of the team's passenger transport capacity. See ' -- Sales and Marketing.'

     Military and other government flight activity is expected to remain a significant factor in the Company's business mix. Because this business is generally less seasonal than leisure travel, it tends to have a stabilizing impact on the Company's operations and earnings. The Company believes its fleet of aircraft is well suited for the requirements of military passenger service. Although the military is reducing its troop deployments at foreign bases, the military still desires to maintain its schedule frequency to these bases. Therefore, the military has a need for smaller capacity aircraft possessing long-range capability, such as the Company's Boeing 757-200ER aircraft. In 1993, the Company became

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the first North American carrier to receive FAA certification to operate Boeing
757-200 aircraft with 180-minute ETOPS. This certification permits specially equipped Boeing 757-200 aircraft to participate in long-range missions over water in which the aircraft may fly up to three hours from the nearest alternate airport. All of the Company's Boeing 757-200s are so equipped and certified. The Company believes that this 180-minute ETOPS capability has enhanced the Company's ability to obtain awards for certain long-range missions. The Company also believes that its ability to serve the military will be enhanced by the acquisition of additional Lockheed L-1011-500 aircraft, which can provide even longer range service.

     The Company is subject to biennial inspections by the military as a condition of retaining its eligibility to perform military charter flights. The last such inspection was completed in the fourth quarter of 1997. As a result of the Company's military business, it has been required from time to time to meet operational standards beyond those normally required by the DOT, FAA, and other government agencies.

     OTHER REVENUES

     In addition to its core charter and scheduled service businesses, the Company operates several other smaller businesses that complement its core businesses. For example, the Company sells ground arrangements (hotels, car rentals and attractions) through its Ambassadair and ATA Vacations subsidiaries; provides airframe and powerplant mechanic training through American Trans Air Training Corporation; and provides helicopter charter services through its ExecuJet subsidiary. Additionally, the Company, through its subsidiary Amber Air Freight, Inc., participates in a partnership that markets the unused cargo capacity in the Company's scheduled and charter operations. In aggregate, these businesses, together with incidental revenues associated with charter and scheduled service businesses, accounted for 7.1% and 6.6%, respectively, of consolidated revenues in 1996 and 1997.

SALES AND MARKETING

  SCHEDULED SERVICE

     In scheduled service, the Company markets air travel, as well as packaged leisure travel products, directly to its customers and through travel agencies and bulk tour operators in selected markets. Approximately 71.2% and 74.8% of the Company's scheduled services were sold by travel agents and bulk tour operators in 1996 and 1997, respectively, often using computer reservation systems that have been developed and are controlled by other airlines. Federal regulations have been promulgated that are intended to diminish preferential flight schedule displays and other practices with respect to the reservation systems that could place the Company and other similar users at a competitive marketing disadvantage as compared to the airlines controlling the systems. Travel agents generally receive commissions based on the price of tickets sold. Accordingly, airlines compete not only with respect to ticket price but also with respect to the amount of commissions paid to appointed agents. Airlines often pay additional commissions to appointed agents in connection with special revenue programs. The Company believes that by concentrating its scheduled service operations in a few selected markets, such as the Company's Chicago-Midway gateway, its marketing and advertising expenditures will be much more effective. The Company believes this strategy will continue to strengthen its competitive position and improve both load factors and yields in its scheduled service operations.

     The Company's sales, marketing and business strategy for scheduled services has continued to emphasize convenience and simplified pricing for the leisure traveler. In the summer of 1997, an electronic ticketing option was implemented which provides customers with the ability to purchase seats on scheduled flights using a credit card while eliminating the need to issue a paper ticket. Also in 1997, the Company became only the fifth domestic U.S. airline to offer fully interactive capabilities for customers to purchase tickets electronically via the internet. In late 1996, the Company introduced convenient coupon booklets which the customer can purchase in advance for use throughout the Company's scheduled service system at guaranteed low fares.

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  COMMERCIAL CHARTER SERVICE

     Tour Operator Programs. The Company markets its commercial charter services to tour operators primarily through its own sales force. The charter sales department's principal office is in Indianapolis, but it also has offices in Orlando, New York, San Francisco, Seattle, Boston, Chicago, Detroit and London. Through this sales force, the Company markets its commercial charter and specialty products. While most of the Company's commercial charter and specialty products are transacted directly with the end customer, the Company from time to time will utilize independent brokers to acquire some contracts.

     In general, tour operators either package the Company's flights with traditional ground components (e.g., hotels, rental cars and attractions) or sell only the airline passage ('airfare only'). Tickets on the Company's flights contracted to tour operators are issued by the tour operator either directly to passengers or through retail travel agencies. Under current DOT regulations with respect to charter transportation originating in the United States, all charter airline tickets must generally be paid for in cash and all funds received from the sale of charter seats (and in some cases fund paid for land arrangements) must be placed into escrow or must be protected by a surety bond satisfying prescribed standards. Currently, the Company provides a third-party bond which is unlimited in amount but restricted in use to the satisfaction of its obligations under these regulations. Under the terms of its bonding arrangement, the issuer of the bond has the right to terminate the bond at any time on 30 days' notice. The Company provides a $2.5 million letter of credit to secure its potential obligations to the issuer of the bond. If the bond were to be materially limited or canceled, the Company, like all other U.S. charter airlines, would be required to escrow funds to comply with the DOT requirements summarized above. Compliance with such requirements would reduce the Company's liquidity and require it to fund higher levels of working capital ranging up to $13.5 million based upon 1997's peak pre-paid bookings. See ' -- Regulation.'

     In general, the Company enters into contracts with tour operators four to nine months in advance of the commencement of flight services. Pursuant to these contracts, tour operators, who may be thinly capitalized, generally are required to pay a deposit to the Company at the time the contract is executed for as much as one week's revenue due under the contract (in the case of recurring pattern contracts), to 10% to 30% of the total charter payment (in the case of nonrecurring pattern contracts). Tour operators are required to pay the remaining balance of the contract in full at least two weeks prior to the flight date. In the event the tour operator fails to make the remaining payment when due, the Company must either cancel the flight at least ten days prior to the flight date or, pursuant to DOT regulations, perform under the contract notwithstanding the breach by the tour operator. In the event the tour operator cancels or defaults under the contract with the Company or otherwise notifies the Company that such tour operator no longer needs charter service, the Company is entitled to keep contractually established cancellation fees, which may be more or less than the deposit. Whether the Company elects to exercise this right in a particular case will depend upon a number of factors, including the Company's ability to redeploy the aircraft, the amount of money on deposit or secured by a letter of credit, the relationship the Company has with the tour operator and general market conditions existing at the time. The Company may choose to renegotiate a contract with a tour operator from time to time based on market conditions. As part of any such renegotiation a tour operator may seek to reduce the per-seat price or the number of flights or seats per flight which the tour operator is obligated to purchase.

  MILITARY/GOVERNMENT SERVICE

     Traditionally, the Company's focus has been on short-term contract expansion business which is routinely awarded by the U.S. Government based on price and availability of appropriate aircraft. The short-term expansion business is awarded pro rata to the carriers with aircraft availability who have been awarded the most fixed-award business, and then to any additional carrier that has aircraft available.

     Pursuant to the military's fixed-award system, each participating airline is given certain 'mobilization value points' based on the number and type of aircraft then available from such airline. A participant may increase the number of its mobilization value points by teaming up with one or more other airlines to increase the total number of mobilization value points of the team. Generally, a charter

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passenger airline will seek to team up with one or more cargo airlines and vice versa. When the military determines its requirements for a contract year, it determines how much of each particular type of service it will need (e.g., narrow-body, passenger service). It will then award each type of business to those carriers or teams that have committed to make available that type of aircraft and service, with the carriers or teams with the highest amount of mobilization value points given a preference. When an award is made to a team, the charter passenger airline will generally perform the passenger part of the award and a cargo airline will perform the cargo part of the award.

     In 1992, the Company entered into a contractor teaming arrangement with four other cargo airlines serving the U.S. military. The Company represents 100% of the passenger portion of the contractor teaming arrangement. If the Company used only its own mobilization value points, it would be entitled to a fixed-award of approximately 1% of total awards under the system; however, when all of the Company's team members are taken into account, their portion of the fixed-award is approximately 34% of total awards under the system. As a result, the contractor teaming arrangement significantly increases the likelihood that the team will receive a fixed-award contract, and, to the extent the award includes passenger transport, increases the Company's opportunity to provide such service because the Company represents all of the passenger capacity of the contractor teaming arrangement. In addition, since the expansion business awards are correlated with the fixed-award system, the Company, through its contractor teaming arrangement, should also receive a greater percentage of the short-term expansion business. As part of its participation in this contract teaming arrangement, the Company pays a utilization fee or commission to other team members.

AIRCRAFT FLEET

     As of September 30, 1998, the Company was certified to operate a fleet of 14 Lockheed L-1011s, 24 Boeing 727-200ADVs and 8 Boeing 757-200s. Jetstream 31 propeller aircraft operated by Chicago Express under a code share agreement are not included on the Company's certificate.

     Lockheed L-1011 Aircraft

     The Company's 14 Lockheed L-1011 aircraft are wide-body aircraft, 11 of which have a range of 2,971 nautical miles and 3 of which have a range of 3,425 nautical miles. These aircraft conform to the FAA's Stage 3 noise requirements and have a low ownership cost relative to other wide-body aircraft types. See 'Environmental Matters.' As a result, the Company believes these aircraft provide a competitive advantage when operated on long-range routes, such as on transatlantic, Caribbean and West Coast-Hawaii routes. These aircraft have an average age of approximately 23 years. As of December 31, 1997, 13 of these aircraft were owned by the Company and one was under an operating lease that expires in March 2001. In addition, the Company has agreed to purchase five L-1011-500 aircraft, each of which has a range of up to 4,900 nautical miles. Certain of the Lockheed L-1011 aircraft owned by the Company are subject to mortgages and other security interests granted in favor of the Company's lenders under its bank credit facility. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital
Resources -- Credit Facilities.'

     Boeing 727-200ADV Aircraft

     The Company's 24 Boeing 727-200ADV aircraft are narrow-body aircraft equipped with high thrust, JT8D-15/-15A/-17/-17A engines and have a range of 2,050 nautical miles. These aircraft, of which 12 conform to Stage 2 and 12 conform to Stage 3 noise requirements as of September 30, 1998, have an average age of approximately 18 years. The Company leases 23 of these aircraft, with initial lease terms that expire between January 1999 and September 2003, subject to the Company's right to extend each lease for varying terms. The Company will be required prior to December 31, 1999 to make expenditures for engine 'hushkits' or to acquire replacement aircraft so that its entire fleet conforms to Stage 3 noise requirements in accordance with FAA regulations. The Company currently plans to install hushkits on four additional Stage 2 aircraft by the end of 1998, with the balance of eight Stage 2 aircraft being converted to Stage 3 in 1999. On December 31, 1999, the Company expects to return one aircraft

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to the lessor for which it has no obligation to install a hushkit. The cost to hushkit a Boeing 727ADV aircraft is approximately $2.5 million. See 'Environmental Matters.'

     Boeing 757-200ADV Aircraft

     The Company's 8 Boeing 757-200 aircraft are relatively new, narrow-body aircraft, all of which have a range of 3,679 nautical miles. These aircraft, six of which are leased, have an average age of approximately 3 years and meet Stage 3 noise requirements. The Company's Boeing 757-200s have higher ownership costs than the Company's Lockheed L-1011 and Boeing 727-200ADV aircraft, but lower operational costs. In addition, unlike most other aircraft of similar size, the Boeing 757-200 has the capacity to operate on extended flights over water. The leases for the Company's Boeing 757-200 aircraft have initial terms that expire on various dates between May 2002 and December 2015, subject to the Company's right to extend each lease for varying terms.

     Although Lockheed L-1011 and Boeing 727-200ADV aircraft are subject to the FAA's Aging Aircraft program, the Company does not currently expect that its cost of compliance for these aircraft will be material. See ' -- Regulation.'

FLIGHT OPERATIONS

     Worldwide flight operations are planned and controlled by the Company's Flight Operations Group operating out of its facilities located in Indianapolis, Indiana, which are staffed on a 24-hour basis, seven days a week. Logistical support necessary for extended operations away from the Company's fixed bases are coordinated through its global communications network. The Company has the ability to dispatch maintenance and operational personnel and equipment as necessary to support temporary operations around the world. The Company's complex operating environment demands a high degree of skill and flexibility from its Flight Operations Group.

     In order to enhance the reliability of its service, the Company seeks to maintain at least two spare Lockheed L-1011 and three spare Boeing 727-200 aircraft at all times. Spare aircraft can be dispatched on short notice to most locations where a substitute aircraft is needed for mechanical or other reasons. These spare aircraft allow the Company to provide to its customers a dispatch reliability that is hard for an airline of comparable or smaller size to match.

MAINTENANCE AND SUPPORT

     The Company's Maintenance and Engineering Center is located at Indianapolis International Airport. This 120,000 square-foot facility was designed to meet the maintenance needs of the Company's operations as well as to provide supervision and control of purchased maintenance services. The Company performs approximately 75% of its own maintenance work, excluding engine overhauls and Lockheed L-1011 and Boeing 727-200 heavy airframe checks.

     The Company currently maintains ten permanent maintenance facilities, including its Indianapolis facility. In addition, the Company utilizes 'road teams,' which are dispatched primarily as charter flight operations require to arrange and supervise maintenance services at temporary locations. The Company also uses road teams to supervise all maintenance not performed in-house.

     The Maintenance and Engineering Center is an FAA-certificated repair station and has the expertise to perform routine, as well as non-routine, maintenance on Lockheed L-1011, Boeing 727-200 and Boeing 757-200 aircraft. Capabilities of the Maintenance and Engineering Center include: (i) airworthiness directive and service bulletin compliance; (ii) modular teardown and buildup of Rolls-Royce RB211-22B engines; (iii) non-destructive testing, including radiographics, x-ray, ultrasound, magnetic particle and eddy current;
(iv) avionics component repair; (v) on-wing engine testing; (vi) interior modification; (vii) repair and overhaul of accessories and components, including hydraulic units and wheel and brake assemblies; and (viii) sheet metal repair with hot bonding and composite material capabilities. The Company contracts with third parties for certain engine and airframe overhaul and other services if the Company does not have the technical capability or facility capacity, or if such services can be obtained on a more cost-effective basis from outside sources.

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FUEL PRICE RISK MANAGEMENT

     Most of the Company's contracts with independent tour operators include fuel price reimbursement clauses. Such clauses generally state that if the Company's cost of fuel per gallon to perform the contract meets or exceeds a stated trigger price, fuel costs in excess of the trigger price are required to be reimbursed to the Company by the tour operator. Protection under such fuel escalation provisions is generally limited to those price increases which occur 14 or more days prior to flight date. Fuel price increases which occur during the last 14 days prior to flight date are the responsibility of the Company. In addition, if the fuel price increase exceeds 10% of the contractual trigger price, the tour operator generally has the right to cancel the contract. Tour operator revenues subject to such fuel price reimbursement clauses represented approximately 30.2% and 29.1%, respectively, of consolidated revenues for 1996 and 1997.

     The Company's contract with the U.S. military also includes a fuel price guarantee, which is incorporated into the reimbursement rates by aircraft type each contract year. If the actual cost of fuel consumed is less than the guaranteed price, the Company is required to reimburse the U.S. military for the excess revenues received. If the actual cost of fuel consumed is more than the guaranteed price, the U.S. military reimburses the Company for the additional costs incurred. In this manner, the Company is guaranteed to pay the actual cost of fuel up to the maximum price guaranteed in the contract. This fuel price guarantee is renegotiated each contract year. Military revenues subject to the fuel price guarantee represented approximately 11.2% and 16.8%, respectively, of consolidated revenues for 1996 and 1997.

     Within the Company's scheduled service business unit are included bulk seat sales to tour operators. Under these contracts, which are very similar to tour operator agreements, the bulk seat contractor may purchase up to 85% of the available seats on scheduled service flights. Most of these agreements also provide for fuel escalation reimbursements to be made to the Company in a manner similar to the tour operator agreements described above. Scheduled service bulk seat revenues subject to such fuel price reimbursement clauses represented approximately 9.0% and 7.5%, respectively, of consolidated revenues for 1996 and 1997.

     As a result of the fuel reimbursement clauses and guarantees described above, approximately 50.4% and 54.9%, respectively, of consolidated revenues in 1996 and 1997 were subject to such fuel price protection. The Company closely monitors jet fuel spot prices and crude oil and heating oil futures markets to provide early indications of potential shifts in jet fuel prices for timely management review and action. The Company did not engage in any material fuel hedging activities in 1996 or 1997, but began a fuel hedging program in 1998 and has hedged a substantial portion of its scheduled service fuel exposure for the first six months of 1999.

COMPETITION

     The Company's products and services face varying degrees of competition in diverse markets.

  COMPETITION FOR SCHEDULED SERVICES

     In scheduled service, the Company competes both against the major U.S. scheduled service airlines and, from time to time, against smaller regional or start-up airlines. Competition is generally on the basis of price, frequency, quality of service and convenience. All of the major U.S. scheduled airlines are larger and have greater financial resources of the Company. Where the Company seeks to expand its service by adding routes or frequency, competing airlines may respond with intense price competition. In addition, when other airlines seek to establish a presence in a market, they may engage in significant price discounting. Because of its size relative to the major airlines, the Company is less able to absorb losses from these activities than many of its competitors.

  COMPETITION FOR COMMERCIAL CHARTER SERVICES

     In the commercial charter market, the Company competes both against the major U.S. scheduled airlines, as well as against small U.S. charter airlines including Sun Country and Miami Air. The Company also competes against several European and Mexican charter and scheduled airlines, many of which are larger and have substantially greater financial resources than the Company. The scheduled carriers compete for leisure travel customers with the Company's commercial charter operations in a variety of ways, including wholesaling discounted seats on scheduled flights to tour operators, promoting to travel agents prepackaged tours for sale to retail customers and selling discounted, excursion

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airfare-only products to the public. As a result, all charter airlines, including the Company, generally are required to compete for customers against the lowest revenue-generating seats of the scheduled airlines. During periods of dramatic fare cuts by the scheduled airlines, the Company is forced to respond competitively to these deeply discounted seats.

     The Company also competes directly against other charter airlines. In the United States, these charter airlines are smaller in size than the Company. In Europe, several charter airlines are at least as large or larger than the Company. Certain of these charter airlines are affiliates of major scheduled airlines or tour operators. As a result, in addition to greater access to financial resources, these charter airlines may have greater distribution capabilities, including, in certain cases, exclusive or preferential relationships with affiliated tour operators.

  COMPETITION FOR MILITARY/GOVERNMENT CHARTER SERVICES

     The Company competes for military and other government charters with a variety of larger and smaller U.S. airlines. The allocation of U.S. military air transportation contracts is based upon the number and type of aircraft a carrier, alone or through a teaming arrangement, makes available for use to the military. The formation of competing teaming arrangements that have larger partners than those in which the Company participates, an increase by other air carriers in their commitment of aircraft to the military, or the withdrawal of the Company's current partners, could adversely affect the Company's U.S. military charter business.

PROPERTIES

     The Company leases three adjacent office buildings in Indianapolis, consisting of approximately 136,000 square feet. These buildings are located approximately one mile from the Indianapolis International Airport terminal and are used as principal business offices, operation center and for the Indianapolis reservations center.

     The Company's Maintenance and Engineering Center is also located at Indianapolis International Airport. This 120,000 square-foot facility was designed to meet the base maintenance needs of the Company's operations, as well as to provide support services for other maintenance locations. The Indianapolis Maintenance and Engineering Center is an FAA-certificated repair station and has the capability to perform routine, as well as non-routine, maintenance on the Company's aircraft.

     In 1998, the Company began construction of a 120,000 square foot office building immediately adjacent to the Company's Indianapolis Maintenance and Engineering Center. This facility will house the Company's Maintenance and Engineering professional staff along with the airlines operational center.

     In 1995, the Company completed the lease of Hangar No. 2 at Chicago's Midway Airport for an initial lease term of ten years, subject to two five-year renewal options. The Company is in the process of completing significant improvements to this leased property, which is used to support line maintenance for the Boeing 757-200 and Boeing 727-200 narrow-body fleets.

     Also in 1995, the Company relocated and expanded its Chicago area reservations unit to an 18,700 square-foot facility located near Chicago's O'Hare Airport. This reservation facility primarily serves customers in the greater Chicago metropolitan area in support of the Company's Chicago-Midway scheduled service operation.

     The Company also routinely leases various properties at airports around the world for use by its passenger service, flight operations, crews and maintenance staffs. Other properties are also leased for the use of sales office staff. These properties are used in support of both scheduled and charter flight operations at such diverse locations as Baltimore, Boston, Cancun, Chicago, Cleveland, Dallas/Ft. Worth, Denver, Detroit, Ft. Lauderdale, Ft. Myers, Frankfurt, Honolulu, Indianapolis, Las Vegas, London Gatwick, Los Angeles, Miami, Milwaukee, Minneapolis, New York, Orlando, Philadelphia, Phoenix, St. Louis, St. Petersburg, San Francisco, San Juan and Sarasota.

INSURANCE

     The Company carries types and amounts of insurance customary in the airline industry, including coverage for public liability, passenger liability, property damage, aircraft loss or damage, baggage and cargo liability and workers compensation. Under the Company's current insurance policies, it will not be covered by such insurance were it to fly, without the consent of its insurance provider, to certain high

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risk countries. The Company does not consider the inability to operate into or out of any of these countries to be a significant limitation on its business. The Company will support certain U.S. government operations in areas where its insurance policy does not provide coverage for losses when the U.S. government provides replacement insurance coverage.

EMPLOYEES

     As of September 30, 1998, the Company had 5,796 employees, approximately 2,244 of which were represented under collective bargaining agreements. The Company's flight attendants are represented by the AFA and the Company's cockpit crews are represented by the IBT. The current collective bargaining agreement with the AFA becomes amendable in December 1998 and the current collective bargaining agreement with the IBT becomes amendable in September 2000. The Company began negotiations with the AFA in the third quarter to amend the collective bargaining agreement, but there can be no assurance that there will not be work stoppages or other disruptions. The existence of a significant dispute with any sizeable number of its employees could have a material adverse effect on the Company's operations and financial condition.

REGULATION

     The Company is subject to regulation by the DOT and the FAA. The DOT is primarily responsible for regulating consumer protection and other economic issues affecting air services and determining a carrier's fitness to engage in air transportation. In 1981, the Company was granted by the DOT a Certificate of Public Convenience and Necessity pursuant to Section 401 of the Federal Aviation Act authorizing it to engage in air transportation. The Company is also subject to the jurisdiction of the FAA with respect to its aircraft maintenance and operations. The FAA requires each carrier to obtain an operating certificate and operations specifications authorizing the carrier to fly to specific airports using specified equipment. All of the Company's aircraft must also have and maintain certificates of airworthiness issued by the FAA. The Company holds an FAA air carrier operating certificate under Part 121 of the Federal Aviation Regulations.

     The Company believes it is in compliance with all requirements necessary to maintain in good standing its operating authority granted by the DOT and its air carrier operating certificate issued by the FAA. A modification, suspension or revocation of any of the Company's DOT or FAA authorizations or certificates could have a material adverse effect upon the Company.

     The FAA has issued a series of Airworthiness Directives under its 'Aging Aircraft' program which are applicable to the Company's Lockheed L-1011 and Boeing 727-200 aircraft. The Company does not currently expect the future cost of these directives to be material.

     Several aspects of airline operations are subject to regulation or oversight by Federal agencies other than the DOT and FAA. The United States Postal Service has jurisdiction over certain aspects of the transportation of mail and related services provided by the Company through its cargo affiliate. Labor relations in the air transportation industry are generally regulated under the Railway Labor Act, which vests in the National Mediation Board certain regulatory powers with respect to disputes between airlines and labor unions arising under collective bargaining agreements. The Company is subject to the jurisdiction of the Federal Communications Commission regarding the utilization of its radio facilities. In addition, the Immigration and Naturalization Service, the U.S. Customs Service, and the Animal and Plant Health Inspection Service of the Department of Agriculture have jurisdiction over inspection of the Company's aircraft, passengers and cargo to ensure the Company's compliance with U.S. immigration, customs and import laws. The Commerce Department also regulates the export and reexport of the Company's U.S.-manufactured aircraft and equipment.

     In addition to various federal regulations, local governments and authorities in certain markets have adopted regulations governing various aspects of aircraft operations, including noise abatement, curfews and use of airport facilities. Many U.S. airports have adopted or are considering adopting a 'Passenger Facility Charge' of up to $3.00 generally payable by each passenger departing from the airport. This charge must be collected from passengers by transporting air carriers, such as the Company, and must be remitted to the applicable airport authority. Airport operators must obtain approval of the FAA before they may implement a Passenger Facility Charge. The $3.00 ceiling on Passenger Facility Charges may be raised if Congress enacts an amendment to the legislation authorizing these charges.

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     Based upon bilateral aviation agreements between the U.S. and other nations, and, in the absence of such agreements, comity and reciprocity principles, the Company, as a charter carrier, is generally not restricted as to the frequency of its flights to and from most destinations in Europe. However, these agreements generally restrict the Company to the carriage of passengers and cargo on flights which either originate in the U.S. and terminate in a single European nation, or which originate in a single European nation and terminate in the U.S.

     Proposals for any additional charter service must generally be specifically approved by the civil aeronautics authorities in the relevant countries. Approval of such requests is typically based on considerations of comity and reciprocity and cannot be guaranteed.

ENVIRONMENTAL MATTERS

     Under the Airport Noise and Capacity Act of 1990 and related FAA regulations, the Company's aircraft must comply with certain Stage 3 noise restrictions by certain specified deadlines. These regulations require that the Company achieve a 75% Stage 3 fleet by December 31, 1998. In general, the Company would be prohibited from operating any Stage 2 aircraft after December 31, 1999. As of December 31, 1997, 67% of the Company's fleet met Stage 3 requirements. The Company expects to meet future Stage 3 fleet requirements through Boeing 727-200 hushkit modifications, combined with additional future deliveries of Stage 3 aircraft. Failure to meet the December 31, 1998 deadline could require the Company to ground one or more Stage 2 aircraft in order to meet the 75% threshold requirement.

     In addition to the aircraft noise regulations administered by the FAA, the EPA regulates operations, including air carrier operations, which affect the quality of air in the United States. The Company believes it has made all necessary modifications to its operating fleet to meet fuel-venting requirements and smoke-emissions standards.

     The Company maintains on its property in Indiana two underground storage tanks which contain quantities of de-icing fluid and emergency generator fuel. These tanks are subject to various EPA and State of Indiana regulations. The Company believes it is in substantial compliance with applicable regulatory requirements with respect to these storage facilities.

     At its aircraft line maintenance facilities, the Company uses materials which are regulated as hazardous under federal, state and local law. The Company maintains programs to protect the safety of its employees who use these materials and to manage and dispose of any waste generated by the use of these materials, and believes that it is in substantial compliance with all applicable laws and regulations.

LEGAL PROCEEDINGS

     Various claims, contractual disputes and lawsuits against the Company arise periodically involving complaints which are normal and reasonably foreseeable in light of the nature of the Company's business. The majority of these suits are covered by insurance. In the opinion of management, the resolution of these claims will not have a material adverse effect on the business, operating results or financial condition of the Company.

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                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following serve as executive officers and directors of the Company:

                   NAME                      AGE                         POSITION
------------------------------------------   ---   -----------------------------------------------------
J. George Mikelsons.......................   61    Chairman of the Board of Directors
John P. Tague.............................   36    President, Chief Executive Officer and Director
James W. Hlavacek.........................   62    Executive Vice President, Chief Operating Officer and
                                                     Director
Kenneth K. Wolff..........................   52    Executive Vice President, Chief Financial Officer and
                                                     Director
Robert A. Abel............................   46    Director
William P. Rogers, Jr.....................   48    Director
Andrejs P. Stipnieks......................   58    Director

     J. George Mikelsons is the founder, Chairman of the Board and, prior to the Company's initial public offering in May 1993, was the sole shareholder of the Company. Mr. Mikelsons founded American Trans Air, Inc. and Ambassadair Travel Club, Inc. in 1973. Mr. Mikelsons currently serves on the boards of directors of IWC Resources Corporation (formerly the Indianapolis Water Company) and the Indianapolis Convention and Visitors Association. Mr. Mikelsons has been an airline Captain since 1966 and remains current on several jet aircraft.

     John P. Tague, was named President and Chief Executive Officer of the Company in July 1997. He had previously served as the Company's President and Chief Operating Officer since October 1993 before resigning to form his own aviation consulting company in 1995. Between August 1996 and June 1997, he served as Chief Executive Officer, pursuant to a consulting agreement, of both Vanguard Airlines, Inc. and Air South Airlines, Inc. Prior to October 1993, he held several executive positions at the Company in the areas of marketing and sales. From 1985 to 1991, Mr. Tague was employed at Midway Airlines in various executive positions in the areas of marketing and planning. Prior to joining Midway Airlines in 1985, Mr. Tague was a transportation consultant and held various positions at a regional airline. Mr. Tague serves on the Board of Directors of the Air Transport Association.

     James W. Hlavacek was appointed Chief Operating Officer of the Company in 1995, where he continues to serve as Executive Vice President. He is also President of ATA Training Corporation. From 1986 to 1989, he was Vice President of Operations. Mr. Hlavacek has been a commercial airline pilot for more than 30 years and has held the rank of Captain for nearly 28 years. He was ATA's Chief Pilot from 1985 to 1986. Mr. Hlavacek is a graduate of the University of Illinois.

     Kenneth K. Wolff was appointed Executive Vice President and Chief Financial Officer of the Company in 1991 and from 1990 to 1991, he was Senior Vice President and Chief Financial Officer. From 1989 to 1990, he was President and Chief Executive Officer of First of America Bank Indianapolis. Prior to his appointment as President and Chief Executive Officer, he held various positions at the bank since 1969. He is a graduate of Purdue University with a B.S. Degree in Industrial Management. Mr. Wolff also holds a Masters in Business Administration from Indiana University, where he was a member of the faculty.

     Robert A. Abel is a director in the public accounting firm of Blue & Co., LLC. Mr. Abel is a magna cum laude graduate of Indiana State University with a B.S. Degree in Accounting. He is a certified public accountant with over 20 years of experience in the areas of auditing and corporate tax and has been involved with aviation accounting and finance since 1976.

     William P. Rogers, Jr., is a partner in the New York law firm of Cravath, Swaine & Moore. After graduating from Case Western Reserve University School of Law in 1978, he served as a clerk in the United States Court of Appeals for the Sixth Circuit based in Cincinnati. He joined the Cravath firm a year later and became a partner in 1985. His practice includes a wide variety of corporate matters, including public and private financings, mergers and acquisitions and corporate restructurings.

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     Andrejs P. Stipnieks is a consultant on corporation and privatization of government business enterprises. Until 1998, he was a Senior Government Solicitor in the Office of Commercial Law in the Australian Government Solicitor's Office. He graduated from the University of Adelaide, South Australia, and is a Barrister and Solicitor of the Supreme Courts of South Australia and the Australian Capital Territory and of the High Court of Australia. He has specialized in transport law and practice, especially aviation law and practice and represented Australia on the Legal Committee of the International Civil Aviation Organization at Montreal in 1983.

     On November 6, 1998, Dalen D. Thomas resigned his position as a director and senior vice president of the Company. The Company and Mr. Thomas have entered into an employment termination agreement and general release pursuant to which Mr. Thomas will remain employed by the Company through December 31, 1998 and will be entitled to receive his salary and bonus through that date. His stock options will remain exercisable after termination of employment until their scheduled expiration dates.

                       CERTAIN RELATED PARTY TRANSACTIONS

     Mr. Mikelsons is the sole owner of Betaco, Inc., a Delaware corporation ('Betaco'). Betaco currently owns two airplanes (a Cessna Citation II and a Lear
Jet) and three helicopters (a Bell 206B Jet Ranger III, an Aerospatiale 355F2 Twin Star and a Bell 206L-3 LongRanger). The two airplanes and the Twin Star and LongRanger helicopters, are leased to ATA. The Company believes that the current terms of the leases with Betaco for this equipment are no less favorable to the Company than those that could be obtained from third parties.

     The lease for the Cessna Citation currently requires a monthly payment of $37,500. The lease for the Lear Jet requires a monthly payment of $42,000. The lease for the JetRanger III currently requires a monthly payment of $7,000. The lease for the Aerospatiale 355F2 Twin Star requires a monthly lease payment of $12,000 and the lease for the LongRanger requires a monthly payment of $11,200.

     Mr. Rogers, Chairman of the Audit Committee, is a partner in the law firm of Cravath, Swaine & Moore, which provides legal services to the Company. Mr. Abel, Chairman of the Compensation Committee, is a partner in the accounting firm of Blue & Co., LLC, which provides tax and accounting services to the Company.

     Pursuant to a registration rights agreement between Mr. Mikelsons and the Company (the 'Registration Agreement'), Mr. Mikelsons and certain transferees (the 'Sellers') have the right to require that the Company register under the Securities Act or qualify for sale (in either case, a 'demand registration') any securities of the Company that they own, including shares of Common Stock, and the Company is required to use reasonable efforts to cause such registration to occur, subject to certain limitations and conditions, including that the Company shall not be obligated to register or qualify such securities more than twice in any 18 month period and then only if the request is to register at least 5% of the total number of shares of Common Stock at the time issued and outstanding, or in the case of a request to register debt securities, the principal amount of such specified debt is at least $1,000,000. In addition, if the Company proposes to register shares of Common Stock under the Securities Act, the Sellers have the right to request the inclusion of their securities in such registration statement, subject to certain limitations and conditions, among them the right of the underwriters of such registered offering to exclude or limit the number of their shares included in such offering. The Company will bear the entire cost of the first three demand registrations and the Company and the Sellers will each bear one-half of the costs of any subsequent demand registrations. These costs include (legal fees and expenses of counsel for the Company) and certain of the costs for the other Sellers. The Sellers will pay any underwriting discounts and commissions associated with the sale of their securities and the fees and expenses of their counsel.

     The Company has agreed that in the event of any registration of shares of securities pursuant to the Registration Agreement, it will indemnify the Sellers and certain other related persons, against certain liabilities incurred in connection with such registration, including liabilities under the Securities Act. The Sellers will provide a similar indemnity for liabilities incurred as a result of information jointly identified in writing by the Company and the Sellers as concerning the Sellers and their security holdings in the Company and as identified for use in such registration statement by the Sellers.

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     Subject to certain limitations and conditions, the registration rights held by Mr. Mikelsons may be transferred with his securities. The Registration Agreement also contains various covenants imposing certain obligations upon the Company when performing pursuant to such agreement including, among other things, furnishing copies of any prospectus to Mr. Mikelsons, qualifying such securities, entering into an underwriting agreement, listing the securities as requested and taking such other necessary actions.

                            DESCRIPTION OF THE NOTES

     The Notes are to be issued as a separate series under an Indenture, as supplemented by the First Supplemental Indenture, each to be dated as of the Closing Date (collectively, the 'Indenture'), among the Company, as issuer, American Trans Air, Inc., Ambassadair Travel Club, Inc., ATA Vacations, Inc. (formerly Amber Tours, Inc.), Amber Travel, Inc., American Trans Air Training Corporation, American Trans Air ExecuJet, Inc., and Amber Air Freight Corporation, as guarantors (collectively, the 'Guarantors'), and First Security Bank, N.A., as trustee (the 'Trustee'). The following summary of certain provisions of the Indenture, and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended (the 'Trust Indenture Act'). Copies of the Indenture and the Notes are available upon request from the Company. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. For definitions of certain capitalized terms used in the following summary, see ' -- Certain Definitions.'

GENERAL

     The Notes will be unsecured senior obligations of the Company, initially limited to $125 million aggregate principal amount, and will mature on December 15, 2005. Each Note will initially bear interest at the rate shown on the front cover of this Prospectus Supplement from the Closing Date or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on the June 1 or December 1 immediately preceding the Interest Payment Date) on June 15 and December 15 of each year, commencing June 15, 1999.

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, the City of New York; provided that, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses as they appear in the Security Register.

     The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. See ' -- Book-Entry; Delivery and Form.' No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

     Subject to the covenants described below under 'Covenants' and applicable law, the Company may issue additional Notes under the Indenture. The Notes offered hereby and any additional Notes subsequently issued would be treated as a single class for all purposes under the Indenture.

OPTIONAL REDEMPTION

     In the event that more than 98% of the outstanding principal amount of the Notes are tendered pursuant to an Offer to Purchase, as required by the 'Limitation on Asset Sales' or 'Repurchase of Notes upon a Change of Control' covenant, the balance of the Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time thereafter and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at a Redemption Price equal to the price specified in such Offer to Purchase plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right

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of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date).

     The Notes will also be redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after June 15, 2003 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holders' last address as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing June 15 of the years set forth below:

                                                                          REDEMPTION
YEAR                                                                        PRICE
-----------------------------------------------------------------------   ----------
2003...................................................................     104.813%
2004...................................................................     102.406

and 100% if redeemed on or after June 15, 2005.

     In addition, at any time prior to June 15, 2001 the Company may redeem up to 35% of the principal amount of the Notes with the proceeds of one or more sales of its Common Stock, at any time or from time to time in part, at a Redemption Price (expressed as a percentage of principal amount) of 109.625%, plus accrued and unpaid interest to the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date); provided that at least $81.25 million aggregate principal amount of Notes remains outstanding after each such redemption.

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

SINKING FUND

     There will be no sinking fund payments for the Notes.

GUARANTEES

     The Company's obligations under the Notes are fully, irrevocably and unconditionally guaranteed (the 'Note Guarantees') on a senior basis, jointly and severally, by the Guarantors; provided that no Note Guarantee shall be enforceable against any Guarantor in an amount in excess of the net worth of such Guarantor at the time that determination of such net worth is, under applicable law, relevant to the enforceability of such Note Guarantee. Such net worth shall include any claim of such Guarantor against the Company for reimbursement and any claim against any other Guarantor for contribution.

     Each Note Guarantee, other than the Note Guarantee provided by ATA, will provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer to any Person that is not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock issued by, or all or substantially all the assets of, such Guarantor (which sale, exchange or transfer is not prohibited by the Indenture).

RANKING

     The Indebtedness evidenced by the Notes and the Note Guarantees will rank pari passu in right of payment with all existing and future unsecured senior indebtedness of the Company and the Guarantors, respectively, and senior in right of payment to all existing and future subordinated indebtedness of the Company and the Guarantors, respectively. The Notes and Note Guarantees will also be effectively subordinated to all existing and future secured indebtedness of the Company and the Guarantors, to the extent of such security.

     At September 30, 1998, after giving pro forma effect to the Offering and the application of the net proceeds thereof, the Company (on a consolidated basis) would have had outstanding approximately $305.7 million of indebtedness (including the Notes), approximately $74.9 million of which would have been secured. At September 30, 1998, after giving pro forma effect to the Offering and the application of the net proceeds thereof, the Guarantors (on a consolidated basis excluding indebtedness owed to the Company and indebtedness of Amtran) would have had approximately $305.7 million of indebtedness outstanding (other than the Note Guarantees), approximately $74.9 million of which would have been secured indebtedness. See 'Capitalization.' The Credit Agreement is secured by thirteen L-1011 aircraft and related engines, including spares and may be secured by other assets as provided thereunder. See 'Liquidity and Capital Resources -- Credit Facilities.' The Notes will be effectively subordinated to such indebtedness to the extent of such security interests. See 'Risk Factors -- Holding Company Structure; Effective Subordination of Debt Securities' in the accompanying Prospectus.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

     'Acquired Indebtedness' means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

     'Adjusted Consolidated Net Income' means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

     (i) the net income of any Person that is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such Person during such period;

     (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the 'Limitation on Restricted Payments' covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries;

    (iii) the net income of any Restricted Subsidiary which is not a Guarantor to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

     (iv) any gains or losses (on an after-tax basis) attributable to Asset
          Sales;

     (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the 'Limitation on Restricted Payments' covenant described below, any amount paid or accrued as dividends on Preferred Stock of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; and

     (vi) all extraordinary gains and extraordinary losses.

     'Adjusted Consolidated Net Tangible Assets' means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission or provided to the Trustee pursuant to the 'Commission Reports and Reports to Holders' covenant.

     'Affiliate' means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, 'control' (including, with correlative meanings, the terms 'controlling,' 'controlled by' and 'under common control with'), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     'Asset Acquisition' means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such investment or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition.

     'Asset Disposition' means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary of the Company or (ii) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

     'Asset Sale' means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of:

     (i) all or any of the Capital Stock of any Restricted Subsidiary (other than directors' qualifying shares),

     (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or

    (iii) any other property and assets of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of the Company; provided that 'Asset Sale' shall not include

          (a) sales or other dispositions of inventory, receivables and other current assets,

          (b) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would satisfy clause
              (B) of the 'Limitation on Asset Sales' covenant or

          (c) sales or other dispositions of assets in a single transaction or series of related transactions having a fair market value, as determined in good faith by the Board of Directors, of $2 million or less.

     'Average Life' means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

     'Capital Stock' means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

     'Capitalized Lease' means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

     'Capitalized Lease Obligations' means the discounted present value of the rental obligations under a Capitalized Lease.

     'Change of Control' means such time as:

     (i) (x) a 'person' or 'group' (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate 'beneficial owner' (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of the Company on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than is held by the Existing Stockholders and their Affiliates on such date and (y) immediately following the occurrence of the events specified in subsection (x), there shall have occurred any downgrading, or notice shall have been given of any intended or potential downgrading, in the rating accorded any of the Company's securities or

     (ii) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

     'Closing Date' means the date on which the Notes are originally issued under the Indenture.

     'Consolidated EBITDA' means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income,

     (i)  Consolidated Interest Expense,

     (ii) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses arising out of sales of assets),

    (iii) depreciation expense,

     (iv) amortization expense and

     (v) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in the calculation of Adjusted Consolidated Net Income in accordance with
          GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

     'Consolidated Interest Expense' means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation but without duplication, amortization of original issue discount on any Indebtedness and the interest portion of any deferred purchase price payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and the interest component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however,

     (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof),

     (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes or the Credit Agreement, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP, and

    (iii) any interest or other financing costs associated with loans to students of the Company's training academy, unless such costs are paid by the Company or any Restricted Subsidiary.

     'Consolidated Net Worth' means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

     'Credit Agreement' means the credit agreement among ATA, NBD Bank, N.A., as agent, the lenders named therein, the Company and the other Guarantors, as guarantors, together with all other loan or credit agreements entered into from time to time with one or more banks or other institutional lenders and all instruments and documents executed or delivered pursuant thereto, in each case as such agreements, instruments or documents may be amended (including any amendment and restatement thereof), supplemented, replaced or otherwise modified from time to time in one or more successive transactions (including any such transaction that changes the amount available, replaces the relevant agreement or changes one or more lenders).

     'Currency Agreement' means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

     'Default' means any event that is, or after notice or passage of time or both would be, an Event of Default.

     'Disqualified Stock' means any class or series of Capital Stock of any Person that by its terms or otherwise is:

     (i)  required to be redeemed prior to the Stated Maturity of the Notes,

     (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or

     (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an 'asset sale' or 'change of control' occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the 'asset sale' or 'change of control' provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in 'Limitation on Asset Sales' and 'Repurchase of Notes upon a Change of Control' covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the 'Limitation on Asset Sales' and 'Repurchase of Notes upon a Change of Control' covenants described below.

     'Existing Stockholders' means J. George Mikelsons, his spouse, his issue, any trust for any of the foregoing and any Affiliate of any of the foregoing.

     'fair market value' means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

     'GAAP' means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture:

     (i) shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (A) the amortization of any expenses incurred in connection with the offering of the Notes and (B) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17 and

     (ii) shall, insofar as they involve the treatment for financial reporting purposes of amounts incurred with engine overhauls, reflect the accounting policy of the Company as in effect as of the Closing Date.

     'Guarantee' means, without duplication, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

     (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or

     (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term 'Guarantee' shall not include endorsements for collection or deposit in the ordinary course of business. The term 'Guarantee' used as a verb has a corresponding meaning.

     'Incur' means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an 'Incurrence' of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

     'Indebtedness' means, with respect to any Person at any date of determination (without duplication)':

     (i)   all indebtedness of such Person for borrowed money,

     (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

     (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement),

     (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables,

     (v)   all Capitalized Lease Obligations,

     (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness,

     (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and

    (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP, (B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be 'Indebtedness' and (C) that Indebtedness shall not include any liability for federal, state, local or other taxes.

     'Interest Coverage Ratio' means, on any Transaction Date, the ratio of (i) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the Commission (the 'Four Quarter Period') to (ii) the aggregate Consolidated Interest Expense during such Four Quarter Period.

     In making the foregoing calculation,

     (A) pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the 'Reference Period') commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period unless any portion of such Indebtedness is projected, in the reasonable judgment of the senior management of the Company, to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;

     (B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

     (C) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

     (D) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

     'Interest Rate Agreement' means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

     'Investment' in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include:

     (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and

     (ii) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause

    (iii) of the 'Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries' covenant; provided that the fair market value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary shall not exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made less the net reduction of such Investments.

     For purposes of the definition of 'Unrestricted Subsidiary' and the 'Limitation on Restricted Payments' covenant described below:

     (i) 'Investment' shall include the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary,

     (ii) the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and

    (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

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     'Lien' means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

     'Moody's' means Moody's Investors Service, Inc. and its successors.

     'Net Cash Proceeds' means:

     (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and
         (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and

     (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     'Note Guarantee' means any Guarantee of the Notes by a Guarantor.

     'Offer to Purchase' means an offer to purchase Notes by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

     (i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

     (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the 'Payment Date');

     (iii) that any Note not tendered will continue to accrue interest pursuant to its terms;

     (iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

     (v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled 'Option of the Holder to Elect Purchase' on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

     (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the

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

           principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased;

     (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof; and

    (viii) if more than 98% of the outstanding principal amount of the Notes is tendered pursuant to an Offer to Purchase, the Company shall have the right to redeem the balance of the Notes at the purchase price specified in such Offer to Purchase, plus (without duplication) accrued and unpaid interest, if any, to the Redemption Date on the principal amount of the Notes to be redeemed. On the Payment Date, the Company shall (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new
           Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

     'Permitted Investment' means:

     (i) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; provided that such person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment;

     (ii)  Temporary Cash Investments;

     (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

     (iv) stock, obligations or securities received in settlement or satisfaction of judgments or claims;

     (v)   loans or advances to employees in the ordinary course of business;
           and

     (vi)  the non-cash portion of the consideration received for any Asset
           Sale.

     'Permitted Liens' means:

     (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

     (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

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

     (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

     (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

     (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries;

     (vi) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) each such Lien is created solely for the purpose of securing Indebtedness Incurred to finance the costs (including transaction costs and the costs of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within twelve months after, the later of the acquisition, the completion of construction or the commencement of full operation of such property or assets (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such costs and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

     (vii) Liens upon aircraft, engines and buyer-furnished equipment attached thereto or incorporated therein other than as permitted by the foregoing clause (vi); provided that, after giving effect thereto and the Indebtedness secured thereby, the book value of assets of the Company not subject to any Lien (other than Liens described in clauses (i) through (v), (xiii) and (xvi) of the definition of 'Permitted Liens') shall be not less than $125 million;

     (viii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

     (ix) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

     (x) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

     (xi) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

     (xii) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired;

     (xiii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary;

     (xiv) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default;

     (xv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

     (xvi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

     (xvii) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and

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

            Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

    (xviii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date; and

     (xix)  Liens on or sales of receivables.

     'Restricted Subsidiary' means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     'S&P' means Standard & Poor's Ratings Service and its successors.

     'Significant Subsidiary' means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

     'Stated Maturity' means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

     'Subsidiary' means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

     'Temporary Cash Investment' means any of the following:

     (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof,

     (ii) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated 'A' (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor,

    (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above,

     (iv) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of 'P-1' (or higher) according to Moody's or 'A-1' (or higher) according to S&P, and

     (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least 'A' by S&P or Moody's.

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     'Trade Payables' means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

     'Transaction Date' means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     'Unrestricted Subsidiary' means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an 'Incurrence' of such Indebtedness and an 'Investment' by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the 'Limitation on Restricted Payments' covenant described below and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the 'Limitation on Indebtedness' and 'Limitation on Restricted Payments' covenants described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     'Voting Stock' means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     'Wholly Owned' means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

COVENANTS

     Limitation on Indebtedness

     (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes, the Note Guarantees and other Indebtedness existing on the Closing Date); provided that the Company may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio would be greater than 3:1.

     Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

     (i) Indebtedness of the Company or any Restricted Subsidiary that is a Guarantor outstanding at any time under the Credit Agreement; provided, that after giving effect to the Incurrence of any such Indebtedness, the book value of assets of the Company not subject to any Lien (other than Liens described in clauses (i) through (v), (xiii) and (xvi) of the definition of 'Permitted Liens') shall not be less than $125 million;

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

     (ii) Indebtedness owed (A) to the Company evidenced by an unsubordinated promissory note or (B) to any of its Restricted Subsidiaries; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause
            (ii);

     (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness Incurred under clause (i), (ii), (iv), (v) or (viii) of this paragraph) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes or Note Guarantees shall only be permitted under this clause (iii) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes or Note Guarantees, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes or Note Guarantees, as the case may be, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes or Note Guarantees, as the case may be, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes or the Note Guarantees, as the case may be, at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes or the Note Guarantees, as the case may be, and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (iii) (other than pursuant to an Offer to Purchase);

     (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements (a) are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;

     (v) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the Notes as described below under 'Defeasance';

     (vi) Guarantees of the Notes, Guarantees by the Company or Restricted Subsidiaries of Indebtedness of ATA under the Credit Agreement, and Guarantees of Indebtedness of the Company by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the 'Limitation on Issuance of Guarantees by Restricted Subsidiaries' covenant described below;

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

     (vii) Indebtedness of the Company or any Restricted Subsidiary Incurred to finance the cost of aircraft, engines and buyer-furnished equipment attached thereto or incorporated therein; provided, that such Indebtedness is created solely for the purpose of financing the costs (including transaction costs and the costs of improvement or construction) of property or assets and is incurred prior to, at the time of or within 12 months after, the later of the acquisition, the completion of construction or the commencement of full operation of such property or assets, and (b) the principal amount of such Indebtedness does not exceed 100% of such costs; and

    (viii) Indebtedness of the Company (in addition to Indebtedness permitted under clauses (i) through (vii) above) in an aggregate principal amount outstanding at any time not to exceed $10 million.

     (b) Notwithstanding any other provision of this 'Limitation on Indebtedness' covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this 'Limitation on Indebtedness' covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

     (c) For purposes of determining any particular amount of Indebtedness under this 'Limitation on Indebtedness' covenant, (1) Indebtedness Incurred under the Credit Agreement on or prior to the Closing Date shall be treated as Incurred pursuant to clause (i) of the second paragraph of this 'Limitation on Indebtedness' covenant, (2) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (3) any Liens granted pursuant to the equal and ratable provisions referred to in the 'Limitation on Liens' covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this 'Limitation on Indebtedness' covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses (other than Indebtedness referred to in clause (1) of the preceding sentence), the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

     Limitation on Restricted Payments

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly,

     (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than the Company or any of its Restricted Subsidiaries

     (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Company,

    (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company or any Guarantor that is subordinated in right of payment to the Notes or to a Guarantor's Note Guarantee, as the case may be, or

     (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) above being collectively 'Restricted Payments') if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the 'Limitation on Indebtedness' covenant or (C) the aggregate amount of all Restricted Payments (the amount,

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          if other than in cash, to be determined in good faith by the Board of
          Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of
          (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on October 1, 1997 and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the Trustee pursuant to the 'Commission Reports and Reports to Holders' covenant, plus (2) the aggregate Net Cash Proceeds received by the Company after the Closing Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by the Indenture of Indebtedness of the Company for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes), plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of 'Investments'), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary, minus
          (4) the sum of the amounts by which the Pro Forma Consolidated Net Worth after giving effect to each consolidation, merger and sale of assets effectuated pursuant to clause (4) under the heading 'Consolidation, Merger Conveyance or Transfer on Certain Terms' in the Indenture was less than the Base Consolidated Net Worth immediately prior to such consolidation, merger and sale of assets, plus (5) $5 million.

     The foregoing provision shall not be violated by reason of:

     (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

     (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of the 'Limitation on Indebtedness' covenant;

     (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock);

     (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company or any Guarantor which is subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of the Company or any Guarantor (or options, warrants or other rights to acquire such Capital Stock);

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     (v)  payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;

     (vi) Investments acquired in exchange for Capital Stock (other than Disqualified Stock) of the Company; provided that, except in the case of clauses (i) and (iii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein; or

    (vii) the purchase or redemption of subordinated Indebtedness pursuant to asset sale or change of control provisions contained in the Indenture or other governing instrument relating thereto; provided, however, that (a) no offer or purchase obligation may be triggered in respect of such Indebtedness unless a corresponding obligation also arises for the Notes and (b) in all events, no repurchase or redemption of such Indebtedness may be consummated unless and until the Company shall have satisfied all repurchase obligations with respect to any required purchase offer made with respect to the Notes.

     Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof and an Investment referred to in clause (vi) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii) and (iv), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this 'Limitation on Restricted Payments' covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this 'Limitation on Restricted Payments' covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

     Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary that is not a Guarantor to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary,
(ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

     The foregoing provisions shall not restrict any encumbrances or restrictions:

     (i) existing on the Closing Date in the Credit Agreement, the Indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

     (ii) existing under or by reason of applicable law;

    (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

     (iv) in the case of clause (iv) of the first paragraph of this 'Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries' covenant, (A) that restrict in a

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          customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

     (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or

     (vi) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, (B) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by the Company) and
          (C) the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes. Nothing contained in this 'Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries' covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the 'Limitation on Liens' covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

     Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

     The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary; (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; or (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the 'Limitation on Restricted Payments' covenant if made on the date of such issuance or sale.

     Limitation on Issuances of Guarantees by Restricted Subsidiaries

     The Company will not permit any Restricted Subsidiary that is not a Guarantor, directly or indirectly, to Guarantee any Indebtedness of the Company which is pari passu with or subordinate in right of payment to the Notes ('Guaranteed Indebtedness'), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a 'Subsidiary Guarantee') of payment of the Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) pari passu with the Notes or the Note Guarantees, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Notes or the Note Guarantees, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent

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that the Guaranteed Indebtedness is subordinated to the Notes or the Note
Guarantees, as the case may be.

     Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

     Limitation on Transactions with Shareholders and Affiliates

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

     The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors, or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between the Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable and customary regular compensation (whether in cash or securities) and expense reimbursements to directors of the Company who are not employees of the Company; (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; or (v) any Restricted Payments not prohibited by the 'Limitation on Restricted Payments' covenant. Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this 'Limitation on Transactions with Shareholders and Affiliates' covenant and not covered by clauses (ii) through (v) of this paragraph, (a) the aggregate amount of which exceeds $1 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above and (b) the aggregate amount of which exceeds $3 million in value, must be determined to be fair in the manner provided for in clause (i)(B) above.

     Limitation on Liens

     The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes (or in the case of a Lien on assets or properties of a Guarantor, the Note Guarantee of such Guarantor) and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes or the Note Guarantee, prior to) the obligation or liability secured by such Lien.

     The foregoing limitation does not apply to (i) Liens existing on the Closing Date, including Liens securing obligations under the Credit Agreement;
(ii) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders; (iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Company

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or such other Restricted Subsidiary; (iv) Liens securing Indebtedness which is
Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (iii) of the second paragraph of the 'Limitation on Indebtedness' covenant; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (v) Liens on any property or assets of a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the 'Limitation on Indebtedness' covenant; or (vi) Permitted Liens.

     Limitation on Sale-Leaseback Transactions

     The Company will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

     The foregoing restriction does not apply to any sale-leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the lease secures or relates to industrial revenue or pollution control bonds; (iii) the transaction is solely between the Company and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or (iv) the Company or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the first paragraph of the 'Limitation on Asset Sales' covenant described below.

     Limitation on Asset Sales

     The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless:

     (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and

    (ii) at least 75% of the consideration received (including the fair market value, as determined in good faith by the Board of Directors, of any non-cash consideration) consists of (w) cash, (x) Temporary Cash Investments, (y) marketable securities which are liquidated for cash within 90 days following the consummation of such Asset Sale, and (z) the assumption of Indebtedness of the Company or any Restricted Subsidiary (other than the Notes and the Note Guarantees); provided, that (1) such Indebtedness is not subordinate in right of payment to the Notes and the Note Guarantees and (2) the Company or such Restricted Subsidiary is irrevocably released and discharged from such Indebtedness.

In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been filed with the Commission), then the Company shall or shall cause the relevant Restricted Subsidiary to (i) within twelve months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company, or any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to the 'Limitation on Issuances of Guarantees by Restricted Subsidiaries' covenant described above or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of

                                      S-94


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a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment and (ii) apply (no later than the end of the 12-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this 'Limitation on Asset Sales' covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute 'Excess Proceeds.'

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this 'Limitation on Asset Sales' covenant totals at least $10 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes, plus, in each case, accrued interest (if any) to the Payment Date. In the event that more than 98% of the outstanding principal amount of the Notes are tendered pursuant to such Offer to Purchase, the balance of the Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time thereafter, at a Redemption Price equal to the price specified in such Offer to Purchase plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date).

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

     The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the Payment Date. In the event that more than 98% of the outstanding principal amount of the Notes are tendered pursuant to such Offer to Purchase, the balance of the Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time thereafter, at a Redemption Price equal to the price specified in such Offer to Purchase plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment
Date).

     There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the Notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, including in particular the New Credit Facility, either prior to or concurrently with such Note repurchase. See 'Description of the New Credit Facility.'

COMMISSION REPORTS AND REPORTS TO HOLDERS

     Whether or not the Company or any Guarantor is then required to file reports with the Commission, the Company and each Guarantor shall file with the Commission all such reports and other information as they would be required to file with the Commission by Sections 13(a) or 15(d) under the Exchange Act if they were subject thereto. The Company shall supply the Trustee and each Holder or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information.

EVENTS OF DEFAULT

     The following events will be defined as 'Events of Default' in the
Indenture:

     (a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

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     (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

     (c) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or a Guarantor or the failure to make or consummate an Offer to Purchase in accordance with the 'Limitation on Asset Sales' or 'Repurchase of Notes upon a Change of Control' covenant;

     (d) the Company or a Guarantor defaults in the performance of or breaches any other covenant or agreement of the Company or a Guarantor in the Indenture or under the Notes (other than a default specified in clause
         (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes;

     (e) there occurs with respect to any issue or issues of Indebtedness of the Company, any Guarantor or any Significant Subsidiary having an outstanding principal amount of $10 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

     (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $10 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company, any Guarantor or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

     (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days;

     (h) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors or

     (i) any Note Guarantee ceases to be in full force and effect (except pursuant to its terms) or is declared null and void or any Guarantor denies that it has any further liability under any Note Guarantee, or gives notice to such effect.

     If an Event of Default (other than an Event of Default specified in clause
(g) or (h) above that occurs with respect to the Company or any Guarantor) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause
(e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company, any Guarantor or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause
(g) or (h) above occurs with respect to the Company or any Significant Subsidiary, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see
' -- Modification and Waiver.'

     The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless:

      (i) the Holder gives the Trustee written notice of a continuing Event of Default;

     (ii) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

    (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

     (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

      (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

     The Indenture will require certain officers of the Company and each Guarantor to deliver to the Trustee on or before a date not more than 90 days after the end of each fiscal year, an Officers' Certificate stating whether or not such officers know of any Default or Event of Default that occurred during such fiscal year. The Company and each Guarantor will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Neither the Company nor any Guarantor will consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company or any Guarantor unless:

      (i) the Company or the Guarantor shall be the continuing Person, or the Person (if other than the Company or the Guarantor) formed by such consolidation or into which the Company or the Guarantor is merged or that acquired or leased such property and assets of the Company or the Guarantor shall be a corporation organized and validly existing under the laws of the

          United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company or the Guarantor, as the case may be, on all of the Notes or the Note Guarantees, as the case may be, and under the Indenture;

     (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

    (iii) immediately after giving effect to such transaction on a pro forma basis, the Company or any Guarantor, as the case may be, or any Person becoming the successor obligor of the Notes or the Note Guarantees, as the case may be, shall have a Consolidated Net Worth (a 'Pro Forma Consolidated Net Worth') which is equal to or greater than the Consolidated Net Worth of the Company or the Guarantor, as the case may be, immediately prior to such transaction (the 'Base Consolidated Net Worth'), or if the Pro Forma Consolidated Net Worth is less than the Base Consolidated Net Worth, the amount by which the Pro Forma Consolidated Net Worth is less than the Base Consolidated Net Worth shall, if considered as a Restricted Payment, be permitted to be paid at the time under the 'Limitation on Restricted Payments' covenant;

     (iv) immediately after giving effect to such transaction on a pro forma basis the Company or any Guarantor, as the case may be, or any Person becoming the successor obligor of the Notes or the Note Guarantees, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the 'Limitation on Indebtedness' covenant; provided that this clause (iv) shall not apply to a consolidation or merger with or into a Wholly Owned Restricted Subsidiary with a positive net worth; and provided further that, in connection with any such merger or consolidation, no consideration (other than Capital Stock (other than Disqualified Stock) in the surviving Person, the Company or any Guarantor) shall be issued or distributed to the stockholders of the Company or the Guarantor; and

      (v) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company or any Guarantor; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

DEFEASANCE

     The Notes will be subject to defeasance on the terms described in the Prospectus attached hereto.

     Defeasance of Certain Covenants and Certain Events of Default. The Indenture further will provide that the provisions of the Indenture will no longer be in effect with respect to clauses (iii) and (iv) under 'Consolidation, Merger and Sale of Assets' and all the covenants described herein under 'Covenants,' clause (c) under 'Events of Default' with respect to such clauses
(iii) and (iv) under 'Consolidation, Merger and Sale of Assets,' clause (d) with respect to such other covenants and clauses (e) and (f) under 'Events of Default' shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     Defeasance and Certain Other Events of Default. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments and the Guarantors' Note Guarantees with respect to such payments will remain in effect.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company, the Guarantors and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal amount of, or premium, if any, or interest on, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note, (v) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Notes, (vii) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or (viii) release any Guarantor from its Note Guarantee or otherwise modify the terms of the Note Guarantees in a material respect adverse to the Holders.

     Modifications and amendments of the Indenture may be made by the Company, the Guarantors and the Trustee without notice to or the consent of any Holder

      (i) to cure any ambiguity, defect or inconsistency,

      (ii) to comply with the 'Consolidation, Merger and Sale of Assets' covenant,

     (iii) to comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act,

      (iv) to evidence and provide for the acceptance of appointment by a successor Trustee,

       (v) to provide for uncertificated Notes in addition to or in place of certificated Notes,

      (vi) to add one or more Subsidiary Guarantees on the terms required by the Indenture, or

     (vii) to make any change that does not adversely affect the rights of any Holder in any material respect.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS, OR EMPLOYEES

     The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or the Guarantors in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or the Guarantors or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

     The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company or a Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

BOOK-ENTRY; DELIVERY AND FORM

     The Depository Trust Company ('DTC') will act as securities depository for the Notes. The Notes will be issued only as global fully registered securities (each a 'Global Note') registered in the name of Cede & Co. (DTC's nominee). One or more fully registered Global Note certificates, representing the total aggregate number of Notes, will be issued and will be deposited with DTC.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Global Notes as represented by a global note.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a 'banking organization' within the meaning of the New York Banking Law, a member of the Federal Reserve System, a 'clearing Company' within the meaning of the New York Uniform Commercial Code and a 'clearing agency' registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ('Participants') deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing companies and certain other organizations ('Direct Participants'). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a Direct Participant either directly or indirectly ('Indirect Participants'). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Securities on DTC's records. The ownership interest of each actual purchaser of each Note ('Beneficial Owner') is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmation providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners hold Notes. Transfers of ownership interests in the Notes will be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

     To facilitate subsequent transfers, all the Notes deposited by Participants with DTC will be registered in the name of DTC's nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC will have no knowledge of the actual Beneficial Owners of the Notes. DTC's records will reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all of the Notes, are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such Notes to be redeemed.

     Neither DTC nor Cede & Co. will itself consent or vote with respect to the Notes. Under its usual procedures, DTC will mail an omnibus proxy to the Direct Participants as soon as possible after the relevant record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the omnibus proxy). The Company believes that the arrangement among DTC, Direct and Indirect participants, and Beneficial Owners will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be directly exercised by a holder of a Note.

     Payments of interest on the Notes will be made to DTC. DTC's practice is to credit Direct Participant's accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with notes held for the account of customers in bearer form or registered in 'street name', and such payments will be the responsibility of such Participants and not of DTC or the Company, subject to any statutory or regulatory requirement to the contrary that may be in effect from time to time. Payment of interest to DTC is the responsibility of the Company, disbursements of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Except as provided herein, a Beneficial Owner in a Global Note certificate will not be entitled to receive physical delivery of Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC, the Direct Participants and the Indirect Participants to exercise any rights under the Notes.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DISCONTINUANCE OF DTC'S SERVICES

     A Global Note shall be exchangeable for Notes registered in the names of persons other than DTC or its nominee or a successor depository or its nominee only if (i) DTC or such successor depository, as applicable, notifies the Company that it is unwilling or unable to continue as a depository for such Global Note and no successor depository shall have been appointed by the Company within 90 days after the Company receives notice or becomes aware of such condition, (ii) DTC or such successor depository, as applicable, at any time, ceases to be a clearing agency registered under the Exchange Act at which time DTC or such successor depository, as applicable, is required to be so registered to act as such depository and no successor depository shall have been appointed,
(ii) the Company, in its sole discretion, determines that such Global Note shall be so exchangeable or (iv) there shall have occurred an Event of Default with respect to the Notes. Any Global Note that is exchangeable pursuant to the preceding sentence shall be exchangeable for Notes registered in such names as DTC or such successor depository, as applicable, shall direct. It is expected that such instructions will be based upon directions received by DTC from its Participants or such successor depository from its participants with respect to ownership of beneficial interests in such Global Note.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in the Underwriting Agreement dated the date hereof (the 'Underwriting Agreement'), the underwriters named below have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective principal amount of Notes set forth opposite the names of such underwriters below:

                                                                                  PRINCIPAL
                                     NAME                                           AMOUNT
------------------------------------------------------------------------------   ------------
Morgan Stanley & Co. Incorporated.............................................   $ 82,937,500
Salomon Smith Barney Inc. ....................................................     18,025,000
CIBC Oppenheimer Corp. .......................................................     18,025,000
First Chicago Capital Markets, Inc............................................      6,012,500
                                                                                 ------------
     Total....................................................................   $125,000,000
                                                                                 ------------
                                                                                 ------------

     The Underwriting Agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all the Notes offered hereby if any are taken.

     The underwriters propose to offer part of the Notes directly to the public at the Price to Public set forth on the cover page hereof and part to certain dealers at a price which represents a concession not in excess of .250% of the principal amount of the Notes. Each underwriter may allow, and such dealers may reallow, a concession to certain other dealers not in excess of .125% of the principal amount of the Notes. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the underwriters.

     The Company does not intend to apply for listing of the Notes on any national securities exchange, but has been advised by the underwriters that they currently intend to make a market in the Notes, as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the Notes and any such market making may be discontinued at any time without notice, at their sole discretion. Accordingly, no assurance can be given as to the liquidity of, or the existence of trading markets for, the Notes.

     In order to facilitate the Offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may over-allot in connection with the Offering, creating a short position in the Notes for their own account. In addition, to cover over-allotments or to stabilize the price of the Notes, the underwriters may bid for, and purchase, Notes in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Notes in the Offering, if the syndicate repurchases previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     The Company and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters with respect to the issuance of the Notes in connection with the Offering are being passed upon for the Company by Cravath, Swaine & Moore, New York, New York and for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York. Cravath, Swaine & Moore and Cleary, Gottlieb, Steen & Hamilton will rely as to matters of Indiana law upon the opinion of Brian T. Hunt, General Counsel of the Company. The Company is also being advised on regulatory and aviation matters by Squire, Sanders & Dempsey L.L.P., Washington, D.C. William P. Rogers, Jr., a partner at Cravath, Swaine & Moore, is a director of the Company, and beneficially owns 8,000 shares of Common Stock of the Company and options to purchase 4,000 shares of Common Stock.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited the Company's consolidated financial statements at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997 included in this Prospectus Supplement and the Registration Statement, as set forth in their report, which appears elsewhere herein. The consolidated financial statements are included in reliance on their report, given on their authority as experts in accounting and auditing.

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

PROSPECTUS

                                  $200,000,000

                                  AMTRAN, INC.

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK

                                ---------------

     Amtran, Inc., an Indiana corporation (the 'Company'), may issue from time to time, together or separately, (i) its debt securities (the 'Debt Securities'), (ii) shares of preferred stock, without par value, of the Company (the 'Preferred Stock'), and (iii) shares of common stock, without par value, of the Company (the 'Common Stock'), in amounts, at prices and on terms to be determined by market conditions at the time of offering. The Debt Securities may be fully, unconditionally and irrevocably guaranteed (the 'Guarantees') on a senior, unsecured basis, by American Trans Air, Inc. ('ATA'), Ambassadair Travel Club, Inc., ATA Vacations, Inc., Amber Travel, Inc., American Trans Air Training Corporation, American Trans Air ExecuJet, Inc. and Amber Air Freight Corporation (collectively, the 'Guarantors'). The Debt Securities and the Guarantees, the Preferred Stock and the Common Stock are referred to herein collectively as the 'Offered Securities'.

     The Offered Securities include up to 2,985,000 shares of Common Stock that may be sold from time to time by certain management shareholders (the 'Selling Shareholders'), including J. George Mikelsons (the 'Principal Selling Shareholder'). The Company would not receive any of the proceeds from the sale of such shares of Common Stock by the Selling Shareholders.

     The Offered Securities may be issued in one or more series or issuances and will be limited to $200,000,000 in aggregate public offering price (or its equivalent, based on the applicable exchange rate, to the extent Debt Securities are issued for one or more foreign currencies or currency units). The Offered Securities may be sold for U.S. dollars, or any foreign currency or currencies or currency units, and the principal of, any premium on, and any interest on, the Debt Securities may be payable in U.S. dollars, or any foreign currency or currencies or currency units.

     The Offered Securities may be offered separately or as units with other Offered Securities, in separate series in amounts, at prices and on terms to be determined at or prior to the time of sale. The sale of other securities under the Registration Statement of which this Prospectus forms a part or under a Registration Statement to which this Prospectus relates will reduce the amount of Offered Securities which may be sold hereunder.

     The specific terms of the Offered Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the 'Prospectus Supplement'), including, where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount, authorized denomination, initial offering price, maturity (which may be fixed or extendible), premium, if any, interest rate (which may be fixed or floating) or the method of calculating the payment of interest, if any, the currency in which principal, premium, if any, and interest, if any, are payable, the covenants of the Debt Securities, any redemption or sinking fund terms, any conversion or exchange provisions, the terms of any Guarantees of such Debt Securities and other specific terms; (ii) in the case of Preferred Stock, the designation, number of shares, liquidation preference per share, the dividends, if any, payable on such series of Preferred Stock, dates on which dividends shall be payable and any preference such dividends shall bear, any retirement or sinking fund provisions and any conversion or exchange provisions; (iii) in the case of Common Stock, the number of shares and the terms of the offering and sale thereof; and (iv) in the case of all Offered Securities, whether such Offered Securities will be offered separately or as a unit with other Offered Securities. The Prospectus Supplement will also contain information, where applicable, about certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by the Prospectus Supplement.

                                ---------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

     The Offered Securities will be sold directly, through agents, dealers or underwriters as designated from time to time, or through a combination of such methods. If any agents of the Company or any dealers or underwriters are involved in the sale of the Offered Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable agent's commission, dealer's purchase price or underwriter's discount will be set forth in or may be calculated from the Prospectus Supplement. The net proceeds to the Company from such sale will be the purchase price less such commission in the case of an agent, the purchase price in the case of a dealer, or the public offering price less such discount in the case of an underwriter and less, in each case, other attributable issuance expenses. See 'Plan of Distribution.'

     This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement.

                   THE DATE OF THIS PROSPECTUS IS AUGUST 27, 1998.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE OFFERED SECURITIES, INCLUDING BY OVER-ALLOTMENT, ENTERING INTO STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'PLAN OF DISTRIBUTION.'

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes 'forward-looking statements' within the meaning of various provisions of the Securities Act of 1933, as amended (the 'Securities Act') and the Securities Exchange Act of 1934, as amended (the 'Exchange Act'). Such 'forward-looking statements' can be identified by the use of forward-looking terminology such as 'believes,' 'expects,' 'may,' 'will,' 'should,' or 'anticipates' or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. All statements, other than statements of historical facts, included in this Prospectus which address activities, events or developments which the Company expects or anticipates will or may occur in the future, including such things as estimated future net revenues from airline services (including charter and scheduled service), future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of the Company's business and operations, plans, references to future success, references to intentions as to future matters and other such matters are forward-looking statements. See, e.g., 'The Company' and 'Risk Factors'. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties, including the risk factors discussed in this Prospectus; general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by the Company; competitive actions by other airline carriers; changes in laws or regulations; and other factors, many of which are beyond the control of the Company. Consequently, all of the forward-looking statements made in this Prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences or effects on the Company or its business or operations. See 'Risk Factors' for additional discussion of certain factors that will affect whether actual future events will conform to the Company's current expectations.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the 'Commission'). The Company has agreed to file with the Commission the annual reports and the information, documents and other reports otherwise required pursuant to Section 13 of the Exchange Act. All such information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and the website (http://www.sec.gov) maintained by the Commission and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Common Stock of the Company is traded on Nasdaq and such reports, proxy statements and other information concerning the Company also can be inspected at the offices of Nasdaq National Market, 1735 K Street, N.W., Washington D.C. 20006.

     This Prospectus constitutes a part of a registration statement on Form S-3 (the 'Registration Statement') filed by the Company with the Commission under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto and reference is hereby made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference into this Prospectus the following documents or information filed with the Commission:

        (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

        (b) The Company's Quarterly Report on Form 10-Q for the period ended March 31, 1998;

        (c) The Company's Quarterly Report on Form 10-Q for the period ended June 30, 1998;

        (d)   The Company's Current Report on Form 8-K dated June 18, 1998;

        (e)   The Company's Current Report on Form 8-K dated July 7, 1998;

        (f)   The Company's Current Report on Form 8-K dated July 17, 1998; and

        (g) The description of the Company's Common Stock, without par value, set forth in the Registration Statement on Form 8-A (File No. 0-21642) filed with the Commission on April 28, 1993.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering of the Offered Securities offered hereby shall be deemed incorporated herein by reference, and such documents shall be deemed to be a part hereof from the date of filing such documents. Any statement contained in any documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a subsequent statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     This Prospectus incorporates documents by reference which are not represented herein or delivered herewith. These documents are available without charge upon written or oral request from Kenneth K. Wolff, Chief Financial Officer of the Company, at the Company's principal executive offices located at 7337 West Washington Street, Indianapolis, Indiana 46231, telephone number (317) 247-4000.

                                  THE COMPANY

     The Company (which term, unless the context otherwise requires, includes its consolidated subsidiaries) is the eleventh largest passenger airline in the United States (based on 1997 revenues) and is a leading provider of airline services in selected market segments. The Company is also the largest commercial charter airline in the United States and the largest charter provider of passenger airline services to the U.S. military, in each case based on revenues. For the year ended December 31, 1997, the revenues of the Company consisted of 47.5% scheduled service, 29.1% commercial charter service and 16.7% military charter service, with the balance derived from related travel services.

SCHEDULED SERVICE

     The Company provides scheduled service through ATA to selected destinations primarily from its gateways at Chicago-Midway, Indianapolis and Milwaukee and also provides transpacific services between the western United States and Hawaii. The Company focuses on routes where it believes it can be a leading provider of non-stop service and targets leisure and value-oriented business travelers. In the fourth quarter of 1997, according to the most recently available Department of Transportation ('DOT') statistics, the Company was the leading carrier on over 65% of its non-stop scheduled service routes and one of the top two carriers on over 95% of its non-stop scheduled service routes.

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

COMMERCIAL CHARTER SERVICE

     The Company is the largest commercial charter airline in the United States and provides services throughout the world, primarily to U.S., South American and European tour operators. The Company seeks to maximize the profitability of these operations by leveraging its leading market position, diverse aircraft fleet and worldwide operating capability. Management believes its commercial charter services are a predictable source of revenues and operating profits in part because its commercial charter contracts require tour operators to assume capacity, yield and fuel price risk, and also because of the Company's ability to readily re-deploy assets into favorable markets. The Company's commercial charter services are marketed and distributed through a network of domestic and international sales offices with an emphasis primarily on tour operators. The Company benefits from long-term relationships with many such operators and under its commercial charter contracts the Company provides repetitive round-trip flights for specified periods ranging from several weeks to several years.

MILITARY/GOVERNMENT CHARTER SERVICE

     The Company has provided passenger airline services to the U.S. military since 1983 and is currently the largest charter provider of these services. Management believes that because these operations are generally less seasonal than leisure travel, they have tended to have a stabilizing impact on the Company's operating margins. The U.S. government awards one year contracts for its military charter business and pre-negotiates contract prices for each type of aircraft that a carrier makes available. The Company believes that its fleet of aircraft, particularly its Boeing 757-200ERs, is well suited to the needs of the military for long-range service.

                            ------------------------

     The Company is an Indiana corporation which was organized in 1989. The Company's and each Guarantor's executive offices are located at 7337 West Washington Street, Indianapolis, Indiana 46231, and its telephone number is
(317) 247-4000.

                                 THE GUARANTORS

     In connection with an offering of Debt Securities, the Prospectus Supplement relating thereto will specify whether the Guarantors are providing Guarantees of the Debt Securities. Each of the Guarantors is a wholly owned subsidiary of the Company that provides certain airline related services. One of the Guarantors, ATA, is the Company's principal operating subsidiary and accounted for 95% of the Company's consolidated revenues in 1997. ATA provides scheduled service, and charter services throughout the world to independent tour operators, corporations and the U.S. military.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                              SIX MONTHS
         YEAR ENDED DECEMBER 31,                ENDED
-----------------------------------------      JUNE 30,
1997     1996      1995     1994     1993        1998
----     -----     ----     ----     ----     ----------
1.19     -- (1)    1.60     1.32     1.24        3.76

------------

(1) Earnings were insufficient to cover fixed charges for the year ended December 31, 1996 by $40,931,218.

     The ratio of earnings to fixed charges has been computed on a total enterprise basis. Earnings represent income before the cumulative effect of accounting changes less equity in undistributed earnings of unconsolidated affiliates, plus income taxes and fixed charges. Fixed charges represent interest, amortization of debt discount and expense, and the estimated interest portion of rental charges.

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

                                  RISK FACTORS

     Prospective purchasers of the Offered Securities should consider carefully the following factors as well as the other information and data included in this Prospectus before purchasing Offered Securities. The Company cautions the reader, however, that this list of factors may not be exhaustive and that these or other factors could have an adverse effect on the price of the Offered Securities. This Prospectus includes 'forward-looking statements' within the meaning of various provisions of the Securities Act and the Exchange Act. Such 'forward-looking statements' can be identified by the use of forward-looking terminology such as 'believes,' 'expects,' 'may,' 'will,' 'should,' or 'anticipates' or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties, including the risk factors discussed in this Prospectus; general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by the Company; competitive actions by other airline carriers; changes in laws or regulations; and other factors, many of which are beyond the control of the Company. Consequently, all of the forward-looking statements made in this Prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences or effects on the Company or its business or operations.

INDUSTRY CONDITIONS AND COMPETITION

     The Company's products and services face varying degrees of competition in diverse markets.

     COMPETITION FOR SCHEDULED SERVICES

     In scheduled service, the Company competes both against the major U.S. scheduled service airlines and, from time to time, against smaller regional or start-up airlines. Competition is generally on the basis of price, frequency, quality of service and convenience. All of the major U.S. scheduled airlines are larger and most have greater financial resources than the Company. Where the Company seeks to expand its service by adding routes or frequency, competing airlines may respond with intense price competition. In addition, when other airlines seek to establish a presence in a market, they may engage in significant price discounting. Because of its size relative to the major airlines, the Company is less able to absorb losses from these activities than many of its competitors.

     COMPETITION FOR COMMERCIAL CHARTER SERVICES

     In the commercial charter market, the Company competes both against the major U.S. scheduled airlines, as well as against small U.S. charter airlines including Sun Country and Miami Air. The Company also competes against several European and Mexican charter and scheduled airlines, many of which are larger and have substantially greater financial resources than the Company. The scheduled carriers compete for leisure travel customers with the Company's commercial charter operations in a variety of ways, including wholesaling discounted seats on scheduled flights to tour operators, promoting to travel agents prepackaged tours for sale to retail customers and selling discounted, excursion airfare-only products to the public. As a result, all charter airlines, including the Company, generally are required to compete for customers against the lowest revenue-generating seats of the scheduled airlines. During periods of dramatic fare cuts by the scheduled airlines, the Company is forced to respond competitively to these deeply discounted seats.

     The Company also competes directly against other charter airlines. In the United States, these charter airlines are smaller in size than the Company. In Europe, several charter airlines are at least as large or larger than the Company. Certain of these charter airlines are affiliates of major scheduled airlines or tour operators. As a result, in addition to greater access to financial resources, these charter

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

airlines may have greater distribution capabilities, including, in certain cases, exclusive or preferential relationships with affiliated tour operators.

     COMPETITION FOR MILITARY/GOVERNMENT CHARTER SERVICES

     The Company competes for military and other government charters with a variety of larger and smaller U.S. airlines. The allocation of U.S. military air transportation contracts is based upon the number and type of aircraft a carrier, alone or through a teaming arrangement, makes available for use to the military. The formation of competing teaming arrangements that have larger partners than those in which the Company participates, an increase by other air carriers in their commitment of aircraft to the military, or the withdrawal of the Company's current partners, could adversely affect the Company's U.S. military charter business.

LOW MARGINS AND HIGH FIXED COSTS

     The airline industry as a whole and scheduled service in particular are characterized by low gross profit margins and high fixed costs. The costs of operating each flight do not vary significantly with the number of passengers carried and, therefore, a relatively small change in the number of passengers or in pricing or traffic mix could, in the aggregate, have a significant effect on operating and financial results. Accordingly, a shortfall from expected revenue levels could have a significant effect on earnings.

VOLATILITY OF EARNINGS

     For the years ended December 31, 1995, 1996 and 1997, the Company had net income of $8.5 million, a net loss of $26.7 million and net income of $1.6 million, respectively. The substantial net loss in 1996 reflected a number of factors, including: (i) a significant increase in competition from larger carriers in the scheduled service markets served by the Company, (ii) the negative impact on low fare carriers resulting from unfavorable media coverage of the effects of the ValuJet accident in Florida and, to a lesser extent, the Company's own decompression incident, (iii) a significant increase in fuel costs and (iv) a federal excise tax on jet fuel that became effective on October 1, 1995. In response, the Company implemented a significant restructuring of scheduled service operations in 1996. Although the Company recorded net income for 1997 and the first six months of 1998, there can be no assurance that such profitability will continue. Moreover, because of the cyclicality of the airline industry, the Company expects that its results of operations will continue to be subject to volatility.

EFFECTS OF SEASONALITY OF BUSINESS ON THE COMPANY

     The Company's business is significantly affected by seasonal factors typically resulting in significant fluctuation in quarterly operating results. Historically, the Company has experienced reduced demand during the fourth quarter and, to a lesser extent the second quarter, as demand for leisure airline services during such periods is lower relative to other times of the year. In contrast, in 1998, the Company's results for the first two quarters were significantly stronger than it has experienced in any comparable first two quarters of any prior year. The Company believes that its results of operations for any one quarter are not necessarily indicative of the Company's annual results of operations. Moreover, in the case of 1998, the Company does not believe that the level of profitability achieved in the first six months will be maintained during the last six months of the year.

SUBSTANTIAL LEVERAGE

     At June 30, 1998, on a consolidated basis, the Company had approximately $176.5 million of indebtedness outstanding, approximately $69.7 million of which was collateralized. Total shareholders' equity of the Company on a consolidated basis as of June 30, 1998 was approximately $83.9 million. In addition, the Company has substantial obligations under operating leases for aircraft. The debt and lease obligations together represent significant financial leverage, even in the highly leveraged airline industry.

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

     The degree to which the Company is leveraged could have important consequences to holders of Offered Securities, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes may be impaired;
(ii) the Company's degree of leverage and related debt service obligations, as well as its obligations under operating leases for aircraft, may make it more vulnerable than some of its competitors in a prolonged economic downturn; and
(iii) the Company's financial position may restrict its ability to exploit new business opportunities and limit its flexibility to respond to changing business conditions. The Company's competitive position may also be affected by the fact that it may be more highly leveraged than some of its competitors.

AIRCRAFT FUEL

     Because fuel costs are a significant portion of the Company's operating costs (approximately 20% for both 1996 and 1997), significant changes in fuel costs would materially affect the Company's operating results. Fuel prices continue to be impacted by, among other factors, political and economic influences that the Company cannot control. In the event of a fuel supply shortage resulting from a disruption of oil imports or other events, higher fuel prices or the curtailment of scheduled service could result. However, the Company has been able to reduce certain of the risks associated with a rise in fuel costs. For each of 1996 and 1997, approximately 50% and 53%, respectively, of the Company's total operating revenues were derived from contracts which enabled the Company to pass through increases in fuel costs, including contracts with the U.S. military. The Company is exposed to increases in fuel costs that occur within 14 days of flight time, to all increases associated with its scheduled service (other than bulk seat sales) and to increases affecting contracts that do not include fuel cost escalation provisions. The Company is also exposed to the risk that a substantial rise in fuel costs could cause a reduction in leisure travel and/or the cancellation or renegotiation of previously-booked commitments from tour operators.

EFFECTIVE CONTROL BY J. GEORGE MIKELSONS

     J. George Mikelsons, Chairman of the Board of the Company (who is also the Principal Selling Shareholder), currently owns approximately 72.6% of the Company's outstanding Common Stock, and possesses control of the Company. In the event that Mr. Mikelsons were to sell all or a substantial portion of the 2,000,000 shares of Common Stock (and any shares he may sell pursuant to an underwriters' over-allotment option) that may be sold by him hereunder, Mr. Mikelsons would still remain the Company's largest shareholder and would retain effective control of the Company. Consequently, he would continue to have the effective ability to elect all of the directors of the Company and to effect or prevent certain corporate transactions which require majority approval, including mergers, going-private transactions and other business combinations. In addition, Mr. Mikelsons has the right to require the Company to register his remaining shares of Common Stock for sale under the Securities Act.

LIQUIDITY, DEBT SERVICE AND CAPITAL EXPENDITURE REQUIREMENTS

     Although the Company, like most other airlines, generally operates with a working capital deficit, it has been able to meet its obligations as they have become due. At June 30, 1998, the Company's current assets were $177.5 million, and current liabilities were $181.9 million. In order to meet short-term cash needs, the Company maintains bank credit facilities. In July 1997, the Company amended its principal bank credit facility (as amended or modified from time to time, the 'Credit Facility') to provide a maximum of $50 million of available credit, subject to compliance with certain collateral requirements.

     The airline industry requires significant levels of continuing capital investment for aircraft engine and airframe maintenance. The Company currently expects that capital expenditures for these items for 1998 will total approximately $111 million. Such expenditures will be mainly for scheduled maintenance on the Company's aircraft. Additionally, the Company expects to incur capital expenditures in 1998 of approximately $69 million for acquisitions of additional L-1011-500s and one additional L-1011-100, hushkits for Boeing 727s and renovations of the Chicago-Midway terminal and hangar and the Indianapolis maintenance and operations center.

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RESTRICTIONS UNDER FINANCING AGREEMENTS AND OPERATING LEASES

     The financing agreements relating to the Company's outstanding indebtedness impose significant operating and financial restrictions on the Company. For example, the Credit Facility is collateralized by liens on certain Company-owned Lockheed L-1011 aircraft and engines. In addition, the Credit Facility prohibits or restricts in many respects the Company's ability to incur additional indebtedness, create material liens on its assets, sell assets or engage in mergers or consolidations, redeem or repurchase the 10 1/2% Senior Notes due 2004 (the '10 1/2% Notes'), make certain investments, pay cash dividends or engage in other significant transactions.

     Under certain of such financing agreements and operating leases relating to aircraft, the Company is required to maintain compliance with certain specified covenants, restrictions, financial ratios and other financial and operating tests. The Company's ability to comply with any of the foregoing restrictions and with loan repayment provisions will depend upon its future performance, which will be subject to prevailing economic conditions and other factors, including factors beyond the control of the Company. A failure to comply with any of these obligations could result in an event of default under one or more of such financing agreements and operating leases, which could permit acceleration of the debt under such instrument and acceleration of debt under the Company's other principal financing agreements and termination of the Company's aircraft operating leases, some of which contain cross-default or cross-acceleration provisions.

HOLDING COMPANY STRUCTURE; EFFECTIVE SUBORDINATION OF DEBT SECURITIES

     In the event that the Company issues Debt Securities without the benefit of the Guarantees, prospective investors of Debt Securities should carefully consider the risks associated with the Company's status as a holding company and the effective subordination of the Debt Securities resulting therefrom. As a holding company, the Company derives and will derive all of its operating income from ATA and the other Guarantors. As the Company's operations are conducted principally through ATA and also through the other Guarantors, the Company must rely on dividends and other payments from the Guarantors to provide it with the funds necessary to meet its obligations, including the payment of principal and interest on any Debt Securities issued. The Guarantors are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividend or to make any other distribution to the Company, or to otherwise pay amounts due with respect to the Debt Securities or to make funds available for such payments. The ability of the Guarantors to make such payments will be subject to, among other things, the availability of sufficient cash, and will be subject to restrictive covenants in the documents governing the Credit Facility and future debt agreements. ATA's obligations under the Credit Facility are secured by certain aircraft and engines.

     Claims of creditors of the Guarantors, including the lending banks under the Credit Facility and trade payables, will have priority as to the assets of the Guarantors over the claims of the Company and the holders of the Company's indebtedness, including the Debt Securities, except to the extent that the Guarantors have provided Guarantees of the Debt Securities. Therefore, the Debt Securities will be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of the Guarantors, including obligations to the lending banks under the Credit Facility and trade payables.

     The Debt Securities will also be effectively subordinated to any secured indebtedness of the Company because holders of such indebtedness will have claims that are prior to the claims of the holders of the Debt Securities with respect to the assets securing such indebtedness except to the extent the Debt Securities are equally and ratably secured by such assets. The Indenture does not limit the amount of purchase money indebtedness that may be incurred by the Company to finance the cost of aircraft or aircraft related assets, and does not prohibit indebtedness incurred under the Credit Facility. Furthermore, the Indenture limits, but does not prohibit, the incurrence of certain other secured and unsecured indebtedness by the Company and the Guarantors.

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EMPLOYEE RELATIONS

     The Company's flight attendants are represented by the Association of Flight Attendants ('AFA') and the cockpit crews are represented by the International Brotherhood of Teamsters ('IBT'). The current collective bargaining agreement with the AFA becomes amendable (but does not expire) in December 1998 and the current collective bargaining agreement with the IBT becomes amendable (but does not expire) in September 2000. The Company commenced negotiations with the AFA in the third quarter to amend its existing collective bargaining agreement, but there can be no assurance that there will not be work stoppages or other disruptions. The existence of a significant dispute with any sizable number of its employees could have a material adverse effect on the Company's operations.

CUSTOMERS

     The Company's largest customer during each of 1995, 1996 and 1997 was the U.S. military, accounting for approximately 10.8%, 11.2% and 16.7% respectively, of the Company's total operating revenues. In 1996 and 1997, the Company's five largest non-military customers accounted for approximately 22% and 16%, respectively, of total operating revenues, and the Company's ten largest non-military customers accounted for approximately 30% and 21% of total operating revenues for the same periods. No single non-military customer accounted for more than 10% of total operating revenues during this period.

     The Company is subject to the risk that a customer which has contracted with the Company will cancel or default on its contract or contracts and the Company will be unable to obtain other business to cover the resulting loss in revenues. If the size of the contract or contracts is significant enough, any such default or cancelation could have a material adverse effect on the Company.

RELIANCE ON TRAVEL AGENTS AND TOUR OPERATORS FOR TICKET SALES

     Approximately 71% and 75% of the Company's revenues for the years ended December 31, 1996 and 1997, respectively, were derived from tickets sold by travel agents or tour operators. Travel agents and tour operators generally have a choice between one or more airlines when booking a customer's flight. Accordingly, any effort by travel agencies or tour operators to favor another airline or to disfavor the Company could adversely impact the Company. The Company's relations with travel agencies and tour operators could be affected by, among other things, override commissions offered by other airlines, by an increase in the Company's arrangements with other distributors of its tickets or by the introduction of alternative methods of selling tickets. Although management intends to continue to offer attractive and competitive products to travel agencies and tour operators and to maintain favorable relations with travel agencies and tour operators, there can be no assurance that travel agencies or tour operators will not disfavor the Company or favor other airlines in the future.

EFFECT OF GENERAL ECONOMIC CONDITIONS

     The profitability of the Company's operations is influenced by the condition of the U.S. and European economies, including fluctuations in currency exchange rates, that may impact the demand for leisure travel and the Company's competitive pricing position. The vast majority of the Company's commercial charter and scheduled airline business is leisure travel. Because leisure travel is discretionary, the Company has historically tended to experience somewhat weaker financial results during economic downturns and other events affecting international leisure travel, such as the Persian Gulf War. Nevertheless, the Company's performance during these periods has been significantly better than that of the U.S. airline industry as a whole.

REGULATORY MATTERS

     The Company is subject to regulation by the DOT and the Federal Aviation Administration (the 'FAA') under the provisions of the Federal Aviation Act of 1958, as amended (the 'Federal Aviation Act'), and by certain other governmental agencies. The DOT regulates principally economic issues affecting air service, including, among other matters, air carrier certification and fitness, insurance,

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

certain leasing arrangements, allocation of route rights and authorization of proposed scheduled and commercial and military charter operations, allocation of landing, departure slots in certain instances, consumer protection and competitive practices. The FAA primarily regulates flight operations, especially matters affecting air safety, including, among other matters, airworthiness requirements for each type of aircraft the Company operates and pilot and crew certification. The Company believes it is in compliance with all requirements necessary to maintain in good standing its operating authority granted by the DOT and its air carrier operating certificate issued by the FAA. A modification, suspension or revocation of any of the Company's DOT or FAA authorizations or certificates could have a material adverse effect upon the Company.

     In the last several years, the FAA has issued a number of maintenance directives and other regulations relating to, among other things, collision avoidance systems, airborne windshear avoidance systems, noise abatement and increased inspection requirements. The Company expects to continue to incur expenditures for the purpose of complying with the FAA's noise and aging aircraft regulations.

     The Company holds several Certificates of Public Convenience and Necessity as well as other forms of authority issued by the DOT and an operating certificate issued by the FAA. Each such authority is subject to continued compliance with applicable stated rules and regulations pertaining to the airline industry, including any new rules or regulations that may be adopted in the future.

     The Company is subject to the jurisdiction of the Federal Communications Commission regarding the use of radio facilities. In addition, the Company is subject to regulation on its international flights by the Commerce Department, the Customs Service, the Immigration and Naturalization Service, and the Animal and Plant Health Inspection Service of the Department of Agriculture. Also, while its aircraft are in foreign countries on international flights, the Company must comply with the requirements of similar authorities in such countries. The Company is also subject to compliance with standards for aircraft exhaust emissions promulgated by the Environmental Protection Agency (the 'EPA') pursuant to the Clean Air Act of 1970, as amended. The Company is also subject to regulations adopted by the various local authorities which operate the airports it serves throughout its route network, including but not limited to aircraft noise regulations and curfews. While the Company intends to maintain all appropriate government licenses and to comply with all appropriate standards, there can be no assurance that such licenses can be maintained or that such standards will not be changed in the future.

     Under the Airport Noise and Capacity Act of 1990 and related FAA regulations, the Company's aircraft must comply with certain Stage 3 noise restrictions by certain specified deadlines. These regulations require that the Company achieve a 75% Stage 3 fleet by December 31, 1998, and will prohibit the Company from operating any Stage 2 aircraft after December 31, 1999. As of December 31, 1997, 67% of the Company's fleet met Stage 3 requirements. Although the Company expects to meet future Stage 3 fleet requirements through Boeing 727-200 hushkit modifications, combined with additional future deliveries of Stage 3 aircraft, failure to meet the December 31, 1998 deadline could require the Company to ground one or more Stage 2 aircraft in order to meet the 75% threshold requirement.

     At its aircraft line maintenance facilities, the Company uses materials which are regulated as hazardous under federal, state and local law. The Company is required to maintain programs to protect the safety of its employees who use these materials and to manage and dispose of any waste generated by the use of these materials in compliance with all such laws. More generally, the Company is also subject at these facilities to federal, state and local regulations relating to protection of the environment and to discharge of materials into the environment. The Company does not expect that the costs associated with ongoing compliance with any such regulations at these facilities will have a material adverse effect upon the Company's capital expenditures, earnings or competitive position.

     Additional laws and regulations have been proposed from time to time which could significantly increase the cost of airline operations by, for instance, imposing additional requirements or restrictions on operations. Laws and regulations also have been considered from time to time that would prohibit or restrict the ownership and/or transfer of airline routes or takeoff and landing slots. Also, the award of international routes to U.S. carriers (and their retention) is regulated by treaties and related agreements between the United States and foreign governments which are amended from time to time. The

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Company cannot predict what laws and regulations will be adopted or what changes to international air transportation treaties will be effected, if any, or how they will affect the Company.

BONDING REQUIREMENTS

     Under current DOT regulations with respect to commercial charter transportation originating in the United States, all commercial charter airline tickets must generally be paid for in cash and all funds received from the sale of commercial charter seats (and in some cases the costs of land arrangements) must be placed into escrow by the tour operator or protected by a surety bond satisfying certain prescribed standards. Currently, the Company provides a third-party bond which is unlimited in amount in order to satisfy its obligations under these regulations. Under the terms of its bonding arrangements, the issuer of the bond has the right to terminate the bond at any time on 30 days' notice. The Company provides a $2.5 million letter of credit to secure its potential obligations to the issuer of the bond. If the bond were to be materially limited or canceled, the Company, like all other U.S. charter airlines, would be required to escrow funds to comply with the DOT requirements summarized above. Compliance with such requirements would reduce the Company's liquidity and require it to fund higher levels of working capital ranging up to $13.5 million based on 1997's peak pre-paid bookings.

INSURANCE COVERAGE

     The Company is subject to potential losses which may be incurred in the event of an aircraft accident. Any such accident could involve not only repair or replacement of a damaged aircraft and its consequent temporary or permanent loss from service, but also potential claims of injured passengers and others. The Company is required by the DOT to carry liability insurance on each of its aircraft. The Company currently maintains public liability insurance in the amount of $1.25 billion. Although the Company currently believes its insurance coverage is adequate, there can be no assurance that the amount of such coverage will not be changed or that the Company will not be forced to bear substantial losses from accidents. Substantial claims resulting from an accident could have a material adverse effect on the business, financial condition and results of operations of the Company, and could seriously inhibit passenger acceptance of the Company's services. The Company's insurance policies also impose certain geographic restrictions on where the Company may provide airline service.

DIVIDEND POLICY

     The Company has not paid any dividend since becoming a public company in 1993 and does not currently anticipate paying cash dividends on its Common Stock. The Company expects to retain any earnings generated from its operations for use in the Company's business. Any future determination as to the payment of dividends will be at the discretion of the Board of Directors of the Company (the 'Board') and will depend upon the Company's operating results, financial condition and capital requirements, general business conditions and such other factors as the Board deems relevant. The Company's ability to pay dividends is also limited by certain other factors, including the ability of its subsidiaries to pay dividends and make other payments to the Company and the terms of the Company's various credit facilities and debt instruments. Accordingly, there can be no assurance that the Company will pay dividends at any time in the future. Under the most restrictive of the covenants pertaining to the Company's ability to pay dividends, the maximum amount available for the payment of dividends was $5.2 million as of June 30, 1998.

POSSIBLE LIMITATION ON NOL CARRYFORWARDS

     The Company has approximately $78.6 million of net operating loss carryforwards and $3.0 million of investment and other tax credit carryforwards (as of December 31, 1997) which may, depending on the circumstances, be available to reduce U.S. federal income taxes payable by the Company in the future. However, if the Company undergoes an 'ownership change' within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the 'Code'), the Company's utilization of its net operating loss carryforwards and investment tax credit carryforwards could be subject to limitation.

     In general, an ownership change under Section 382 will occur if, over a three-year period, certain stockholders who own directly or indirectly 5% or more of the capital stock of the corporation (including the so-called 'public group') increase their percentage ownership by more than 50

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percentage points in the aggregate. The effect on the Company of the imposition of a limitation on the use of its tax attributes in the event of an ownership change in the future would depend on a number of factors, including the profitability of the Company and the timing of the sale of certain assets, some of which factors are beyond the control of the Company. The impact on the Company of such a limitation could be materially adverse under certain circumstances. In addition, for financial reporting purposes, such an ownership change could, in certain circumstances, require the Company to reduce the amount of its deferred tax benefits, with a resulting charge to earnings.

CERTAIN ANTI-TAKEOVER PROVISIONS

     Insofar as Mr. Mikelsons who currently possesses control of the Company, and would continue to retain effective control over the Company in the event he sold all or a substantial portion of the 2,000,000 shares of Common Stock (and any shares he may sell pursuant to an underwriters' over-allotment option) that may be sold by him hereunder, the Company will not be, under most circumstances, vulnerable to a takeover without the approval of Mr. Mikelsons.

     If at any time (the 'Effective Time') Mr. Mikelsons and his Permitted Transferees (as defined in the Company's Restated Articles of Incorporation (the 'Articles')) shall no longer beneficially own in the aggregate 50% or more of the combined voting power of the outstanding stock of the Company entitled to vote generally in the election of directors, certain provisions of the Articles and By-laws of the Company will become effective that may discourage an unsolicited takeover of the Company that the Board determines would not be in the best interests of the Company and its shareholders. These provisions therefore, could potentially discourage certain attempts to acquire the Company or to remove incumbent management even if some or a majority of the Company's shareholders deemed such an attempt to be in their best interests.

     The Articles provide, among other things, that following the Effective Time, the Board will be divided into three classes serving staggered three-year terms and that directors will only be removable from office for 'cause' (as such term is used in the Articles) and only by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of voting stock, voting together as a single class. The Articles further provide that, following the Effective Time, in the case of certain mergers, sales of assets, issuances of securities, liquidations or dissolutions, or reclassifications or recapitalizations involving 'interested shareholders' (as such term is used in the Articles), such transactions must be approved by (i) 80% of the voting power of the then outstanding voting stock of the Company and (ii) a majority of the then outstanding voting stock of the Company held by 'disinterested stockholders' (as such term is used in the Articles), in each case voting together as a single class, unless, in the case of certain such transactions, the transaction is approved by the 'disinterested directors' (as such term is used in the Articles) or unless certain minimum price, form of consideration and procedural requirements are satisfied as provided by the Articles.

     Following the Effective Time, the Articles stipulate that the affirmative vote of (i) 80% of the combined voting power of the then outstanding shares of voting stock and (ii) a majority of the combined voting power of the then outstanding shares of voting stock held by the disinterested stockholders is required to amend certain provisions of the Articles, including the provisions referred to above relating to the classification of the Board, removal of directors and approval of certain mergers, business combinations and other similar transactions.

     The requirement of a supermajority vote to approve certain corporate transactions and certain amendments to the Articles could enable a minority of the Company's shareholders to exercise veto powers over such transactions and amendments. So long as Mr. Mikelsons owns more than 20% of the combined power of the outstanding voting stock, he will be able to exercise such veto powers.

     Pursuant to the By-laws, following the Effective Time, and subject to the terms of any series of preferred stock or any other securities of the Company, openings on the Board due to vacancies or newly created directorships may, if the remaining directors fail to fill any such vacancy, be filled by the shareholders at the next annual or special meeting called for that purpose. The By-laws provide that a special meeting may only be called by the majority of the Board. Following the Effective Time, the By-laws also establish strict notice procedures, with regard to the nomination of candidates for election as directors (other than by or at the direction of the Board or a committee thereof), and with regard to

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other matters to be brought before an annual meeting of stockholders of the
Company. See 'Description of Common Stock -- Certain Provisions of the Restated Articles of Incorporation and By-laws.'

FRAUDULENT TRANSFER LAWS

     Under federal or state fraudulent transfer laws, if a court of competent jurisdiction were to find, in a lawsuit by an unpaid creditor or a representative of creditors, a trustee in bankruptcy or a debtor-in-possession, that the Company issued the Debt Securities with the intent to hinder, delay or defraud present or future creditors, or received less than a reasonably equivalent value or fair consideration for any such indebtedness, and at the time of such incurrence (i) was insolvent, (ii) was rendered insolvent by reason of such incurrence, (iii) was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay as such debts matured, such court could avoid the Company's obligations to the holders of the Debt Securities, subordinate the Company's obligations to the holders of the Debt Securities to all other indebtedness of the Company or take other action detrimental to the holders of the Debt Securities. In that event, there can be no assurance that any repayment of principal and accrued interest on the Debt Securities could ever be recovered by the holders of the Debt Securities. In the event that any Debt Securities are guaranteed by the Guarantors, any such Guarantee may also be subject to challenge under fraudulent transfer laws and, in any case, will be limited to amounts that any such Guarantor can guarantee without violating such laws. See 'Description of Debt Securities -- Guarantees.'

LACK OF PUBLIC MARKET FOR THE DEBT SECURITIES AND THE PREFERRED STOCK

     The Debt Securities and the Preferred Stock are, in each case, new issues of securities with no established trading market and the Company does not intend to apply for listing of the Debt Securities or the Preferred Stock, as the case may be, on any securities exchange or automated quotation system. No assurance can be given as to the development or liquidity of any trading market in the Debt Securities or the Preferred Stock. If an active market does not develop, the market price and liquidity of the Debt Securities or the Preferred Stock may be adversely affected.

YEAR 2000 TECHNOLOGY RISKS

     Until recently, many computer programs were written to store only two digits of year-related date information in order to make the storage and manipulation of such data more efficient. Programs which use two digit date fields, however, may not be able to distinguish between such years as 1900 and 2000. In some circumstances this date limitation could result in system failures or miscalculations, potentially causing disruptions of business processes or system operations. The Company is currently preparing its software systems and hardware components for operational compliance with year 2000 standards. The Company believes, based upon its assessment of year 2000 readiness, that it will be prepared to mitigate all significant risks of business and operational disruption arising from non-compliant computer components. The Company's preparedness is dependent upon the availability to the Company of a wide range of technical skills from both internal and external sources, and is also dependent upon the availability of purchased software and hardware components. The Company cannot be assured that such resources and components can be acquired in the quantities needed, or by the times needed, to successfully ensure readiness, in which case it is possible that the Company could suffer serious disruptions to business processes and operations as a consequence of system failures attributable to the year 2000 problem. Such disruptions could impair the Company's ability to operate its flight schedule, and could impose significant economic penalties on the Company by increasing the cost of operations through the temporary loss of efficiencies provided by computer software and hardware.

     In addition, the Company cannot be assured that domestic and foreign air transportation infrastructure, such as airports and air traffic control systems, will be fully compliant with year 2000 requirements by the end of 1999. A significant lack of readiness of the air transportation infrastructure to meet year 2000 standards could result in a material adverse effect on the Company's results of operations and financial condition by imposing serious limitations on the Company's ability to operate its flight schedule.

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                                USE OF PROCEEDS

     Unless otherwise specified in the Prospectus Supplement, the Company plans to use the net proceeds, if any, received by it from the sale of the Offered Securities offered hereby (i) to support aircraft fleet expansion, which over the next 18 months is expected to consist primarily of the purchase of Lockheed L-1011-500 aircraft and engines, Boeing 727 aircraft currently leased, and hushkits for those Boeing 727 aircraft, (ii) for possible future acquisitions of related businesses, or interests therein, that could enhance the Company's competitive position, (iii) in the case of Offered Securities consisting of Common Stock, depending on the availability of advantageous alternative aircraft financing, to use a portion of such net proceeds to redeem a portion of the principal amount of the 10 1/2% Notes and (iv) for other general corporate purposes. Additional information on the use of net proceeds from the sale of the Offered Securities offered hereby will be set forth in the Prospectus Supplement relating to such Offered Securities.

     The Company will not receive any portion of any net proceeds received by the Selling Shareholders from the sale of Common Stock hereunder.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the Debt Securities summarizes certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities and the extent, if any, to which such general provisions may apply to any series of Debt Securities will be described in the Prospectus Supplement relating to such series.

     The Debt Securities are to be issued under an Indenture (the 'Indenture') between the Company and the trustee named in a Prospectus Supplement (the 'Trustee'). The following statements are brief summaries of certain provisions contained in the Indenture, which summaries do not purport to be complete and are qualified in their entirety by reference to the Indenture, the form of which is filed as an exhibit to the Registration Statement. Wherever any particular provisions of the Indenture or terms defined therein are referred to, such provisions and terms are incorporated by reference as a part of the statements made herein and such statements are qualified in their entirety by such references. References to particular sections of the Indenture are noted below. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Indenture.

GENERAL

     The Debt Securities will be issued from time to time and offered on terms determined by market conditions at the time of sale. The Indenture does not limit the amount of Debt Securities that can be issued thereunder. (Section 3.01)

     The Debt Securities may be issued in one or more series with the same or various maturities, at par, at a premium or at a discount. Any Debt Securities bearing no interest or interest at a rate which at the time of issuance is below market rates will be sold at a discount (which may be substantial) from their stated principal amount. Federal income tax consequences and other special considerations applicable to any such substantially discounted Debt Securities will be described in the Prospectus Supplement relating thereto.

     Reference is made to the Prospectus Supplement for the following terms of the Debt Securities offered hereby: (i) the designation, aggregate principal amount and authorized denominations of such Debt Securities; (ii) the percentage of their principal amount at which such Debt Securities will be issued; (iii) the date or dates on which the Debt Securities will mature (which may be fixed or extendible); (iv) the rate or rates (which may be fixed or floating) per annum at which the Debt Securities will bear interest, if any, or the method of determining such rate or rates; (v) the date or dates on which any such interest will be payable, the date or dates on which payment of any such interest will commence and the Regular Record Dates for such Interest Payment Dates; (vi) the terms of any mandatory or optional redemption (including any provisions for any sinking, purchase or other analogous fund) and any purchase at the option of holders (including whether any such purchase may be paid in cash, Common Stock or other securities or property); (vii) the currency, currencies or currency units in which the Debt Securities shall be denominated and the currency, currencies or

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currency units in which the principal thereof, any premium thereon and any interest thereon may be payable; (viii) whether such Debt Securities are to be issued in the form of Global Securities and, if so, the identity of the Depositary with respect to such Global Securities; (ix) the terms and conditions upon which conversion or exchange of the Debt Securities into other Debt Securities, Common Stock or other securities will be effected, including the conversion price or exchange ratio, the conversion or exchange period and any other conversion or exchange provisions; (x) the terms of any Guarantees of such Debt Securities; (xi) information with respect to book-entry procedures, if any;
(xii) a discussion of certain Federal income tax, accounting and other special considerations, procedures and limitations with respect to the Debt Securities; and (xiii) any other specific terms of the Debt Securities not inconsistent with the Indenture.

     If any of the Debt Securities are sold for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or any interest on any series of Debt Securities is payable in one or more foreign currencies or foreign currency units, the restrictions, elections, Federal income tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in the Prospectus Supplement relating thereto.

     Unless otherwise specified in the Prospectus Supplement, the principal of, any premium on, and any interest on the Debt Securities will be payable, and the Debt Securities will be transferable, at the corporate trust office of the Trustee in New York, New York, provided that payment of interest, if any, may be made at the option of the Company by check mailed on or before the payment date, first class mail, to the address of the person entitled thereto as it appears on the registry books of the Company or its agent.

     Unless otherwise specified in the Prospectus Supplement, the Debt Securities will be issued only in fully registered form and in denominations of $1,000 and any integral multiple thereof. (Section 3.02) No service charge will be made for any transfer or exchange of any Debt Securities, but the Company may, except in certain specified cases not involving any transfer, require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 3.05)

GUARANTEES

     In connection with an offering of a particular series of Debt Securities, the Prospectus Supplement relating thereto will specify whether the Guarantors are providing Guarantees with respect to such series of Debt Securities. In such event, each of the Guarantors, as primary obligors and not merely as sureties, will fully, irrevocably and unconditionally guarantee on a senior basis, to each holder of Debt Securities of such series, and to the Trustee on behalf of the holders, (i) the due and punctual payment of principal of, premium, if any, on and interest on the Debt Securities when due and payable, whether by acceleration, required repurchase, redemption or otherwise, the due and punctual payment of interest on the overdue principal of and interest, if any, on the Debt Securities, to the extent lawful, and the due and punctual performance of all other obligations of the Company to the holders and the Trustee, in accordance with the terms of the Debt Securities of such series and the Indenture and (ii) in the case of any extension of time of payment or renewal of any Debt Security of such series or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, at Stated Maturity, by acceleration, required repurchase, redemption or otherwise. (Section 13.01) Notwithstanding the foregoing, no Guarantee shall be enforceable against any Guarantor in an amount in excess of the net worth of such Guarantor at the time that determination of such net worth is, under applicable law, relevant to the enforceability of such Guarantee. Such net worth shall include any claim of such Guarantor against the Company for reimbursement and any claim against any other Guarantor for contribution.

     Each Guarantee by a Restricted Subsidiary (including the Guarantors) may provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer (including by way of merger or consolidation) to any Person that is not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock issued by, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture). In addition, if the Debt Securities of any series are entitled to the benefits of a covenant requiring the Restricted Subsidiaries to provide a guarantee of such series of Debt

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Securities under certain circumstances (a 'Restricted Subsidiary Guarantee'), including without limitation upon the guarantee by such Restricted Subsidiaries of other indebtedness of the Company which ranks pari passu with or is subordinate to such series of Debt Securities, then such Restricted Subsidiary Guarantee shall provide by its terms that it shall be automatically and unconditionally released and discharged upon the release or discharge of the guarantee the issuance of which triggered the requirement to provide such Restricted Subsidiary Guarantee of such series of Debt Securities.

RANKING

     Unless otherwise specified in a Prospectus Supplement for a particular series of Debt Securities, all series of Debt Securities will be senior indebtedness of the Company and will be direct, unsecured obligations of the Company, ranking equally and ratably with other unsecured and unsubordinated debt of the Company. The Guarantees will be senior obligations of the Guarantors and will be direct, unsecured obligations of the Guarantors, ranking equally and ratably with other unsecured and unsubordinated obligations of the Guarantors.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the 'Depositary') identified in the Prospectus Supplement relating to such series. Global Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee of such Depositary to a successor Depositary or any nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit, on its book entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the applicable Depositary ('participants') or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, pledge or transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary for such Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that

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under existing industry practices, if the Company requests any action of holders or if an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary for such Global Security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

     Payments of principal of, any premium on, and any interest on, individual Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. Neither the Company, the Trustee for such Debt Securities, any Paying Agent, nor the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Debt Securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name'. Such payments will be the responsibility of such participants.

     If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof. Any Debt Securities issued in definitive form in exchange for a Global Security will be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such Global Security.

COVENANTS

     The Indenture as supplemented for a particular series of Debt Securities will contain certain covenants (the 'Covenants') for the benefit of the holders of such series of Debt Securities, which will be applicable (unless waived or amended) so long as any of the Debt Securities of such series are outstanding, unless stated otherwise in the Prospectus Supplement. The specific terms of the Covenants, and summaries thereof, will be set forth in the Prospectus Supplement relating to such series of Debt Securities.

EVENTS OF DEFAULT; WAIVER AND NOTICE THEREOF; DEBT SECURITIES IN FOREIGN CURRENCIES

     As to any series of Debt Securities, an Event of Default is defined in the Indenture as (a) default for 30 days in payment of any interest on the Debt Securities of such series; (b) default in payment of principal of or any premium on the Debt Securities of such series at maturity; (c) default in payment of any sinking or purchase fund or analogous obligation, if any, on the Debt Securities of such series; (d) default for 90 days after notice to the Company (or the Guarantors, if applicable) by the Trustee or by holders of 25% in aggregate principal amount of the outstanding Debt Securities of such series in the

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performance of any covenant pertaining to the Debt Securities of such series;
and (e) certain events of bankruptcy, insolvency and reorganization of the Company or any Material U.S. Subsidiary thereof. (Section 5.01) Additional Events of Default with respect to a particular Series of Debt Securities will be specified in the Prospectus Supplement related thereto.

     Unless otherwise specified in the Prospectus Supplement, a default under other indebtedness of the Company will not be a default under the Indenture and a default under one series of Debt Securities will not necessarily be a default under another series.

     The Indenture provides that (i) if an Event of Default described in clause
(a), (b), (c) or (d) above (if the Event of Default under clause (d) is with respect to less than all series of Debt Securities then outstanding) shall have occurred and be continuing with respect to any series, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding (each such series acting as a separate class) may declare the principal amount (or, in the case of Original Issue Discount Securities, the portion thereof specified in the terms thereof) of all outstanding Debt Securities of such series and the interest accrued thereon, if any, to be due and payable immediately and (ii) if an Event of Default described in clause (d) or (e) above (if the Event of Default under clause (d) is with respect to all series of Debt Securities then outstanding) shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of all Debt Securities then outstanding (treated as one class) may declare the principal amount (or, in the case of Original Issue Discount Securities, the portion thereof specified in the terms thereof) of all Debt Securities then outstanding and the interest accrued thereon, if any, to be due and payable immediately. (Section 5.02)

     Under the Indenture the Trustee must give to the holders of any series of Debt Securities notice of all uncured and unwaived defaults known to it with respect to such series within 90 days after such a default occurs; provided that, except in the case of default in the payment of principal of, any premium on, or any interest on, any of the Debt Securities of such series, or default in the payment of any sinking or purchase fund installment or analogous obligations, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the Debt Securities of such series. The term 'default' for the purpose of this provision means the happening of any of the Events of Default specified above, except that any grace period or notice requirement is eliminated. (Section 6.02)

     No holder of any Debt Securities of any series may institute any action under the Indenture unless (a) such holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to such series, (b) the holders of not less than 25% in principal amount of the Debt Securities of such series then outstanding shall have requested the Trustee to institute proceedings in respect of such Event of Default, (c) such holder or holders shall have offered the Trustee such reasonable indemnity against the costs and liabilities to be incurred in compliance with such request, (d) the Trustee shall have failed to institute an action for 60 days thereafter and (e) no inconsistent direction shall have been given to the Trustee during such 60-day period by the holders of a majority in principal amount of Debt Securities of such series. (Section 5.07)

     The holders of a majority in principal amount of the Debt Securities of any series affected and then outstanding will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to such series of Debt Securities. (Section 5.12) The Indenture provides that, in case an Event of Default shall occur and be continuing, the Trustee, in exercising its rights and powers under the Indenture, will be required to use the degree of care of a prudent man in the conduct of his own affairs. (Section 6.01) The Indenture further provides that the Trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Indenture if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. (Section 6.01)

     The Company and each Guarantor must furnish to the Trustee within 120 days after the end of each fiscal year a statement signed by one of certain officers of the Company or the Guarantors, as applicable, to the effect that a review of the activities of the Company or the Guarantors, as applicable,

                                       18


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during such year and of its performance under the Indenture and the terms of the
Debt Securities has been made, and, to the best of the knowledge of the signatories based on such review, the Company or the Guarantors, as applicable, have complied with all conditions and covenants of the Indenture or, if there has been a default, specifying such default. (Section 10.04)

     In certain cases, the holders of a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of such series waive any past default or Event of Default with respect to the Debt Securities of such series except, among other things, a default not theretofore cured in payment of the principal of, any premium on, or any interest on, any of the Debt Securities of such series. (Section 5.13)

     If any Debt Securities are denominated in a coin or currency other than that of the United States, then for the purposes of determining whether the holders of the requisite principal amount of Debt Securities have taken any action as herein described, the principal amount of such Debt Securities shall be deemed to be that amount of United States dollars that could be obtained for such principal amount on the basis of the spot rate of exchange into United States dollars for the currency in which such Debt Securities are denominated (as evidenced to the Trustee by an Officers' Certificate) as of the date the taking of such action by the holders of such requisite principal amount is evidenced to the Trustee as provided in the Indenture. (Section 1.04)

     If any Debt Securities are Original Issue Discount Securities, then for the purposes of determining whether the holders of the requisite principal amount of Debt Securities have taken any action herein described, the principal amount of such Debt Securities shall be deemed to be the amount of the principal thereof that would be due and payable at the date of the taking of such action upon a declaration of acceleration of maturity thereof. (Section 1.04)

MODIFICATION OF THE INDENTURE

     The Company and the Trustee may, without the consent of the holders of the Debt Securities, enter into indentures supplemental to the Indenture for, among others, one or more of the following purposes: (i) to evidence the succession of another Person to the Company, the Guarantors, and the assumption by such successor of the Company's or the Guarantors' obligations under the Indenture and the Debt Securities of any series or the Guarantees relating thereto; (ii) to add to the covenants of the Company or the Guarantors, or surrender any rights of the Company or the Guarantors, for the benefit of the holders of Debt Securities of any or all series; (iii) to cure any ambiguity, or correct any inconsistency in the Indenture; (iv) to evidence and provide for the acceptance of any successor Trustee with respect to one or more series of Debt Securities or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with the Indenture; (v) to establish the form or terms of any series of Debt Securities; and (vi) to provide any additional Events of Default. (Section 9.01)

     The Indenture contains provisions permitting the Company and the Trustee thereunder, with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of all series to be affected voting as a single class, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of the Debt Securities of such series to be affected, except that no such supplemental indenture may, without the consent of the holders of affected Debt Securities, among other things, (i) change the maturity of any payment of principal of, or any premium on, or any installment of interest on any Debt Security, or reduce the principal amount thereof or the interest or any premium thereon, or change the method of computing the amount of principal thereof or interest thereon on any date or change any place of payment where, or the coin or currency in which, any Debt Security or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption or repayment, on or after the redemption date or the repayment date, as the case may be), or affect adversely the terms of any conversion provisions or (ii) reduce the percentage in principal amount of the outstanding Debt Securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences provided for in the Indenture, or (iii) modify any of the provisions of certain Sections of the Indenture, including the provisions summarized in this paragraph,

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except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Debt Security affected thereby, or (iv) impair or adversely affect the right of any holder to institute suit for the enforcement of any payment on, or with respect to, the Debt Securities of any series on or after the Stated Maturity of such Debt Securities (or in the case of redemption, on or after the redemption date). (Section 9.02)

DEFEASANCE OF THE INDENTURE AND DEBT SECURITIES

     The Indenture will provide that the Company and, if applicable, each Guarantor that guaranteed Debt Securities, will be deemed to have paid and will be discharged from any and all obligations in respect of a particular series of Debt Securities and the related Guarantees on the 123rd day after the deposit referred to below, and the provisions of the Indenture with respect to such series will no longer be in effect with respect to the Debt Securities of such series and the Guarantees (except for, among other matters, certain obligations to register the transfer or exchange of the Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Company or the Guarantors have deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Debt Securities on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Debt Securities, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this 'Defeasance' provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, (D) if at such time the Debt Securities are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Debt Securities will not be delisted as a result of such deposit, defeasance and discharge, and (E) the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, in each case stating that all conditions precedent referred to above relating to defeasance have been complied with.

     The Indenture will further provide that the provisions of certain covenants of, and Events of Default under, the Indenture will no longer be in effect with respect to a particular series of Debt Securities upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with the their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Debt Securities of such series, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. Notwithstanding the foregoing provisions, the

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conditions set forth in the foregoing clause (C) need not be satisfied with respect to any series so long as, at the time the Company or Guarantors make the deposit described in the foregoing sentence, (i) no Default or Event of Default referred to in clauses (a), (b) or (e) above under ' -- Events of Default; Waiver and Notice Thereof; Debt Securities in Foreign Currencies' has occurred and is continuing with respect to such series on the date of such deposit and after giving effect thereto and (ii) either (x) a notice of redemption has been mailed providing for redemption of all the Debt Securities of such series not later than 60 days after such mailing and the notice provisions under the Indenture with respect to such redemption shall have been complied with or (y) the Stated Maturity of the Debt Securities of such series will occur within 60 days. If the conditions in the preceding sentence are satisfied, the Company or Guarantors, as the case may be, shall be deemed to have exercised their covenant defeasance option with respect to such series.

     In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Debt Securities of a particular series as described in the immediately preceding paragraph and the Debt Securities of such series are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments and if the Debt Securities are guaranteed, the Guarantors' Guarantees with respect to such payments will remain in effect.

GOVERNING LAW

     The Indenture will be governed by, and construed in accordance with, the laws of the State of New York.

                         DESCRIPTION OF PREFERRED STOCK

     The following is a description of certain general terms and provisions of the Preferred Stock. The particular terms of any series of Preferred Stock will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

     The summary of terms of the Company's Preferred Stock contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Articles, and the articles of amendment relating to each series of the Preferred Stock (the 'Articles of Amendment') which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of the Preferred Stock.

     The Company's Articles authorize the Board to issue 10 million shares of Preferred Stock in one or more series and to fix the designations, powers, preferences and rights of the shares of each such series, and any qualifications, limitations or restrictions thereon. Because the Board has the power to establish the preferences and rights of the shares of any such series of Preferred Stock, it may afford holders of any Preferred Stock preferences, powers and rights (including voting rights) senior to the rights of the holders of Common Stock, which would adversely affect the rights of holders of Common Stock. No shares of Preferred Stock are currently outstanding, and no shares are reserved for issuance.

     Preferred Stock of a particular series shall have the dividend, liquidation, redemption, conversion and voting rights set forth in the Prospectus Supplement relating to such series. Reference is made to the Prospectus Supplement relating to a particular series of Preferred Stock for specific terms, including: (i) the designation and the number of shares constituting such series and the stated value thereof if different from the par value; (ii) whether such series of Preferred Stock will have voting rights, in addition to any voting rights provided by law, and if so, the terms of such voting rights; (iii) the dividends, if any, payable on such series, whether any such dividends will be cumulative and if so from what dates, the conditions and dates upon which such dividends are payable, and any preference that

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such dividends shall bear; (iv) whether such series shall be subject to redemption; (v) the amount or amounts payable upon the shares of such series, and the rights of the holders of such series, in the event of voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Company; (vi) whether such series shall be subject to the operation of a retirement or sinking fund; (vii) any terms for the conversion into or exchange for shares of stock of any other class, or any other series of Preferred Stock, or any other securities (whether or not issued by the Company) or other property; (viii) the limitations and restrictions, if any, upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of Common Stock, or shares of stock of any other class or any other series of Preferred Stock; (ix) the conditions or restrictions on the creation of indebtedness by the Company or upon the issuance of any additional stock; and (x) any other powers, preferences and other special rights, and any qualifications, limitations and restrictions thereof.

                          DESCRIPTION OF COMMON STOCK

     The following is a description of certain general terms and provisions of the Common Stock. The summary of terms of the Company's Common Stock contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Articles. The Company's Articles authorize the Board to issue 30 million shares of Common Stock. As of June 30, 1998, there were outstanding 11,684,492 shares of Common Stock.

     Holders of shares of Common Stock have no preemptive or other rights to subscribe for additional shares of voting securities of the Company. Subject to the preferential rights, if any, of any outstanding Preferred Stock, upon the liquidation, dissolution or winding up of the affairs of the Company, the assets legally available for distribution to shareholders would be distributable among the holders of the shares of Common Stock at the time outstanding. The Common Stock will not be subject to redemption or call except as provided in the Indiana Control Share Act (as defined herein), which does not currently apply to the Company, and to the extent necessary to prevent the loss of any governmental license and to comply with any governmental regulations. Shares of Common Stock issued pursuant to any offering made hereunder will be fully paid and nonassessable shares of capital stock of the Company. No holder of Common Stock will have any liability for further calls or assessments respecting such shares. Shareholders of the Company do not have cumulative voting rights.

     National City Bank, N.A. acts as transfer agent and registrar for the Common Stock.

DIVIDENDS

     Subject to the preferential rights of any Preferred Stock, holders of Common Stock are entitled to receive any dividends, including stock dividends, if any, in such amounts and at such rates as may be declared by the Board out of funds legally available therefor.

CONTROL

     Mr. Mikelsons currently owns approximately 72.6% of the Company's outstanding Common Stock, and possesses control of the Company. In the event that Mr. Mikelsons were to sell all or a substantial portion of the 2,000,000 shares of Common Stock (and any shares he may sell pursuant to an underwriters' over-allotment option) that may be sold by him hereunder, Mr. Mikelsons would still remain the Company's largest shareholder and would retain effective control of the Company. Accordingly, Mr. Mikelsons currently is able to, and if his ownership decreased to below 50% of the outstanding Common Stock upon such sales would continue to be able to, exert great influence on (i) the election of all the Company's directors, (ii) any amendment of the Articles or effectuation of a merger, sale of assets, or other major corporate transaction, (iii) any nonnegotiated takeover attempt, (iv) determining the amount and timing of dividends paid to himself and other holders of Common Stock and (v) the management and operations of the Company and the outcome of all matters submitted for a shareholder vote. In addition, there are various measures included in the Articles which may make nonnegotiated takeover attempts of the Company more difficult and expensive.

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CERTAIN PROVISIONS OF INDIANA LAW

     The Company's By-laws provide that the Company is not subject to the Indiana Control Share Act. Such By-laws may be amended by the Board without a shareholder vote.

     Indiana Code 'SS' 23-1-43 (the 'Business Combination Act') prohibits a person who acquires beneficial ownership of 10% or more of certain corporations' shares (an 'Interested Shareholder'), or any affiliate or associate of an Interested Shareholder, from effecting a merger or other business combination with the corporation for a period of five years from the date on which the person became an Interested Shareholder, unless the transaction in which the person became an Interested Shareholder was approved in advance by the corporation's board of directors. Following the five-year period, a merger or other business combination may be effected with an Interested Shareholder only if (i) the business combination is approved by the corporation's shareholders, excluding the Interested Shareholder and any of its affiliates or associates, or
(ii) the consideration to be received by shareholders in the business combination is at least equal to the highest price paid by the Interested Shareholder in acquiring its interest in the corporation, with certain adjustments, and certain other requirements are met. The Business Combination Act broadly defines the term 'business combination' to include mergers, sales or leases of assets, transfers of shares of the corporation, proposals for liquidation and the receipt by an Interested Shareholder of any financial assistance or tax advantage from the corporation, except proportionately as a shareholder of the corporation. The Business Combination Act does not apply to any business combination with Mr. Mikelsons, who acquired his Common Stock prior to January 7, 1986.

     Indiana Code 'SS' 23-1-42 (the 'Control Share Act'), which does not currently apply to the Company, provides that any person or group of persons that acquires the power to vote more than one-fifth of certain corporations' shares shall not have the right to vote such shares unless granted voting rights by the holders of a majority of the outstanding shares of the corporation and by the holders of a majority of the outstanding shares excluding 'interested shares.' Interested shares are those shares held by the acquiring person, officers of the corporation and employees of the corporation who are also directors of the corporation. If the approval of voting power for the shares is obtained, additional shareholder approvals are required when a shareholder acquires the power to vote more than one-third and more than a majority of the voting power of the corporation's shares. In the absence of such approval, the additional shares acquired by the shareholder may not be voted.

     The Control Share Act also provides that if the shareholders grant voting rights to the shares after a shareholder has acquired more than a majority of the voting power, all shareholders of the corporation are entitled to exercise statutory dissenters' rights and to demand the value of the shares in cash from the corporation. If voting rights are not accorded to the shares, the corporation may have the right to redeem them. The provisions of the Control Share Act do not apply to acquisitions of voting power pursuant to a merger or share exchange agreement to which the corporation is a party.

     The overall effect of the above provisions may be to render more difficult or to discourage a merger, a tender offer, a proxy contest, the assumption of control of the Company by a holder of a large block of the Company's stock or other person, or the removal of incumbent management, even if such actions may be beneficial to the Company's shareholders generally.

CERTAIN PROVISIONS OF THE RESTATED ARTICLES OF INCORPORATION AND BY-LAWS

CERTAIN ANTI-TAKEOVER PROVISIONS

     Insofar as Mr. Mikelsons who currently possesses control of the Company, and would continue to retain effective control over the Company in the event he sold all or a substantial portion of the 2,000,000 shares of Common Stock (and any shares he may sell pursuant to an underwritiers' over-allotment option) that may be sold by him hereunder, the Company will not be under most circumstances vulnerable to a takeover without the approval of Mr. Mikelsons.

     Following the Effective Time, certain provisions of the Articles and By-laws of the Company will become effective that may discourage an unsolicited takeover of the Company that the Board determines would not be in the best interests of the Company and its shareholders. These provisions therefore, could potentially discourage certain attempts to acquire the Company or to remove

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incumbent management even if some or a majority of the Company's shareholders deemed such an attempt to be in their best interests.

     The Articles provide, among other things, that, following the Effective Time, the Board will be divided into three classes serving staggered three-year terms and that directors will only be removable from office for 'cause' (as such term is used in the Articles) and only by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of voting stock, voting together as a single class. The Articles further provide that following the Effective Time, in the case of certain mergers, sales of assets, issuances of securities, liquidations or dissolutions, or reclassifications or recapitalizations involving 'interested shareholders' (as such term is used in the Articles), such transactions must be approved by (i) 80% of the voting power of the then outstanding voting stock of the Company and (ii) a majority of the then outstanding voting stock of the Company held by 'disinterested stockholders' (as such term is used in the Articles), in each case voting together as a single class, unless, in the case of certain such transactions, the transaction is approved by the 'disinterested directors' (as such term is used in the Articles) or unless certain minimum price, form of consideration and procedural requirements are satisfied as provided by the Articles.

     Following the Effective Time, the Articles stipulate that the affirmative vote of (i) 80% of the combined voting power of the then outstanding shares of voting stock and (ii) a majority of the combined voting power of the then outstanding shares of voting stock held by the disinterested stockholders is required to amend certain provisions of the Articles, including the provisions referred to above relating to the classification of the Board, removal of directors and approval of certain mergers, business combinations and other similar transactions.

     The requirement of a supermajority vote to approve certain corporate transactions and certain amendments to the Articles could enable a minority of the Company's shareholders to exercise veto powers over such transactions and amendments. So long as Mr. Mikelsons owns more than 20% of the combined power of the outstanding voting stock, he will be able to exercise such veto powers.

     Pursuant to the By-laws, following the Effective Time, and subject to the terms of any series of preferred stock or any other securities of the Company, openings on the Board due to vacancies or newly created directorships may, if the remaining directors fail to fill any such vacancy, be filled by the shareholders at the next annual or special meeting called for that purpose. The By-laws provide that a special meeting may only be called by the majority of the Board. Following the Effective Time, the By-laws also establish strict notice procedures, with regard to the nomination of candidates for election as directors (other than by or at the direction of the Board or a committee thereof), and with regard to other matters to be brought before an annual meeting of stockholders of the Company.

DIRECTORS' LIABILITY

     The Articles provide that, to the fullest extent permitted by the Indiana Business Corporation Law, a director of the Company is not liable for any action taken as a director, or any failure to take any action, unless the director has breached or failed to perform his or her duties in compliance with such law and such breach or failure to perform constitutes willful misconduct or recklessness. This provision is effective at all times, both before and after the commencement of the Effective Time (as defined in the Articles).

     Under the Indiana Business Corporation Law, directors are required to discharge their duties; (i) in good faith; (ii) with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and (iii) in a manner the directors reasonably believe to be in the best interests of the corporation. However, the Indiana Business Corporation Law exonerates directors from liability for breach of these standards of conduct unless the breach constitutes willful misconduct or recklessness. This exoneration from liability may not affect the availability of equitable relief, including injunctions. Furthermore, the exoneration from liability under Indiana law does not affect the liability of directors for violations of the federal securities laws.

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                              SELLING SHAREHOLDERS

     The following table sets forth, as of June 30, 1998, the number of outstanding shares of Common Stock of the Company owned by the Selling Shareholders. The table also sets forth the number of shares that may be offered by the Selling Shareholders (not including up to 585,000 shares that may be sold hereunder pursuant to an underwriters' over-allotment option), as well as the number of shares that would be beneficially owned by the Selling Shareholders after any sale of all such shares by the Selling Shareholders:

                                                           SHARES BENEFICIALLY                  SHARES BENEFICIALLY
                                                                  OWNED                                OWNED
                                                            PRIOR TO OFFERING      NUMBER OF     AFTER OFFERING(1)
                                                           --------------------      SHARES     --------------------
                NAME OF INDIVIDUAL/GROUP                    NUMBER      PERCENT     OFFERED      NUMBER      PERCENT
--------------------------------------------------------   ---------    -------    ---------    ---------    -------
J. George Mikelsons.....................................   8,477,500      72.6     2,000,000    6,477,500      48.4
David L. Aschenbach(2)..................................      48,111        --(16)    14,000       34,111        --(16)
William D. Beal(3)......................................      15,667        --(16)    15,000          667        --(16)
R. Wesley Blair(4)......................................      41,808        --(16)    15,000       26,808        --(16)
Stanley J. Hula(5)......................................      33,604        --(16)     8,000       25,604        --(16)
Brian T. Hunt(6)........................................      34,768        --(16)    15,000       19,768        --(16)
Rick D. Larsen(7).......................................      36,138        --(16)    15,000       21,138        --(16)
Jacqueline G. LaVista(8)................................      31,977        --(16)    15,000       16,977        --(16)
Randy E. Marlar(9)......................................      55,436        --(16)    15,000       40,436        --(16)
Richard W. Meyer, Jr.(10)...............................      48,458        --(16)    15,000       33,458        --(16)
Robert M. Perry(11).....................................      17,106        --(16)    14,000        3,106        --(16)
Dalen D. Thomas(12).....................................     300,014       2.5        15,000      285,014       2.1
David M. Wing(13).......................................      31,893        --(16)    15,000       16,893        --(16)
Kenneth K. Wolff(14)....................................     136,620       1.2        14,000      122,620        --(16)
Ed S. Wright(15)........................................      38,402        --(16)    15,000       23,402        --(16)
Other officers(17)......................................          --(18)    --(18)   200,000           --(18)    --(18)

------------
 (1) Assumes a concurrent primary offering by the Company of 1,500,000 shares of Common Stock, without giving effect to any underwriters' over-allotment option.

 (2) Includes 43,267 shares of Common Stock issuable upon the exercise of options which are exercisable at June 30, 1998 or which will become exercisable within 60 days of such date. Mr. Aschenbach has been the Vice President -- Purchasing and Airport Services of the Company since prior to June 1995.

 (3) Includes 15,667 shares of Common Stock issuable upon the exercise of options which are exercisable at June 30, 1998 or which will become exercisable within 60 days of such date. Mr. Beal has been the Vice President -- Flight Operations of the Company since May 1997.

 (4) Includes 41,800 shares of Common Stock issuable upon the exercise of options which are exercisable at June 30, 1998 or which will become exercisable within 60 days of such date. Mr. Blair has been the Vice President -- Strategic Planning of the Company since August 1996.

 (5) Includes 30,500 shares of Common Stock issuable upon the exercise of options which are exercisable at June 30, 1998 or which will become exercisable within 60 days of such date. Mr. Hula has been the Vice President -- Planning of the Company since prior to June 1995.

 (6) Includes 34,417 shares of Common Stock issuable upon the exercise of options which are exercisable at June 30, 1998 or which will become exercisable within 60 days of such date. Mr. Hunt has been the Vice President and General Counsel of the Company since prior to June 1995.

 (7) Includes 33,667 shares of Common Stock issuable upon the exercise of options which are exercisable at June 30, 1998 or which will become exercisable within 60 days of such date. Mr. Larsen has been the Vice President -- Marketing of the Company since prior to June 1995.

 (8) Includes 29,167 shares of Common Stock issuable upon the exercise of options which are exercisable at June 30, 1998 or which will become exercisable within 60 days of such date. Ms. La Vista has been the Vice President -- Customer Service of the Company since prior to June 1995.

 (9) Includes 51,100 shares of Common Stock issuable upon the exercise of options which are exercisable at June 30, 1998 or which will become exercisable within 60 days of such date. Mr. Marlar has been the Vice President -- Maintenance & Engineering of the Company since prior to June 1995.

(10) Includes 47,100 shares of Common Stock issuable upon the exercise of options which are exercisable at June 30, 1998 or which will become exercisable within 60 days of such date. Mr. Meyer has been the Vice President -- Human Resources of the Company since prior to June 1995.

(11) Includes 17,000 shares of Common Stock issuable upon the exercise of options which are exercisable at June 30, 1998 or which will become exercisable within 60 days of such date. Mr. Perry has been the Vice President -- Sales of the Company since June 1996, and Director -- Sales of the Company since prior to June 1995.

(12) Includes 300,000 shares of Common Stock issuable upon the exercise of options which are exercisable at June 30, 1998 or which will become exercisable within 60 days of such date. Mr. Thomas has been the Senior Vice President -- Sales and Marketing of the Company since August 1996.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

(13) Includes 29,167 shares of Common Stock issuable upon the exercise of options which are exercisable at June 30, 1998 or which will become exercisable within 60 days of such date. Mr. Wing has been the Vice President & Controller of the Company since prior to June 1995.

(14) Includes 120,000 shares of Common Stock issuable upon the exercise of options which are exercisable at June 30, 1998, or which will become exercisable within 60 days of such date. Mr. Wolff has been the Executive Vice President and Chief Financial Officer of the Company since prior to June 1995.

(15) Includes 35,417 shares of Common Stock issuable upon the exercise of options which are exercisable at June 30, 1998 or which will become exercisable within 60 days of such date. Mr. Wright has been the Vice President -- Information Services of the Company since prior to June 1995.

(16) Represents less than 1% of the outstanding stock of the Company.

(17) Includes up to 200,000 shares of Common Stock that may be sold by other officers or by the officers already listed in this table, subject to an individual limit of 25,000 shares for each such officer. Such officers will be named in the Prospectus Supplement related to the sale of such shares of Common Stock.

(18) Presently not possible to estimate. Such percentages will be specified in the applicable Prospectus Supplement.

                       CERTAIN RELATED PARTY TRANSACTIONS

     Mr. Mikelsons is the sole owner of Betaco, Inc., a Delaware corporation ('Betaco'). Betaco currently owns two airplanes (a Cessna Citation II and a Lear
Jet) and three helicopters (a Bell 206B Jet Ranger III, an Aerospatiale 355F2 Twin Star and a Bell 206L-3 LongRanger). The two airplanes and the Twin Star and LongRanger helicopters, are leased to ATA. The Company believes that the current terms of the leases with Betaco for this equipment are no less favorable to the Company than those that could be obtained from third parties.

     The lease for the Cessna Citation currently requires a monthly payment of $37,500. The lease for the Lear Jet requires a monthly payment of $42,000. The lease for the JetRanger III currently requires a monthly payment of $7,000. The lease for the Aerospatiale 355F2 Twin Star requires a monthly lease payment of $12,000 and the lease for the LongRanger requires a monthly payment of $11,200.

     William P. Rogers, Jr., Chairman of the Audit Committee, is a partner in the law firm of Cravath, Swaine & Moore, which provides legal services to the Company. Robert A. Abel, Chairman of the Compensation Committee, is a partner in the accounting firm of Blue & Co., LLC, which provides tax and accounting services to the Company.

     Pursuant to Dalen D. Thomas' employment arrangement with the Company, the Company loaned Mr. Thomas $100,000 on May 7, 1997. Mr. Thomas delivered a Promissory Note to the Company, the terms of which include a maturity date of May 1, 1999, an interest rate of 8.75% per annum, and quarterly interest payments.

     Pursuant to a registration rights agreement between Mr. Mikelsons and the Company (the 'Registration Agreement'), Mr. Mikelsons and certain transferees (the 'Sellers') have the right to require that the Company register under the Securities Act or qualify for sale (in either case, a 'demand registration') any securities of the Company that they own, including shares of Common Stock, and the Company is required to use reasonable efforts to cause such registration to occur, subject to certain limitations and conditions, including that the Company shall not be obligated to register or qualify such securities more than twice in any 18 month period and then only if the request is to register at least 5% of the total number of shares of Common Stock at the time issued and outstanding, or in the case of a request to register debt securities, the principal amount of such specified debt is at least $1,000,000. In addition, if the Company proposes to register shares of Common Stock under the Securities Act, the Sellers have the right to request the inclusion of their securities in such registration statement, subject to certain limitations and conditions, among them the right of the underwriters of such registered offering to exclude or limit the number of their shares included in such offering. The Company will bear the entire cost of the first three demand registrations and the Company and the Sellers will each bear one-half of the costs of any subsequent demand registrations. These costs include (legal fees and expenses of counsel for the Company) and certain of the costs for the other Sellers. The Sellers will pay any underwriting discounts and commissions associated with the sale of their securities and the fees and expenses of their counsel.

     The Company has agreed that in the event of any registration of shares of securities pursuant to the Registration Agreement, it will indemnify the Sellers and certain other related persons, against certain liabilities incurred in connection with such registration, including liabilities under the Securities Act. The Sellers will provide a similar indemnity for liabilities incurred as a result of information jointly identified in writing by the Company and the Sellers as concerning the Sellers and their security holdings in the Company and as identified for use in such registration statement by the Sellers.

     Subject to certain limitations and conditions, the registration rights held by Mr. Mikelsons may be transferred with his securities. The Registration Agreement also contains various covenants imposing certain obligations upon the Company when performing pursuant to such agreement including, among other things, furnishing copies of any prospectus to Mr. Mikelsons, qualifying such securities, entering into an underwriting agreement, listing the securities as requested and taking such other necessary actions.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities offered hereby (i) through underwriters or dealers, (ii) through agents, (iii) directly to purchasers, or
(iv) through a combination of any such methods of sale. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act. The Prospectus Supplement relating to the Offered Securities will set forth their offering terms, including the name or names of any underwriters, dealers or agents, the purchase price of the Offered Securities and the proceeds to the Company from such sale, any underwriting discounts, commissions and other items constituting compensation to underwriters, dealers or agents, any initial public offering price, any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers, and any securities exchanges on which the Offered Securities may be listed.

     If underwriters or dealers are used in the sale, the Offered Securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the Prospectus Supplement, the obligations of underwriters or dealers to purchase the Offered Securities will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the Offered Securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

     Offered Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

     Underwriters, dealers and agents may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the Company to payments they may be required to make in respect thereof. The terms and conditions of such indemnification will be described in an applicable Prospectus Supplement. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

     Each series of Offered Securities other than Common Stock will be a new issue of securities with no established trading market. Any underwriters to whom Offered Securities are sold by the Company for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Offered Securities.

                                 LEGAL MATTERS

     The validity of the Common Stock and Preferred Stock will be passed on for the Company by Brian T. Hunt, General Counsel of the Company. The validity of the Debt Securities and the Guarantees, if any, will be passed on for the Company by Cravath, Swaine & Moore, relying as to matters of Indiana law on Mr. Hunt. Certain legal matters will be passed on for any underwriters, dealers and agents named in a Prospectus Supplement by Cleary, Gottlieb, Steen & Hamilton, relying as to matters of Indiana law on Mr. Hunt. The Company is also being advised on regulatory and aviation matters by Squire, Sanders & Dempsey L.L.P., Washington, D.C. William P. Rogers, Jr., a partner at Cravath, Swaine & Moore, is a director of the Company, and beneficially owns 8,000 shares of Common Stock of the Company and options to purchase 4,000 shares of such Common Stock. Mr. Hunt beneficially owns 351 shares of Common Stock of the Company and options to purchase 34,417 shares of such Common Stock.

                                    EXPERTS

     The consolidated financial statements of the Company at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in the Company's annual report on Form 10-K have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                  AMTRAN, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              -----
Audited Financial Statements:
     Report of Independent Auditors........................................................................     F-2
     Consolidated Balance Sheets at December 31, 1997 and 1996.............................................     F-3
     Consolidated Statements of Operations for the Years Ended December 31, 1997, 1996 and 1995............     F-4
     Consolidated Statements of Changes in Shareholders' Equity for the Years Ended December 31, 1997, 1996
      and 1995.............................................................................................     F-5
     Consolidated Statements of Cash Flows for the Years Ended December 31, 1997, 1996 and 1995............     F-6
     Notes to Consolidated Financial Statements............................................................     F-7
Unaudited Interim Financial Statements:
     Consolidated Balance Sheets at September 30, 1998 and December 31, 1997...............................    F-17
     Consolidated Statements of Operations for the Nine Months Ended September 30, 1998 and 1997...........    F-18
     Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 1998 and 1997...........    F-19
     Notes to Consolidated Financial Statements............................................................    F-20

                REPORT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS

Board of Directors
AMTRAN, INC.

     We have audited the accompanying consolidated balance sheets of Amtran, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Amtran, Inc. and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Indianapolis, Indiana
February 4, 1998

                         AMTRAN, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                                DECEMBER 31,
                                                                                           ----------------------
                                                                                             1997         1996
                                                                                           ---------    ---------
                                         ASSETS
Current assets:
     Cash and cash equivalents..........................................................   $ 104,196    $  73,382
     Receivables, net of allowance for doubtful accounts (1997 -- $1,682;
      1996 -- $1,274)...................................................................      23,266       20,239
     Inventories, net...................................................................      14,488       13,888
     Assets held for sale...............................................................          --       14,112
     Prepaid expenses and other current assets..........................................      20,892       14,571
                                                                                           ---------    ---------
          Total current assets..........................................................     162,842      136,192

Property and equipment:
     Flight equipment...................................................................     463,576      381,186
     Facilities and ground equipment....................................................      54,933       51,874
                                                                                           ---------    ---------
                                                                                             518,509      433,060
     Accumulated depreciation...........................................................    (250,828)    (208,520)
                                                                                           ---------    ---------
                                                                                             267,681      224,540
Assets held for sale....................................................................       8,691           --
Deposits and other assets...............................................................      11,643        8,869
                                                                                           ---------    ---------
               Total assets.............................................................   $ 450,857    $ 369,601
                                                                                           ---------    ---------
                                                                                           ---------    ---------

                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Current maturities of long-term debt...............................................   $   8,975    $  30,271
     Accounts payable...................................................................      10,511       13,671
     Air traffic liabilities............................................................      68,554       49,899
     Accrued expenses...................................................................      80,312       64,813
                                                                                           ---------    ---------
          Total current liabilities.....................................................     168,352      158,654

Long-term debt, less current maturities.................................................     182,829      119,100
Deferred income taxes...................................................................      31,460       20,216
Other deferred items....................................................................      11,226       16,887

Commitments and contingencies

Shareholders' equity:
     Preferred stock; authorized 10,000,000 shares; none issued.........................          --           --
     Common stock, without par value; authorized 30,000,000 shares; issued
      11,829,230 -- 1997; 11,799,852 -- 1996............................................      38,760       38,341
     Treasury stock: 185,000 shares.....................................................      (1,760)      (1,760)
     Additional paid-in-capital.........................................................      15,340       15,618
     Retained earnings..................................................................       6,250        4,678
     Deferred compensation -- ESOP......................................................      (1,600)      (2,133)
                                                                                           ---------    ---------
                                                                                              56,990       54,744
                                                                                           ---------    ---------
               Total liabilities and shareholders' equity...............................   $ 450,857    $ 369,601
                                                                                           ---------    ---------
                                                                                           ---------    ---------

                            See accompanying notes.

                         AMTRAN, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                YEAR ENDED DECEMBER 31,
                                                                       -----------------------------------------
                                                                          1997           1996           1995
                                                                       -----------    -----------    -----------
Operating revenues:
     Scheduled service..............................................   $   371,762    $   386,488    $   361,967
     Charter........................................................       359,177        310,569        307,091
     Ground package.................................................        22,317         22,302         20,421
     Other..........................................................        29,937         31,492         25,530
                                                                       -----------    -----------    -----------
          Total operating revenues..................................       783,193        750,851        715,009
                                                                       -----------    -----------    -----------
Operating expenses:
     Salaries, wages and benefits...................................       172,499        163,990        141,072
     Fuel and oil...................................................       153,701        161,226        129,636
     Handling, landing and navigation fees..........................        69,383         70,122         74,400
     Depreciation and amortization..................................        62,468         61,661         55,827
     Aircraft rentals...............................................        54,441         65,427         55,738
     Aircraft maintenance, materials and repairs....................        51,465         55,175         55,423
     Crew and other employee travel.................................        36,596         35,855         31,466
     Passenger service..............................................        32,812         32,745         34,831
     Commissions....................................................        26,102         26,677         24,837
     Ground package cost............................................        19,230         18,246         15,926
     Other selling expenses.........................................        15,462         17,563         14,934
     Advertising....................................................        12,658         10,320          8,852
     Facilities and other rentals...................................         8,557          9,625          7,414
     Disposal of assets.............................................            --          4,475             --
     Other..........................................................        54,335         53,800         46,717
                                                                       -----------    -----------    -----------
          Total operating expenses..................................       769,709        786,907        697,073
                                                                       -----------    -----------    -----------
Operating income (loss).............................................        13,484        (36,056)        17,936

Other income (expense):
     Interest income................................................         1,584            617            410
     Interest (expense).............................................        (9,454)        (4,465)        (4,163)
     Other..........................................................           413            323            470
                                                                       -----------    -----------    -----------
          Other expenses............................................        (7,457)        (3,525)        (3,283)
                                                                       -----------    -----------    -----------
Income (loss) before income taxes...................................         6,027        (39,581)        14,653
Income taxes (credits)..............................................         4,455        (12,907)         6,129
                                                                       -----------    -----------    -----------
Net income (loss)...................................................   $     1,572    $   (26,674)   $     8,524
                                                                       -----------    -----------    -----------
                                                                       -----------    -----------    -----------

Basic earnings per common share:
Average shares outstanding..........................................    11,577,727     11,535,425     11,481,861
Net income (loss) per share.........................................   $      0.14    $     (2.31)   $      0.74
                                                                       -----------    -----------    -----------
                                                                       -----------    -----------    -----------

Diluted earnings per common share:
Average shares outstanding..........................................    11,673,330     11,535,425     11,519,232
Net income (loss) per share.........................................   $      0.13    $     (2.31)   $      0.74
                                                                       -----------    -----------    -----------
                                                                       -----------    -----------    -----------

                            See accompanying notes.

                         AMTRAN, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                              ADDITIONAL                   DEFERRED
                                                       COMMON     TREASURY     PAID-IN      RETAINED     COMPENSATION
                                                        STOCK      STOCK       CAPITAL      EARNINGS         ESOP
                                                       -------    --------    ----------    ---------    ------------
Balance, December 31, 1994..........................   $37,941    $ (1,091)    $ 16,008     $  22,828      $ (2,933)
     Net income.....................................        --          --           --         8,524            --
     Issuance of common stock for ESOP..............        --          --         (111)           --           267
     Restricted stock grants........................       152          --          (19)           --            --
     Stock options exercised........................       166          --          (57)           --            --
     Purchase 54,000 shares of treasury stock.......        --        (490)          --            --            --
                                                       -------    --------    ----------    ---------    ------------
Balance, December 31, 1995..........................    38,259      (1,581)      15,821        31,352        (2,666)
     Net loss.......................................        --          --           --       (26,674)           --
     Issuance of common stock for ESOP..............        --          --         (173)           --           533
     Restricted stock grants........................        32          --           (7)           --            --
     Stock options exercised........................        50          --          (23)           --            --
     Purchase of 16,000 shares of treasury stock....        --        (179)          --            --            --
                                                       -------    --------    ----------    ---------    ------------
Balance, December 31, 1996..........................    38,341      (1,760)      15,618         4,678        (2,133)
     Net income.....................................        --          --           --         1,572            --
     Issuance of common stock for ESOP..............        --          --         (214)           --           533
     Restricted stock grants........................       419          --         (185)           --            --
     Executive stock options expired................        --          --          121            --            --
                                                       -------    --------    ----------    ---------    ------------
Balance, December 31, 1997..........................   $38,760    $ (1,760)    $ 15,340     $   6,250      $ (1,600)
                                                       -------    --------    ----------    ---------    ------------
                                                       -------    --------    ----------    ---------    ------------

                            See accompanying notes.

                         AMTRAN, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                ---------------------------------
                                                                                  1997         1996        1995
                                                                                ---------    --------    --------
Operating activities:
Net income (loss)............................................................   $   1,572    $(26,674)   $  8,524
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Depreciation and amortization...........................................      62,468      61,661      55,827
     Deferred income taxes (credits).........................................      11,244     (13,246)      4,025
     Other non-cash items....................................................        (666)     28,185       9,699
  Changes in operating assets and liabilities:
     Receivables.............................................................      (3,027)      3,919      (6,768)
     Inventories.............................................................      (1,637)       (948)      2,739
     Assets held for sale....................................................       5,356     (14,112)         --
     Prepaid expenses........................................................      (6,321)      6,081      (4,061)
     Accounts payable........................................................      (3,160)      2,519        (166)
     Air traffic liabilities.................................................      18,655      (6,632)     10,466
     Accrued expenses........................................................      15,452      (8,582)      6,793
                                                                                ---------    --------    --------
Net cash provided by operating activities....................................      99,936      32,171      87,078
                                                                                ---------    --------    --------
Investing activities:
     Proceeds from sales of property and equipment...........................       8,005         529      21,564
     Capital expenditures....................................................     (84,233)    (69,884)    (57,835)
     Reductions of (additions to) other assets...............................         173       6,194      (7,761)
                                                                                ---------    --------    --------
Net cash used in investing activities........................................     (76,055)    (63,161)    (44,032)
                                                                                ---------    --------    --------
Financing activities:
     Proceeds from long-term debt............................................     134,000      21,390       6,000
     Payments on long-term debt..............................................    (127,067)     (9,580)    (17,567)
     Purchase of treasury stock..............................................          --        (179)       (490)
                                                                                ---------    --------    --------
Net cash provided by (used in) financing activities..........................       6,933      11,631     (12,057)
                                                                                ---------    --------    --------
Increase (decrease) in cash and cash equivalents.............................      30,814     (19,359)     30,989
Cash and cash equivalents, beginning of period...............................      73,382      92,741      61,752
                                                                                ---------    --------    --------
Cash and cash equivalents, end of period.....................................   $ 104,196    $ 73,382    $ 92,741
                                                                                ---------    --------    --------
                                                                                ---------    --------    --------

Supplemental disclosures:
     Cash payments for:
          Interest...........................................................   $   6,197    $  3,823    $  4,515
          Income taxes (refunds).............................................        (311)        515       1,069

Financing and investing activities not affecting cash:
     Issuance of long-term debt directly for capital expenditures............   $  30,650    $     --    $ 31,708
     Issuance of short-term debt directly for capital expenditures...........       4,750          --          --

                            See accompanying notes.

                         AMTRAN, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND BUSINESS DESCRIPTION

     The consolidated financial statements include the accounts of Amtran, Inc. (the 'Company') and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     The Company operates principally in one business segment through American Trans Air, Inc. ('ATA'), its principal subsidiary, which accounts for approximately 95% of the Company's operating revenues. ATA is a U.S.-certificated air carrier providing domestic and international charter and scheduled passenger services. Approximately 48% of the Company's 1997 operating revenues were generated through scheduled services to such destinations as Hawaii, Las Vegas, Florida, California, Mexico and the Caribbean, while approximately 46% of 1997 operating revenues were derived from charter operations with independent tour operators and the U.S. military to numerous destinations throughout the world.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH EQUIVALENTS

     Cash equivalents are carried at cost and are primarily comprised of investments in U.S. Treasury bills, commercial paper and time deposits which are purchased with original maturities of three months or less (see Note 2).

ASSETS HELD FOR SALE

     Assets held for sale are carried at the lower of net book value or estimated net realizable value.

INVENTORIES

     Inventories consist primarily of expendable aircraft spare parts, fuel and other supplies. Aircraft parts inventories are stated at cost and are reduced by an allowance for obsolescence. The obsolescence allowance is provided by amortizing the cost of the aircraft parts inventory, net of an estimated residual value, over its estimated useful service life. The obsolescence allowance at December 31, 1997 and 1996, was $7.6 million and $6.6 million, respectively. Inventories are charged to expense when consumed.

REVENUE RECOGNITION

     Revenues are recognized when the transportation is provided. Customer flight deposits and unused passenger tickets sold are included in air traffic liability. As is customary within the industry, the Company performs periodic evaluations of this estimated liability, and any adjustments resulting therefrom, which can be significant, are included in the results of operations for the periods in which the evaluations are completed.

PASSENGER TRAFFIC COMMISSIONS

     Passenger traffic commissions are recognized as expense when the transportation is provided and the related revenue is recognized. The amount of passenger traffic commissions paid but not yet recognized as expense is included in prepaid expenses and other current assets in the accompanying consolidated balance sheets.

                         AMTRAN, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

PROPERTY AND EQUIPMENT

     Property and equipment is recorded at cost and is depreciated to residual value over its estimated useful service life using the straight-line method. Advanced payments for future aircraft purchases are recorded at cost. As of December 31, 1997 and 1996, the Company had made advanced payments for future aircraft deliveries totaling $6.0 million and $2.7 million, respectively. The estimated useful service lives for the principal depreciable asset classifications are as follows:

                          ASSET                                  ESTIMATED USEFUL SERVICE LIFE
----------------------------------------------------------   --------------------------------------
Aircraft and related equipment:
     Lockheed L-1011......................................   16 years
     Boeing 757-200.......................................   20 years
     Boeing 727-200.......................................   11 years
Major rotable parts, avionics and assemblies..............   Life of equipment to which applicable
                                                             (Generally ranging from 10-16   years)
Improvements to leased flight equipment...................   Period of benefit or term of lease
Other property and equipment..............................   3-7 years

     The costs of major airframe and engine overhauls are capitalized and amortized over their estimated useful lives based upon usage (or to earlier fleet common retirement dates) for both owned and leased aircraft.

FINANCIAL INSTRUMENTS

     The carrying amounts of cash equivalents, receivables and both variable-rate and fixed-rate debt (see Note 5) approximate fair value. The fair value of fixed-rate debt, including current maturities, is estimated using discounted cash flow analysis based on the Company's current incremental rates for similar types of borrowing arrangements.

INCOME (LOSS) PER SHARE

     In 1997, the Company adopted Financial Accounting Standards Board ('FASB') Statement 128, 'Earnings per Share,' which establishes new standards for the calculation and disclosure of earnings per share. All prior period earnings per share amounts disclosed in the financial statements have been restated to conform to the new standards under Statement 128 (see Note 10).

2. CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consisted of the following:

                                                                                       DECEMBER 31,
                                                                                    -------------------
                                                                                      1997       1996
                                                                                    --------    -------
                                                                                      (IN THOUSANDS)
Cash.............................................................................   $ 25,406    $18,523
Commercial paper.................................................................     34,817         --
U.S. Treasury repurchase agreements..............................................     43,973     54,859
                                                                                    --------    -------
                                                                                    $104,196    $73,382
                                                                                    --------    -------
                                                                                    --------    -------

     Cash equivalents of $0.0 and $6.3 million at December 31, 1997 and December 31, 1996, respectively, were pledged to collateralize amounts which could become due under letters of credit. At December 31, 1997 and 1996, there were no amounts drawn against letters of credit (see Note 4).

                         AMTRAN, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3. PROPERTY AND EQUIPMENT

     The Company's property and equipment consisted of the following:

                                                                                       DECEMBER 31,
                                                                                   --------------------
                                                                                     1997        1996
                                                                                   --------    --------
                                                                                      (IN THOUSANDS)
Flight equipment, including airframes, engines and other........................   $463,576    $381,186
Less accumulated depreciation...................................................    219,590     182,392
                                                                                   --------    --------
                                                                                    243,986     198,794
                                                                                   --------    --------
Facilities and ground equipment.................................................     54,933      51,874
Less accumulated depreciation...................................................     31,238      26,128
                                                                                   --------    --------
                                                                                     23,695      25,746
                                                                                   --------    --------
                                                                                   $267,681    $224,540
                                                                                   --------    --------
                                                                                   --------    --------

4. SHORT-TERM BORROWINGS

     The Company maintains a $5.0 million revolving credit facility available for its short-term borrowing needs and for issuance of letters of credit. The credit facility is available until June 1998 and is collateralized by certain aircraft engines. Borrowings against the facility bear interest at the bank's prime rate plus .25%. There were no borrowings against this credit facility at December 31, 1997 or 1996. At December 31, 1997 and 1996, the Company had outstanding letters of credit aggregating $3.5 million and $4.1 million, respectively, under such facility.

5. LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                                                       DECEMBER 31,
                                                                                   --------------------
                                                                                     1997        1996
                                                                                   --------    --------
                                                                                      (IN THOUSANDS)
Unsecured Senior Notes, fixed rate of 10.5% payable on
  August 1, 2004................................................................   $100,000    $     --
Note payable to bank; prime to prime plus 0.5% (8.5% and 9.0% at December 31,
  1997), payable on or before April 2001........................................     34,000     123,246
Note payable to institutional lender; fixed rate of 7.80% payable in varying
  installments through September 2003...........................................      7,045       8,420
Note payable to institutional lender; fixed rate of 7.08% payable in varying
  installments through January 1999.............................................     29,982          --
City of Indianapolis advance, payable in December 2000..........................     10,000      10,000
City of Chicago variable rate special facility revenue bonds
  (4.29% on December 31, 1997), payable in December 2020........................      6,000       6,000
Other...........................................................................      4,777       1,705
                                                                                   --------    --------
                                                                                    191,804     149,371
Less current maturities.........................................................      8,975      30,271
                                                                                   --------    --------
                                                                                   $182,829    $119,100
                                                                                   --------    --------
                                                                                   --------    --------

     On July 24, 1997, the Company completed two separate financings designed to lengthen the maturity of the Company's long-term debt and diversify its credit sources. On that date, the Company (i) sold $100.0 million principal amount of unsecured seven-year notes in a private offering under Rule 144A, and (ii) entered into a new secured revolving credit facility.

                         AMTRAN, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The unsecured senior notes mature on August 1, 2004. Each note bears interest at the annual rate of 10.5%, payable on February 1 and August 1 of each year beginning February 1, 1998. The Company may redeem the notes, in whole or in part, at any time on or after August 1, 2002, initially at 105.25% of their principal amount plus accrued interest, declining ratably to 100.0% of their principal amount plus accrued interest at maturity. At any time prior to August 1, 2000, the Company may redeem up to 35.0% of the original aggregate principal amount of the notes with the proceeds of sales of common stock, at a redemption price of 110.5% of their principal amount (plus accrued interest), provided that at least $65.0 million in aggregate principal amount of the notes remains outstanding after such redemption.

     The net proceeds of the unsecured notes were approximately $96.9 million, after application of costs and fees of issuance. The Company used a portion of the net proceeds to repay in full the Company's prior bank facility and used the balance of the proceeds for general corporate purposes.

     Concurrently with the issuance of the unsecured notes, the Company entered into a new $50.0 million revolving credit facility that includes up to $25.0 million for stand-by letters of credit. ATA is the borrower under the new credit facility, which is guaranteed by the Company and each of the Company's other active subsidiaries. The principal amount of the new facility matures on April 1, 2001, and borrowings are secured by certain Lockheed L-1011 aircraft and engines. The loan-to-value ratio for collateral securing the new facility may not exceed 75% at any time. Borrowings under the new facility bear interest, at the option of ATA, at either LIBOR plus 1.50% to 2.50% or the agent bank's prime rate.

     The Company's former credit facility had initially provided a maximum of $125.0 million, including $25.0 million for stand-by letters of credit, subject to the maintenance of certain collateral value, including certain owned Lockheed L-1011 aircraft, certain receivables, and certain rotables and spare parts. Loans under the former credit facility were subject to interest, at the Company's option, at either prime to prime plus 0.75%, or the Eurodollar rate plus 1.50% to 2.75%. The former facility was scheduled to mature on April 1, 1999.

     The notes and credit facility are subject to restrictive covenants, including, among other things, limitations on: the incurrence of additional indebtedness; the payment of dividends; certain transactions with shareholders and affiliates; or the creation of liens on or other transactions involving certain assets. In addition, certain covenants require certain financial ratios to be maintained.

     In December 1995, the Company entered into a sale/lease transaction with the City of Indianapolis on its maintenance facility at the Indianapolis International Airport which resulted in the advance of $10.0 million in cash to the Company, as secured by the maintenance facility. The Company is obligated to pay $0.6 million per year to the City of Indianapolis for five years, which represents interest on the City's associated outstanding debt obligation. As of December 2000, the advance of $10.0 million must be repaid to the City of Indianapolis. The Company may elect to repay the balance using special facility bonds underwritten by the City's Airport Authority, or by using the Company's own funds.

     The Company has made voluntary prepayments of long-term debt which has had the effect of reducing interest expense by approximately $3.4 million and $5.9 million during 1997 and 1996, respectively.

                         AMTRAN, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Future maturities of long-term debt are as follows:

                                                         DECEMBER 31, 1997
                                                         -----------------
                                                          (IN THOUSANDS)
1998..................................................       $   8,975
1999..................................................          28,626
2000..................................................          11,382
2001..................................................          35,374
2002..................................................           1,192
Thereafter............................................         106,255
                                                         -----------------
                                                             $ 191,804
                                                         -----------------
                                                         -----------------

     Interest capitalized in connection with long-term asset purchase agreements was $0.7 million and $1.4 million in 1997 and 1996, respectively.

     In December 1997, the Company purchased a Boeing 727-200 and issued a $4.7 million note payable which is classified in current maturities of long-term debt. The note payable is due in the first quarter of 1998, and is secured by $4.7 million in cash held in escrow. This restricted cash is classified as cash and cash equivalents at December 31, 1997. The note was repaid in January 1998.

6. LEASE COMMITMENTS

     At December 31, 1997, the Company had aircraft leases on one Lockheed L-1011, 23 Boeing 727-200s, and six Boeing 757-200s. The Lockheed L-1011 has an initial term of 60 months which expires in 2002. The Boeing 757-200s have initial lease terms that expire from 2002 through 2015. The Boeing 727-200s have initial terms of three to seven years and expire between 1998 and 2003. The Company also leases nine engines for use on the Lockheed L-1011s through 2001.

     The Company is responsible for all maintenance costs on these aircraft and must meet specified airframe and engine return conditions.

     As of December 31, 1997, the Company had other long-term leases related to certain ground facilities, including terminal space and maintenance facilities, with original lease terms that vary from 3 to 40 years and expire at various dates through 2035. The lease agreements relating to the ground facilities, which are primarily owned by governmental units or authorities, generally do not provide for transfer of ownership nor do they contain options to purchase.

     In December 1995, the Company sold its option to purchase its headquarters facility to the City of Indianapolis for $2.9 million, and thereafter entered into a capital lease agreement with the City relating to the continued use of the headquarters and maintenance facility. A gain on the sale of the option equal to $1.3 million was recognized in income in 1995, with the remainder of the gain to be amortized to income during the periods the headquarters facilities are used. The headquarters agreement has an initial term of four years, with two options to extend of three and five years, respectively, and is cancelable after two years with advance notice. The Company is responsible for maintenance, taxes, insurance and other expenses incidental to the operation of the facilities.

                         AMTRAN, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Future minimum lease payments at December 31, 1997, for noncancelable operating leases with initial terms of more than one year are as follows:

                                                                       FACILITIES
                                                           FLIGHT      AND GROUND
                                                          EQUIPMENT    EQUIPMENT      TOTAL
                                                          ---------    ----------    --------
                                                                    (IN THOUSANDS)
1998...................................................   $ 48,380      $  6,458     $ 54,838
1999...................................................     46,842         5,825       52,667
2000...................................................     37,150         5,230       42,380
2001...................................................     37,451         3,877       41,328
2002...................................................     31,412         3,754       35,166
Thereafter.............................................    229,946        22,941      252,887
                                                          ---------    ----------    --------
                                                          $431,181      $ 48,085     $479,266
                                                          ---------    ----------    --------
                                                          ---------    ----------    --------

     Rental expense for all operating leases in 1997, 1996 and 1995 was $63.0 million, $75.0 million and $63.0 million, respectively.

7. INCOME TAXES

     The provision for income tax expense (credit) consisted of the following:

                                                                          DECEMBER 31,
                                                                  ----------------------------
                                                                   1997       1996       1995
                                                                  ------    --------    ------
                                                                         (IN THOUSANDS)
Federal:
     Current...................................................   $  173    $     --    $1,280
     Deferred..................................................    3,706     (11,798)    4,399
                                                                  ------    --------    ------
                                                                   3,879     (11,798)    5,679
State:
     Current...................................................      163         161       107
     Deferred..................................................      413      (1,270)      343
                                                                  ------    --------    ------
                                                                     576      (1,109)      450
                                                                  ------    --------    ------
     Income tax expense (credit)...............................   $4,455    $(12,907)   $6,129
                                                                  ------    --------    ------
                                                                  ------    --------    ------

     The provision for income taxes differed from the amount obtained by applying the statutory federal income tax rate to income before income taxes as follows:

                                                                          DECEMBER 31,
                                                                  ----------------------------
                                                                   1997       1996       1995
                                                                  ------    --------    ------
                                                                         (IN THOUSANDS)
Federal income taxes at statutory rate (credit)................   $2,049    $(13,457)   $4,982
State income taxes (credit), net of federal benefit............      367        (732)      535
Non-deductible expenses........................................    1,947       1,282       998
Benefit of change in estimate of state income
  tax rate.....................................................       --          --      (258)
Benefit of tax reserve adjustments.............................       --          --      (203)
Other, net.....................................................       92          --        75
                                                                  ------    --------    ------
Income tax expense (credit)....................................   $4,455    $(12,907)   $6,129
                                                                  ------    --------    ------
                                                                  ------    --------    ------

     Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. The principal temporary differences

                         AMTRAN, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

relate to the use of accelerated methods of depreciation and amortization for tax purposes. Deferred income tax liability components are as follows:

                                                                              DECEMBER 31,
                                                                           ------------------
                                                                            1997       1996
                                                                           -------    -------
                                                                             (IN THOUSANDS)
Deferred tax liabilities:
     Tax depreciation in excess of book depreciation....................   $61,117    $56,885
     Other taxable temporary differences................................       597        476
                                                                           -------    -------
          Deferred tax liabilities......................................   $61,714    $57,361
                                                                           -------    -------
Deferred tax assets:
     Tax benefit of net operating loss carryforwards....................   $28,744    $29,852
     Investment and other tax credit carryforwards......................     3,032      4,720
     Vacation pay accrual...............................................     2,595      2,044
     Amortization of lease credits......................................     1,979         --
     Other deductible temporary differences.............................     3,660      4,928
                                                                           -------    -------
          Deferred tax assets...........................................   $40,010    $41,544
                                                                           -------    -------
Deferred taxes classified as:
Current asset...........................................................   $ 9,756    $ 4,399
                                                                           -------    -------
                                                                           -------    -------
Non-current liability...................................................   $31,460    $20,216
                                                                           -------    -------
                                                                           -------    -------

     At December 31, 1997, for federal tax reporting purposes, the Company had approximately $78.6 million of net operating loss carryforwards available to offset future federal taxable income and $3.0 million of investment and other tax credit carryforwards available to offset future federal tax liabilities. The net operating loss carryforwards expire as follows: 2002, $10.2 million; 2003, $8.1 million; 2004, $9.0 million; 2005, $3.5 million; 2009, $14.7 million; 2011,
$33.1 million. Investment tax credit carryforwards of $1.6 million expire principally in 2000, and other tax credit carryforwards of $1.4 million have no expiration dates.

8. RETIREMENT PLAN

     The Company has a defined contribution 401(k) savings plan which provides for participation by substantially all the Company's employees who have completed one year of service. The Company has elected to contribute an amount equal to 35% in 1997, and 30% in 1996 and 1995, of the amount contributed by each participant up to the first six percent of eligible compensation. Company matching contributions expensed in 1997, 1996 and 1995 were $1.8 million, $1.3 million and $1.2 million, respectively.

     In 1993, the Company added an Employee Stock Ownership Plan ('ESOP') feature to its existing 401(k) savings plan. The ESOP used the proceeds of a $3.2 million loan from the Company to purchase 200,000 shares of the Company's common stock. The selling shareholder was the Company's principal shareholder. The Company recognized $0.3 million, $0.3 million, and $0.4 million in 1997, 1996 and 1995, respectively, as compensation expense related to the ESOP. Shares of common stock held by the ESOP will be allocated to participating employees annually as part of the Company's 401(k) savings plan contribution. The fair value of the shares allocated during the year is recognized as compensation expense.

9. SHAREHOLDERS' EQUITY

     In the first quarter of 1994, the Board of Directors approved the repurchase of up to 250,000 shares of the Company's common stock. As of December 31, 1997, the Company had repurchased 185,000 shares at a total cost of $1.8 million.

                         AMTRAN, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company's 1993 Incentive Stock Plan for Key Employees (1993 Plan) authorizes the grant of options for up to 900,000 shares of the Company's common stock. The Company's 1996 Incentive Stock Plan for Key Employees (1996 Plan) authorizes the grant of options for up to 3,000,000 shares of the Company's common stock. Options granted have 5 to 10-year terms and generally vest and become fully exercisable over specified periods up to three years of continued employment.

     A summary of common stock option changes follows:

                                                                 NUMBER OF    WEIGHTED-AVERAGE
                                                                  SHARES       EXERCISE PRICE
                                                                 ---------    ----------------
                                                                                (IN DOLLARS)
Outstanding at December 31, 1994..............................     313,050         $13.73
Granted.......................................................     190,000         $ 8.71
Exercised.....................................................      10,417         $10.56
Canceled......................................................      97,333         $11.73
                                                                 ---------
Outstanding at December 31, 1995..............................     395,300         $11.92
                                                                 ---------
Granted.......................................................   1,302,400         $ 7.87
Exercised.....................................................       3,100         $ 8.94
Canceled......................................................      64,700         $10.87
                                                                 ---------
Outstanding at December 31, 1996..............................   1,629,900         $ 8.74
                                                                 ---------
Granted.......................................................   1,588,500         $ 8.49
Exercised.....................................................          --             --
Canceled......................................................     706,000         $ 7.14
                                                                 ---------
Outstanding at December 31, 1997..............................   2,512,400         $ 9.06
                                                                 ---------
                                                                 ---------
Options exercisable at December 31, 1996......................     497,015         $ 9.99
                                                                 ---------
                                                                 ---------
Options exercisable at December 31, 1997......................     390,232         $12.02
                                                                 ---------
                                                                 ---------

     During 1996, the Company adopted FASB Statement No. 123 'Accounting for Stock-Based Compensation' (FAS 123) with respect to its stock options. As permitted by FAS 123, the Company has elected to continue to account for employee stock options following Accounting Principles Board Opinion No. 25, 'Accounting for Stock Issued to Employees' (APB 25) and related Interpretations. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     The weighted-average fair value of options granted during 1997 and 1996 is estimated at $5.28 and $4.51 per share, respectively, on the grant date. These estimates were made using the Black-Scholes option pricing model with the following weighted-average assumptions for 1997 and 1996: risk-free interest rate of 6%; expected market price volatility of .40 and .48; weighted-average expected option life equal to the contractual term; estimated forfeitures of 5%; and no dividends.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models use highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of its employees' stock options.

     For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period (1 to 3 years). Therefore, because FAS 123 is applicable only to

                         AMTRAN, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1998. The Company's pro forma information follows:

                                                                       1997         1996         1995
                                                                      ------      --------      ------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income (loss) as reported......................................   $1,572      $(26,674)     $8,524
Net income (loss) pro forma........................................      294       (28,271)      8,451
Diluted income (loss) per share as reported........................      .13         (2.31)        .74
Diluted income (loss) per share pro forma..........................      .03         (2.45)        .73

     Options outstanding at December 31, 1997, expire from August 2003 to February 2007. A total of 1,387,600 shares are reserved for future grants as of December 31, 1997, under the 1993 and 1996 Plans. The following table summarizes information concerning outstanding and exercisable options at December 31, 1997:

Range of Exercise Prices................................................        $7-11            $12-16
Options outstanding:
     Weighted-Average Remaining Contractual Life........................    8.6 years         7.3 years
     Weighted-Average Exercise Price....................................        $8.39            $14.30
     Number.............................................................    2,226,200           286,200
Options exercisable:
     Weighted-Average Exercise Price....................................        $9.19            $15.11
     Number.............................................................      203,791           186,441

10. EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share:

                                                                    1997          1996          1995
                                                                 ----------    ----------    ----------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT SHARES
                                                                          AND PER SHARE DATA)
Numerator:
     Net income (loss)........................................   $    1,572    $  (26,674)   $    8,524
Denominator:
     Denominator for basic earnings per share -- weighted
       average shares.........................................   11,577,727    11,535,425    11,481,861
Effect of dilutive securities:
     Employee stock options...................................       64,725            --        37,371
     Restricted shares........................................       30,878            --            --
                                                                 ----------    ----------    ----------
Dilutive potential common shares..............................       95,603            --        37,371
                                                                 ----------    ----------    ----------
Denominator for diluted earnings per share -- adjusted
  weighted average shares.....................................   11,673,330    11,535,425    11,519,232
                                                                 ----------    ----------    ----------
                                                                 ----------    ----------    ----------
Basic earnings per share......................................   $     0.14    $    (2.31)   $     0.74
                                                                 ----------    ----------    ----------
                                                                 ----------    ----------    ----------
Diluted earnings per share....................................   $     0.13    $    (2.31)   $     0.74
                                                                 ----------    ----------    ----------
                                                                 ----------    ----------    ----------

     Potentially dilutive securities were not included in the computation of 1996 diluted earnings per share because the year resulted in a net loss and, therefore, their effect would be antidilutive.

11. MAJOR CUSTOMER

     The United States government is the only customer that accounted for more than 10% of consolidated revenues. U.S. government revenues accounted for 16.7%, 11.2% and 10.8% of consolidated revenues for 1997, 1996 and 1995, respectively.

                         AMTRAN, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

12. COMMITMENTS AND CONTINGENCIES

     In November 1994, the Company signed a purchase agreement for six new Boeing 757-200s, which, as subsequently amended, now provides for the delivery of seven total aircraft. The amended agreement provides for deliveries of aircraft between 1995 and 1998. As of December 31, 1997, the Company had taken delivery of five Boeing 757-200s under this purchase agreement and financed those aircraft using leases accounted for as operating leases. The two remaining aircraft have an aggregate purchase price of approximately $50.0 million per aircraft, subject to escalation. Advance payments totaling approximately $12.6 million ($6.3 million per aircraft) are required to be made for the remaining two undelivered aircraft, with the balance of the purchase price due upon delivery. As of December 31, 1997 and 1996, the Company had made $6.0 million and $2.7 million in advanced payments, respectively, pertaining to future aircraft deliveries.

     Various claims, contractual disputes and lawsuits against the Company arise periodically involving complaints which are normal and reasonably foreseeable in light of the nature of the Company's business. The majority of these suits are covered by insurance. In the opinion of management, the resolution of these claims will not have a material adverse effect on the business, operating results or financial condition of the Company.

     The Company has signed purchase agreements to acquire 11 Boeing 727-200ADV aircraft at agreed prices. Nine of the aircraft to be purchased are currently leased by the Company. The remaining two aircraft, currently on lease to another airline, may be purchased in either February, August or October 1999, depending upon the exercise of lease extension options available to the current lessee.

                         AMTRAN, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                            SEPTEMBER 30, 1998    DECEMBER 31, 1997
                                                                            ------------------    -----------------
                                                                               (UNAUDITED)
                                 ASSETS
Current assets:
     Cash and cash equivalents...........................................        $110,807             $ 104,196
     Receivables, net of allowance for doubtful accounts (1998 -- $1,416;
       1997 -- $1,682)...................................................          26,433                23,266
     Inventories, net....................................................          17,604                14,488
     Assets held for sale................................................              --                    --
     Prepaid expenses and other current assets...........................          22,533                20,892
                                                                            ------------------    -----------------
          Total current assets...........................................         177,377               162,842

Property and equipment:
     Flight equipment....................................................         548,659               463,576
     Facilities and ground equipment.....................................          63,052                54,933
                                                                            ------------------    -----------------
                                                                                  611,711               518,509
     Accumulated depreciation............................................        (287,831)             (250,828)
                                                                            ------------------    -----------------
                                                                                  323,880               267,681
Assets held for sale.....................................................           7,176                 8,691
Deposits and other assets................................................          11,978                11,643
                                                                            ------------------    -----------------
          Total assets...................................................        $520,411             $ 450,857
                                                                            ------------------    -----------------
                                                                            ------------------    -----------------

                  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Current maturities of long-term debt................................        $  6,477             $   8,975
     Accounts payable....................................................          15,644                10,511
     Air traffic liabilities.............................................          68,671                68,554
     Accrued expenses....................................................          97,426                80,312
                                                                            ------------------    -----------------
Total current liabilities................................................         188,218               168,352

Long-term debt, less current maturities..................................         174,262               182,829
Deferred income taxes....................................................          49,581                31,460
Other deferred items.....................................................          10,395                11,226

Commitments and contingencies

Shareholders' equity:
     Preferred stock: authorized 10,000,000 shares; none issued..........              --                    --
     Common stock, without par value: authorized 30,000,000 shares;
       issued 12,054,052 -- 1998; 11,829,230 -- 1997.....................          42,496                38,760
     Additional paid-in capital..........................................          13,529                15,340
     Deferred compensation -- ESOP.......................................          (1,066)               (1,600)
     Treasury stock: 193,506 -- 1998; 185,000 shares -- 1997.............          (1,881)               (1,760)
     Retained earnings...................................................          44,877                 6,250
                                                                            ------------------    -----------------
                                                                                   97,955                56,990
                                                                            ------------------    -----------------
          Total liabilities and shareholders' equity.....................        $520,411             $ 450,857
                                                                            ------------------    -----------------
                                                                            ------------------    -----------------

                            See accompanying notes.

                         AMTRAN, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    NINE MONTHS ENDED SEPTEMBER 30,
                                              ------------------------------------------
                                               1998                                1997
                                              ------                              ------
                                                              (UNAUDITED)
Operating revenues:
     Scheduled service........               $ 384,456                           $ 271,282
     Charter..................                 277,763                             288,928
     Ground package...........                  17,629                              16,347
     Other....................                  30,335                              20,705
                                           -----------                         -----------
          Total operating
            revenues..........                 710,183                             597,262
                                           -----------                         -----------
Operating expenses:
     Salaries, wages and
       benefits...............                 155,795                             127,981
     Fuel and oil.............                 107,639                             118,890
     Handling, landing and
       navigation fees........                  57,503                              54,368
     Depreciation and
       amortization...........                  58,293                              45,994
     Aircraft maintenance,
       materials and
       repairs................                  41,641                              40,083
     Aircraft rentals.........                  39,249                              41,758
     Crew and other employee
       travel.................                  31,218                              27,684
     Passenger service........                  26,871                              25,751
     Commissions..............                  21,521                              19,553
     Other selling expenses...                  16,451                              10,916
     Ground package cost......                  14,985                              14,042
     Advertising..............                  13,421                               9,818
     Facilities and other
       rentals................                   6,991                               6,551
     Other....................                  47,655                              39,797
                                           -----------                         -----------
          Total operating
            expenses..........                 639,233                             583,186
                                           -----------                         -----------
Operating income..............                  70,950                              14,076
Other income (expense):
     Interest income..........                   3,324                                 810
     Interest (expense).......                  (9,671)                             (5,835)
     Other....................                     165                                 361
                                           -----------                         -----------
Other expense.................                  (6,182)                             (4,664)
                                           -----------                         -----------
Income before income taxes....                  64,768                               9,412
Income tax expense............                  26,141                               5,192
                                           -----------                         -----------
Net income....................               $  38,627                           $   4,220
                                           -----------                         -----------
                                           -----------                         -----------
Basic earnings per common
  share:
     Average shares
       outstanding............              11,654,875                          11,577,706
     Net income per share.....               $    3.31                           $    0.36
                                           -----------                         -----------
                                           -----------                         -----------
Diluted earnings per common
  share:
     Average shares
       outstanding............              12,922,105                          11,794,108
     Net income per share.....               $    2.99                           $    0.36
                                           -----------                         -----------
                                           -----------                         -----------

                            See accompanying notes.

                         AMTRAN, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                  NINE MONTHS ENDED SEPTEMBER 30,
                                              ---------------------------------------
                                               1998                             1997
                                              ------                           ------
                                                           (UNAUDITED)
Operating activities:

Net income....................              $  38,627                       $   4,220
Adjustments to reconcile net
  income to net cash provided
  by operating activities:
     Depreciation and
       amortization...........                 58,293                          45,994
     Deferred income taxes....                 18,121                           8,495
     Other non-cash items.....                    295                          (1,653)
  Changes in operating assets
     and liabilities:
     Receivables..............                 (3,167)                           (826)
     Inventories..............                 (2,183)                         (1,103)
     Assets held for sale.....                     --                           5,206
     Prepaid expenses.........                 (1,641)                         (6,024)
     Accounts payable.........                  5,133                          (7,521)
     Air traffic
       liabilities............                    117                          13,739
     Accrued expenses.........                 18,275                          10,205
                                          -----------                     -----------
     Net cash provided by
       operating activities...                131,870                          70,732
                                          -----------                     -----------
Investing activities:
     Proceeds from sales of
       property and
       equipment..............                  1,061                           7,959
     Capital expenditures.....               (115,636)                        (63,519)
     Additions to other
       assets.................                 (1,065)                         (5,092)
                                          -----------                     -----------
               Net cash used
                 in investing
                 activities...               (115,640)                        (60,652)
                                          -----------                     -----------
Financing activities:
     Proceeds from sale of
       common stock...........                  1,624                              --
     Purchase of treasury
       stock..................                   (121)                             --
     Payments on short-term
       debt...................                 (4,750)                             --
     Proceeeds from long-term
       debt...................                  6,000                         125,000
     Payments on long-term
       debt...................                (12,372)                       (126,254)
                                          -----------                     -----------
               Net cash used
                 in financing
                 activities...                 (9,619)                         (1,254)
                                          -----------                     -----------
Increase in cash and cash
  equivalents.................                  6,611                           8,826
Cash and cash equivalents,
  beginning of period.........                104,196                          73,382
                                          -----------                     -----------
Cash and cash equivalents, end
  of period...................              $ 110,807                       $  82,208
                                          -----------                     -----------
                                          -----------                     -----------
Supplemental disclosures:
     Cash payments for:
          Interest............              $  13,311                       $   5,043
          Income taxes
            (refunds).........                  6,412                            (314)
     Financing and Investing
       Activities not
       affecting cash:
          Issuance of
            long-term debt
            directly for
            capital
            expenditures......              $      --                       $  30,650

                            See accompanying notes.

                         AMTRAN, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The accompanying consolidated financial statements of Amtran, Inc. and subsidiaries (the 'Company') have been prepared in accordance with instructions for reporting interim financial information on Form 10-Q and, therefore, do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles.

     The consolidated financial statements for the nine months ended September 30, 1998 and 1997 reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments except for the change in accounting estimate described in footnote 4) necessary to present fairly the financial position, results of operations and cash flows for such periods. Results for the nine months ended September 30, 1998, are not necessarily indicative of results to be expected for the full fiscal year ending December 31, 1998. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

2. EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share:

                                                                                    NINE MONTHS
                                                                                       ENDED
                                                                                   SEPTEMBER 30,
                                                                              -----------------------
                                                                               1998            1997
                                                                              -------         -------
                                                                              (DOLLARS IN THOUSANDS,
                                                                                 EXCEPT SHARES AND
                                                                                  PER SHARE DATA)
Numerator:
     Net income..........................................................        $38,627         $ 4,220
Denominator:
     Denominator for basic earnings per share -- weighted average
       shares............................................................     11,654,875      11,577,706
Effect of dilutive securities:
     Employee stock options..............................................      1,266,727         214,902
     Restricted shares...................................................            503           1,500
                                                                              ----------      ----------
Dilutive potential common shares.........................................      1,267,230         216,402
                                                                              ----------      ----------
Denominator for diluted earnings per share -- adjusted weighted average
  shares.................................................................     12,922,105      11,794,108
                                                                              ----------      ----------
                                                                              ----------      ----------
Basic earnings per share.................................................        $  3.31         $  0.36
                                                                              ----------      ----------
                                                                              ----------      ----------
Diluted earnings per share...............................................        $  2.99         $  0.36
                                                                              ----------      ----------
                                                                              ----------      ----------

3. SHAREHOLDERS' EQUITY

     In the first quarter of 1994, the Board of Directors approved the repurchase of up to 250,000 shares of the Company's common stock. As of September 30, 1998, the Company had repurchased 193,506 shares at a total cost of $1.9 million.

     The Company's 1993 Incentive Stock Plan for Key Employees (1993 Plan) authorized the grant of options for up to 900,000 shares of the Company's common stock. The Company's 1996 Incentive Stock Plan for Key Employees (1996 Plan) authorizes the grant of options for up to 3,000,000 shares of the Company's common stock. Options granted have 5 to 10-year terms and generally vest and become fully exercisable over specified periods up to three years of continued employment.

                         AMTRAN, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     A summary of common stock option changes follows:

                                                                 NUMBER OF    WEIGHTED-AVERAGE
                                                                  SHARES       EXERCISE PRICE
                                                                 ---------    ----------------
                                                                                (IN DOLLARS)
Outstanding at December 31, 1997..............................   2,512,400         $ 9.06
Granted.......................................................     479,700           9.45
Exercised.....................................................    (228,056)          9.35
Canceled......................................................     (15,666)          8.91
                                                                 ---------        -------
Outstanding at September 30, 1998.............................   2,748,378         $ 9.19
                                                                 ---------
                                                                 ---------
Options exercisable at December 31, 1997......................     390,232         $12.02
                                                                 ---------
                                                                 ---------
Options exercisable at September 30, 1998.....................   1,071,899         $ 9.49
                                                                 ---------
                                                                 ---------

     During 1996, the Company adopted FASB Statement No. 123 'Accounting for Stock-Based Compensation' (FAS 123) with respect to its stock options. As permitted by FAS 123, the Company has elected to continue to account for employee stock options following Accounting Principles Board Opinion No. 25, 'Accounting for Stock Issued to Employees' (APB 25) and related Interpretations. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Options outstanding at September 30, 1998, expire from August 2003 to October 2008. A total of 1,151,622 shares are reserved for future grants as of September 30, 1998, under the 1993 and 1996 Plans. The following table summarizes information concerning outstanding and exercisable options at September 30, 1998:

Range of Exercise Prices.......................................         $7-11         $12-26
Options outstanding:...........................................
     Weighted-Average Remaining Contractual Life...............    8.06 years     6.28 years
     Weighted-Average Exercise Price...........................         $8.54         $14.75
     Number....................................................     2,468,079        280,299
Options exercisable:
     Weighted-Average Exercise Price...........................         $8.13         $14.79
     Number....................................................       856,664        215,235

4. CHANGE IN ACCOUNTING ESTIMATE

     In July 1998 the Company committed to the purchase of five Lockheed L-1011 series 500 aircraft for delivery between August 1998 and June 1999. The Company already operates 14 Lockheed L-1011 series 50 and series 100 aircraft, 13 of which are owned and one of which is leased. The purchase agreement will expand the size of the Lockheed L-1011 fleet from 14 to 19 aircraft, and is expected to produce operating economies in such expenses as crew training, crew salaries, and aircraft maintenance.

     As a result of this fleet expansion, the Company now expects to operate its existing fleet of Lockheed L-1011 series 50 and series 100 aircraft through December 2004, as opposed to previous retirement dates which had ranged from 2000 to 2002. The Company implemented this change in accounting estimate effective July 1, 1998 which, in addition to extending the estimated useful lives of the 13 owned aircraft, also reduced the estimated salvage value for these aircraft as of the common retirement date of December 2004.

     This change in accounting estimate resulted in a reduction in depreciation and amortization expense in the three and nine months ended September 30, 1998 of $972,000, and resulted in an increase in net income of $580,000 in the same periods. Basic and fully diluted earnings per share in the three and nine months ended September 30, 1998 were increased by $0.05 and $0.04, respectively.

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                                 [ATA Logo]






                          STATEMENT OF DIFFERENCES
                          ------------------------

The section symbol shall be expressed as ............................. 'SS'
The cent sign shall be expressed as .................................. [c]